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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on September 13, 2006

Registration No. 333-134491

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hiland Holdings GP, LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	76-0828238 (I.R.S. Employer Identification No.)
205 West Maple, Suite 1100 Enid, Oklahoma 73701 (580) 242-6040 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Randy Moeder 205 West Maple, Suite 1100 Enid, Oklahoma 73701 (580) 242-6040 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Douglas E. McWilliams Vinson & Elkins L.L.P. 1001 Fannin, Suite 2300 Houston, Texas 77002-6760 (713) 758-2222	Joshua Davidson Kelly B. Rose Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 13, 2006

PROSPECTUS

7,000,000 Common Units

Representing Limited Partner Interests

This is the initial public offering of our common units. We directly or indirectly own the 2% general partner interest, all of the incentive distribution rights and a 57.0% limited partner interest in Hiland Partners, LP (NASDAQ: HLND), a publicly traded Delaware limited partnership principally engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, fractionating natural gas liquids and providing air compression and water injection services for oil and gas secondary recovery operations.

Before this offering, there has been no public market for our common units. Our common units have been approved for listing on the Nasdaq Global Market under the symbol "HPGP." We expect the initial public offering price to be between $17.50 and $19.50 per common unit.

We will pay substantially all of the net proceeds from this offering, after repayment of approximately $35.0 million of outstanding debt of Hiland Partners' general partner, to entities owned by or affiliated with Harold Hamm, the Chairman of the Board of Directors of our general partner, and other officers of Hiland Partners as consideration for the contribution to us of their partnership interests in Hiland Partners. Please read "Use of Proceeds."

Investing in our common units involves risks. Please read "Risk Factors" beginning on page 27.

These risks include the following:

  •
  Our only cash-generating assets are our 2% general partner interest, all of the incentive distribution rights and a 57.0% limited partner interest in Hiland Partners. Our cash flow and our ability to make distributions are therefore completely dependent upon the ability of Hiland Partners to make cash distributions to its partners, including us.

  •
  In the future, we may not have sufficient cash to pay our estimated initial quarterly distribution or to increase distributions. Our pro forma available cash for the year ended December 31, 2005 would have been insufficient by approximately $3.9 million to pay the full initial distribution amount on all of our common units.

  •
  Our unitholders do not elect our general partner or vote on our general partner's directors. Following the completion of this offering, affiliates of our general partner will own a sufficient number of our common units to allow them to block any attempt to remove our general partner.

  •
  Although we control and manage Hiland Partners through our ownership of its general partner, Hiland Partners' general partner owes fiduciary duties to Hiland Partners and Hiland Partners' unitholders, which may conflict with our interests.

  •
  You will experience immediate and substantial dilution of $18.09 per common unit in the net tangible book value of your common units.

  •
  If we or Hiland Partners were treated as a corporation for federal income tax purposes, or if we or Hiland Partners were to become subject to a material amount of entity level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

	Per Common Unit	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us (before expenses)	$	$

(1)
Excludes structuring fees aggregating 0.25% of the gross proceeds, including proceeds from any exercise of the underwriters' option to purchase additional common units as described below, payable to Lehman Brothers Inc. and A.G. Edwards & Sons, Inc. See "Underwriting."

We have granted the underwriters a 30-day option to purchase up to an additional 1,050,000 common units on the same terms and conditions as set forth in this prospectus if the underwriters sell more than 7,000,000 common units in this offering. To the extent the underwriters purchase our common units pursuant to the exercise of this option, we will repurchase an equal amount of common units from Harold Hamm and his affiliates and certain members of management, all of whom may be deemed to be selling unitholders in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common units on or about                         , 2006.

LEHMAN BROTHERS	A.G. EDWARDS

WACHOVIA SECURITIES
RAYMOND JAMES
RBC CAPITAL MARKETS
SANDERS MORRIS HARRIS

                         , 2006

        We own and control the 2% general partner interest, all of the incentive distribution rights, 1,301,471 common units and 4,080,000 subordinated units of Hiland Partners, LP (NASDAQ: HLND). We do not own any operating assets directly. The map below identifies Hiland Partners' assets and their locations.

i

        You should rely only on the information contained in this prospectus or any free-writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus or any such free-writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, offering to sell our common units or seeking offers to buy our common units in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common units offered hereby.

        Through and including                        , 2006 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements, and the other documents to which we refer for a more complete understanding of this offering. Furthermore, you should carefully read "Summary of Risk Factors" and "Risk Factors" for more information about important factors that you should consider before making a decision to purchase common units in this offering.

        Except as otherwise indicated, the information presented in this prospectus assumes (1) an initial public offering price of $18.50 per common unit and (2) that the underwriters do not exercise their option to purchase additional common units. All references in this prospectus to "our," "we," "us" and "Hiland Holdings" refer to Hiland Holdings GP, LP and its direct or indirect wholly-owned subsidiaries. All references in this prospectus to "our general partner" refer to Hiland Partners GP Holdings, LLC. All references in this prospectus to "Hiland Partners" refer to Hiland Partners, LP and its consolidated subsidiaries. All references to our "partnership agreement" refer to the Amended and Restated Agreement of Limited Partnership of Hiland Holdings GP, LP to be adopted contemporaneously with the closing of this offering.

Hiland Holdings GP, LP

        Our cash generating assets consist of our ownership interests in Hiland Partners, LP, a publicly traded Delaware limited partnership (NASDAQ: HLND). Hiland Partners is principally engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, fractionating natural gas liquids, or NGLs, and providing air compression and water injection services for oil and gas secondary recovery operations. Our aggregate ownership interests in Hiland Partners consist of the following:

  •
  the 2% general partner interest in Hiland Partners;

  •
  all of the incentive distribution rights in Hiland Partners; and

  •
  1,301,471 common units and 4,080,000 subordinated units of Hiland Partners, representing a 57.0% limited partner interest in Hiland Partners.

        Hiland Partners is required by its partnership agreement to distribute all of its cash on hand at the end of each quarter, after establishing reserves to provide for the proper conduct of its business or to provide funds for future distributions. Hiland Partners has increased its quarterly distribution on its common units by 50.0% since its initial public offering in February 2005 and has increased its quarterly distribution in each of the last five fiscal quarters. Most recently, Hiland Partners increased its quarterly distribution to $0.675 per unit for the quarter ended June 30, 2006. This distribution was paid on August 14, 2006 to unitholders of record on August 4, 2006. Under Hiland Partners' current capital structure, a distribution of $0.675 per unit of Hiland Partners would result in a quarterly distribution to us of approximately $4.2 million in respect of our ownership interests in Hiland Partners, or approximately $16.7 million on an annual basis. Based on this level of distributions, we expect that our initial quarterly cash distribution will be $0.185 per unit, or $0.74 per unit on an annualized basis, to the extent we have sufficient cash from operations after the establishment of cash reserves and the payment of fees and expenses.

        Our primary objective is to increase our cash distributions to our unitholders by actively assisting Hiland Partners in executing its business strategy. We intend to support Hiland Partners in implementing its business strategy by assisting in identifying, evaluating and pursuing growth opportunities. We may support the growth of Hiland Partners through the use of our capital resources, including purchasing Hiland Partners units or lending funds to Hiland Partners to provide funding for the acquisition of a business or an asset or for an internal growth project. For example, in order to fund a portion of the purchase price of the recent acquisition of the Kinta Area gathering assets from

Enogex Gas Gathering, L.L.C., which is described more fully in this prospectus, we made a $35.0 million capital contribution to Hiland Partners in exchange for general and limited partner interests in Hiland Partners. In addition, we may provide Hiland Partners with other forms of credit support, such as guarantees relating to financing a project or other types of support related to a merger or acquisition transaction.

        While we, like Hiland Partners, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of Hiland Partners. Most notably, whereas Hiland Partners' general partner has a 2% general partner interest in Hiland Partners and is therefore entitled to receive 2% of all distributions made by Hiland Partners, our general partner does not have any right to receive distributions from us in respect of its general partner interest. Additionally, whereas Hiland Partners' capital structure includes incentive distribution rights that are held by its general partner, our capital structure does not include incentive distribution rights. All of our distributions are therefore made to our common unitholders. Further, unlike Hiland Partners, we do not have subordinated units, and as a result, our common units carry no right to arrearages.

        Our ownership of Hiland Partners' incentive distribution rights entitles us to receive the following percentages of cash distributed by Hiland Partners as the following target cash distribution levels are reached:

  •
  13.0% of all cash distributed in a quarter after $0.495 has been distributed in respect of each common and subordinated unit of Hiland Partners for that quarter;

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  23.0% of all cash distributed in a quarter after $0.5625 has been distributed in respect of each common and subordinated unit of Hiland Partners for that quarter;

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  48.0% of all cash distributed after $0.675 has been distributed in respect of each common and subordinated unit of Hiland Partners for that quarter.

        The distribution of $0.675 per limited partner unit declared by Hiland Partners for the quarter ended June 30, 2006 entitles us to receive 25% (including our current 2% general partner interest) of the cash distribution from Hiland Partners in excess of its target distribution level of $0.5625 per limited partner unit, in addition to the distributions we receive in respect of our common and subordinated units. As Hiland Partners has increased the quarterly cash distribution paid on its units, the first two target cash distribution levels described above have been exceeded, thereby increasing the amounts paid by Hiland Partners to us as the owner of Hiland Partners' incentive distribution rights. As a consequence, our cash distributions from Hiland Partners that are based on our ownership of the incentive distribution rights have increased more rapidly than distributions based on our other ownership of interests in Hiland Partners. Any additional increase in the quarterly cash distributions above $0.675 per unit from Hiland Partners would entitle us to receive 50% (including our current 2% general partner interest) of such excess and would have the effect of disproportionately increasing the amount of all distributions that we receive from Hiland Partners based on our ownership interest in the incentive distribution rights in Hiland Partners.

        The graph set forth below shows hypothetical cash distributions payable in respect of our partnership interests in Hiland Partners, including the incentive distribution rights, across an illustrative range of annualized cash distributions per unit made by Hiland Partners. This information is based upon:

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  Hiland Partners' 5,174,247 common and 4,080,000 subordinated units outstanding; and

  •
  our ownership of

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  a 2% general partner interest in Hiland Partners;

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  all the incentive distribution rights in Hiland Partners; and

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  1,301,471 common units and 4,080,000 subordinated units of Hiland Partners.

        The graph illustrates the impact to us of Hiland Partners raising or lowering its per unit distribution from its most recent quarterly distribution of $0.675 per unit, or $2.70 per unit on an annualized basis. This information is presented for illustrative purposes only, is not intended to be a prediction of future performance and does not attempt to illustrate the impact of changes in our or Hiland Partners' business, including changes that may result from changes in interest rates, changes in natural gas or NGL prices, changes in general economic conditions, the impact of any future acquisitions or expansion projects or the issuance of additional units by Hiland Partners.

        We will pay to our unitholders, on a quarterly basis, distributions equal to the cash we receive from Hiland Partners, less certain reserves for expenses and other uses of cash established by our general partner in good faith, including:

  •
  our general and administrative expenses, including expenses we will incur as the result of being a public company;

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  interest expense and principal payments on our indebtedness, if any;

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  capital contributions to maintain or increase our ownership interest in Hiland Partners; and

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  reserves our general partner determines, in good faith, are necessary or appropriate to provide for the conduct of our business, compliance with law or agreements and future distributions.

        Based upon Hiland Partners' current quarterly distribution level, Hiland Partners' current capital structure and our anticipated expenses, we expect that our initial quarterly cash distribution will be $0.185 per common unit, or $0.74 per common unit on an annualized basis. Please read "Our Cash Distribution Policy and Restrictions on Distributions." Hiland Partners' cash distributions to us will vary depending on several factors, including Hiland Partners' total outstanding units on the record date for the distribution, the per unit distribution and our relative ownership of Hiland Partners' units. If Hiland Partners increases distributions to unitholders, including us, we would expect to increase distributions to our unitholders, although the timing and amount of such increased distributions, if any, will not necessarily correlate with the timing and amount of the increase in distributions made by Hiland Partners. In addition, the level of distributions we receive from Hiland Partners may be affected by the various risks associated with the underlying business of Hiland Partners, and consequently, the level of distributions our unitholders receive from us will also be affected by those risks. Please read "Risk Factors."

Our Principal Executive Offices

        Our principal executive offices are located at 205 West Maple, Suite 1100, Enid, Oklahoma 73701 and our phone number is (580) 242-6040.

Our Formation, Structure and Management

        We were formed in May 2006 as a Delaware limited partnership to own Hiland Partners GP, LLC, the general partner of Hiland Partners, and certain other common and subordinated units of Hiland Partners.

        Prior to the closing of the offering, Hiland Partners GP, LLC, which owns the 2% general partner interest, the incentive distribution rights and 761,714 common units of Hiland Partners, will be owned directly or indirectly by Harold Hamm, the Harold Hamm DST Trust, the Harold Hamm HJ Trust, Randy Moeder and Ken Maples. Mr. Hamm is the Chairman of the Board of Hiland Partners GP, LLC, Mr. Moeder is the President and Chief Executive Officer and a director of Hiland Partners GP, LLC and Mr. Maples is the Chief Financial Officer and a director of Hiland Partners GP, LLC. We collectively refer to Mr. Hamm and the two trusts as the "Hamm Parties" and collectively refer to the Hamm Parties and Messrs. Moeder and Maples as the "Contributing Parties." The Contributing Parties also, directly or indirectly, collectively own an additional 539,757 common units and 4,080,000 subordinated units of Hiland Partners, which they will contribute to us in connection with this offering.

        In connection with this offering, we and the Contributing Parties have entered into a Contribution Agreement, dated May 24, 2006, pursuant to which, at the closing of this offering, the Contributing Parties will contribute to us all of the membership interests in Hiland Partners GP, LLC (which owns a 2% general partner interest in Hiland Partners, the incentive distribution rights in Hiland Partners and 761,714 common units of Hiland Partners) and 539,757 common units and 4,080,000 subordinated units of Hiland Partners. At the closing of this offering, the general partner of Hiland Partners will distribute the 761,714 common units of Hiland Partners that it owns to us. As consideration for this contribution and in accordance with the terms of the Contribution Agreement, we will distribute to the Contributing Parties substantially all of the proceeds we receive from this offering that are not used to retire outstanding debt of the general partner of Hiland Partners and will issue the Contributing Parties 14,600,000 common units and Class B common units in us.

        The Class B common units to be issued pursuant to the Contribution Agreement will be issued to Messrs. Moeder and Maples as consideration for their unvested ownership interests in Hiland Partners GP, LLC. The Class B common units will have substantially the same rights as the common units and, upon vesting, will become convertible at the election of the holder into common units. Unless the context otherwise requires, all references to our "common units" refer collectively to our common units and our Class B common units, each representing limited partner interests in us. Please see "Security Ownership of Certain Beneficial Owners and Management—Hiland Holdings GP, LP" for a description of the Class B common units.

        After giving effect to this offering and the transactions described above:

  •
  our general partner, which will be owned directly or indirectly by Mr. Hamm, Mr. Moeder and Mr. Maples and controlled by Mr. Hamm, will manage our operations but will not be entitled to receive any distributions from us in respect of its general partner interest;

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  our public unitholders will own 7,012,000 common units representing a 32.4% limited partner interest in us;

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  the Contributing Parties will directly or indirectly own 14,600,000 common units representing a 67.6% limited partner interest in us;

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  our assets will consist of:

  •
  the 2% general partner interest in Hiland Partners;

    •
    all the incentive distribution rights in Hiland Partners; and

    •
    1,301,471 common units and 4,080,000 subordinated units of Hiland Partners, representing a 57.0% limited partner interest in Hiland Partners.

        Our general partner, Hiland Partners GP Holdings, LLC, will manage our operations and activities, including, among other things, paying our expenses and establishing the quarterly cash distribution levels for our common units and reserves that our general partner determines, in good faith, are necessary or appropriate to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the upcoming four quarters. Mr. Hamm, who indirectly owns 94% of our general partner, will have control over our general partner and us, and Messrs. Moeder and Maples collectively own the remaining 6% of our general partner. Because Mr. Hamm will indirectly own 94% of the membership interests of our general partner, he will be able to elect, remove and replace all of the directors and officers of our general partner. In addition, Mr. Hamm and his affiliates will own more than 33 1/3% of our outstanding units after the offering. Because our general partner may only be removed by the vote of the holders of not less than 66 2/3% of the outstanding units, Mr. Hamm will have the ability to prevent the removal of our general partner without his approval. Mr. Hamm's control of our general partner and us also results in Mr. Hamm effectively having control over Hiland Partners.

        Seven of the directors of our general partner, including Harold Hamm, Ken Maples and Randy Moeder, serve as directors of Hiland Partners' general partner. Messrs. Moeder and Maples serve as executive officers of our general partner and Hiland Partners' general partner. The board of directors of our general partner will also include two additional individuals who are not officers or directors of Hiland Partners' general partners. Please read "Management." Our general partner will be entitled to reimbursement from us for all direct and indirect expenses incurred on our behalf but is not entitled to any other compensation, fees, profits or other benefits for acting in its capacity as our general partner.

        The following chart depicts the organization and ownership of Hiland Holdings GP, LP and Hiland Partners and its subsidiaries after giving effect to our formation transactions and this offering. As reflected in the chart, we will own a direct 57.0% limited partner interest and an indirect 2% general partner interest in Hiland Partners after giving effect to our formation transactions and this offering.

Ownership of Hiland Holdings GP, LP

Common Units:
Public Unitholders	32.4%
Contributing Parties	67.6%

100.0%
General Partner Interest	0.0%

Total	100.0%

*
Includes 12,000 restricted common units to be issued to our non-employee directors upon consummation of this offering.

The Offering

Common units offered by Hiland Holdings GP, LP	7,000,000 common units, or 8,050,000 common units if the underwriters exercise their option to purchase additional common units in full.
Units outstanding after this offering	21,612,000 common units.
Use of proceeds
We expect to receive approximately $119.9 million from the sale of our common units, after deducting underwriting discounts and commissions and our estimated offering expenses. We will use the net proceeds of this offering to repay approximately $35.0 million of outstanding debt of the general partner of Hiland Partners, plus accrued interest, and to make a $84.9 million distribution to the Contributing Parties. The estimated cash to be distributed to the Contributing Parties is expected to be distributed as follows: (1) $48.0 million to Mr. Hamm, (2) $20.1 million to the Harold Hamm DST Trust, (3) $13.4 million to the Harold Hamm HJ Trust, (4) $2.4 million to Randy Moeder and (5) $1.0 million to Ken Maples. Any increase or decrease in the net offering proceeds would result in more or less, as applicable, proceeds being distributed to the Contributing Parties. The actual relative percentages of the total amount of cash to be distributed to the Contributing Parties will vary based on the relative values at the time of the pricing of this offering of the common and subordinated units of Hiland Partners and the interests in Hiland Partners GP, LLC that will be contributed to us by each of the Contributing Parties. Please read "Use of Proceeds."

We will use the net proceeds from any exercise of the underwriters' option to purchase additional common units to repurchase an equal number of common units from the Contributing Parties. Please read "Security Ownership of Certain Beneficial Owners and Management" and "Underwriting—Option to Purchase Additional Common Units."
Cash distributions
We expect to make an initial quarterly cash distribution of $0.185 per common unit to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. Please read "Our Cash Distribution Policy and Restrictions on Distributions." We do not have subordinated units and our general partner is not entitled to any distributions. Please read "Description of the Common Units" and "Material Provisions of the Partnership Agreement of Hiland Holdings GP, LP."

Within 50 days after the end of each quarter, beginning with the quarter ending December 31, 2006, we will distribute all of our available cash to unitholders of record on the applicable date. We expect to pay our first cash distribution in February 2007. We will adjust the first quarterly distribution for the period from the closing of the offering through December 31, 2006 based on the actual length of the period. Any distributions received by us from Hiland Partners related to periods prior to the closing of this offering will be distributed entirely to the Contributing Parties. However, we cannot assure you that we will declare or pay any distributions.

The amount of pro forma available cash generated during the year ended December 31, 2005 would have been insufficient by approximately $3.9 million to pay the full initial distribution amount on all our common units during this period. However, the amount of pro forma available cash generated during the twelve months ended June 30, 2006 would have been sufficient to pay the full initial distribution amount on all our common units during this period. Please read "Cash Distribution Policy and Restrictions on Distributions." We believe that we will have sufficient cash available for distribution to pay the distributions at the initial distribution rate of $0.185 per unit on all the outstanding common units for each quarter for the twelve months ending September 30, 2007. See "Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations" for the specific assumptions underlying this belief.
Limited call right
If at any time our affiliates own more than 80% of our outstanding common units, our general partner has the right, but not the obligation, to purchase all of our common units held by non-affiliates at a price not less than the then-current market price of the common units. At the completion of this offering, the Contributing Parties will own approximately 67.6% of our common units.
Limited voting rights
Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its officers or directors, or the general partner of Hiland Partners or its officers and directors. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including units owned by our general partner and its affiliates, voting together as a single class. Upon completion of this offering, the Contributing Parties will own approximately 67.6% of our common units. This ownership level will enable our general partner and these affiliates to prevent our general partner's involuntary removal. Please read "Material Provisions of the Partnership Agreement of Hiland Holdings GP, LP—Withdrawal or Removal of Our General Partner."

Estimated ratio of taxable income to distributions
We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2009, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 10% of the cash distributed with respect to that cumulative period. This estimate is based on assumptions with respect to our operations, gross income, capital expenditures, cash flow and anticipated distributions. Our ratio of taxable income to cash distributions may be greater than the ratio applicable to the holders of common units in Hiland Partners because our ownership of incentive distribution rights will cause more taxable income to be allocated to us from Hiland Partners. Further, if Hiland Partners is successful in increasing its distributions over time, our ratio of taxable income to cash distributions will increase. For the basis of this estimate, please read "Material Tax Consequences" in this prospectus.
Exchange listing	Our common units have been approved for listing on the Nasdaq Global Market under the symbol "HPGP."

Hiland Partners, LP

        Hiland Partners is a growth oriented midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs. Hiland Partners also provides air compression and water injection services to Continental Resources, Inc., an exploration and production company that is controlled by affiliates of Hiland Partners' general partner, including Harold Hamm, for use in its oil and gas secondary recovery operations. Hiland Partners' operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. In Hiland Partners' midstream segment, Hiland Partners connects the wells of natural gas producers to its gathering systems, treats natural gas to remove impurities, processes natural gas for the removal of NGLs, fractionates NGLs into NGL products and provides an aggregate supply of natural gas and NGL products to a variety of natural gas transmission pipelines and markets. In Hiland Partners' compression segment, Hiland Partners provides compressed air and water to Continental Resources. Continental Resources uses the compressed air and water in its oil and gas secondary recovery operations in North Dakota by injecting them into its oil and gas reservoirs to increase oil and gas production from those reservoirs. This increased production of natural gas flows through Hiland Partners' midstream systems.

        Hiland Partners' midstream assets consist of 13 natural gas gathering systems with approximately 1,731 miles of gas gathering pipelines, five natural gas processing plants, three natural gas treating facilities and three NGL fractionation facilities. Hiland Partners' compression assets consist of two air compression facilities and a water injection plant.

        Hiland Partners commenced its midstream operations in 1990 when Continental Gas, Inc., then a subsidiary of Continental Resources, constructed the Eagle Chief gathering system in northwest Oklahoma. Since 1990, Hiland Partners has grown through a combination of building gas gathering and processing assets in areas where Continental Resources has active exploration and production assets and through acquisitions of existing systems, which Hiland Partners has then expanded. Since inception, Hiland Partners has constructed 333 miles of natural gas gathering pipelines, three natural gas processing plants, two treating facilities and one fractionation facility. In addition, Hiland Partners' management team designed and constructed the Bakken gathering system that Hiland Partners recently acquired from an affiliate of Hiland Partners' general partner, which currently consists of 283 miles of gas gathering pipeline, a natural gas processing plant, two compressor stations and one fractionation facility. Hiland Partners has also acquired 1,115 miles of natural gas gathering pipelines, one natural gas processing plant, one treating facility and one fractionation facility.

Midstream Segment

        The following table contains summary information regarding Hiland Partners' gathering systems as of or for the six months ended June 30, 2006 unless otherwise indicated:

Asset	Type	Length (Miles)	Throughput Capacity(1)	Average Throughput(1)	Utilization of Capacity		Percent of Total Segment Margin
Eagle Chief gathering system	Gathering pipelines Processing plant	563 —	30,000 35,000	24,140 24,140	80.5 69.0	% %	20.9%
Bakken gathering system	Gathering pipelines Processing plant Fractionation facility (Bbls/d)	283 — —	20,000 25,000 4,600	15,988 15,988 2,553	79.9 64.0 55.5	% % %	35.6%
Worland gathering system	Gathering pipelines Processing plant Treating facility Fractionation facility (Bbls/d)	151 — — —	8,000 8,000 8,000 650	3,278 3,278 3,278 337	41.0 41.0 41.0 51.9	% % % %	9.5%
Badlands gathering system	Gathering pipelines Processing plant Treating facility Fractionation facility (Bbls/d)	108 — — —	5,000 5,000 7,100 600	2,301 2,301 2,301 274	46.0 46.0 32.4 45.7	% % % %	8.4%
Matli gathering system	Gathering pipelines Processing plant Treating facility	39 — —	20,000 10,000 10,000	15,769 8,401 8,217	78.9 84.0 82.2	% % %	8.3%
Kinta Area gathering systems(2)	Gathering pipelines	569	180,000	136,892	76.1%		7.5%
Other Systems	Gathering pipelines	18	7,000	3,173	45.3%		1.1%

Total		1,731					91.3%

(1)
Throughput capacity and average throughput are measured in Mcf/d for the gathering pipelines, processing plants and treating facilities shown on this chart and in Bbls/d for the fractionation facilities shown on this chart.

(2)
The Kinta Area gathering systems were acquired by Hiland Partners effective May 1, 2006. As such, the systems' average throughput is computed from the effective date to June 30, 2006.

Compression Segment

        Hiland Partners provides air and water compression services to Continental Resources for use in its oil and gas secondary recovery operations under a fixed-fee contract, entered into in connection with Hiland Partners' initial public offering at Hiland Partners' Cedar Hills and Horse Creek compression facilities and Hiland Partners' water injection plant located next to its Cedar Hills compression facility. The initial term of this contract extends to February 2009. These assets are located in North Dakota in close proximity to Hiland Partners' Badlands gathering system. At the compression facilities, Hiland Partners compresses air to pressures in excess of 4,000 pounds per square inch, and at the water injection plant, Hiland Partners pumps water to pressures in excess of 2,000 pounds per square inch. The air and water are delivered at the tailgate of Hiland Partners' facilities into pipelines operated by Continental Resources and are ultimately utilized by Continental Resources in its oil and gas secondary operations. The natural gas produced by Continental Resources flows through Hiland Partners' Badlands gathering system. Hiland Partners' compression segment represented approximately 8.7% of Hiland Partners' total segment margin for the six months ended June 30, 2006.

Competitive Strengths

        We believe that Hiland Partners is well positioned to compete in its operating regions based on the following competitive strengths:

  •
  expertise in developing midstream systems;

  •
  modern facilities;

  •
  assets with available capacity strategically located in major natural gas supply areas;

  •
  an integrated and comprehensive package of midstream services;

  •
  financial flexibility to pursue growth projects; and

  •
  significant experience operating its assets and a knowledgeable senior management team.

Business Strategies

        Hiland Partners' management team is committed to increasing the amount of cash available for distribution per unit by executing the following strategies:

  •
  engaging in construction and expansion opportunities;

  •
  pursuing complementary acquisitions;

  •
  increasing volumes on Hiland Partners' existing assets; and

  •
  taking measures that reduce Hiland Partners' exposure to commodity price risk.

Recent Developments

        Acquisition of Kinta Area Gathering Assets.    Effective May 1, 2006, Hiland Partners acquired certain Kinta Area gathering assets from Enogex for $96.4 million, including certain closing costs. The acquisition was primarily financed with $61.2 million in borrowings under Hiland Partners' credit facility and the sale for $35.0 million of common units and general partner units to the general partner of Hiland Partners, as described below. The acquired assets, which are located in the eastern Oklahoma Arkoma Basin, have approximately 672 wellhead receipt points and include five separate low pressure natural gas gathering systems consisting of 569 miles of natural gas gathering pipelines that were gathering approximately 137,000 Mcf/d as of June 30, 2006 and 23 compressor units capable of nearly 40,000 horsepower of compression. The natural gas gathering systems operate under contracts with producers that provide for services under fixed-fee arrangements.

        Equity Financing.    To partially finance the acquisition of the Kinta Area gathering assets, on May 1, 2006, Hiland Partners sold 761,714 common units and 15,545 general partner units to its general partner for $45.03 per unit, or $35.0 million in the aggregate. The purchase price was equal to the average closing price of the Hiland Partners common units for the three trading days immediately preceding May 1, 2006. The board of directors of Hiland Partners' general partner, as well as the conflicts committee of the board of directors, consisting of its independent directors, approved the transaction.

        Badlands Expansion Project.    On November 8, 2005, Hiland Partners entered into a new 15-year definitive gas purchase agreement with Continental Resources under which Hiland Partners will gather, treat and process additional natural gas, which is produced as a by-product of Continental Resources' secondary oil recovery operations, in the areas specified by the contract. In return, Hiland Partners will receive 50% of the proceeds attributable to residue gas and natural gas liquids sales as well as a fixed fee of $0.20 per Mcf for gathering and treating the natural gas, plus an additional $0.60 per Mcf fee for the first 36 Bcf of natural gas gathered. The board of directors of Hiland Partners' general partner, as well as the conflicts committee of the board, has approved the agreement.

        In order to fulfill its obligations under the agreement, Hiland Partners is in the process of expanding its Badlands gas gathering system and processing plant located in Bowman County, North Dakota. This expansion project will include the construction of a 40,000 Mcf/d nitrogen rejection plant, which is expected to be operational by the end of 2006, and the expansion of Hiland Partners' existing Badlands field gathering infrastructure. Hiland Partners intends to invest approximately $40.0 million in the expansion project during 2006, of which approximately $23.0 million had been invested as of June 30, 2006. In addition, Hiland Partners expects to invest $9.5 million on this project in 2007 to expand the system.

        In addition, on February 1, 2006, Hiland Partners entered into a five-year definitive purchase agreement with a producer to build additional compression facilities and to expand its existing gas gathering system into South Dakota. The gathering project, which is targeted for completion in the third quarter of 2006, is expected to cost approximately $3.0 million, which Hiland Partners expects to fund using its bank credit facility.

        Other Expansion Projects.    Hiland Partners intends to construct a 25,000 Mcf/d natural gas processing facility along its existing Matli gas gathering system. This facility will process the existing gas supply on Hiland Partners' Matli system and will provide additional plant processing capacity for increased system volumes. The Matli expansion project, which is targeted for completion in the fourth quarter of 2006, is expected to cost approximately $2.8 million. Hiland Partners expects to fund this expansion project using its bank credit facility.

        Hiland Partners also recently announced the following planned expansions at three of its existing facilities:

  •
  at the Bakken gathering system, the installation of additional gathering and compression infrastructure in order to increase the system's capacity from approximately 20,000 Mcf/d to 25,000 Mcf/d and the expansion of the existing NGL fractionation facilities at the processing plant in order to fractionate expected increased NGL volumes from both the Bakken processing plant and the Badlands processing plant;

  •
  at the Kinta Area gathering systems, the installation of four amine-treating facilities to remove excess CO2 levels from the natural gas and additional compression facilities to expand the current capacity by approximately 11,000 Mcf/d on these gathering systems; and

  •
  at the Eagle Chief gathering system, the installation of additional pipelines and compression facilities to increase its current system capacity from approximately 30,000 Mcf/d to approximately 35,500 Mcf/d due to increased volumes on this system.

Hiland Partners expects to spend approximately $15 million on these projects and expects that all of the projects will be completed within the next twelve months.

        Refinancing of Hiland Partners' Credit Facility.    On June 8, 2006, Hiland Partners amended its existing $125 million senior credit facility to, among other things, increase its borrowing base to $200 million and revise certain covenants. For a more complete discussion of Hiland Partners' credit facility, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Hiland Partners Credit Facility."

Hiland Partners' Principal Executive Offices and Internet Address

        Hiland Partners' principal executive offices are located at 205 West Maple, Suite 1100, Enid Oklahoma 73701, and its phone number is (580) 242-6040. Hiland Partners maintains a website at www.hilandpartners.com that provides information about its business and operations. Information contained on this website, however, is not incorporated into or otherwise a part of this prospectus. Hiland Partners also files annual, quarterly and current reports and other information with the Securities and Exchange Commission, or Commission. Hiland Partners' Commission filings are available to the public at the Commission's website at www.sec.gov. You may also read and copy any document Hiland Partners files at the Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Commission's public reference room by calling the Commission at 1-800-SEC-0330.

Comparison of Rights of Holders of Our Common Units and Hiland Partners' Common Units

        Our common units and Hiland Partners' common units are unlikely to trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and Hiland Partners' common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

  •
  with respect to Hiland Partners' distributions, Hiland Partners' common unitholders have a priority over our incentive distribution rights and our subordinated units in Hiland Partners;

  •
  we participate in Hiland Partners' distributions in respect of our general partner interest, the incentive distribution rights and the subordinated units, and Hiland Partners' common unitholders do not; and

  •
  we may in the future enter into businesses separate from Hiland Partners or any of its affiliates.

        The following table compares certain features of Hiland Partners' common units and our common units.

Hiland Partners' Common Units	Our Common Units
Distributions and Incentive Distribution Rights	Hiland Partners pays its limited partners and general partner quarterly distributions equal to the cash it receives from its operations, less certain reserves for expenses and other uses of cash. Hiland Partners' general partner currently owns a 2% general partner interest and the incentive distribution rights.	We expect to pay our limited partners quarterly distributions equal to the cash we receive from Hiland Partners, less certain reserves for expenses and other uses of cash established by our general partner in good faith. Our general partner is not entitled to any distributions.

After the closing of this offering, we will own the interests owned by Hiland Partners' general partner and an additional 57.0% interest in Hiland Partners comprising common and subordinated units we will receive from the Contributing Parties and common units currently owned by the general partner of Hiland Partners.

Subordinated Units
	At its initial public offering, Hiland Partners issued subordinated units. During the subordination period (which generally expires on or before March 31, 2010 or thereafter when specified financial tests are met). Hiland Partners' common units have priority over other units to the minimum quarterly distribution from Hiland Partners' distributable cash flow. In addition, during the subordination period, Hiland Partners' common units carry arrearage rights, which are similar to cumulative rights on preferred stock.	We do not have subordinated units. As a result, our common units carry no rights to arrearages.
Taxation of Entity and Entity Owners	Hiland Partners is a flow-through entity that is not subject to an entity-level federal income tax.	Similarly, we are a flow-through entity that is not subject to an entity-level federal income tax.
Hiland Partners expects that holders of its common units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions.
We also expect that holders of our common units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions. However, incentive distribution rights do not benefit from such adjustments and allocations. Therefore, we expect the ratio of our taxable income to the distributions you will receive to be higher than the ratio of taxable income to the distributions received by the common unitholders of Hiland Partners. Moreover, if Hiland Partners is successful in increasing its distributable cash flow over time, we expect the ratio of our taxable income to distributions to increase.

	Hiland Partners' common unitholders receive Schedule K-1s from Hiland Partners reflecting the unitholders' share of Hiland Partners' items of income, gain, loss and deduction at the end of each fiscal year.	Our common unitholders also will receive Schedule K-1s from us reflecting the unitholders' share of our items of income, gain, loss and deduction at the end of each fiscal year.

Sources of Cash Flow	Hiland Partners currently generates its cash flow from owning and operating assets engaged in the midstream energy and compression services businesses.
Our cash-generating assets consist of our partnership interests, including our incentive distribution rights, in Hiland Partners, and we currently have no independent operations. Accordingly, our financial performance and our ability to pay cash distributions to our unitholders is completely dependent upon the performance of Hiland Partners.
Limitation on Issuance of Additional Units
	In general, while any of its subordinated units remain outstanding, Hiland Partners is limited in the number of additional common units it may issue without obtaining unitholder approval. Hiland Partners may issue an unlimited number of common units in connection with acquisition and capital improvements that increase cash flow from operations per unit on an estimated pro forma basis.	We may issue an unlimited number of additional partnership interests and other equity securities without obtaining unitholder approval.

Summary of Risk Factors

        An investment in our common units involves risks associated with us and Hiland Partners as well as the tax characteristics associated with interests in publicly traded partnerships. You should consider carefully all the risk factors together with all of the other information included in this prospectus before you invest in our common units. The risks related to an investment in us, conflicts of interest, Hiland Partners' business and tax consequences to our unitholders are described under the caption "Risk Factors." These risks include, but are not limited to, those described below.

  Risks Inherent in an Investment in Us

  •
  Our only cash-generating assets are our 2% general partner interest, all of the incentive distribution rights and a 57.0% limited partner interest in Hiland Partners. Our cash flow and our ability to make distributions are therefore completely dependent upon the ability of Hiland Partners to make cash distributions to its partners, including us.

  •
  In the future, we may not have sufficient cash to pay our estimated initial quarterly distribution or to increase distributions. Our pro forma available cash for the year ended December 31, 2005 would have been insufficient by approximately $3.9 million to pay the full initial distribution amount on all of our common units.

  •
  A substantial portion of our partnership interests in Hiland Partners are subordinated to Hiland Partners' common units, which would result in decreased distributions to us if Hiland Partners is unable to meet its minimum quarterly distribution.

  •
  Hiland Partners' general partner, with our consent, may limit or modify the incentive distributions we are entitled to receive in order to facilitate Hiland Partners' growth strategy. Our general partner's board of directors can give this consent without a vote of our unitholders.

  •
  A reduction in Hiland Partners' distributions will disproportionately affect the amount of cash distributions to which we are currently entitled.

  •
  Cost reimbursements due our general partner may be substantial and will reduce our cash available for distribution to holders of our common units.

  •
  Our ability to meet our financial needs may be adversely affected by our cash distribution policy and our lack of operational assets.

  •
  We will use the proceeds from this offering to make distributions to the Contributing Parties and to repay debt, and not to grow our business.

  •
  Our unitholders do not elect our general partner or vote on our general partner's directors. Following the completion of this offering, affiliates of our general partner will own a sufficient number of common units to allow them to block any attempt to remove our general partner.

  •
  We may issue an unlimited number of limited partner interests without the consent of our unitholders, which will dilute your ownership interest in us and may increase the risk that we will not have sufficient available cash to maintain or increase our per unit distribution level.

  Risks Inherent in Hiland Partners' Business

  •
  A significant decrease in natural gas production in Hiland Partners' areas of operation would reduce Hiland Partners' ability to make distributions to unitholders.

  •
  If Hiland Partners fails to obtain new sources of natural gas supply, its revenues and cash flow may be adversely affected, and its ability to make distributions to unitholders may be reduced.

  •
  Hiland Partners depends on certain key producers for a significant portion of its supply of natural gas, and the loss of any of these key producers could reduce Hiland Partners' supply of natural gas and adversely affect its financial results.

  •
  Hiland Partners generally does not obtain independent evaluations of natural gas reserves dedicated to its gathering systems; therefore, volumes of natural gas gathered on its gathering systems in the future could be less than anticipated.

  •
  Hiland Partners is exposed to the credit risks of its key customers, and any material nonpayment or nonperformance by these key customers could reduce Hiland Partners' ability to make distributions to its unitholders.

  •
  Hiland Partners' cash flow is affected by the volatility of natural gas and NGL product prices, which could adversely affect its ability to make distributions to unitholders.

  •
  Hiland Partners may not successfully balance its purchases of natural gas and its sales of residue gas and NGLs, which increases its exposure to commodity price risks.

  •
  Hiland Partners' construction of new assets or the expansion of existing assets may not result in revenue increases and is subject to regulatory, environmental, political, legal and economic risks, which could adversely affect its results of operations and financial condition.

  Tax Risks to Our Common Unitholders

  •
  If we or Hiland Partners were treated as a corporation for federal income tax purposes, or if we or Hiland Partners were to become subject to a material amount of entity level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

  •
  If the IRS contests the federal income tax positions we or Hiland Partners take, the market for our common units or Hiland Partners' limited partner units may be adversely impacted, and the costs of any contest will reduce cash available for distribution to our unitholders.

  •
  You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

  •
  Tax gain or loss on disposition of our common units could be more or less than expected.

  •
  Tax-exempt entities and foreign persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

  •
  We treat each purchaser of our common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

  •
  The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

  •
  You will likely be subject to state and local taxes and return filing requirements in states where you do not live as a result of investing in our common units.

Summary of Conflicts of Interest and Fiduciary Responsibilities

        Conflicts of interest exist and may arise in the future as a result of the relationships among us, Hiland Partners and our and its respective general partners and affiliates. Our general partner is controlled by Harold Hamm, the Chairman of the board of directors of our general partner. Accordingly, Mr. Hamm has the ability to elect, remove and replace the directors and officers of our general partner. Similarly, through his indirect control of the general partner of Hiland Partners, Mr. Hamm has the ability to elect, remove and replace the directors and officers of the general partner of Hiland Partners.

        Our general partner and its directors and officers have fiduciary duties to manage our business in a manner beneficial to us and our partners. At the same time, Hiland Partners' general partner and its directors and officers have fiduciary duties to manage Hiland Partners' business in a manner beneficial to Hiland Partners and its partners, including us. Certain of the executive officers and directors of our general partner also serve as executive officers and directors of the general partner of Hiland Partners. Consequently, these directors and officers may encounter situations in which their fiduciary obligations to Hiland Partners, on the one hand, and us, on the other hand, are in conflict.

        The board of directors of Hiland Partners' general partner or its conflicts committee will resolve, on behalf of the public unitholders of Hiland Partners, any conflict between Hiland Partners and us or the Contributing Parties and their affiliates. The board of directors of our general partner or its conflicts committee will resolve, on behalf of our public unitholders, any conflict between us and Hiland Partners or the Contributing Parties and their affiliates. The resolution of these conflicts may not always be in our best interest or that of our unitholders. For a more detailed description of the conflicts of interest involving us and the resolution of these conflicts, please read "Conflicts of Interest and Fiduciary Responsibilities."

        Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute a breach of our general partner's fiduciary duties owed to unitholders. By purchasing our units, you are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law. Please read "Conflicts of Interest and Fiduciary Responsibilities—Fiduciary Duties" for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to unitholders.

        Upon completion of this offering, we will enter into a non-competition agreement with Hiland Partners and its general partner pursuant to which we and our general partner will not engage in (subject to certain exceptions), whether by acquisition, construction, investment in debt or equity interests of any person or otherwise, the business of gathering, treating, processing and transportation of natural gas in North America, the transportation and fractionation of NGLs in North America and constructing, buying or selling any assets related to the foregoing businesses other than through our interests in Hiland Partners. These non-competition obligations will not terminate unless we no longer control Hiland Partners. Please read "Certain Relationships and Related Party Transactions—Related Party Transactions Involving Hiland Partners—Non-Competition" and "Conflicts of Interest and Fiduciary Responsibilities."

        Pursuant to the provisions of the existing omnibus agreement among Hiland Partners and its general partner and Harold Hamm and his affiliates, including Continental Resources, Harold Hamm will not, and will cause his affiliates not to engage in (subject to certain exceptions), whether by acquisition, construction, investment in debt or equity interests of any person or otherwise, the business of gathering, treating, processing and transportation of natural gas in North America, the transportation and fractionation of NGLs in North America and constructing, buying or selling any assets related to the foregoing businesses. These non-competition obligations will terminate upon the first to occur of (i) the first day on which the Hamm Parties no longer control Hiland Partners, (ii) the death of Harold Hamm or (iii) February 15, 2010, the fifth anniversary of the closing of Hiland Partners' initial public offering. Please read "Certain Relationships and Related Party Transactions—Related Party Transactions Involving Hiland Partners—Omnibus Agreement" and "Conflicts of Interest and Fiduciary Responsibilities."

        For a description of our other relationships with our affiliates, please read "Certain Relationships and Related Party Transactions."

Summary Historical and Pro Forma Financial and Operating Data

        We were formed in May, 2006 and therefore do not have any historical financial statements. Because we will own and control Hiland Partners GP, LLC, the general partner of Hiland Partners, the historical financial statements presented below are of Hiland Partners GP, LLC on a consolidated basis, including Hiland Partners. Our historical financial statements presented below for periods prior to February 15, 2005 are the historical financial statements of Continental Gas, Inc., Hiland Partners GP, LLC's and Hiland Partners' predecessor. The summary historical financial data for the years ended December 31, 2003, 2004 and 2005 are derived from our or our predecessors' audited financial statements. The summary historical financial data for the six months ended June 30, 2005 and 2006 are derived from our or our predecessors' unaudited financial statements.

        Hiland Partners GP, LLC has not had any operating activities apart from those conducted by Hiland Partners. Hiland Partners GP, LLC's cash flows currently consist of distributions from Hiland Partners on the partnership interests, including incentive distributions rights, that it owns. Accordingly, the summary historical consolidated financial data set forth in the table below primarily reflect the operating activities and results of operations of Hiland Partners and, for periods prior to February 15, 2005, Continental Gas, Inc.

        The common and subordinated units of Hiland Partners not owned by Hiland Partners GP, LLC during the applicable period are reflected as a liability on the balance sheet of Hiland Partners GP, LLC, and the income of Hiland Partners attributable to those units is deducted in determining net income (loss) of Hiland Partners GP, LLC for historical presentation purposes. For pro forma presentation purposes, the common and subordinated units of Hiland Partners not owned by Hiland Partners GP, LLC to be contributed to us are reclassified from a liability on our balance sheet to equity during the periods in which such units were outstanding, and our share of Hiland Partners' income is included in our income.

        The summary unaudited pro forma financial data for the year ended December 31, 2005 and as of and for the six months ended June 30, 2006 give pro forma effect to the following transactions as if these transactions occurred on January 1, 2005 for income statement purposes and June 30, 2006 for balance sheet purposes:

  •
  our formation transactions, including the issuance of 14,600,000 common units to the Contributing Parties in exchange for interests in Hiland Partners GP, LLC (which owns 761,714 common units and the incentive distribution rights) and an additional 539,757 common units and 4,080,000 subordinated units of Hiland Partners; and

  •
  the sale of 7,000,000 common units in this offering and the related use of proceeds.

        In addition, the summary unaudited pro forma income statement data for the year ended December 31, 2005 give pro forma effect to the following transactions as if they occurred on January 1, 2005.

  •
  the Bakken acquisition, borrowings under Hiland Partners' amended credit facility to fund the Bakken acquisition and Hiland Partners' offering of 1,630,000 common units in November 2005 at an offering price of $41.77 per unit to repay a portion of the indebtedness incurred to fund the Bakken acquisition; and

  •
  the formation of Hiland Partners, including the contribution of assets and liabilities to Hiland Partners, and its initial public offering of 2,300,000 common units at an offering price of $22.50.

        For a description of all of the assumptions used in preparing the unaudited pro forma summary financial and operating data, you should read the notes to the pro forma financial statements for Hiland Holdings GP, LP. The pro forma financial and operating data should not be considered as indicative of the historical results we would have had or the future results that we will have after this offering.

        The following table includes the non-GAAP financial measure of total segment margin, which consists of midstream segment margin and compression segment margin. We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by Hiland Partners from third parties, cost of natural gas and NGLs purchased by Hiland Partners from affiliates, and cost of crude oil purchased by Hiland Partners from third parties. We define compression segment margin as the revenues derived from our compression segment. For a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Non-GAAP Financial Measure."

        Maintenance capital expenditures represent capital expenditures made to replace partially or fully depreciated assets to maintain the existing operating capacity of Hiland Partners' assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Expansion capital expenditures represent capital expenditures made to expand or increase the efficiency of the existing operating capacity of Hiland Partners' assets. Expansion capital expenditures include expenditures that facilitate an increase in volumes within Hiland Partners' operations, whether through construction or acquisition. Expenditures that reduce Hiland Partners' operating costs will be considered expansion capital expenditures only if the reduction in operating expenses exceeds cost reductions typically resulting from routine maintenance. Hiland Partners treats costs that (i) are incurred for the repair and minor renewal of facilities to maintain the facilities in operating condition and that (ii) do not extend the useful life of existing assets, as operations and maintenance expenses as they are incurred.

        We derived the data in the following table from, and it should be read together with and is qualified in its entirety by reference to, the historical consolidated and pro forma financial statements and the accompanying notes included in this prospectus. The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Predecessor		Hiland Partners GP, LLC			Hiland Holdings GP, LP Pro Forma
	Year Ended December 31,		Year Ended December 31,	Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2003	2004	2005	2005	2006	2005	2006
	(in thousands, except per unit and operating data)
Summary of Operations Data:
Total revenues	$76,018	$98,296	$166,601	$56,381	$106,148	$185,250	$106,148
Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	67,002	82,532	133,089	44,235	78,356	146,114	78,356
Operations and maintenance	3,714	4,933	7,359	3,186	6,571	9,038	6,571
Property impairment	1,535	—	—	—	—	—	—
Depreciation, amortization and accretion	3,304	4,127	11,112	4,012	9,794	15,090	9,794
(Gain) loss on asset sales	34	(19)	—	—	—	—	—
General and administrative expenses	770	1,082	2,542	1,049	2,298	2,796	2,298

Total operating costs and expenses	76,359	92,655	154,102	52,482	97,019	173,038	97,019

Operating income (loss)	(341)	5,641	12,499	3,899	9,129	12,212	9,129
Other income (expense), net:
Interest and other income	10	40	192	41	154	195	154
Amortization of deferred loan costs	(24)	(102)	(484)	(277)	(233)	(773)	(233)
Interest expense	(473)	(702)	(1,942)	(181)	(2,262)	(2,069)	(2,262)

Total other income (expense), net:	(487)	(764)	(2,234)	(417)	(2,341)	(2,647)	(2,341)

Income (loss) before minority interest	(828)	4,877	10,265	3,482	6,788	9,565	6,788
Affiliate minority interest in Hiland Partners	—	—	(5,993)	(1,979)	(3,424)	—	—
Non-affiliate minority interest in Hiland Partners	—	—	(3,387)	(981)	(2,802)	(4,008)	(2,802)

Income (loss) from continuing operations	(828)	4,877	885	522	562	5,557	3,986
Discontiuned operations, net	246	35	—	—	—	—	—

Income (loss) before change in accounting principle	(582)	4,912	885	522	562	5,557	3,986
Cumulative effect of change in accounting principle	1,554	—	—	—	—	—	—

Net income	$972	$4,912	$885	$522	$562	$5,557	$3,986

Pro forma basic and diluted earnings per unit						$0.26	$0.18
Balance Sheet Data (at period end):
Property and equipment, at cost, net	$38,425	$37,075	$120,715	$92,780	$238,569		$238,569
Total assets	47,840	49,175	194,085	110,587	327,474		327,475
Accounts payable-affiliates	2,814	2,998	5,819	2,625	3,651		3,651
Long-term debt, net of current maturities	14,571	12,643	33,784	—	150,564		115,564
Net equity	21,739	24,510	2,791	1,918	3,209		65,010
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$4,464	$7,957	$8,159	$(1,359)	$26,907
Investing activities	(17,286)	(5,290)	(74,888)	(1,300)	(130,043)
Financing activities	13,212	(2,946)	72,830	8,602	105,467
Other Financial Data:
Midstream segment margin	$9,016	$15,764	$29,295	$10,339	$25,382	$34,583	$25,382
Compression segment margin	—	—	4,217	1,807	2,410	4,553	2,410

Total segment margin	$9,016	$15,764	$33,512	$12,146	$27,792	$39,136	$27,792

Maintenance capital expenditures	$1,769	$1,693	$2,225	$797	$1,715
Expansion capital expenditures	14,900	3,474	100,491 (1)	503	128,344
Discontinued operations	745	159	—	—	—

Total capital expenditures	$17,414	$5,326	$102,716	$1,300	$130,059

Operating Data:
Natural gas sales (MMBtu/d)	37,701	40,560	47,096	41,127	62,374	47,096	62,374
NGL sales (Bbls/d)	895	1,133	1,965	1,383	3,265	1,965	3,265
Natural gas gathered for fee (MMBtu/d)(2)	—	—	—	—	43,934	—	43,934

(1)
Includes $27.8 million paid in connection with the Bakken acquisition to the controlling member of Hiland Partners GP, LLC, which was reflected in our statement of cash flows as a distribution to the controlling member.
(2)
Natural gas gathered for fee (MMBtu/d) represents natural gas volumes associated with the Kinta Area gathering assets in which Hiland Partners did not take title to the gas.

NON-GAAP FINANCIAL MEASURE

        We include in this prospectus the non-GAAP financial measure of total segment margin, which consists of midstream segment margin and compression segment margin, and provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP.

        We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by Hiland Partners from third parties, cost of natural gas and NGLs purchased by Hiland Partners from affiliates, and cost of crude oil purchased by Hiland Partners from third parties. We define compression segment margin as the revenues derived from Hiland Partners' compression segment. We view total segment margin as an important performance measure of the core profitability of Hiland Partners' operations. The GAAP measure most directly comparable to total segment margin is operating income.

        The following table presents a reconciliation of the non-GAAP financial measure of total segment margin (which consists of the sum of midstream segment margin and compression segment margin) to operating income on a historical basis and pro forma for this offering and the application of the net proceeds for each of the periods indicated.

	Predecessor		Hiland Partners GP, LLC			Hiland Holdings GP, LP Pro Forma
	Year Ended December 31,		Year Ended December 31,	Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2003	2004	2005	2005	2006	2005	2006
	(in thousands, except per unit and operating data)
Reconciliation of Total Segment Margin to Operating Income (Loss):
Operating income (loss)	$(341)	$5,641	$12,499	$3,899	$9,129	$12,212	$9,129
Add:
Operations and maintenance expenses	3,714	4,933	7,359	3,186	6,571	9,038	6,571
Depreciation, amortization and accretion	3,304	4,127	11,112	4,012	9,794	15,090	9,794
Property impairment expense	1,535	—	—	—	—	—	—
(Gain) loss on asset sales	34	(19)	—	—	—	—	—
General and administrative expenses	770	1,082	2,542	1,049	2,298	2,796	2,298

Total segment margin	$9,016	$15,764	$33,512	$12,146	$27,792	$39,136	$27,792

FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus may contain forward-looking statements. All statements other than statements of historical fact are forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future. Although we believe our forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to numerous assumptions, uncertainties and risks that may cause future results to be materially different from the results stated or implied in this document.

        Specific factors could cause our actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to:

  •
  our ability to pay distributions to our unitholders;

  •
  our expected receipt of distributions from Hiland Partners;

  •
  the general economic conditions in the United States of America as well as the general economic conditions and currencies in foreign countries;

  •
  the continued ability of Hiland Partners to find and contract for new sources of natural gas supply;

  •
  the amount of natural gas transported on Hiland Partners' gathering systems;

  •
  the level of throughput in Hiland Partners' natural gas processing and treating facilities;

  •
  the fees Hiland Partners charges and the margins realized for its services;

  •
  the prices and market demand for, and the relationship between, natural gas and NGLs;

  •
  energy prices generally;

  •
  the level of domestic oil and natural gas production;

  •
  the availability of imported oil and natural gas;

  •
  actions taken by foreign oil and gas producing nations;

  •
  the political and economic stability of petroleum producing nations;

  •
  the weather in Hiland Partners' operating areas;

  •
  the extent of governmental regulation and taxation;

  •
  hazards or operating risks incidental to the transporting, treating and processing of natural gas and NGLs that may not be fully covered by insurance;

  •
  competition from other midstream companies;

  •
  loss of key personnel;

  •
  the availability and cost of capital and Hiland Partners' ability to access certain capital sources;

  •
  changes in laws and regulations to which we and Hiland Partners are subject, including tax, environmental, transportation and employment regulations;

  •
  the costs and effects of legal and administrative proceedings;

  •
  the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to the Hiland Partners' financial results; and

  •
  risks associated with the construction of new pipelines and treating and processing facilities or additions to Hiland Partners' existing pipelines and facilities.

        These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Our future results will depend upon various other risks and uncertainties, including those described elsewhere in "Risk Factors." Other unknown or unpredictable factors also could have material adverse effects on our future results. You should not put undue reliance on any forward-looking statements.

        All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement. We undertake no duty to update our forward-looking statements.

RISK FACTORS

        Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should consider carefully the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        The following risks could materially and adversely affect our business, financial condition or results of operations. In that case, the amount of the distributions on our common units could be materially and adversely affected, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Inherent in an Investment in Us

Our only cash-generating assets are our 2% general partner interest, all of the incentive distribution rights and a 57.0% limited partner interest in Hiland Partners. Our cash flow and our ability to make distributions are therefore completely dependent upon the ability of Hiland Partners to make cash distributions to its partners, including us.

        The amount of cash that Hiland Partners can distribute to its partners each quarter, including us, principally depends upon the amount of cash it generates from its operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the amount of natural gas gathered on Hiland Partners' pipelines;

  •
  the throughput volumes at Hiland Partners' processing, treating and fractionation plants;

  •
  the price of natural gas;

  •
  the relationship between natural gas and NGL prices;

  •
  the level of Hiland Partners' operating costs;

  •
  the weather in Hiland Partners' operating areas;

  •
  the level of competition from other midstream energy companies;

  •
  the fees Hiland Partners charges and the margins Hiland Partners realizes for its services; and

  •
  our continued success in our operation and management of Hiland Partners through our ownership of its general partner.

        In addition, the actual amount of cash Hiland Partners will have available for distribution will depend on other factors, some of which are beyond its control, including:

  •
  the level of capital expenditures it makes;

  •
  the availability, if any, and cost of acquisitions;

  •
  debt service requirements;

  •
  fluctuations in working capital needs;

  •
  Hiland Partners' ability to make working capital borrowings under its revolving credit agreement to make distributions;

  •
  prevailing economic conditions; and

  •
  the amount, if any, of cash reserves established by Hiland Partners' general partner for the proper conduct of Hiland Partners' business.

        Because of these factors, Hiland Partners may not have sufficient available cash each quarter to pay its current declared quarterly distribution of $0.675 per unit or any other amount. You should also be aware that the amount of cash that Hiland Partners has available for distribution depends primarily upon its cash flow, including cash flow from financial reserves and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, Hiland Partners may be able to make cash distributions during periods when Hiland Partners records losses and may not be able to make cash distributions during periods when Hiland Partners records net income, which could adversely effect our ability to pay distributions on our common units. Please read "—Risks Inherent in Hiland Partners' Business" for a discussion of risks affecting Hiland Partners' ability to generate cash flow.

If we are presented with certain business opportunities, Hiland Partners will have the first right to pursue such opportunities.

        Upon completion of this offering, we will become party to a non-competition agreement with Hiland Partners and its general partner pursuant to which we and our general partner will not engage in (subject to certain exceptions), whether by acquisition, construction, investment in debt or equity interests of any person or otherwise, the business of gathering, treating, processing and transportation of natural gas in North America, the transportation and fractionation of NGLs in North America and constructing, buying or selling any assets related to the foregoing businesses other than through our interests in Hiland Partners. These non-competition obligations will not terminate unless we no longer control Hiland Partners. If an acquisition opportunity in respect of any of the above businesses is presented to us, then we must notify Hiland Partners of such opportunity, and Hiland Partners will have the first right to acquire such assets. If we desire to construct assets related to the foregoing businesses, we must first offer to sell those assets to Hiland Partners at our actual construction costs. As a result, any expansion of our operations beyond our current ownership interests in Hiland Partners will require us to engage in activities falling outside the purview of the non-competition agreement and in which we may have little or no operational experience. Please read "Certain Relationships and Related Party Transactions" and "Conflicts of Interest and Fiduciary Responsibilities."

In the future, we may not have sufficient cash to pay our estimated initial quarterly distribution or to increase distributions. Our pro forma available cash for the year ended December 31, 2005 would have been insufficient by approximately $3.9 million to pay the full initial distribution amount on all of our common units.

        Because our current exclusive source of operating cash flow consists of cash distributions from Hiland Partners, the amount of distributions we are able to make to our unitholders will fluctuate based on the level of distributions Hiland Partners makes to its partners, including us. We cannot assure you that Hiland Partners will continue to make quarterly distributions at its current level of $0.675 per unit, or any other amount, or increase its quarterly distributions in the future. In addition, while we would expect to increase or decrease distributions to our unitholders if Hiland Partners increases or decreases distributions to us, the timing and amount of such changes in distributions, if any, will not necessarily be comparable to the timing and amount of any changes in distributions made by Hiland Partners to us. The reserves established by the board of directors of our general partner for our estimated $0.7 million incremental annual general and administrative expenses of being a public company, our other operating expenses, our debt service requirements, if any, and our future distributions may affect the distributions we make to our unitholders. Prior to making any distributions to our unitholders, we will reimburse our general partner and its affiliates for all direct and indirect expenses incurred by them on our behalf. Our general partner will determine the amount of these reimbursed expenses. The reimbursement of these expenses, in addition to the other factors listed above, could adversely affect the amount of distributions we make to our unitholders. We cannot guarantee that in the future we will be able to pay distributions or that any distributions Hiland Partners does pay to us will allow us to pay distributions at or above our estimated initial quarterly distribution of $0.185 per unit. Our pro forma available cash for the year ended December 31, 2005 would have been insufficient by approximately $3.9 million to pay the full annualized initial distribution amount on all of our common units of $16.0 million. While we estimate that we will be able to pay the $16.0 million in total distributions through the twelve-month period ending September 30, 2007, we have not estimated our ability to pay distributions beyond this period. The actual amount of cash that is available for distribution to our unitholders will depend on numerous factors, many of which are beyond our control or the control of our general partner.

A substantial portion of our partnership interests in Hiland Partners are subordinated to Hiland Partners' common units, which would result in decreased distributions to us if Hiland Partners is unable to meet its minimum quarterly distribution.

        We own, directly or indirectly, 5,381,471 units representing limited partner interests in Hiland Partners, of which approximately 75.8% are subordinated units and 24.2% are common units. During the subordination period, the subordinated units will not receive any distributions in a quarter until Hiland Partners has paid the minimum quarterly distribution of $0.45 per unit, plus any arrearages in the payment of the minimum quarterly distribution from prior quarters, on all of the outstanding Hiland Partners common units. Distributions on the subordinated units are therefore more uncertain than distributions on Hiland Partners' common units. Furthermore, no distributions may be made on the incentive distribution rights until the minimum quarterly distribution has been paid on all outstanding Hiland Partners units. Therefore, distributions with respect to the incentive distribution rights are even more uncertain than distributions on the subordinated units. Neither the subordinated units nor the incentive distribution rights are entitled to any arrearages from prior quarters.

        Generally, the subordination period ends, and the subordinated units convert into common units of Hiland Partners, only after March 31, 2010 and only upon the satisfaction of certain financial tests as described in "Hiland Partners, LP's Cash Distribution Policy—Subordination Period."

Hiland Partners' general partner, with our consent, may limit or modify the incentive distributions we are entitled to receive in order to facilitate Hiland Partners' growth strategy. Our general partner's board of directors can give this consent without a vote of our unitholders.

        We indirectly own the incentive distribution rights in Hiland Partners that entitle us to receive increasing percentages, up to a maximum of 48%, of any cash distributed by Hiland Partners as certain target distribution levels are reached in excess of $0.495 per Hiland Partners unit in any quarter. A substantial portion of the cash flow we receive from Hiland Partners is provided by these incentive distribution rights. The board of directors of Hiland Partners' general partner may reduce the level of the incentive distribution rights payable to us with our consent, which we may provide without the approval of our unitholders if our general partner determines that such reduction does not adversely affect our limited partners in any material respect.

        For example, the board of directors of Hiland Partners may elect to limit the incentive distribution we are entitled to receive with respect to a particular acquisition or unit issuance by Hiland Partners. This situation could arise if a potential acquisition might not be accretive to Hiland Partners' unitholders if a significant portion of that acquisition's cash flows would be paid as incentive distributions to us. By limiting the level of incentive distributions in connection with a particular acquisition or issuance of Hiland Partners' units, the cash flows associated with such acquisition could be accretive to Hiland Partners' unitholders as well as substantially beneficial to us.

        Prior to approving such a reduction, the board of directors of Hiland Partners' general partner would be required to consider its fiduciary obligations to Hiland Partners' common unitholders as well as to us. Our partnership agreement specifically permits our general partner to authorize the general partner of Hiland Partners to limit or modify the incentive distribution rights held by us if our general partner determines that such reduction does not adversely affect our limited partners in any material respect. These reductions may be permanent reductions in the incentive distribution rights or may be reductions with respect to cash flows from the potential acquisition. If distributions on the incentive distribution rights were reduced for the benefit of the Hiland Partners common units, the total amount of cash distributions we would receive from Hiland Partners, and therefore the amount of cash distributions we could pay to our unitholders, would be reduced.

A reduction in Hiland Partners' distributions will disproportionately affect the amount of cash distributions to which we are currently entitled.

        Our ownership of the incentive distribution rights in Hiland Partners entitles us to receive our pro rata share of specified percentages of total cash distributions made by Hiland Partners with respect to any particular quarter only in the event that Hiland Partners distributes more than $0.495 per Hiland Partners unit for such quarter. As a result, the holders of Hiland Partners' common units have a priority over the holders of Hiland Partners' incentive distribution rights to the extent of cash distributions by Hiland Partners up to and including $0.495 per unit for any quarter.

        Our incentive distribution rights entitle us to receive increasing percentages, up to 48%, of all cash distributed by Hiland Partners. The distribution of $0.675 per limited partner unit declared by Hiland Partners for the quarter ended June 30, 2006 entitles us to receive 25% (including our current 2% general partner interest) in addition to cash distributed in respect of our 57.0% limited partner interest, of the incremental cash distribution from Hiland Partners in excess of its target distribution level of $0.5625 per limited partner unit. This means, at the current distribution rate, that we are effectively entitled to 8.1% of all of the cash distributed by Hiland Partners in respect of our general partner interest and incentive distribution rights in addition to cash distributed in respect of our 57.0% limited partner interest. If Hiland Partners decreases the amount of its distribution from $0.675 to $0.5625 per common unit per quarter, we would no longer be entitled to receive 25% of any incremental cash distribution that Hiland Partners makes, and the effective percentage of total cash distributed to which we are entitled in respect of our general partner interest and incentive distribution rights in addition to cash distributed in respect of our limited partner interest will decrease to 3.8%. As a result, any such reduction in quarterly cash distributions from Hiland Partners would have the effect of disproportionately reducing the amount of all distributions that we receive from Hiland Partners based on our ownership interest in the incentive distribution rights in Hiland Partners.

Our ability to meet our financial needs may be adversely affected by our cash distribution policy and our lack of operational assets.

        Our partnership agreement requires us to distribute all of our available cash quarterly. Our only cash generating assets are our direct and indirect ownership interests in Hiland Partners, and we currently have no independent operations separate from those of Hiland Partners. Moreover, as discussed above, a reduction in Hiland Partners' distributions will disproportionately affect the amount of cash distributions we receive. Given that our cash distribution policy is to distribute available cash and not retain it and that our only cash generating assets are direct and indirect ownership interests in Hiland Partners, we may not have enough cash to meet our needs if any of the following events occur:

  •
  an increase in general and administrative expenses;

  •
  an increase in principal and interest payments on our outstanding debt; or

  •
  an increase in cash needs of Hiland Partners or its subsidiaries that reduces Hiland Partners' distributions.

The occurrence of any of these events would reduce our available cash and adversely affect our ability to make cash distributions to our unitholders.

We will use the proceeds from this offering to make distributions to the Contributing Parties and to repay debt, and not to grow our business.

        We will use the net proceeds from this offering to repay approximately $35.0 million of outstanding debt of the general partner of Hiland Partners, plus accrued interest, and to make a distribution of approximately $84.9 million to the Contributing Parties, including Mr. Hamm and certain members of management. Furthermore, we anticipate that we will use any net proceeds from the exercise of the underwriters' option to purchase additional common units to repurchase a number of common units from the Contributing Parties equal to the number of common units issued upon the exercise of the underwriters' option to purchase additional common units. Accordingly, none of the proceeds from this offering will be used to grow our business or to purchase additional partnership interests in Hiland Partners.

Our rate of growth may be reduced to the extent we purchase additional units from Hiland Partners, which will reduce the percentage of the cash we receive from the incentive distribution rights.

        Our business strategy includes supporting the growth of Hiland Partners through the use of our capital resources, including purchasing Hiland Partners units or lending funds to Hiland Partners to provide funding for the acquisition of a business or an asset or for an internal growth project. To the extent we purchase common or subordinated units or securities not entitled to a current distribution from Hiland Partners, the rate of our distribution growth may be reduced, at least in the short term, as less of our cash distributions will come from our ownership of Hiland Partners incentive distribution rights, whose distributions increase at a faster rate than those of our other securities.

Our unitholders do not elect our general partner or vote on our general partner's directors. Following the completion of this offering, affiliates of our general partner will own a sufficient number of our common units to allow them to block any attempt to remove our general partner.

        Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Our unitholders did not elect our general partner or the directors of our general partner and will have no right to elect our general partner or the directors of our general partner on an annual or other continuing basis in the future.

        Furthermore, if our unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Our general partner cannot be removed except upon the vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class. At the completion of this offering and assuming no exercise of the underwriters' option to purchase additional units, our general partner and its affiliates will own 67.6% of our common units. This ownership level will enable our general partner and its affiliates to prevent our general partner's involuntary removal.

        Our unitholders' voting rights are further restricted by the provision in our partnership agreement stating that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of the general partner, cannot be voted on any matter. In addition, our partnership agreement contains provisions limiting the ability of our unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the ability of our unitholders to influence the manner or direction of our management.

        As a result of these provisions, the price at which our common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

We will enter into a credit facility at the closing of this offering, and restrictions in our credit facility could limit our ability to make distributions to our unitholders, borrow additional funds or capitalize on business opportunities.

        We will enter into a credit facility at the closing of this offering that will contain various operating and financial restrictions and covenants. Our ability to comply with these restrictions and covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If we are unable to comply with these restrictions and covenants, a significant portion of any future indebtedness under this proposed credit facility may become immediately due and payable, and our lenders' commitment to make further loans to us under this proposed credit facility may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our proposed credit facility will be secured by substantially all of our assets, and if we are unable to repay any future indebtedness under this proposed credit facility, the lenders could seek to foreclose on such assets.

        Our payment of principal and interest on any future indebtedness will reduce our cash available for distribution on our units. Our proposed credit facility will limit our ability to pay distributions to our unitholders if we are not in compliance with our financial covenants, during an event of default or if an event of default would result from the distribution. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Hiland Holdings GP, LP Credit Facility" for a discussion of our proposed credit facility.

        In addition, any future levels of indebtedness may:

  •
  adversely affect our ability to obtain additional financing for future operations or capital needs;

  •
  limit our ability to pursue acquisitions and other business opportunities; or

  •
  make our results of operations more susceptible to adverse economic or operating conditions.

        Various limitations in our proposed credit facility and any future financing agreements may reduce our ability to incur additional indebtedness, to engage in some transactions or to capitalize on business opportunities.

If distributions on our common units are not paid with respect to any fiscal quarter, including those at the anticipated initial distribution rate, our unitholders will not be entitled to receive such payments in the future.

        Our distributions to our unitholders will not be cumulative. Consequently, if distributions on our common units are not paid with respect to any fiscal quarter, including those at the anticipated initial distribution rate, our unitholders will not be entitled to receive such payments in the future. Any distributions received by us from Hiland Partners related to periods prior to the closing of this offering will be distributed entirely to the Contributing Parties.

You will experience immediate and substantial dilution of $18.09 per common unit in the net tangible book value of your common units.

        The assumed initial offering price of $18.50 per common units is substantially higher than the pro forma net tangible book value of $0.41 per common unit of the outstanding common units immediately after the offering. If you purchase common units in this offering, you will incur immediate and substantial dilution of $18.09 per common unit from the price you pay for the common units. Please read "Dilution."

We may issue an unlimited number of limited partner interests without the consent of our unitholders, which will dilute your ownership interest in us and may increase the risk that we will not have sufficient available cash to maintain or increase our per unit distribution level.

        At any time we may issue an unlimited number of limited partner interests of any type without the approval of our unitholders on terms and conditions established by our general partner. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

  •
  our unitholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each unit may decrease;

  •
  the relative voting strength of each previously outstanding unit may be diminished;

  •
  the ratio of taxable income to distributions may increase; and

  •
  the market price of the common units may decline.

        Please read "Material Provisions of the Partnership Agreement of Hiland Holdings GP, LP—Issuance of Additional Securities."

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public market, including sales by our existing partners.

        Sales by us or any of our existing unitholders, including the Contributing Parties, of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. The Contributing Parties will own 14,600,000 of our 21,612,000 outstanding common units after the completion of this offering. All of our common units owned by the Contributing Parties will be subject to resale restrictions under 180-day lock-up agreements with our underwriters. The lock-up agreements with the underwriters may be waived at the discretion of the underwriters. When the 180-day lock up period expires or in the event these restrictions are waived, we or the Contributing Parties may sell a substantial number of common units. We do not know whether any such sale would be made in the public market or in a private placement, nor do we know what impact such potential or actual sales would have on our common unit price in the future. Please read "Units Eligible for Future Sale."

The control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, there is no restriction in our partnership agreement on the ability of Harold Hamm or the owners of our general partner to transfer their ownership interests in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner and the general partner of Hiland Partners and to control the decisions taken by the board of directors and officers.

Hiland Partners' unitholders have the right to remove Hiland Partners' general partner with the approval of 66 2/3% of all units, which would cause us to lose our general partner interest and incentive distribution rights in Hiland Partners and the ability to manage Hiland Partners.

        We currently manage Hiland Partners through Hiland Partners GP, LLC, Hiland Partners' general partner and our wholly-owned subsidiary. Hiland Partners' partnership agreement, however, gives unitholders of Hiland Partners the right to remove the general partner of Hiland Partners upon the affirmative vote of holders of 66 2/3% of Hiland Partners' outstanding units. If Hiland Partners GP, LLC were removed as general partner of Hiland Partners, it would receive cash or common units in exchange for its 2% general partner interest and the incentive distribution rights and would lose its ability to manage Hiland Partners. While the common units or cash we would receive are intended under the terms of Hiland Partners' partnership agreement to fully compensate us in the event such an exchange is required, the value of these common units or investments we make with the cash over time may not be equivalent to the value of the general partner interest and the incentive distribution rights had we retained them. Please read "Material Provisions of the Partnership Agreement of Hiland Partners, L.P.—Withdrawal or Removal of the General Partner."

Our ability to sell our partnership interests in Hiland Partners may be limited by securities law restrictions and liquidity constraints.

        Substantially all of the 1,301,471 common units and 4,080,000 subordinated units of Hiland Partners that we own are unregistered, restricted securities within the meaning of Rule 144 under the Securities Act of 1933. Unless we exercise our registration rights with respect to these common units (including common units we receive upon conversion of the subordinated units), we are limited to selling into the market in any three-month period an amount of Hiland Partners common units that does not exceed the greater of 1% of the total number of common units outstanding or the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale. Furthermore, there is no public market for Hiland Partners' subordinated units and we do not expect one to develop. If we were required to sell subordinated units for any reason, we likely would receive a discount to the current market price of Hiland Partners' common units, and that discount may be substantial. We face contractual limitations on our ability to sell our general partner interest and incentive distribution rights in Hiland Partners and the market for such interests is illiquid.

You may not have limited liability if a court finds that unitholder action constitutes control of our business.

        As a limited partner in a partnership organized under Delaware law, you could be held liable for our obligations to the same extent as a general partner if a court determined that the right or the exercise of the right by our unitholders as a group to remove or replace our general partner, to approve some amendments to the partnership agreement or to take other action under our partnership agreement constituted participation in the "control" of our business. Our general partner generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner. Additionally, the limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in many jurisdictions. Please read "Material Provisions of the Partnership Agreement of Hiland Holdings GP, LP—Limited Liability."

        Under certain circumstances, our unitholders may have to repay amounts wrongfully distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, neither we nor Hiland Partners may make a distribution to our unitholders if the distribution would cause our or Hiland Partners' respective liabilities to exceed the fair value of our respective assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the partnership for the distribution amount. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

Increases in interest rates may cause the market price of our common units to decline.

        Like all equity investments, an investment in our common units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded limited partnership interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.

If in the future we cease to manage and control Hiland Partners through our ownership of the general partner interest in Hiland Partners, we may be deemed to be an investment company under the Investment Company Act of 1940.

        If we cease to manage and control Hiland Partners and are deemed to be an investment company under the Investment Company Act of 1940 because of our ownership interests in Hiland Partners, we would either have to register as an investment company under the Investment Company Act of 1940, obtain exemptive relief from the Commission or modify our organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us or our affiliates. The occurrence of all or some of these events would adversely affect the price of our common units.

The initial public offering price of our common units may not be indicative of the market price of our common units after this offering, and our unit price may be volatile. In addition, you may not be able to resell our common units at or above the initial public offering price.

        Prior to this offering there has been no public market for our common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. The initial public offering price of our common units was determined by negotiations between us and the underwriters based on numerous factors which we discuss in the "Underwriting" section of this prospectus. This price may not be indicative of the market price for our common units after this initial public offering. The market price of our common units could be subject to significant fluctuations after this offering, and may decline below the initial public offering price. You may not be able to resell your common units at or above the initial public offering price. The following factors could affect our common unit price:

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  the amount of Hiland Partners' distribution to its partners, including us;

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  Hiland Partners' operating and financial performance and prospects;

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  quarterly variations in the rate of growth of Hiland Partners' financial indicators, such as revenue, net income and cash flow;

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  changes in revenue, net income or cash flow estimates or publication of research reports by analysts;

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  level of investor interest in purchasing our common units due to the very limited number of publicly traded entities whose assets consist exclusively of general partner interests in a publicly traded limited partnership;

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  speculation in the press or investment community;

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  sales of our common units by us or our unitholders, including the Contributing Parties;

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  actions by our unitholders;

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  announcements by Hiland Partners or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

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  lack of liquidity, which may result in wide bid-ask spreads and limit the number of investors who are able to buy our common units;

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  fluctuations in Hiland Partners' common unit price;

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  interest rates;

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  general market conditions; and

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  domestic and international economic, legal and regulatory factors unrelated to our performance.

        The stock markets in general experience extreme volatility that often is unrelated to the operating performance of particular companies and partnerships. These broad market fluctuations may adversely affect the trading price of our common units.

The amount of cash that we will be able to distribute to you will be reduced by the incremental costs associated with our being a public company, other general and administrative expenses and any reserves that our general partner determines, in good faith, are necessary or appropriate to provide for the conduct of our business, compliance with law or agreements and future distributions.

        Before we can pay distributions to our unitholders, we must first pay or reserve funds for our expenses, including the costs of being a public company, which we expect to be approximately $725,000 per year, and other operating expenses. Furthermore, our general partner may, in good faith, establish cash reserves to provide for future debt service requirements, if any, and to afford us the ability to make future distributions during periods of limited cash flows. In addition, in the event that Hiland Partners issues additional common units, Hiland Partners GP, LLC, our wholly-owned subsidiary, has the right to make a capital contribution in order to maintain its 2% general partner interest in Hiland Partners. Our general partner may also reserve funds to enable Hiland Partners GP, LLC to make such a capital contribution. Our expenses and the reserves established by our general partner will reduce our cash available for distribution to you.

Hiland Partners may issue additional common units or other equity securities, which may increase the risk that Hiland Partners will not have sufficient available cash to maintain or increase its cash distribution level.

        Hiland Partners has wide latitude to issue additional Hiland Partners common units on the terms and conditions established by Hiland Partners' general partner. The payment of distributions on these additional Hiland Partners common units may increase the risk that Hiland Partners will be unable to maintain or increase its quarterly cash distribution per unit, which in turn may reduce the amount of incentive distributions we receive and the available cash that we have to distribute to our unitholders.

If Hiland Partners' general partner is not fully reimbursed or indemnified for obligations and liabilities it incurs in managing the business and affairs of Hiland Partners, it may not be able to satisfy its obligations, and its cash flows will be reduced, which will in turn reduce distributions to you.

        The general partner of Hiland Partners and its affiliates may make expenditures on behalf of Hiland Partners for which they will seek reimbursement from Hiland Partners. In addition, under Delaware partnership law, the general partner, in its capacity as the general partner of Hiland Partners, has unlimited liability for the obligations of Hiland Partners, such as its debts and environmental liabilities, except for those contractual obligations of Hiland Partners that are expressly made without recourse to the general partner. For example, Hiland Partners' credit facility and certain of its gas purchase agreements do not contain such an express non-recourse contractual provision, and Hiland Partners may, from time to time, enter into other agreements that do not contain such provisions. To the extent Hiland Partners GP, LLC incurs obligations on behalf of Hiland Partners, it is entitled to be reimbursed or indemnified by Hiland Partners. If Hiland Partners does not reimburse or indemnify its general partner, Hiland Partners GP, LLC may be unable to satisfy these liabilities or obligations, which would reduce its cash flows, which will in turn reduce distributions to you.

Risks Inherent in Hiland Partners' Business

        Because we are substantially dependent on the distributions we receive from Hiland Partners, risks to Hiland Partners' operations are also risks to us. We have set forth below risks to Hiland Partners' business and operations, the occurrence of which could negatively impact its financial performance and decrease the amount of cash it is able to distribute to us.

A significant decrease in natural gas production in Hiland Partners' areas of operation would reduce Hiland Partners' ability to make distributions to its unitholders, including us.

        Hiland Partners' gathering systems are connected to natural gas reserves and wells from which the production will naturally decline over time, which means that cash flows associated with these wells will also decline over time. To maintain or increase throughput levels on its gathering systems and the utilization rate at its processing plants and its treating and fractionation facilities, Hiland Partners must continually obtain new natural gas supplies. Hiland Partners' ability to obtain additional sources of natural gas depends in part on the level of successful drilling activity near its gathering systems.

        Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. Natural gas prices have been high in recent years compared to historical periods. Hiland Partners has no control over the level of drilling activity in its areas of operations, the amount of reserves associated with the wells or the rate at which production from a well will decline. In addition, Hiland Partners has no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulations and the availability and cost of capital. Because Hiland Partners' new sources of supply are often obtained from the associated gas that is produced in connection with oil drilling operations, declines in oil prices, even without a commensurate decline in prices for natural gas, can adversely affect its ability to obtain new gas supplies.

If Hiland Partners fails to obtain new sources of natural gas supply, its revenues and cash flow may be adversely affected, and its ability to make distributions to its unitholders, including us, may be reduced.

        Hiland Partners faces competition in acquiring new natural gas supplies and may not be able to obtain additional contracts for natural gas supplies. Competition for natural gas supplies is primarily based on the location of pipeline facilities, pricing arrangements, reputation, efficiency, flexibility and reliability. Hiland Partners' major competitors for natural gas supplies and markets include (1) Western Gas Resources, Inc., Ringwood Gathering and Duke Energy Field Services LLC at its Eagle Chief gathering system, (2) Enogex, Inc. at its Matli gathering system, (3) Bear Paw Energy, a subsidiary of ONEOK Partners, L.P., at its Badlands and Bakken gathering systems and (4) CenterPoint Energy Field Services at the Kinta Area gathering system. Many of Hiland Partners' competitors have greater financial resources than Hiland Partners does, which may better enable them to pursue additional gathering and processing opportunities.

Hiland Partners depends on certain key producers for a significant portion of its supply of natural gas, and the loss of any of these key producers could reduce Hiland Partners' supply of natural gas and adversely affect its financial results.

        For the six months ended June 30, 2006, Continental Resources, Chesapeake Energy and Enerplus Resources USA, Corp. supplied Hiland Partners with approximately 34%, 24% and 14%, respectively, of its total natural gas volumes. Each of Hiland Partners' natural gas gathering systems is dependent on one or more of these producers. To the extent that these producers reduce the volumes of natural gas that they supply to Hiland Partners as a result of competition or otherwise, Hiland Partners would be adversely affected unless it were able to acquire comparable supplies of natural gas on comparable terms from other producers, which may not be possible in areas where the producer that reduces its volumes is the primary producer in the area.

Hiland Partners generally does not obtain independent evaluations of natural gas reserves dedicated to its gathering systems; therefore, volumes of natural gas gathered on its gathering systems in the future could be less than anticipated.

        Hiland Partners generally does not obtain independent evaluations of natural gas reserves connected to its gathering systems due to the unwillingness of producers to provide reserve information as well as the cost of such evaluations. Accordingly, Hiland Partners does not have estimates of total reserves dedicated to its systems or the anticipated life of such reserves. If the total reserves or estimated life of the reserves connected to Hiland Partners' gathering systems is less than anticipated and Hiland Partners is unable to secure additional sources of natural gas, then the volumes of natural gas gathered on its gathering systems in the future could be less than anticipated. A decline in the volumes of natural gas gathered on its gathering systems would have an adverse effect on Hiland Partners' results of operations, financial condition and ability to make distributions.

Hiland Partners is exposed to the credit risks of its key customers, and any material nonpayment or nonperformance by these key customers could reduce Hiland Partners' ability to make distributions to its unitholders.

        Hiland Partners is subject to risks of loss resulting from nonpayment or nonperformance by its customers. Any material nonpayment or nonperformance by its key customers could reduce Hiland Partners' ability to make distributions to its unitholders. Furthermore, some of Hiland Partners' customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to Hiland Partners.

Hiland Partners' cash flow is affected by the volatility of natural gas and NGL product prices, which could adversely affect its ability to make distributions to its unitholders.

        Hiland Partners is subject to significant risks due to frequent and often substantial fluctuations in commodity prices. In the past, the prices of natural gas and NGLs have been extremely volatile, and this volatility is expected to continue. The NYMEX daily settlement price for the prompt month contract in 2005 and the first six months of 2006 ranged from a high of $15.38 per MMBtu to a low of $5.79 per MMBtu. A composite of the weighted monthly average NGLs price based on Hiland Partners' average NGLs composition in 2005 and the first six months of 2006 ranged from a high of approximately $1.15 per gallon to a low of $0.71 per gallon. The markets and prices for natural gas and NGLs depend upon factors beyond Hiland Partners' control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors, including:

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  the impact of weather on the demand for oil and natural gas;

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  the level of domestic oil and natural gas production;

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  the availability of imported oil and natural gas;

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  actions taken by foreign oil and gas producing nations;

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  the availability of local, intrastate and interstate transportation systems;

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  the availability and marketing of competitive fuels;

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  the impact of energy conservation efforts; and

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  the extent of governmental regulation and taxation.

        Hiland Partners operates under two types of contractual arrangements under which its midstream segment margin is exposed to increases and decreases in the price of natural gas and NGLs: percentage-of-proceeds and percentage-of-index arrangements. Under percentage-of-proceeds arrangements, Hiland Partners generally purchases natural gas from producers for an agreed percentage of proceeds or upon an index-related price, and then sells the resulting residue gas and NGLs or NGL products at index-related prices. Under percentage-of-index arrangements, Hiland Partners purchases natural gas from producers at a fixed percentage of the index price for the natural gas they produce and subsequently sells the residue gas and NGLs or NGL products at market prices. Under both of these types of contracts Hiland Partners' revenues and total segment margin increase or decrease, whichever is applicable, as the price of natural gas and NGLs fluctuates. For a detailed discussion of these contracts, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Hiland Partners' Contracts."

Hiland Partners may not successfully balance its purchases of natural gas and its sales of residue gas and NGLs, which increases its exposure to commodity price risks.

        Hiland Partners may not be successful in balancing its purchases and sales. In addition, a producer could fail to deliver promised volumes or deliver in excess of contracted volumes, or a purchaser could purchase less than contracted volumes. Any of these actions could cause Hiland Partners' purchases and sales not to be balanced. If Hiland Partners' purchases and sales are not balanced, it will face increased exposure to commodity price risks and could have increased volatility in operating income.

Hiland Partners' construction of new assets or the expansion of existing assets may not result in revenue increases and is subject to regulatory, environmental, political, legal and economic risks, which could adversely affect results of operations and financial condition.

        One of the ways Hiland Partners may grow its business is through the construction of new midstream assets or the expansion of existing systems such as the Badlands expansion project. The construction of additions or modifications to existing systems, and the construction of new midstream assets involve numerous regulatory, environmental, political and legal uncertainties beyond Hiland Partners' control and require the expenditure of significant amounts of capital. If Hiland Partners undertakes these projects, they may not be completed on schedule at the budgeted cost, or at all. Moreover, revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if Hiland Partners expands a new pipeline, the construction may occur over an extended period of time, and Hiland Partners will not receive any material increases in revenues until the project is completed. Moreover, Hiland Partners may construct facilities to capture anticipated future growth in production in a region in which such growth does not materialize. Since Hiland Partners is not engaged in the exploration for and development of oil and natural gas reserves, it often does not have access to estimates of potential reserves in an area prior to constructing facilities in such area. To the extent Hiland Partners relies on estimates of future production in its decision to construct additions to its systems, such estimates may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of future production. As a result, new facilities may not be able to attract enough throughput to achieve expected investment return, which could adversely affect Hiland Partners' results of operations, financial condition and ability to make distributions.

A change in the characterization of some of Hiland Partners' assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of Hiland Partners' assets, which may cause its revenues to decline and operating expenses to increase.

        As a natural gas gatherer and intrastate pipeline company, Hiland Partners generally is exempt from Federal Energy Regulatory Commission, or FERC, regulation under the Natural Gas Act of 1938, or NGA, but FERC regulation still affects Hiland Partners' business and the market for its products. FERC's policies and practices across the range of its natural gas regulatory activities, including, for example, its policies on open access transportation, ratemaking, capacity release, and market center promotion, indirectly affect intrastate markets. In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity. In addition, the distinction between FERC-regulated transmission service and federally unregulated gathering services is the subject of regular litigation, so, in such a circumstance, the classification and regulation of some of Hiland Partners' gathering facilities may be subject to change based on future determinations by the FERC and the courts.

        Other state and local regulations also affect Hiland Partners' business. Hiland Partners' gathering lines are subject to ratable take and common purchaser statutes in states in which it operates. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes restrict Hiland Partners' right as an owner of gathering facilities to decide with whom it contracts to purchase or transport natural gas. Federal law leaves any economic regulation of natural gas gathering to the states. States in which Hiland Partners operates have adopted complaint based regulation of natural gas gathering activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination. While Hiland Partners' proprietary gathering lines currently are subject to limited state regulation, there is a risk that state laws will be changed, which may give producers a stronger basis to challenge proprietary status of a line, or the rates, terms and conditions of a gathering line providing transportation service.

Hiland Partners may incur significant costs and liabilities in the future resulting from a failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment.

        Hiland Partners' operations are subject to stringent and complex federal, state and local environmental laws and regulations. These include, for example, (i) the federal Clean Air Act and comparable state laws and regulations that impose obligations related to air emissions, (ii) the federal Resource Conservation and Recovery Act, or RCRA, and comparable state laws that impose requirements for the handling and disposal of waste from Hiland Partners' facilities and (iii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, also known as "Superfund," and comparable state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by Hiland Partners or locations to which it has sent waste for disposal. Failure to comply with these laws and regulations or newly adopted laws or regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes, including CERCLA and analogous state laws and regulations, impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other waste products into the environment.

        There is inherent risk of the incurrence of environmental costs and liabilities in Hiland Partners' business due to its handling of natural gas and other petroleum products, air emissions related to its operations, and historical industry operations and waste disposal practices. For example, an accidental release from one of Hiland Partners' pipelines or processing facilities could subject it to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase Hiland Partners' compliance costs and the cost of any remediation that may become necessary. Hiland Partners may not be able to recover these costs from insurance.

If Hiland Partners does not make acquisitions on economically acceptable terms, its future growth will be limited.

        Hiland Partners' ability to grow depends on its ability to make acquisitions that result in an increase in the cash generated from operations per unit. If Hiland Partners is unable to make these accretive acquisitions either because it is: (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (2) unable to obtain financing for these acquisitions on economically acceptable terms, or (3) outbid by competitors, then Hiland Partners' future growth and ability to increase distributions will be limited. Furthermore, even if Hiland Partners does make acquisitions that it believes will be accretive, these acquisitions may nevertheless result in a decrease in the cash generated from operations per unit and reduce our cash available to pay distributions.

        Any acquisition, including Hiland Partners' recent acquisition of the Kinta Area gathering assets, involves potential risks, including, among other things:

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  mistaken assumptions about revenues and costs, including synergies;

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  an inability to integrate successfully the businesses acquired;

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  the assumption of unknown liabilities;

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  limitations on rights to indemnity from the seller;

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  the diversion of management's attention from other business concerns;

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  unforeseen difficulties operating in new product areas or new geographic areas; and

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  customer or key employee losses at the acquired businesses.

        If Hiland Partners consummates any future acquisitions, its capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that Hiland Partners will consider in determining the application of these funds and other resources.

        Hiland Partners' acquisition strategy is based, in part, on its expectation of ongoing divestitures of midstream assets by large industry participants. A material decrease in such divestitures would limit Hiland Partners' opportunities for future acquisitions and could adversely affect its operations and cash flows available for distribution to unitholders.

Hiland Partners' ability to engage in construction projects and to make acquisitions will require access to a substantial amount of capital.

        Hiland Partners' ability to engage in construction projects or to make acquisitions is dependent on obtaining adequate sources of outside financing, including commercial borrowings and other debt and common unit issuances. While the initial funding of Hiland Partners' acquisitions may consist of debt financing, Hiland Partners' financial strategy is to finance acquisitions approximately equally with equity and debt, and Hiland Partners would expect to repay such debt with proceeds of equity issuances to achieve this relatively balanced financing ratio. If Hiland Partners is unable to finance its growth through external sources or is unable to achieve its targeted debt/equity ratios, or if the cost of such financing is higher than expected, Hiland Partners may be required to forgo certain construction projects or acquisition opportunities or such construction projects or acquisition opportunities may not result in expected increases in distributable cash flow. Accordingly, the inability of Hiland Partners to obtain adequate sources of financing on economically acceptable terms may limit Hiland Partners' growth opportunities, which could have a negative impact on our cash available to pay distributions.

Cost reimbursements due to Hiland Partners' general partner may be substantial and will reduce cash available for distribution to holders of Hiland Partners' common units.

        Prior to making any distribution on its common units, Hiland Partners will reimburse its general partner for expenses it incurs on Hiland Partners' behalf. The reimbursement of expenses could adversely affect Hiland Partners' ability to pay cash distributions to holders of its common units, including us. Hiland Partners' general partner will determine the amount of these expenses. In addition, Hiland Partners' general partner and its affiliates may perform other services for Hiland Partners for which Hiland Partners will be charged fees as determined by its general partner.

If Hiland Partners is unable to obtain new rights-of-way or the cost of renewing existing rights-of-way increases, then it may be unable to fully execute its growth strategy, its cash flows and ability to make distributions could be adversely affected.

        The construction of additions to Hiland Partners' existing gathering assets may require it to obtain new rights-of-way prior to constructing new pipelines. Hiland Partners may be unable to obtain such rights-of-way to connect new natural gas supplies to its existing gathering lines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for Hiland Partners to obtain new rights-of-way or to renew existing rights-of-way. If the cost of obtaining new rights-of-way or renewing existing rights-of-way increases, then Hiland Partners' cash flows and cash available for distribution could be adversely affected.

Hiland Partners' business involves many hazards and operational risks, some of which may not be fully covered by insurance. If a significant accident or event occurs that is not fully insured, its operations and financial results could be adversely affected.

        Hiland Partners' operations are subject to the many hazards inherent in the gathering, treating, processing and fractionation of natural gas and NGLs, including:

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  damage to pipelines, related equipment and surrounding properties caused by tornadoes, floods, fires and other natural disasters and acts of terrorism;

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  inadvertent damage from construction and farm equipment;

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  leaks of natural gas, NGLs and other hydrocarbons or losses of natural gas or NGLs as a result of the malfunction of measurement equipment or facilities at receipt or delivery points;

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  fires and explosions; and

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  other hazards, including those associated with high-sulfur content, or sour gas, that could also result in personal injury and loss of life, pollution and suspension of operations.

        These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of Hiland Partners' related operations. A natural disaster or other hazard affecting the areas in which Hiland Partners operates could have a material adverse effect on its operations. Hiland Partners is not fully insured against all risks incident to its business. In accordance with typical industry practice, Hiland Partners does not have any property insurance on any of its underground pipeline systems that would cover damage to the pipelines. Hiland Partners is not insured against all environmental accidents that might occur, other than those considered to be sudden and accidental. In addition, Hiland Partners does not have business interruption insurance. If a significant accident or event occurs that is not fully insured, it could adversely affect Hiland Partners' operations and financial condition.

Restrictions in Hiland Partners' credit facility limits its ability to make distributions and may limit its ability to capitalize on acquisition and other business opportunities.

        Hiland Partners' credit facility contains various covenants limiting its ability to incur indebtedness, grant liens, engage in transactions with affiliates, make distributions to its unitholders and capitalize on acquisition or other business opportunities. It also contains covenants requiring Hiland Partners to maintain certain financial ratios and tests. Hiland Partners is prohibited from making any distribution to unitholders if such distribution would cause a default or an event of default under its credit facility. Any subsequent refinancing of Hiland Partners' current indebtedness or any new indebtedness could have similar or greater restrictions. As of June 30, 2006, Hiland Partners' total outstanding long-term indebtedness was approximately $115.6 million, all under its senior secured revolving credit facility. Payments of principal and interest on the indebtedness will reduce the cash available for distribution on Hiland Partners' units. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Hiland Partners Credit Facility" for a discussion of Hiland Partners' credit facility.

Due to Hiland Partners' lack of asset diversification, adverse developments in its midstream operations would reduce its ability to make distributions to its unitholders.

        Hiland Partners relies exclusively on the revenues generated from its gathering, dehydration, treating, processing, fractionation and compression services businesses, and as a result, its financial condition depends upon prices of, and continued demand for, natural gas and NGLs. Due to Hiland Partners' lack of diversification in asset type, an adverse development in one of these businesses would have a significantly greater impact on Hiland Partners' financial condition and results of operations than if it maintained more diverse assets.

Increases in interest rates, which have recently been increasing from record lows, could adversely impact Hiland Partners' unit price and its ability to issue additional equity, make acquisitions, reduce debt or finance internal growth projects.

        If the overall economy strengthens, it is likely that monetary policy will tighten further, resulting in higher interest rates to counter possible inflation. Interest rates on future credit facilities and debt offerings could be higher than current levels, causing Hiland Partners' financing costs to increase accordingly. As with other yield oriented securities, Hiland Partners' unit price is impacted by the level of its cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield oriented securities for investment decision making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in Hiland Partners' units, and a rising interest rate environment could have an adverse impact on Hiland Partners' unit price and its ability to issue additional equity to make acquisitions, reduce debt or finance internal growth projects.

Hiland Partners' hedging activities may have a material adverse effect on its earnings, profitability, cash flows, including its ability to make distributions, and financial condition.

        Hiland Partners utilizes derivative financial instruments related to the future price of natural gas and the future price of NGLs with the intent of reducing volatility in its cash flows due to fluctuations in commodity prices. While Hiland Partners' hedging activities are designed to reduce commodity price risk, Hiland Partners remains exposed to fluctuations in commodity prices to some extent.

        The extent of Hiland Partners' commodity price exposure is related largely to the effectiveness and scope of its hedging activities. For example, the derivative instruments Hiland Partners utilizes are based on posted market prices, which may differ significantly from the actual natural gas prices or NGLs prices that Hiland Partners realizes in its operations. Furthermore, Hiland Partners' hedges relate to only a portion of the volume of its expected sales and, as a result, Hiland Partners will continue to have direct commodity price exposure to the unhedged portion. Hiland Partners' actual future sales may be significantly higher or lower than estimated at the time it entered into derivative transactions for such period. If the actual amount is higher than estimated, Hiland Partners will have greater commodity price exposure than intended. If the actual amount is lower than the amount that is subject to Hiland Partners' derivative financial instruments, Hiland Partners might be forced to satisfy all or a portion of its derivative transactions without the benefit of the cash flow from its sale or purchase of the underlying physical commodity, resulting in a substantial diminution of liquidity.

        As a result of these factors, Hiland Partners' hedging activities may not be as effective as intended in reducing the volatility of its cash flows, and in certain circumstances may actually increase the volatility of its cash flows, which could adversely affect its ability to make distributions to unitholders, including us. In addition, Hiland Partners' hedging activities are subject to the risks that a counterparty may not perform its obligation under the applicable derivative instrument, the terms of the derivative instruments are imperfect, and Hiland Partners' hedging procedures may not be properly followed. We cannot assure you that the steps Hiland Partners takes to monitor its derivative financial instruments will detect and prevent violations of its risk management policies and procedures, particularly if deception or other intentional misconduct is involved.

Terrorist attacks, and the threat of terrorist attacks, have resulted in increased costs to Hiland Partners' business. Continued hostilities in the Middle East or other sustained military campaigns may adversely impact Hiland Partners' results of operations.

        The long-term impact of terrorist attacks, such as the attacks that occurred on September 11, 2001, and the threat of future terrorist attacks, on the energy transportation industry in general, and on Hiland Partners in particular, is not known at this time. Increased security measures taken by Hiland Partners as a precaution against possible terrorist attacks have resulted in increased costs to its business. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect Hiland Partners' operations in unpredictable ways, including the disruption of markets for natural gas, NGLs and NGL products, and the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror.

        Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for Hiland Partners to obtain. Moreover, the insurance that may be available to Hiland Partners may be significantly more expensive than its existing insurance coverage. Instability in the financial markets as a result of terrorism or war could also affect Hiland Partners' ability to raise capital.

Risks Related to Conflicts of Interest

Harold Hamm controls our general partner, which has sole responsibility for conducting our business and managing our operations. Affiliates of Harold Hamm and our general partner have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to your detriment.

        Following the offering, the Contributing Parties, including the Hamm Parties, will directly or indirectly own a 67.6% limited partner interest in us. In addition, Harold Hamm controls our general partner. Conflicts of interest may arise between the Contributing Parties and their affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

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  The Hamm Parties control Continental Resources; neither our partnership agreement nor any other agreement requires Continental Resources to pursue a business strategy that favors us;

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  our general partner is allowed to take into account the interests of parties other than us, in resolving conflicts of interest;

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  our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

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  our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional limited partner securities, and reserves, each of which can affect the amount of cash that is distributed to unitholders;

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  our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

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  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

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  our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates; and

  •
  our general partner decides whether to retain separate counsel, accountants, or others to perform services for us.

        Please read "Conflicts of Interest and Fiduciary Responsibilities."

Although we control and manage Hiland Partners through our ownership of its general partner, Hiland Partners' general partner owes fiduciary duties to Hiland Partners and Hiland Partners' unitholders, which may conflict with our interests.

        Conflicts of interest exist and may arise in the future as a result of the relationships between us and our affiliates, including Hiland Partners' general partner, on the one hand, and Hiland Partners and its limited partners, on the other hand. The directors and officers of Hiland Partners' general partner have fiduciary duties to manage Hiland Partners in a manner beneficial to us, its owner. At the same time, Hiland Partners' general partner has a fiduciary duty to manage Hiland Partners in a manner beneficial to Hiland Partners and its limited partners. The board of directors of Hiland Partners' general partner will resolve any such conflict and has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

        For example, conflicts of interest may arise in the following situations:

  •
  the allocation of shared overhead expenses to Hiland Partners and us;

  •
  the terms and conditions of any contractual agreements between us and our affiliates, on the one hand, and Hiland Partners, on the other hand;

  •
  the interpretation and enforcement of contractual obligations between us and our affiliates, on the one hand, and Hiland Partners, on the other hand;

  •
  the determination of the amount of cash to be distributed to Hiland Partners' unitholders and the amount of cash to be reserved for the future conduct of Hiland Partners' business;

  •
  the decision whether Hiland Partners should make acquisitions and on what terms; and

  •
  the determination of whether Hiland Partners should use cash on hand, borrow or issue equity to raise cash to finance acquisitions or expansion capital projects, repay indebtedness, meet working capital needs, pay distributions to Hiland Partners' unitholders or otherwise.

The fiduciary duties of our general partner's officers and directors may conflict with those of Hiland Partners GP, LLC, Hiland Partners' general partner.

        Conflicts of interest may arise because of the relationships between Hiland Partners' general partner, Hiland Partners and us. Our general partner's directors and officers have fiduciary duties to manage our business in a manner beneficial to us, our unitholders and the owners of our general partner. Some of our general partner's directors and all of its officers are also directors and officers of Hiland Partners' general partner, and have fiduciary duties to manage the business of Hiland Partners in a manner beneficial to Hiland Partners and Hiland Partners' unitholders. The resolution of these conflicts may not always be in our best interest or that of our unitholders. For a more detailed description of the conflicts of interest involving our general partner and Hiland Partners and its general partner, please read "Conflicts of Interest and Fiduciary Responsibilities."

Our partnership agreement limits our general partner's fiduciary duties to us and our unitholders and restricts the remedies available to our unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

  •
  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of our general partner's limited call right, its rights to vote or transfer the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of our partnership or amendment to our partnership agreement;

  •
  provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed the decisions were in the best interests of our partnership;

  •
  generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the audit and conflicts committees of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us and that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships among the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

  •
  provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

  •
  provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such person's conduct was criminal.

        In order to become a limited partner of our partnership, our unitholders are required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Fiduciary Responsibilities—Fiduciary Duties."

Our general partner's affiliates may compete with us.

        Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. While Harold Hamm and his affiliates, including Continental Resources, are prohibited through February 2010, subject to certain exceptions, from engaging in, whether by acquisition, construction, investment in debt or equity interests of any person or otherwise, the business of gathering, treating, processing and transportation of natural gas in North America, the transportation and fractionation of NGLs in North America, and constructing, buying or selling any assets related to the foregoing businesses, nothing prohibits Harold Hamm or his affiliates, including Continental Resources, from competing with us in other business opportunities. If Harold Hamm and his affiliates compete with us or Hiland Partners, our results of operations and cash available for distribution may be adversely affected. Please read "Conflicts of Interest and Fiduciary Responsibilities" and "Certain Relationships and Related Party Transactions."

Our ability to obtain debt financing will be affected by Hiland Partners' and Hiland Partners GP Holdings, LLC's credit ratings.

        If we decide to obtain our own credit rating, any future downgrading of Hiland Partners' or Hiland Partners GP Holdings, LLC's credit rating would likely also result in a downgrading of our credit rating. Regardless of whether we have our own credit rating, a downgrading of Hiland Partners' or Hiland Partners GP Holdings, LLC's credit rating could limit our ability to obtain financing in the future upon favorable terms, if at all.

All of our executive officers face conflicts in the allocation of their time to our business.

        Our general partner shares officers and administrative personnel with Hiland Partners' general partner to operate both our business and Hiland Partners' business. Our general partner's officers, who are also the officers of Hiland Partners' general partner, will allocate the time they and our general partner's other employees spend on our behalf and on behalf of Hiland Partners. These officers face conflicts regarding the allocation of their and our other employees' time, which may adversely affect our or Hiland Partners' results of operations, cash flows and financial condition. These allocations may not necessarily be the result of arm's-length negotiations between Hiland Partners' general partner and our general partner.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

        If at any time more than 80% of our outstanding common units are owned by our general partner and its affiliates, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your common units. At the completion of this offering and assuming no exercise of the underwriters' option to purchase additional units, affiliates of our general partner will own 67.6% of our total common units. For additional information about the call right, please read "Material Provisions of the Partnership Agreement of Hiland Holdings GP, LP—Limited Call Right."

Tax Risks to Our Common Unitholders

        In addition to reading the following risk factors, you should read "Material Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

If we or Hiland Partners were treated as a corporation for federal income tax purposes, or if we or Hiland Partners were to become subject to a material amount of entity level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

        The value of our investment in Hiland Partners depends largely on Hiland Partners being treated as a partnership for federal income tax purposes, which requires that 90% or more of Hiland Partners' gross income for every taxable year consist of qualifying income, as defined in Section 7704 of the Internal Revenue Code. Hiland Partners may not meet this requirement or current law may change so as to cause, in either event, Hiland Partners to be treated as a corporation for federal income tax purposes or otherwise subject to federal income tax. Moreover, the anticipated after-tax benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Services, or IRS, on this or any other matter affecting us.

        If Hiland Partners were treated as a corporation for federal income tax purposes, it would pay federal income tax on its taxable income at the corporate tax rate, which is currently a maximum of 35%. Distributions to us would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to us. As a result, there would be a material reduction in our anticipated cash flow and distributions to you, likely causing a substantial reduction in the value of our units.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Thus, treatment of us as a corporation would result in a material reduction in our anticipated cash flow, likely causing a substantial reduction in the value of our units.

        Current law may change, causing us or Hiland Partners to be treated as a corporation for federal income tax purposes or otherwise subjecting us or Hiland Partners to entity level taxation. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. In 2008, Hiland Partners must begin paying a new annual entity level tax imposed by the State of Texas on a portion of its prior year revenue. Imposition of such a tax on us or Hiland Partners by Texas, or any other state, will reduce our cash available for distribution to you.

        Hiland Partners' partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects Hiland Partners to taxation as a corporation or otherwise subjects Hiland Partners to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on Hiland Partners. Likewise, our cash distributions will be reduced if we or Hiland Partners are subjected to any form of an entity-level taxation.

If the IRS contests the federal income tax positions we or Hiland Partners take, the market for our common units or Hiland Partners' limited partner units may be adversely impacted, and the costs of any contest will reduce cash available for distribution to our unitholders.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter that affects us. Moreover, Hiland Partners has not requested any ruling from the IRS with respect to its treatment as a partnership for federal income tax purposes or any other matter that affects it. The IRS may adopt positions that differ from the positions we or Hiland Partners take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we or Hiland Partners take. A court may disagree with some or all of the positions we or Hiland Partners take. Any contest with the IRS may materially and adversely impact the market for our common units or Hiland Partners units and the price at which they trade. In addition, the cost of any contest between Hiland Partners and the IRS will result in a reduction in cash available for distribution to Hiland Partners unitholders and thus indirectly by us, as a unitholder and as the owner of the general partner of Hiland Partners. Moreover, the costs of any contest between us and the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

        Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the tax liability that results from the taxation of your share of our taxable income.

Tax gain or loss on disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and the adjusted tax basis in those common units. Prior distributions to you in excess of the total net taxable income allocated to you, which decreased the tax basis in your common units, will, in effect, become taxable income to you if the common units are sold at a price greater than your tax basis in those common units, even if the price is less than the original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. In addition, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as IRAs) and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to such a unitholder. Distributions to non-U.S. persons will be reduced by withholding taxes imposed at the highest effective applicable tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

We treat each purchaser of our common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of our common units.

        Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our unitholders' tax returns.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Likewise, Hiland Partners will be considered to have terminated its partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in Hiland Partners' capital and profits within a twelve-month period. A termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income or Hiland Partners' taxable income for the year in which the termination occurs. Thus, if this occurs you will be allocated an increased amount of federal taxable income for the year in which we are considered to be terminated as a percentage of the cash distributed to you with respect to that period. Although the amount of increase cannot be estimated because it depends upon numerous factors including the timing of the termination, the amount could be material. Our termination, or the termination of Hiland Partners, currently would not affect our classification, or the classification of Hiland Partners, as a partnership for federal income tax purposes, but instead, we or Hiland Partners would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new elections and could be subject to penalties if we are unable to determine that a termination occurred. Please read "Material Tax Consequences—Disposition of Units—Constructive Termination" for a description of the consequences of our termination for federal income tax purposes.

You will likely be subject to state and local taxes and return filing requirements in states where you do not live as a result of investing in our common units.

        In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we or Hiland Partners do business or own property now or in the future, even if our unitholders do not reside in any of those jurisdictions. Our unitholders likely will be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. It is the responsibility of each unitholder to file all United States federal, state and local tax returns that may be required of such unitholder. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

        We expect to receive net proceeds of approximately $119.9 million from the sale of 7,000,000 common units offered by this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us of approximately $9.6 million. Our estimates assume an initial public offering price of $18.50 per common unit and no exercise of the underwriters' option to purchase additional common units. An increase or decrease in the initial public offering price of $1.00 per common unit would cause the net proceeds from the offering, after deducting underwriting discounts and commissions and offering expenses, to increase or decrease by $6.6 million. We will use the net proceeds from this offering to repay approximately $35.0 million of outstanding debt of the general partner of Hiland Partners, plus accrued interest, and to make a $84.9 million distribution to the Contributing Parties, including Mr. Hamm and certain members of management. The $35.0 million of outstanding debt was incurred to purchase 761,714 common units and 15,545 general partner units from Hiland Partners. This debt bears interest at the lender's prime rate less 1.10% and matures upon the earlier of the completion of this offering and October 31, 2007. The estimated cash to be distributed to the Contributing Parties is expected to be distributed as follows: (1) $48.0 million to Mr. Hamm, (2) $20.1 million to the Harold Hamm DST Trust, (3) $13.4 million to the Harold Hamm HJ Trust, (4) $2.4 million to Randy Moeder and (5) $1.0 million to Ken Maples. Any increase or decrease in the net offering proceeds would result in more or less, as applicable, proceeds being distributed to the Contributing Parties. The actual relative percentages of the total amount of cash to be distributed to the Contributing Parties will be determined based on the relative values of the common and subordinated units of Hiland Partners and the interests in Hiland Partners GP, LLC that will be contributed to us by each of the Contributing Parties. This value will be determined at the time the initial public offering price of our common units in this offering is determined and will be based on the market price of the common units of Hiland Partners at that time (which will be used to value the common and subordinated units to be contributed to us) and our total market value based on the initial public offering price of our common units. The relative share of the estimated cash to be distributed to each of the Contributing Parties assumes an initial public offering price of $18.50 per unit and a $44.65 market price for the common units of Hiland Partners. We anticipate that we will use any net proceeds from the exercise of the underwriters' option to repurchase a number of common units from the Contributing Parties equal to the number of common units issued upon the exercise of the underwriters' option to purchase additional common units.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2006:

  •
  on a consolidated historical basis for Hiland Partners GP, LLC;

  •
  as adjusted to reflect our formation transactions and to reflect this offering of common units and the application of the estimated net proceeds therefrom as described in "Use of Proceeds."

        We derive this table from, and it should be read in conjunction with and is qualified in its entirety by, the historical and pro forma financial statements and the accompanying notes thereto included elsewhere in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of June 30, 2006
	Historical	As Adjusted
	(in thousands)
Cash and cash equivalents	$8,649	$8,650

Debt:
Hiland Partners credit facility	$115,564	$115,564
Hiland Partners GP, LLC	35,000	—

Total debt	150,564	115,564
Owners' Equity:
Members' equity of Hiland Partners GP, LLC	3,154	—
Partners' equity of Hiland Holdings GP, LP Limited Partners	—	64,955
Accumulated other comprehensive income	55	55

Total owners' equity	3,209	65,010

Total capitalization	$153,773	$180,574

DILUTION

        Dilution is the amount by which the offering price paid by purchasers of common units sold in this offering will exceed the net tangible book value per common unit after the offering. On a pro forma basis as of June 30, 2006, after giving effect to the offering of our common units at the assumed initial public offering price of $18.50 per common unit and the related transactions, the net tangible book value of our assets would have been $8.8 million, or $0.41 per common unit. Purchasers of our common units in this offering will experience immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$18.50
Net tangible book value per common unit before the offering(1)	$(1.79)
Increase in net tangible book value per common unit attributable to new investors	2.20

Less: Pro forma net tangible book value per common unit after the offering(2)		0.41

Immediate dilution in net tangible book value per common unit to new investors(3)		$18.09

(1)
Determined by dividing the number of common units (14,600,000) to be issued to the Contributing Parties for their contribution of assets to us into the net tangible book value of the contributed assets.

(2)
Determined by dividing the number of common units (21,600,000) to be outstanding after the offering into our pro forma net tangible book value, after giving effect to the application of the expected net proceeds of the offering.

(3)
If the initial public offering price were to increase or decrease by $1.00 per common unit, then dilution in net tangible book value per common unit would equal $19.09 and $17.09, respectively.

        The following table sets forth the number of units that we will issue and the total consideration contributed to us by the Contributing Parties (net of amounts distributed) and the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

	Units Acquired		Total Value
	Number	Percent	Amount	Percent
Contributing Parties	14,600,000	67.6%	$(54,896,000)	(73.6)%
New investors	7,000,000	32.4%	129,500,000	173.6%

Total	21,600,000	100.0%	$74,604,000	100.0%

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. For more detailed information regarding the factors and assumptions upon which our cash distribution policy is based, please read "—Estimated Cash Available for Distribution—Assumptions and Considerations" below. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our and Hiland Partners' business. Unless otherwise stated, the information presented in this section assumes that the underwriters will exercise their option to purchase additional units in full. Because the proceeds of any exercise of the underwriters' option will be used to repurchase a number of common units equal to the number of common units issued pursuant to the exercise of that option, the number of our common units will not change upon the exercise of the option but the relative percentages of common units owned by the public and our affiliates will change.

        When discussing our operating results, we are referring to the operating results of Hiland Partners GP, LLC, our wholly-owned subsidiary, which are presented on a consolidated basis including Hiland Partners. For additional information regarding our historical and pro forma operating results, you should refer to our historical financial statements for the years ended December 31, 2003, 2004 and 2005, our unaudited historical financial statements for the six months ended June 30, 2005 and 2006 and our unaudited pro forma summary consolidated financial statements for the year ended December 31, 2005 and the six months ended June 30, 2006, included elsewhere in this prospectus.

General

        Rationale for Our Cash Distribution Policy.    Our partnership agreement requires us to distribute all of our available cash quarterly. Our available cash is our cash on hand at the end of the quarter after the payment of our expenses and the establishment of reserves for future capital expenditures and operational needs, including cash from borrowings. Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our available cash rather than retaining it. Initially our only cash-generating assets are our interests in Hiland Partners from which we receive quarterly distributions. As we are a newly-formed partnership, we currently have no operations other than our ownership of these interests in Hiland Partners. Accordingly, we do not have a historical basis, other than the historical performance of Hiland Partners, to rely upon in determining whether we will have sufficient cash to pay distributions. Because we believe we will have relatively low cash requirements for operating expenses and that we will principally finance any material capital investments from external financing sources, we believe that our investors are best served by our distributing all of our available cash as described below. Because we are generally not subject to entity-level federal income or state tax, we expect to have more cash to distribute to you than would be the case were we subject to income tax.

        Restrictions and Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.     There is no guarantee that unitholders will receive quarterly distributions from us. Our cash distribution policy is subject to certain restrictions and may be changed at any time. These restrictions include the following:

  •
  Our cash distribution policy will be subject to restrictions on distributions under our anticipated new credit facility. Specifically, we anticipate that our new credit facility will contain material financial tests and covenants that we must satisfy. Should we be unable to satisfy these restrictions under our new credit facility, or if we are otherwise in default under our new credit facility, we would be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Hiland Holdings GP, LP Credit Facility" for a discussion of our proposed credit facility.

  •
  Hiland Partners' cash distribution policy is subject to restrictions on distributions under its credit facility. Specifically, Hiland Partners' credit facility contains material financial tests and covenants that it must satisfy. These financial tests and covenants are described in this prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Hiland Partners Credit Facility." Should Hiland Partners be unable to comply with the restrictions under its credit facility, Hiland Partners would be prohibited from making cash distributions to us, which in turn would prevent us from making cash distributions to you notwithstanding our stated cash distribution policy.

  •
  Our general partner's board of directors will have the authority under our partnership agreement to establish reserves it determines, in good faith, to be necessary or appropriate to provide for the conduct of our business and for future cash distributions to our unitholders, and the establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy.

  •
  The board of directors of Hiland Partners' general partner has the authority under Hiland Partners' partnership agreement to establish reserves for the prudent conduct of Hiland Partners' business and for future cash distributions to Hiland Partners' unitholders, and the establishment of those reserves could result in a reduction in cash distributions that we would otherwise anticipate receiving from Hiland Partners, which in turn could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy.

  •
  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including our cash distribution policy contained therein, may be amended by a vote of the holders of a majority of our common units. Following completion of this offering, the Contributing Parties will own approximately 62.7% of our outstanding common units and will have the ability to amend our partnership agreement without the approval of any other unitholders. The Contributing Parties include our officers and members of the board of directors of our general partner or their affiliates, as well as officers and directors of the general partner of Hiland Partners.

  •
  Even if our cash distribution policy is not amended, modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is at the discretion of our general partner, taking into consideration the terms of our partnership agreement.

  •
  The amount of distributions paid under Hiland Partners' cash distribution policy and the decision to make any distribution to its unitholders are at the discretion of Hiland Partners' general partner, taking into consideration the terms of its partnership agreement.

  •
  Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, Hiland Partners may not make a distribution to its partners if the distribution would cause its liabilities to exceed the fair value of its assets, and we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to a number of factors, including increases in our general and administrative expenses, principal and interest payments on any future outstanding debt, tax expenses, operational risks associated with Hiland Partners' business and the working capital requirements and anticipated cash needs of us or Hiland Partners and its subsidiaries. Please read "Risk Factors" for a discussion of these factors.

        Our Cash Distribution Policy Limits Our Ability to Grow.    Because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. In fact, since currently our only cash-generating assets consist of our interests in Hiland Partners, our growth will initially be completely dependent upon Hiland Partners' ability to increase its quarterly cash distribution per unit. While we may acquire additional cash-generating assets in the future, we have no current plans to do so. If we issue additional units or incur debt to fund expansion capital expenditures, including acquisitions, the payment of distributions on those additional units or interest on that debt could increase the risk that we will be unable to maintain or increase our per unit distribution level.

        Hiland Partners' Ability to Grow is Dependent on its Access to External Expansion Capital.    Consistent with the terms of its partnership agreement, Hiland Partners distributes to its partners its available cash each quarter. In determining the amount of cash available for distribution, Hiland Partners sets aside cash reserves, including reserves it believes prudent to maintain for the proper conduct of its business or to provide for future distributions. Additionally, it relies upon external financing sources, including commercial borrowings and equity issuances, to fund expansion capital expenditures, including acquisitions. Accordingly, to the extent Hiland Partners does not have sufficient cash reserves or is unable to finance growth externally, its cash distribution policy will significantly impair its ability to grow. To the extent Hiland Partners issues additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that Hiland Partners will be unable to maintain or increase its per unit distribution level, which in turn may impact the available cash that we have to distribute to our unitholders. In addition, if Hiland Partners issues additional units and is unable to maintain its per unit distribution level, the cash that we have available to distribute to our unitholders could decrease. Further, the incurrence of additional debt to finance its growth strategy would result in increased interest expense to Hiland Partners, which in turn may impact its distributions to us and the available cash that we have to distribute to our unitholders.

Our Initial Distribution Rate

        Our Cash Distribution Policy.    Upon the closing of this offering, the board of directors of our general partner will adopt a cash distribution policy pursuant to which we will declare an initial distribution of $0.185 per unit per quarter, or $0.74 per unit per year. This equates to an aggregate cash distribution of approximately $4.0 million per quarter, or $16.0 million per year, based on the common units outstanding immediately after completion of this offering.

        The following table sets forth the assumed number of outstanding common units upon the closing of this offering, and the estimated aggregate distribution amounts payable on our outstanding common units during the year following the closing of this offering at our initial distribution rate of $0.185 per common unit per quarter, or $0.74 per common unit on an annualized basis.

	Distributions
	Number of Units	One Quarter	Four Quarters
Estimated distributions on publicly held common units	8,062,000	$1,491,470	$5,965,880
Estimated distributions on common units held by the Contributing Parties (including the Hamm Parties and certain members of management)	13,550,000	$2,506,750	$10,027,000

Total	21,612,000	$3,998,220	$15,992,880

        Our distributions will not be cumulative. Consequently, if we do not pay distributions on our common units with respect to any fiscal quarter at the anticipated initial quarterly distribution rate, our unitholders will not be entitled to receive such payments in the future. We will pay our distributions within 50 days after the end of each quarter ending March, June, September and December to holders of record. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. Any distributions received by us from Hiland Partners related to periods prior to the closing of this offering will be distributed entirely to the Contributing Parties. Within 50 days after the end of each quarter, beginning with the quarter ending December 31, 2006, we will distribute all of our available cash to unitholders of record on the applicable date. We expect to pay this first cash distribution in February 2007. We will adjust the first quarterly distribution for the period from the closing of the offering through December 31, 2006 based on the actual length of the period. Any distributions received by us from Hiland Partners related to periods prior to the closing of this offering will be distributed entirely to the Contributing Parties.

        We do not have a legal obligation to pay distributions at our initial distribution rate or at any other rate, except as provided in our partnership agreement. Our partnership agreement requires that we distribute all of our available cash quarterly. Under our partnership agreement, available cash is defined to mean generally, for each fiscal quarter, cash on hand at the end of the quarter after the payment of our expenses and the establishment of reserves that our general partner determines, in good faith, are necessary or appropriate to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the upcoming four quarters.

        Hiland Partners' Cash Distribution Policy.    Like us, Hiland Partners does not have a legal obligation to pay distributions at its current distribution rate or at any other rate, except as provided in its partnership agreement. Hiland Partners' partnership agreement also requires it to distribute its available cash to its unitholders on a quarterly basis. The definition of available cash in Hiland Partners' partnership agreement is substantially the same as in our partnership agreement. Hiland Partners makes its quarterly distributions from cash generated from its operations, and those distributions have grown since its February 2005 initial public offering as its business has grown, primarily as a result of organic expansion projects and acquisitions that have been funded through external financing sources and cash from operations.

        The following table sets forth the amount of quarterly cash distributions Hiland Partners declared on its ownership interests with respect to the quarter indicated. The actual cash distributions of Hiland Partners to its partners occur within 45 days after the end of such quarter. Hiland Partners has increased its distribution by 50.0% since its initial public offering in February 2005 and has increased its quarterly distribution in each of the last four fiscal quarters.

	Cash Distribution History
	Distribution on L.P. Units
			Distributions on 2% General Partner Interests	Distributions on Incentive Distribution Rights	Total Cash Distributions from Hiland Partners
	Per Unit	Total
	(in thousands, except per unit)
2005
1st Quarter(1)	$0.2250	$1,530	$31	$—	$1,561
2nd Quarter	$0.4625	$3,145	$64	$—	$3,209
3rd Quarter	$0.5125	$3,489	$72	$18	$3,579
4th Quarter	$0.6250	$5,274	$112	$249	$5,635
2006
1st Quarter	$0.6500	$5,510	$119	$315	$5,944
2nd Quarter	$0.6750	$6,239	$136	$414	$6,789

(1)
Reflects the pro rata portion of the $0.45 minimum quarterly distribution per unit, representing the period from the February 15, 2005 closing of Hiland Partners' initial public offering through March 31, 2005.

        In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our initial distribution rate of $0.185 per common unit per quarter through the quarter ending September 30, 2007. In those sections, we present two tables, including:

  •
  Our "Unaudited Pro Forma Consolidated Available Cash," in which we present the amount of pro forma available cash that we would have had available for distribution to our unitholders with respect to the year ended December 31, 2005 and the twelve months ended June 30, 2006, is derived from our unaudited pro forma financial statements that are included in this prospectus and are based on our audited financial statements for the year ended December 31, 2005 and our unaudited financial statements for the six months ended June 30, 2006.

  •
  Our "Estimated Cash Available To Pay Distributions" in which we present our estimate of the minimum EBITDA, before minority interest, necessary for us to have sufficient cash available for distribution to pay distributions at the initial distribution rate on all the outstanding common units for each quarter through September 30, 2007. In "Assumptions and Considerations" below, we also present our assumptions underlying our belief that we will generate this minimum EBITDA, before minority interest.

Pro Forma Available Cash to Pay Distributions for the Year Ended December 31, 2005 and the Twelve Months Ended June 30, 2006.

        If we had completed the transactions contemplated in our pro forma financial statements on January 1, 2005, our pro forma available cash for the year ended December 31, 2005 would have been approximately $12.1 million. This amount would have been insufficient by approximately $3.9 million to pay the full initial distribution amount of $16.0 million on all our common units for this twelve-month period.

        If we had completed the transactions contemplated in our pro forma financial statements on July 1, 2005, our pro forma available cash for the twelve months ended June 30, 2006 would have been approximately $18.5 million. This amount would have been sufficient to pay the full initial distribution amount of $16.0 million on all our common units for this twelve-month period.

        We believe that we will have sufficient cash available for distribution to pay the full quarterly distributions at the initial distribution rate of $0.185 per unit on all of the outstanding common units for each quarter for the twelve months ending September 30, 2007. See "Estimated Cash Available for Distributions—Assumptions and Considerations" below for the specific assumptions underlying this belief.

        Pro forma cash available for distribution includes estimated incremental general and administrative expenses we will incur as a result of being a publicly traded limited partnership, such as costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, director compensation, accounting and audit fees and incremental insurance costs, including director and officer liability insurance. We expect these incremental general and administrative expenses initially to total approximately $0.7 million per year. The pro forma financial statements do not reflect this anticipated incremental general and administrative expense.

        The pro forma financial statements, upon which pro forma cash available for distribution is based, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. Furthermore, cash available for distribution is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma cash available for distribution shown above in the manner described in the table below. As a result, the amount of pro forma cash available for distribution should only be viewed as a general indication of the amount of cash available for distribution that we might have generated had we been formed in earlier periods.

        The following table illustrates, on a pro forma basis, for the year ended December 31, 2005 and for the twelve months ended June 30, 2006, the amount of available cash that would have been available for distributions to our unitholders, assuming that the transactions contemplated by our pro forma financial statements, including this offering, had been consummated at the beginning of such periods. Each of the pro forma adjustments presented below is explained in the footnotes to such adjustments.

Hiland Holdings GP, LP

Unaudited Pro Forma Consolidated Available Cash

	Year Ended December 31,		Twelve Months Ended June 30,
	2005		2006
	($ in thousands, except per unit data)
Net Cash Provided by Operating Activities(1)	$8,159		$36,425
Plus:
Cash interest expense, net of amounts capitalized	1,362		2,321
Net changes in operating accounts(2)	14,381		(3,680)
Non-cash gain on derivatives	—		164
Less:
Non-cash compensation	99		302

EBITDA, before minority interest(3)	23,803		34,928
Plus: Pro forma adjustments(4)	3,694		1,263
Less: Incremental general and administrative expense(5)	725		725

Pro Forma EBITDA, before minority interest	26,772		35,466
Less:
Pro forma interest expense(6)	2,069		3,566
Maintenance capital expenditures(7)	2,225		3,143
Expansion capital expenditures(8)	100,491		228,332
Non-cash gain on derivatives	—		164
Pro forma distributions to non-affiliated owners of Hiland Partners(9)	10,456		10,456
Plus:
Non-cash compensation	99		302
Sources for expansion capital expenditures(10)	100,491		228,332

Pro Forma Available Cash of Hiland Holdings GP, LP	$12,121		$18,439

Expected Cash Distributions(11):
Expected distribution per unit, on an annualized basis	$0.74		$0.74

Distributions to public common unitholders	$5,966		$5,966
Distributions to common units held by the Hamm Parties and management investors	10,027		10,027

Total distributions	$15,993		$15,993

Excess/(Shortfall)(12)	$(3,872)		$2,446

Debt Covenants:
Hiland Partners, LP
Total debt to EBITDA(13)	1.4	x	3.2	x
EBITDA to interest expense(13)	11.5	x	10.0	x

(1)
Reflects our net cash provided by operating activities derived from Hiland Partners GP, LLC's historical consolidated financial statements for the periods indicated. The net cash provided by operating activities for the twelve months ended June 30, 2006 was derived from the historical consolidated financial statements of Hiland Partners GP, LLC by adding the difference between the net cash provided by operating activities for the six months ended June 30, 2006 and the net cash provided by operating activities for the six months ended June 30, 2005 to the net cash provided by operating activities for the year ended December 31, 2005. The increase in net cash provided by operating activities for the twelve months ended June 30, 2006 as compared to the year ended December 31, 2005 was a result of the increase in net cash provided by operating activities for the six months ended June 30, 2006 as compared to the six months ended June 30, 2005. For a discussion of the reasons for this variance, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Cash Flows—Six Months Ended June 30, 2006 Compared with Six Months ended June 30, 2005."

(2)
Primarily reflects changes in operating accounts due to the timing of cash receipts from sales and cash payments for purchases and other operating expenses near the end of each period. Hiland Partners is able to use its cash reserves and available credit to satisfy its working capital needs. Consequently, we do not reflect any adjustments to cash available for distribution as a result of components of operating accounts.

(3)
We define EBITDA, before minority interest, as net income before net interest expense, depreciation, amortization and accretion expense and affiliate and non-affiliate minority interest in Hiland Partners.

(4)
Reflects pro forma adjustments for Hiland Partners' acquisitions of the Worland gathering system in February 2005 and the Bakken gathering system in September 2005. These acquisitions were accounted for under the purchase method of accounting. Accordingly, the results of operations for these acquisitions are reflected in Hiland Partners' historical operating results beginning on the day it closed the transactions. We have included the results of these acquisitions in our results on a pro forma basis as if the operations were acquired at the beginning of each of the respective pro forma periods. The financial information for these acquisitions was derived from audited and unaudited financial statements and pro forma financial statements included in this prospectus. Our independent auditors have not examined, compiled or reviewed our pro forma financial statements, and accordingly, do not express an opinion or any other assurance on the pro forma financial information set forth below. The pro forma financial data should not be considered indicative of the historical results we would have had or the future results that we will have after this offering.

(5)
Reflects approximately $0.7 million in incremental expenses associated with being a publicly-traded partnership, including among other things, estimated incremental costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, director compensation, accounting and audit fees and incremental insurance costs, including director and officer liability insurance.

(6)
Reflects the increase in interest expense resulting from borrowings under Hiland Partners' credit facility of $93.7 million in connection with the Bakken acquisition. The interest rates used to determine the pro forma adjustment for these borrowings under the credit facility were 5.7% and 6.2% for the year ended December 31, 2005 and the twelve months ended June 30, 2006, respectively, which reflect Hiland Partners' weighted-average borrowing rates for the applicable period through the date of the borrowing. Also reflects the reduction in interest expense resulting from repayment of the $65.2 million of borrowings under Hiland Partners' bank credit facility with the aggregate net proceeds of $65.5 million from Hiland Partners' follow on offering and its general partner's capital contribution and from repayment of $22.9 million of debt with proceeds from Hiland Partners' initial offering. The interest rates used to determine the pro forma adjustment for the borrowings under the credit facility were 5.8% and 6.2% for the year ended December 31, 2005 and the twelve months ended June 30, 2006, respectively, which reflect the weighted-average borrowing rates for the applicable period through the date of repayment.

(7)
Represents actual maintenance capital expenditures for the year ended December 31, 2005 and the twelve months ended June 30, 2006, respectively.

(8)
Expansion capital expenditures for the year ended December 31, 2005 and the twelve months ended June 30, 2006 were $100.5 million and $228.3 million, respectively. The expansion capital expenditures for the year ended December 31, 2005 and the twelve months ended June 30, 2006 include capital expenditures primarily related to the acquisition by Hiland Partners of the Bakken and Kinta Area gathering systems and the expansion of Hiland Partners' existing Badlands facility.

(9)
Reflects the pro forma cash distributions from Hiland Partners to its current unitholders other than us based upon the most recently paid quarterly distribution of $0.675 per unit or $2.70 per unit on an annualized basis.

(10)
Reflects the funding of expansion capital expenditures in 2005 and 2006 with borrowings under Hiland Partners' existing credit facility, a portion of which was subsequently repaid with proceeds from an equity offering.

(11)
The table below sets forth the assumed number of outstanding common units upon the closing of this offering, assuming the full exercise of the underwriters' option to purchase additional common units, and the estimated per unit and aggregate distribution amounts payable on such units during the year following the closing of this offering at our initial distribution rate.

		Distributions
	Number of Common Units
		Per Unit	Aggregate
Estimated distributions on publicly held common units	8,062,000	$0.74	$5,965,880
Estimated distributions on common units held by the Contributing Parties	13,550,000	$0.74	$10,027,000

Total	21,612,000		$15,992,880

(12)
We believe that we will have sufficient cash available for distribution to pay the full quarterly distributions at the initial distribution rate of $0.185 per unit on all of the outstanding common units for each quarter for the twelve months ending September 30, 2007. See "Estimated Cash Available for Distributions—Assumptions and Considerations" below for the specific assumptions we are making in projecting that we will have sufficient available cash for the four quarters in the twelve months ending September, 2007.

(13)
The Hiland Partners credit facility requires that the ratio of Hiland Partners' total debt to EBITDA for the fiscal quarter most recently ended must be no greater than 4.0 to 1.0. You should note that Hiland Partners' total debt to EBITDA for purposes of Hiland Partners' financial covenants includes only the operations of Hiland Partners and its subsidiaries and excludes our operations and those of our subsidiaries that are not subsidiaries of Hiland Partners. In addition, this credit facility requires Hiland Partners maintain a minimum interest coverage ratio of 3.0 to 1.0. The credit facility defines EBITDA as Hiland Partners' consolidated net income, plus income tax expense, interest expense, depreciation and amortization expense, amortization of intangibles and organizational costs, non-cash unit based compensation expense and adjustments for non-cash gains and losses on specified derivative transactions and for other extraordinary items. For more information concerning Hiland Partners' credit facility, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Hiland Partners Credit Facility."

Estimated Cash Available for Distributions

        In order to pay the quarterly distribution to our common unitholders at our initial distribution rate of $0.185 per unit per quarter, we estimate that we must generate at least $41.8 million in EBITDA, before minority interest, for the twelve months ending September 30, 2007. We refer to this amount as "Estimated Minimum EBITDA, before minority interest."

        Estimated Minimum EBITDA, before minority interest, is intended to be an indicator or benchmark of the amount management considers to be the lowest amount of EBITDA, before minority interest, needed to generate sufficient available cash for us to make cash distributions to our common unitholders at our initial distribution rate of $0.185 per common unit per quarter (or $0.74 per common unit on an annualized basis). The Estimated Minimum EBITDA, before minority interest, should not be viewed as management's projection of the actual EBITDA, before minority interest, that will be generated during the twelve months ending September 30, 2007, or any other period. Our management believes the actual financial performance of Hiland Partners during the twelve months ending September 30, 2007 will exceed the minimum base level amounts shown.

        Estimated Minimum EBITDA, before minority interest, of $41.8 million exceeds pro forma EBITDA, before minority interest, for the year ended December 31, 2005 by approximately $15.0 million and pro forma EBITDA, before minority interest, for the twelve months ended June 30, 2006 by approximately $6.3 million. We believe that we will generate the Estimated Minimum EBITDA, before minority interest, for the twelve months ended September, 2007. In "—Assumptions and Considerations" below, we discuss the material assumptions underlying our belief that we will be able to generate the Estimated Minimum EBITDA, before minority interest, and we will have sufficient available cash to pay distributions at the initial distribution rate. These assumptions reflect our judgment of conditions we expect to exist and the course of action we expect to take. There will likely be differences between our estimates and the actual results we will achieve, and those differences could be material. We can give you no assurance that our assumptions will be realized or that we will generate the Estimated Minimum EBITDA, before minority interest, or that we will generate the expected level of available cash, in which event we will not be able to pay the initial quarterly distribution on our units. When considering how we calculate estimated cash available for distribution, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factors" and elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our available cash to vary significantly from the amount set forth below.

        As shown in the table below, we have also determined that if we achieve the Estimated Minimum EBITDA, before minority interest, Hiland Partners would be permitted under the terms of its credit facility to make distributions to its unitholders. In addition, we expect that we will be permitted to make distributions at the initial distribution rate under the restricted payment covenants in our anticipated credit facility. Our new credit facility will limit our ability to pay distributions in the event we are not in compliance with its terms.

        The accompanying prospective financial information set forth below in the table entitled "Estimated Cash Available to Pay Distributions" was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in our view, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the assumptions on which we base our belief that we can generate the minimum EBITDA, before minority interest, necessary for us to have sufficient cash available for distribution to pay the full quarterly distribution at the initial distribution rate. However, this information is not fact and should not be relied upon as being necessarily indicative of future results. Readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

        Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the estimated cash available for distribution or to update our estimate to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this information.

Hiland Holdings GP, LP

Estimated Cash Available to Pay Distributions

	Twelve Months Ending September 30, 2007
	($ in thousands, except per unit data)
Estimated Minimum EBITDA, before minority interest(1)	$41,754
Less:
Interest expense(2)	11,305
Maintenance capital expenditures(3)	4,000
Expansion capital expenditures(4)	39,700
Distributions to non-affiliated owners of Hiland Partners(5)	10,456
Plus:
Borrowings for expansion capital expenditures(6)	39,700

Estimated Cash Available to Pay Distributions by Hiland Holdings GP, LP	$15,993

Expected Cash Distributions by Hiland Holdings GP, LP(7)
Expected distributions per common unit	$0.74
Distributions to our public common unitholders(7)	$5,966
Distributions to common units held by the Contributing Parties(7)	10,027

Total distributions(7)	$15,993

Debt Covenant Ratios:
Consolidated funded debt to EBITDA(8)	3.9	x
EBITDA to Interest Expense(8)	3.8	x

(1)
Estimated Minimum EBITDA, before minority interest, of $41.8 million exceeds pro forma EBITDA, before minority interest, for the year ended December 31, 2005 by approximately $15.0 million and pro forma EBITDA, before minority interest, for the twelve months ended June 30, 2006 by approximately $6.3 million. We believe that we will generate the Estimated Minimum EBITDA, before minority interest, for the twelve months ending September 30, 2007. Estimated Minimum EBITDA reflects approximately $0.7 million in incremental expenses associated with being a publicly-traded partnership, including among other things, estimated incremental costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, director compensation, accounting and audit fees and incremental insurance costs, including director and officer liability insurance.

(2)
Our estimated interest expense is comprised of the following components:

•
Approximately $9.0 million of interest expense on Hiland Partners' current borrowings at an interest rate of 7.15%.

•
Approximately $2.3 million of interest expense attributable to borrowings under Hiland Partners' credit facility during the period at an estimated interest rate of 7.15% to fund expansion capital expenditures.

(3)
We currently expect that Hiland Partners' consolidated estimated maintenance capital expenditures will be approximately $4.0 million for the twelve month period ending September 30, 2007 in comparison to $2.2 million and $3.1 million in the year ended December 31, 2005 and the twelve months ended June 30, 2006, respectively. The increased expected maintenance capital expenditures for the twelve month period ending September 30, 2007 primarily reflect incremental costs associated with maintaining Hiland Partners' expanded and acquired gathering and processing systems since the beginning of 2006.

(4)
This reflects Hiland Partners' anticipated expenditures of $39.7 million for expansion capital expenditures for the twelve month period ending September 30, 2007. Hiland Partners' anticipated expansion capital expenditures of approximately $39.7 million for the twelve month period ending September 30, 2007 consists primarily of capital expenditures related to the Badlands expansion project and other expansion projects throughout Hiland Partners' various systems including, among others, Bakken, Kinta, Eagle Chief and Matli. During the fiscal year ended December 31, 2005 and the twelve months ended June 30, 2006, Hiland Partners expended $12.7 million and $23.0 million respectively of expansion capital on projects associated primarily with its Bakken and Badlands facilities. Total expansion capital expenditures (including for acquisitions) were $100.5 million and $228.3 million for the year ended December 31, 2005 and the twelve months ended June 30, 2006, respectively. The substantial decrease in anticipated expansion capital expenditures for the twelve months ending September 30, 2007 as compared to the year ended December 31, 2005 is due to the fact that we have not included an estimate of future acquisition capital expenditures for the period ending September 30, 2007.

Consistent with its acquisition strategy, Hiland Partners is continuously pursuing strategic acquisitions that it expects to be accretive to its earnings. While Hiland Partners expects to continue to pursue acquisitions in the next twelve months, because of the uncertain nature of the acquisition environment or the impact of these acquisitions, we have not included an estimate of future acquisition capital expenditure requirements. If Hiland Partners is successful in completing additional acquisitions, Hiland Partners anticipates its primary source of consideration will be through commercial borrowings, other debt and common unit issuances rather than cash available to pay distributions. While the initial funding of its acquisitions may consist of debt financing, Hiland Partners' financial strategy is to finance acquisitions approximately equally with equity and debt, and Hiland Partners would expect to repay such debt with proceeds of equity issuances to achieve this relatively balanced financing ratio. If Hiland Partners is unable to finance its growth through external sources or is unable to achieve its targeted debt/equity ratios, or if an acquisition is not accretive to Hiland Partners, our cash available to pay distributions may be negatively impacted by future acquisitions.

(5)
Reflects the cash distributions from Hiland Partners to its unitholders, other than us, based upon the current quarterly distribution of $0.675 per unit for each quarter during the four-quarter period ending September 30, 2007, or $2.70 per unit on an annualized basis and the current number of outstanding units of Hiland Partners.

(6)
Reflects borrowings by Hiland Partners under its credit facility to fund $39.7 million of expansion capital expenditures for the twelve months ending September 30, 2007. Borrowings related to the $39.7 million of expansion capital expenditures are assumed to occur ratably throughout the period. Hiland Partners' borrowing base under its credit facility is $200 million. While Hiland Partners may use other financing sources to finance these items, including equity issuances, cash on hand or debt sources other than borrowings under its credit facility, we have assumed for purposes of calculating Estimated Cash Available to Pay Distributions by us that they will be financed with borrowings under its credit facility.

(7)
Represents the amount required to fund distributions to our unitholders for four quarters based upon our initial quarterly cash distribution rate of $0.185 per unit ($0.74 per unit annually) and assuming the underwriters' option to purchase additional common units has been exercised in full.

(8)
Hiland Partners' credit facility prohibits it from making distributions to unitholders if any default or event of default, as defined in the credit facility, has occurred and is continuing or would result from the distribution. The Hiland Partners credit facility requires that the ratio of Hiland Partners' consolidated funded debt to EBITDA for the fiscal quarter most recently ended must be no greater than 4.0 to 1.0. You should note that Hiland Partners' total debt to EBITDA for purposes of Hiland Partners' financial covenants includes only the operations of Hiland Partners and its subsidiaries. In addition, this credit facility requires Hiland Partners maintain a minimum interest coverage ratio of 3.0 to 1.0. The definition of EBITDA contained in the credit facility is substantially similar to the definition of EBITDA, before minority interest, used in this prospectus. For more information concerning Hiland Partners' credit facility, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Hiland Partners Credit Facility."

Assumptions and Considerations

        We believe that our general partner interest, the incentive distribution rights and our limited partner interests in Hiland Partners will generate sufficient cash flow to enable us to pay our initial quarterly distribution of $0.185 per unit on all of our outstanding units for each of the four quarters ending September 30, 2007. Our belief is based on a number of current assumptions that we believe to be reasonable over the next four quarters. While we believe that these assumptions are generally consistent with the actual performance of Hiland Partners and are reasonable in light of our current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. Consequently, the statement that we believe that we will have sufficient available cash to pay the initial quarterly distribution on our units for each quarter through September 30, 2007 should not be regarded as a representation by us or the underwriters or any other person that we will make such a distribution. When reading this section, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factors" in this prospectus.

        Estimated Minimum EBITDA, before minority interest, is based on a number of significant assumptions that are set forth below:

  Distribution Rate of Hiland Partners

        Our estimate of cash distributions to be received from Hiland Partners during the twelve months ending September 30, 2007 assumes that Hiland Partners will continue to pay its recently paid quarterly distribution of $0.675 per common unit over the next four quarters and that the amount of cash distributions we receive from Hiland Partners will be sufficient to allow us to pay total distributions to our unitholders of approximately $16.0 million. While we have not projected any Hiland Partners limited partner unit issuances for the twelve months ending September 30, 2007 because of our ownership of the general partner and incentive distribution rights, any sales of additional Hiland Partners common units would increase the total distributions to us, assuming Hiland Partners maintains its quarterly distribution rate of $0.675 per common unit.

  Operating Performance of Hiland Partners

        In order for us to pay distributions at the initial distribution rate, we believe that we must achieve Estimated Minimum EBITDA, before minority interest, of $41.8 million for the twelve months ending September 30, 2007. The sole determinant of EBITDA, before minority interest, is cash flow generated by the operations of Hiland Partners. Estimated Minimum EBITDA, before minority interest, is based on several general assumptions related to Hiland Partners' operating performance, including:

  Total Segment Margin

        Estimated Minimum EBITDA, before minority interest, for the twelve months ending September 30, 2007 assumes Hiland Partners will generate $62.6 million of total segment margin for the twelve months ending September 30, 2007, as compared to $39.1 million of pro forma total segment margin for the year ended December 31, 2005.

  Midstream Volumes

        Estimated Minimum EBITDA, before minority interest, for the twelve months ending September 30, 2007 assumes that Hiland Partners' daily throughput at each of its gathering systems will equal that system's daily throughput for the year ended December 31, 2005. The following table provides volumetric data for the year ended December 31, 2005, and, for comparison purposes, for the six months ended June 30, 2006, for each of the gathering systems owned by Hiland Partners during such period.

System	Average Throughput (Mcf/d) Twelve Months Ended December 31, 2005	Average Throughput (Mcf/d) Six Months Ended June 30, 2006
Eagle Chief	20,850	24,140
Badlands	3,055	2,301
Matli	14,991	15,769
Worland	3,159	3,278
Bakken	13,956	15,988

Total	56,011	61,476

        In addition, on May 1, 2006, Hiland Partners acquired the Kinta Area gathering assets from Enogex Gas Gathering, L.L.C. The average volumes for these assets for May and June 2006 were approximately 137,000 Mcf/d. Estimated Minimum EBITDA, before minority interest, for the twelve months ending September 30, 2007 assumes that the throughput at the Kinta Area gathering systems will equal 137,000 Mcf/d.

        Our estimate assumes that no additional volumes are realized from expansion projects already in progress, including:

  •
  Hiland Partners recently announced expansion projects on its Bakken, Kinta Area and Eagle Chief gathering systems to install additional gathering and compression infrastructure, amine treating facilities and additional pipelines and expand fractionation facilities. Hiland Partners expects to spend approximately $15 million on these projects and expects that all of the projects will be completed in the next twelve months.

  •
  On February 1, 2006, Hiland Partners entered into a five-year definitive purchase agreement with a current producer to build additional compression facilities and to expand its existing Badlands gas gathering system into South Dakota. The Badlands project, which is targeted for completion in the third quarter of 2006, is expected to cost approximately $3.0 million.

  •
  Hiland Partners is constructing an approximate 25,000 Mcf/d natural gas processing facility along its existing Matli gas gathering system. This facility will process the existing gas supply on Hiland Partners' Matli system and will provide additional plant processing capacity for increased system volumes. The Matli expansion project, which is targeted for completion in the fourth quarter of 2006, is expected to cost approximately $2.8 million.

  •
  On November 8, 2005, Hiland Partners entered into a new 15-year definitive gas purchase agreement with Continental Resources under which it will gather, treat and process additional natural gas, which is produced as a by-product of Continental Resources' secondary oil recovery operations. In order to fulfill Hiland Partners' obligations under the agreement, Hiland Partners intends to expand its Badlands gas gathering system and processing plant located in Bowman County, North Dakota. This expansion project will include the construction of an approximately 40,000 Mcf/d nitrogen rejection plant and the expansion of Hiland Partners' existing Badlands field gathering infrastructure. The expansion project, which is targeted for completion in the fourth quarter of 2006, is expected to cost approximately $40.0 million. Moreover, Hiland Partners expects to spend an additional $9.5 million in 2007 to expand the system.

  Commodity Prices

        Estimated Minimum EBITDA, before minority interest, for the twelve months ending September 30, 2007 assumes the commodity prices summarized in the following table. The Assumed Realized Price includes the impact of hedges that are currently in place for the period. For illustrative purposes, we have shown the corresponding actual average realized prices for the twelve months ended December 31, 2005, including the impact of hedges. For additional information on hedges, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

Commodity	Assumed Realized Price 12 Months Ending September 30, 2007(1)	Average Realized Price 12 Months Ended December 31, 2005
Natural Gas ($/MMBtu)	$6.07	$7.39
NGLs ($/gal.)	$0.78	$1.01

(1)
The assumed realized prices during the twelve months ending September 30, 2007 are determined by (i) taking into account Hiland Partners' existing natural gas and NGL hedge positions and (ii) assuming realized natural gas and NGL prices of $5.45 per MMBtu and $0.75 per gallon, respectively, for unhedged volumes. The $5.45 per MMBtu natural gas price compares to the current NYMEX twelve-month natural gas futures price adjusted for applicable NYMEX regional differentials of $6.88 per MMBtu. The $0.75 per gallon NGL price compares to a current market price of $1.00 per gallon of NGLs based on twelve-month future Conway NGLs prices adjusted for historical basis differentials.

        Hiland Partners' business is subject to seasonal fluctuations in operating results due to seasonal fluctuations in natural gas and NGL prices. Generally, natural gas and NGL prices tend to increase in the winter months and decrease in the summer months. Accordingly, Hiland Partners' financial results tend to be better in the first and fourth quarters of each fiscal year. However, given Hiland Partners' contract mix and its natural gas and NGL hedges, we do not believe that such seasonal fluctuations in the price of natural gas and NGLs will have a material impact on our financial results or on our ability to pay the quarterly distribution for each of the quarters in the twelve months ending September 30, 2007.

  Compression

        Hiland Partners provides air and water compression services to Continental Resources for use in its oil and gas secondary recovery operations under a four-year, fixed-fee contract. The fee that Hiland Partners earns under this agreement is fixed as long as Hiland Partners' facilities meet specified availability requirements, regardless of Continental Resources's utilization. Our assumption used in determining Estimated Minimum EBITDA, before minority interest, includes compression revenues of $4.6 million as compared to $4.2 million for the year ended December 31, 2005.

  Other Assumptions Used in Determining Estimated Minimum EBITDA, Before Minority Interest

  •
  Hiland Partners' operating expenses are expected to be approximately $16.6 million for the twelve months ending September 30, 2007, as compared to $9.0 million of pro forma operating expenses for the year ended December 31, 2005;

  •
  Hiland Partners' general and administrative expenses are expected to be approximately $3.5 million for the twelve months ending September 30, 2007, as compared to $2.8 million of pro forma general and administrative expenses for the year ended December 31, 2005;

  •
  Hiland Partners' maintenance capital expenditures are expected to be approximately $4.0 million for the twelve months ending September 30, 2007, as compared to $2.2 million of maintenance capital expenditures for the year ended December 31, 2005;

  •
  Hiland Partners' expansion capital expenditures are expected to be approximately $39.7 million for the twelve months ending September 30, 2007, as compared to $100.5 million of expansion capital expenditures for the year ended December 31, 2005. The substantial decrease in anticipated expansion capital expenditures for the twelve months ending September 30, 2007 as compared to the year ended December 31, 2005 is due to the fact that we have not included an estimate of future acquisition capital expenditures for the period ending September 30, 2007;

  •
  We and Hiland Partners will remain in compliance with the restrictive financial covenants in our existing and future debt agreements such that our ability to pay distributions to our partners will not be encumbered;

  •
  Hiland Partners' average interest rate related to its credit facility will be 7.15%;

  •
  There will not be any new federal, state or local regulation of portions of the energy industry in which we and Hiland Partners operate, or a new interpretation of existing regulation, that will be materially adverse to our of Hiland Partners' business; and

  •
  Market, regulatory, insurance and overall economic conditions will not change substantially.

        The primary reasons for the assumed increase in operating performance and expenses compared to prior periods are the acquisitions of the Bakken and Kinta Area gathering assets.

        We cannot assure you that any of the assumptions summarized above, or any other assumptions upon which Estimated Minimum EBITDA, before minority interest, is based, will prove to be correct. If the assumptions are incorrect, we may not have sufficient cash to make the contemplated distributions. While we believe that these assumptions are reasonable in light of our current beliefs concerning future events, the assumptions underlying Estimated Minimum EBITDA, before minority interest, are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual available cash that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make distributions on the common units at the initial distribution rate, or at any level, in which event the market price of the common units may decline materially.

Our Sources of Distributable Cash

        Our only cash-generating assets are the 2% general partner interest, all of the incentive distribution rights, and a 57.0% limited partner interest in Hiland Partners. Therefore, our cash flow and resulting ability to make distributions will be completely dependent upon the ability of Hiland Partners to make distributions in respect of that interest and those rights. The actual amount of cash that Hiland Partners will have available for distribution will primarily depend on the amount of cash it generates from its operations. The actual amount of this cash will fluctuate from quarter to quarter based on various factors, including:

  •
  the level of capital expenditures Hiland Partners makes;

  •
  the cost of capital used to fund any acquisitions;

  •
  debt service requirements;

  •
  fluctuations in working capital needs;

  •
  restrictions on distributions contained in Hiland Partners' credit facility;

  •
  Hiland Partners' ability to borrow under its revolving credit agreement to make distributions;

  •
  prevailing economic conditions; and

  •
  the amount, if any, of cash reserves established by Hiland Partners' general partner in its discretion for the proper conduct of its business.

        As Hiland Partners makes quarterly distributions to its partners, we receive our share of such distributions in proportion to our ownership interests in Hiland Partners. Upon completion of this offering, we will own, directly or indirectly:

  •
  a 2.0% general partner interest in Hiland Partners;

  •
  the outstanding incentive distribution rights in Hiland Partners; and

  •
  1,301,471 common units and 4,080,000 subordinated units of Hiland Partners, or a 57.0% limited partner interest.

  Distributions of Available Cash from Operating Surplus During the Subordination Period

        Hiland Partners will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, 98% to its common unitholders, pro rata, and 2% to its general partner until it has distributed for each outstanding Hiland Partners common unit an amount equal to the minimum quarterly distribution of $0.45 per unit for such quarter;

  •
  second, 98% to its common unitholders, pro rata, and 2% to its general partner until it has distributed for each outstanding Hiland Partners common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on such common units for any prior quarters during the subordination period;

  •
  third, 98% to its subordinated unitholders, pro rata, and 2% to its general partner until it has distributed for each outstanding Hiland Partners subordinated unit an amount equal to any arrearages in payment of the minimum quarterly distribution on such common units for any prior quarters during the subordination period; and

  •
  thereafter, in the manner described in "—Our Incentive Distribution Rights Related to Hiland Partners' Cash Distributions" below.

The subordination period will end if Hiland Partners has earned and paid the minimum quarterly distribution on each outstanding unit for any three consecutive, non-overlapping four-quarter periods ending on or after March 31, 2010.

  Distributions of Available Cash from Operating Surplus After the Subordination Period

        Hiland Partners will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, 98% to its common unitholders, pro rata, and 2% to its general partner until it has distributed for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  thereafter, in the manner described in "—Our Incentive Distribution Rights Related to Hiland Partners' Cash Distributions" below.

  Our Incentive Distribution Rights Related to Hiland Partners' Cash Distributions

        The incentive distribution rights we own in Hiland Partners represent our right to receive an increasing percentage of Hiland Partners' quarterly distributions of available cash from operating surplus after Hiland Partners has made cash distributions in excess of its first target distribution level. If for any quarter Hiland Partners has distributed available cash from operating surplus to its common unitholders in an amount equal to its minimum quarterly distribution, then Hiland Partners will distribute any additional available cash from operating surplus for that quarter among its unitholders and Hiland Partners' general partner in the following manner:

  •
  First, 98% to all unitholders of Hiland Partners, in accordance with their percentage interests, and 2% to the general partner, until each outstanding unit has received $0.495 per unit for such quarter (the "minimum quarterly distribution");

  •
  Second, 85% to all unitholders of Hiland Partners, in accordance with their percentage interests, 2% to the general partner, in respect of its general partner interest, and 13% to the general partner, in respect of the incentive distribution rights, until each outstanding unit has received $0.5625 per unit for such quarter (the "second target cash distribution");

  •
  Third, 75% to all unitholders of Hiland Partners, in accordance with their percentage interests, 2% to the general partner, in respect of its general partner interest, and 23% to the general partner, in respect of the incentive distribution rights, until each outstanding unit has received $0.675 per unit for such quarter (the "third target cash distribution"); and

  •
  Thereafter, 50% to all unitholders of Hiland Partners, in accordance with their percentage interests, 2% to the general partner, in respect of its general partner interest, and 48% to the general partner, in respect of the incentive distribution rights.

  Hypothetical Allocations of Distributions to Our Unitholders and Hiland Partners Unitholders

        The table set forth below illustrates the percentage allocations among (i) the owners of Hiland Partners, other than us, and (ii) Hiland Holdings GP, LP as a result of certain assumed quarterly distribution payments per common unit made by Hiland Partners, including the target distribution levels contained in Hiland Partners' partnership agreement. This information assumes:

  •
  Hiland Partners has 9,254,247 common and subordinated units outstanding; and

  •
  we own (i) 1,301,471 common units and 4,080,000 subordinated units of Hiland Partners, representing a 57.0% limited partner interest in Hiland Partners, (ii) a 2.0% general partner interest in Hiland Partners and (iii) the incentive distribution rights of Hiland Partners.

        The percentage interests shown for us and the other Hiland Partners unitholders for the minimum quarterly distribution amount are also applicable to distribution amounts that are less than the minimum quarterly distribution. The amounts presented below are intended to be illustrative of the way in which we are entitled to an increasing share of distributions from Hiland Partners as total distributions from Hiland Partners increase and are not intended to represent a prediction of future performance. The following assumes that Hiland Partners continues to have 5,174,247 common units, 4,080,000 subordinated units and 188,862 general partner units outstanding.

Distribution Level	Hiland Partners Quarterly Distribution Per Unit	Distributions to Owners of Hiland Partners Other Than Us as a Percentage of Total Distributions	Distributions to Hiland Holdings GP, LP as a Percentage of Total Distributions
First Target Distribution	$0.4950	41.0%	59.0%
Second Target Distribution	$0.5625	40.3%	59.7%
Third Target Distribution	$0.6750	38.5%	61.5%
Other Hypothetical Distributions	$0.7500	35.5%	64.5%

        For a further description of Hiland Partners' cash distribution policy, please read "Hiland Partners, LP's Cash Distribution Policy."

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        We were formed in May, 2006 and therefore do not have any historical financial statements. Since we will own and control Hiland Partners GP, LLC, the general partner of Hiland Partners, the historical financial statements presented below are of Hiland Partners GP, LLC on a consolidated basis, including Hiland Partners, and the predecessor financial statements of Hiland Partners GP, LLC. Our historical financial statements for periods prior to February 15, 2005 are the historical financial statements of Continental Gas, Inc., Hiland Partners GP, LLC's and Hiland Partners' predecessor. The selected historical financial data for the years ended December 31, 2003, 2004 and 2005 are derived from our or our predecessors' audited financial statements. The selected historical financial data for the six months ended June 30, 2005 and 2006 are derived below from our or our predecessors' unaudited financial statements.

        Hiland Partners GP, LLC has not had any operating activities apart from those conducted by Hiland Partners. Hiland Partners GP, LLC's cash flows currently consist of cash distributions from Hiland Partners on the partnership interests, including its incentive distributions rights, that it owns. Accordingly, the selected historical consolidated financial data set forth in the table below primarily reflect the operating activities and results of operations of Hiland Partners and, for periods prior to February 15, 2005, Continental Gas, Inc.

        The common and subordinated units of Hiland Partners not owned by Hiland Partners GP, LLC during the applicable period are reflected as a liability on the balance sheet of Hiland Partners GP, LLC, and income of Hiland Partners attributable to those units is deducted in determining net income (loss) of Hiland Partners GP, LLC.

        The following table includes the non-GAAP financial measure of total segment margin, which consists of midstream segment margin and compression segment margin. We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by Hiland Partners from third parties, cost of natural gas and NGLs purchased by Hiland Partners from affiliates, and cost of crude oil purchased by Hiland Partners from third parties. We define compression segment margin as the revenues derived from our compression segment. For a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Non-GAAP Financial Measure."

        Maintenance capital expenditures represent capital expenditures made to replace partially or fully depreciated assets to maintain the existing operating capacity of Hiland Partners' assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Expansion capital expenditures represent capital expenditures made to expand or increase the efficiency of the existing operating capacity of Hiland Partners' assets. Expansion capital expenditures include expenditures that facilitate an increase in volumes within Hiland Partners' operations, whether through construction or acquisition. Expenditures that reduce Hiland Partners' operating costs will be considered expansion capital expenditures only if the reduction in operating expenses exceeds cost reductions typically resulting from routine maintenance. Hiland Partners treats costs that (i) are incurred for the repair and minor renewal of facilities to maintain the facilities in operating condition and that (ii) do not extend the useful life of existing assets, as operations and maintenance expenses as they are incurred.

        We derived the data in the following table from, and it should be read together with and is qualified in its entirety by reference to, the historical consolidated financial statements and the accompanying notes included in this prospectus. The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Predecessor				Hiland Partners GP, LLC
	Year Ended December 31,				Year Ended December 31,	Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands, except per unit and operating data)
Summary of Operations Data:
Total revenues	$45,489	$35,228	$76,018	$98,296	$166,601	$56,381	$106,148
Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	33,929	27,935	67,002	82,532	133,089	44,235	78,356
Operations and maintenance	3,002	3,509	3,714	4,933	7,359	3,186	6,571
Property impairment	—	—	1,535	—	—	—	—
Depreciation, amortization and accretion	2,072	2,370	3,304	4,127	11,112	4,012	9,794
(Gain) loss on asset sales	(76)	(12)	34	(19)	—	—	—
Bad debt expense	—	295	—	—	—	—	—
General and administrative expenses	688	730	770	1,082	2,542	1,049	2,298

Total operating costs and expenses	39,615	34,827	76,359	92,655	154,102	52,482	97,019

Operating income (loss)	5,874	401	(341)	5,641	12,499	3,899	9,129
Other income (expense), net:
Interest and other income	95	72	10	40	192	41	154
Amortization of deferred loan costs	—	—	(24)	(102)	(484)	(277)	(233)
Interest expense	(350)	(185)	(473)	(702)	(1,942)	(181)	(2,262)

Total other income (expense), net:	(255)	(113)	(487)	(764)	(2,234)	(417)	(2,341)

Income (loss) before minority interest	5,619	288	(828)	4,877	10,265	3,482	6,788
Affiliate minority interest in Hiland Partners	—	—	—	—	(5,993)	(1,979)	(3,424)
Non-affiliate minority interest in Hiland Partners	—	—	—	—	(3,387)	(981)	(2,802)

Income (loss) from continuing operations	5,619	288	(828)	4,877	885	522	562
Discontiuned operations, net	285	199	246	35	—	—	—

Income (loss) before change in accounting principle	5,904	487	(582)	4,912	885	522	562
Cumulative effect of change in accounting principle	—	—	1,554	—	—	—	—

Net income	$5,904	$487	$972	$4,912	$885	$522	$562

Balance Sheet Data (at period end):
Property and equipment, at cost, net	$20,638	$23,722	$38,425	$37,075	$120,715	$92,780	$238,569
Total Assets	25,435	28,058	47,840	49,175	194,085	110,587	327,474
Accounts payable — affiliates	877	2,150	2,814	2,998	5,819	2,625	3,651
Long-term debt, net of current maturities	2,975	3,491	14,571	12,643	33,784	—	150,564
Net equity	20,280	20,767	21,739	24,510	2,791	1,918	3,209
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$6,432	$4,809	$4,464	$7,957	$8,159	$(1,359)	$26,907
Investing activities	(3,242)	(5,645)	(17,286)	(5,290)	(74,888)	(1,300)	(130,043)
Financing activities	(2,865)	516	13,212	(2,946)	72,830	8,602	105,467
Other Financial Data:
Midstream segment margin	$11,560	$7,293	$9,016	$15,764	$29,295	$10,339	$25,382
Compression segment margin	—	—	—	—	4,217	1,807	2,410

Total segment margin	$11,560	$7,293	$9,016	$15,764	$33,512	$12,146	$27,792

Maintenance capital expenditures	$844	$1,826	$1,769	$1,693	$2,225	$797	$1,715
Expansion capital expenditures	2,339	3,244	14,900	3,474	100,491 (1)	503	128,344
Discontinued operations	235	690	745	159	—	—	—

Total capital expenditures	$3,418	$5,760	$17,414	$5,326	$102,716	$1,300	$130,059

Operating Data:
Natural gas sales (MMBTU/d)	24,117	26,599	37,701	40,560	47,096	41,127	62,374
NGL sales (Bbls/d)	881	950	895	1,133	1,965	1,383	3,265
Natural gas gathered for fee (MMBtu/d)(2)	—	—	—	—	—	—	43,934

(1)
Includes $27.8 million paid in connection with the Bakken acquisition to the controlling member of Hiland Partners GP, LLC, which was reflected in our statement of cash flows as a distribution to the controlling member.
(2)
Natural gas gathered for fee (MMBtu/d) represents natural gas volumes associated with the Kinta Area gathering assets in which Hiland Partners did not take title to the gas.

NON-GAAP FINANCIAL MEASURE

        We include in this prospectus the non-GAAP financial measure of total segment margin, which consists of midstream segment margin and compression segment margin, and provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP.

        We define midstream segment margin as midstream revenue less midstream purchases. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by Hiland Partners from third parties, cost of natural gas and NGLs purchased by Hiland Partners from affiliates, and cost of crude oil purchased by Hiland Partners from third parties. We define compression segment margin as the revenues derived from Hiland Partners' compression segment. We view total segment margin as an important performance measure of the core profitability of Hiland Partners' operations. The GAAP measure most directly comparable to total segment margin is operating income.

        The following table presents a reconciliation of the non-GAAP financial measure of total segment margin (which consists of the sum of midstream segment margin and compression segment margin) to operating income on a historical basis for each of the periods indicated.

	Predecessor				Hiland Partners GP, LLC
	Year Ended December 31,				Year Ended December 31,	Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands, except per unit and operating data)
Reconciliation of Total Segment Margin to Operating Income (Loss):
Operating income (loss)	$5,874	$401	$(341)	$5,641	$12,499	$3,899	$9,129
Add:
Operations and maintenance expenses	3,002	3,509	3,714	4,933	7,359	3,186	6,571
Depreciation, amortization and accretion	2,072	2,370	3,304	4,127	11,112	4,012	9,794
Property impairment expense	—	—	1,535	—	—	—	—
(Gain) loss on asset sales	(76)	(12)	34	(19)	—	—	—
Bad debt expense	—	295	—	—	—	—	—
General and administrative expenses	688	730	770	1,082	2,542	1,049	2,298

Total segment margin	$11,560	$7,293	$9,016	$15,764	$33,512	$12,146	$27,792

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our financial condition and results of operations in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere in this prospectus. For more detailed information regarding the basis of presentation for the following information, you should read the notes to the historical and pro forma financial statements included in this prospectus. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding certain risks inherent in our and Hiland Partners' business.

Introduction

        Financial Presentation.    We were formed in May 2006 and therefore do not have any historical financial statements. Because we will own and control Hiland Partners GP, LLC, the general partner of Hiland Partners, our predecessor historical financial statements are of Hiland Partners GP, LLC on a consolidated basis, including Hiland Partners, and its predecessor, Continental Gas, Inc. Hiland Partners GP, LLC commenced operations on February 15, 2005 upon the formation of Hiland Partners through the combination of Continental Gas, Inc. and certain assets contributed by Hiland Partners, LLC. Our predecessor historical financial statements for periods prior to February 15, 2005 are the historical financial statements of Continental Gas, Inc.

        Continental Gas, Inc. historically owned all of Hiland Partners' natural gas gathering, processing, treating and fractionation assets other than the Worland and Bakken gathering systems and certain systems acquired or constructed since Hiland Partners' formation. Hiland Partners, LLC historically has owned the Worland gathering system, Hiland Partners' compression services assets and the Bakken gathering system.

        In connection with Hiland Partners' initial public offering, the former owners of Continental Gas, Inc. and Hiland Partners, LLC and certain of Hiland Partners' affiliates, including its general partner, contributed all of the assets and operations of Continental Gas, Inc., other than a portion of its working capital assets, and substantially all of the assets and operations of Hiland Partners, LLC, other than a portion of its working capital assets and the assets related to the Bakken gathering system, to Hiland Partners in exchange for an aggregate of 720,000 common units and 4,080,000 subordinated units, a 2% general partner interest in Hiland Partners and all of the incentive distribution rights.

        We reflect our ownership interest in Hiland Partners on a consolidated basis, which means that our financial results are combined with Hiland Partners' financial results. The non-controlling limited partner interests in Hiland Partners will be reflected as an expense in our results of operations and as a liability on our consolidated balance sheet. We currently have no operating activities apart from those conducted by Hiland Partners, and our cash flows will be derived solely from cash distributions from Hiland Partners.

        Hiland Partners GP, LLC's results of operations, which are reported beginning February 15, 2005, principally reflect the results of operations of Hiland Partners and are adjusted for non-controlling partners' interests in Hiland Partners' net income. Our historical financial information for periods prior to February 15, 2005 reflect the financial results of Hiland Partners' predecessor, Continental Gas, Inc. Accordingly, the discussion of our financial position and results of operations in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" reflects the operating activities and results of operations of Hiland Partners for periods after February 15, 2005 and Continental Gas, Inc. for periods before February 15, 2005. The historical results of operations do not reflect the incremental expenses we expect to incur as a result of being a public company.

        General.    We are a Delaware limited partnership. Our cash generating assets consist of our direct or indirect ownership interests in Hiland Partners, LP, a publicly traded Delaware limited partnership (NASDAQ: HLND). Hiland Partners is principally engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, fractionating natural gas liquids and providing air compression and water injection services for oil and gas secondary recovery operations. Our aggregate ownership interests in Hiland Partners consist of the following:

  •
  the 2% general partner interest in Hiland Partners;

  •
  100% of the incentive distribution rights in Hiland Partners; and

  •
  1,301,471 common units and 4,080,000 subordinated units of Hiland Partners, representing a 57.0% limited partner interest in Hiland Partners.

        Hiland Partners is required by its partnership agreement to distribute all of its cash on hand at the end of each quarter, after establishing reserves to provide for the proper conduct of its business or for future distributions. Hiland Partners has increased its quarterly distribution on its common units by 50.0% since its initial public offering in February 2005 and has increased its quarterly distribution in each of the last five fiscal quarters. Most recently, Hiland Partners increased its quarterly distribution to $0.675 per unit for the quarter ended June 30, 2006. This distribution was paid on August 14, 2006 to unitholders of record on August 4, 2006. Under Hiland Partners current capital structure, a distribution of $0.675 per unit of Hiland Partners would result in a quarterly distribution to us of approximately $4.2 million in respect of our ownership interests in Hiland Partners, or $16.7 million on an annual basis. Based on this level of distributions, we expect that our initial quarterly cash distribution will be $0.185 per unit, or $0.74 per unit on an annualized basis, to the extent we have sufficient cash from operations after the establishment of cash reserves and the payment of fees and expenses.

        Our primary objective is to increase our cash distributions to our unitholders by actively assisting Hiland Partners in executing its business strategy. We intend to support Hiland Partners in implementing its business strategy by assisting in identifying, evaluating and pursuing growth opportunities. We may support the growth of Hiland Partners through the use of our capital resources, including purchasing Hiland Partners units or lending funds to Hiland Partners to provide funding for the acquisition of a business or an asset or for an internal growth project. For example, in order to fund a portion of the purchase price of the recent acquisition of the Kinta Area gathering assets from Enogex, which is described more fully in this prospectus, we recently made a $35.0 million capital contribution to Hiland Partners in exchange for general and limited partnership interests in Hiland Partners. In addition, we may provide Hiland Partners with other forms of credit support, such as guarantees relating to financing a project or other types of support related to a merger or acquisition transaction.

        Cash Distributions.    The following table sets forth the distributions paid by Hiland Partners that we would have received during the periods indicated had the contribution transactions to be completed concurrently with the closing of this offering occurred as of the first day of such periods. These distributions represent actual payments that were made with respect to the ownership interests, including the incentive distribution rights, of the general partner of Hiland Partners and of the

Contributing Parties that will be contributed to us upon the closing of this offering, to the extent such units were outstanding during the periods indicated.

	Assumed Cash Distributions Received by Us from Hiland Partners(a)
	Quarter Ended
	March 31, 2005(b)	June 30, 2005	September 30, 2005	December 31, 2005	Year Ended December 31, 2005	Quarter Ended March 31, 2006	Quarter Ended June 30, 2006
	(in thousands)
Distributions on Hiland Partners' common units held by us	$105	$216	$240	$295	$856	$351	$879
Distributions on Hiland Partners' subordinated units held by us	918	1,887	2,091	2,550	7,446	2,652	2,754
Distributions in respect of 2% general partner interest in Hiland Partners	31	64	72	112	279	119	136
Distributions from Hiland Partners' incentive distribution rights	—	—	18	249	267	315	414

Total	$1,054	$2,167	$2,421	$3,206	$8,848	$3,437	$4,183

(a)
Distributions declared for a quarter are paid 45 days following the end of such quarter. Distributions for the fourth quarter are declared and paid in the year following such quarter.

(b)
The first quarter distribution in 2005 represents the prorated amount for the period following Hiland Partners' initial public offering closing date from February 14, 2005 through March 31, 2005.

Overview of Hiland Partners

        Hiland Partners is a Delaware limited partnership formed in October 2004. Hiland Partners is engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, fractionating NGLs and providing air compression and water injection services for oil and gas secondary recovery operations. Hiland Partners' operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States.

        Hiland Partners completed its initial public offering of 2,300,000 common units on February 15, 2005, receiving net proceeds of $48.1 million. The proceeds from the public offering were used to (1) pay remaining offering costs of $2.2 million and deferred debt issuance costs of $0.6 million, (2) pay outstanding indebtedness of $22.9 million, (3) redeem $6.3 million of common units from an affiliate of Harold Hamm and the Hamm Trusts, and (4) make a $3.9 million distribution to the previous owners of Hiland Partners, LLC. Hiland Partners retained $12.2 million to replenish working capital.

        Effective September 1, 2005, Hiland Partners consummated the Bakken acquisition pursuant to which it acquired the outstanding membership interests in Hiland Partners, LLC, an Oklahoma limited liability company, for approximately $92.7 million in cash, $35.0 million of which was used to retire outstanding Hiland Partners, LLC indebtedness. Hiland Partners, LLC's principal asset is the Bakken gathering system located in eastern Montana.

        Hiland Partners completed a follow-on offering of 1,630,000 common units on November 21, 2005, receiving net proceeds of $66.1 million, including a contribution from its general partner of

$1.4 million. Hiland Partners used $65.2 million of the proceeds from the public offering to repay borrowings under the credit facility, which were used for the Bakken acquisition.

        Hiland Partners manages its business and analyzes and reports its results of operations on a segment basis. Hiland Partners' operations are divided into two business segments:

  •
  Midstream Segment, which is engaged in gathering and processing of natural gas primarily in the Mid-Continent and Rocky Mountain regions. Within this segment, Hiland Partners also provides certain related services for compression, dehydrating, and treating of natural gas and the fractionation of NGLs. For the six months ended June 30, 2006, this segment generated 91.3% of Hiland Partners' total segment margin.

  •
  Compression Segment, which is engaged in providing air compression and water injection services for oil and gas secondary recovery operations that are ongoing in North Dakota. For the six months ended June 30, 2006, this segment generated 8.7% of Hiland Partners' total segment margin. Hiland Partners had no compression segment prior to February 15, 2005.

        Hiland Partners' results of operations are determined primarily by five interrelated variables: (1) the volume of natural gas gathered through its pipelines; (2) the volume of natural gas processed; (3) the volume of NGLs fractionated; (4) the levels and relationship of natural gas and NGL prices; and (5) Hiland Partners' current contract portfolio. Because Hiland Partners' profitability is a function of the difference between the revenues it receives from its operations, including revenues from the products it sells, and the costs associated with conducting its operations, including the costs of products it purchases, increases or decreases in Hiland Partners' revenues alone are not necessarily indicative of increases or decreases in its profitability. To a large extent, Hiland Partners' contract portfolio and the pricing environment for natural gas and NGLs will dictate increases or decreases in its profitability. Hiland Partners' profitability is also dependent upon prices and market demand for natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors.

How Hiland Partners Evaluates Its Operations

        Hiland Partners' management uses a variety of financial and operational measurements to analyze its segment performance. These measurements include the following: (1) natural gas and NGL sales volumes, throughput volumes and fuel consumption by Hiland Partners' facilities; (2) total segment margin; (3) operations and maintenance expenses; (4) general and administrative expenses; and (5) EBITDA.

        Volumes and Fuel Consumption.    Natural gas and NGL sales volumes, throughput volumes and fuel consumption associated with Hiland Partners' business are an important part of its operational analysis. Hiland Partners continually monitors volumes on its pipelines to ensure that there is adequate throughput to meet its financial objectives. It is important that Hiland Partners continually add new volumes to its gathering systems to offset or exceed the normal decline of existing volumes that are connected to those systems. The performance at Hiland Partners' processing, fractionation and treating facilities is significantly influenced by the volumes of natural gas that flows through those systems. In addition, Hiland Partners monitors fuel consumption, which affects the total segment margin realized from Hiland Partners' midstream operations and compression services operations.

        Total Segment Margin.    Hiland Partners views total segment margin as an important performance measure of the core profitability of its operations. Hiland Partners reviews total segment margin monthly for consistency and trend analysis.

        With respect to its midstream segment, Hiland Partners defines midstream segment margin as its revenue minus midstream purchases. Revenue includes revenue from the sale of natural gas, NGLs and NGL products resulting from its gathering, treating, processing and fractionation activities and fixed fees associated with its gathering of natural gas and transportation and disposal of saltwater. Midstream purchases include the cost of natural gas, condensate and NGLs purchased from third parties and the cost for the transportation and fractionation of NGLs by third parties. Hiland Partners' midstream segment margin is impacted by its midstream contract portfolio, which is described in more detail below.

        Hiland Partners' compression segment margin equals the fee it earns under its Compression Services Agreement with Continental Resources for providing air compression and water injection services. This fee is fixed and will be paid so long as Hiland Partners' facilities meet specified availability requirements, regardless of Continental Resources's utilization. As a result, Hiland Partners' compression segment margin is dependent on Hiland Partners' ability to accommodate Continental Resources's utilization levels. Hiland Partners entered into the Compression Services Agreement in a restructuring of its previously existing lease arrangement to become a service arrangement in connection with Hiland Partners' initial public offering as described in "—Items Impacting Comparability of Our Financial Results." For a discussion of this agreement, please read "—Hiland Partners' Contracts—Compression Services Agreement."

        Operations and Maintenance Expenses.    Operations and maintenance expenses are costs associated with the operation of a specific asset. Direct labor, insurance, ad valorem taxes, repair and maintenance, utilities and contract services comprise the most significant portion of Hiland Partners' operations and maintenance expenses. These expenses remain relatively stable independent of the volumes through Hiland Partners' systems but fluctuate slightly depending on the activities performed during a specific period.

        General and Administrative Expenses.    Hiland Partners' general and administrative expenses include the cost of employee and officer compensation and related benefits, office lease and expenses, professional fees, information technology expenses, as well as other expenses not directly associated with Hiland Partners' field operations.

        Hiland Partners' general and administrative expenses have increased as a result of it becoming a public company and as a result of the growth Hiland Partners has experienced since its initial public offering from its acquisition activity. These expenses were approximately $2.3 million for the six months ended June 30, 2006, $2.5 million for 2005 and $1.1 million for 2004. Public company expenses include the cost of tax return preparations, accounting support services, filing annual and quarterly reports with the Securities and Exchange Commission, investor relations, directors' and officers' insurance and registrar and transfer agent fees.

        Under the omnibus agreement that Hiland Partners entered into in connection with its initial public offering, Continental Resources provides certain general and administrative services to Hiland Partners in exchange for the lower of Continental Resources's cost to provide the services or $50,000 per year, namely:

  •
  information technology support, including supplying computer servers, repair services and electronic mail; and

  •
  human resource functions, including locating and recruiting potential employees and assistance in complying with certain employment laws and regulations.

        The omnibus agreement provides that Continental Resources will provide these services until February 2007.

        EBITDA.    Hiland Partners defines EBITDA as net income plus interest expense, provision for income tax and depreciation, amortization and accretion expense. EBITDA is used as a supplemental financial measure by Hiland Partners' management and by external users of Hiland Partners' financial statements such as investors, commercial banks, research analysts and others, to assess:

  •
  the financial performance of Hiland Partners' assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of Hiland Partners' assets to generate cash sufficient to pay interest costs and support its indebtedness;

  •
  Hiland Partners' operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

        EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to Hiland Partners' lenders and is used as a gauge for compliance with some of Hiland Partners' financial covenants under its credit facility. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.

How Hiland Partners Manages Its Operations

        Hiland Partners' management team uses a variety of tools to manage its business. These tools include: (1) flow and transaction monitoring systems; (2) producer activity evaluation and reporting; and (3) imbalance monitoring and control.

        Flow and transaction monitoring systems.    Hiland Partners uses a customized system that tracks commercial activity on a daily basis at each of its gathering systems, processing plants and treating and fractionation facilities. Hiland Partners tracks and monitors inlet volumes to its facilities, fuel consumption, NGLs and NGL products extracted, condensate volumes and residue sales volumes. Hiland Partners also monitors daily operational throughput at its air compression and water injection facilities.

        Producer activity evaluation and reporting.    The continued connection of natural gas production to Hiland Partners' gathering systems is critical to its business and directly impacts its financial performance. Hiland Partners monitors the producer drilling and completion activity in its primary areas of operation to identify anticipated changes in production and potential well-attachment opportunities. Through Hiland Partners' relationship with Continental Resources, it receives weekly summaries of new drilling permits and completion reports filed with the state regulatory agencies that govern these activities on all of its gathering systems other than the Bakken gathering system. Producers that have dedicated acreage to the Bakken gathering system provide Hiland Partners with their projected annual drilling schedules, which are updated periodically. Additionally, our field personnel report the locations of new wells in their respective areas and anticipated changes in production volumes to supply representatives and operating personnel at Hiland Partners' corporate offices. These processes enhance Hiland Partners' awareness of new well activity in its operating areas and allow Hiland Partners to be responsive to producers in connecting new volumes of natural gas to its pipelines.

        Imbalance monitoring and control.    Hiland Partners seeks to reduce imbalances between deliveries and sales of natural gas because of the inherent commodity risk that results when deliveries and sales of natural gas are not balanced concurrently. Hiland Partners continually monitors volumes it delivers to pipelines and volumes nominated for sale on pipelines to ensure it remains within acceptable imbalance limits during a calendar month.

Hiland Partners' Contracts

        Because of the significant volatility of natural gas and NGL prices, Hiland Partners' contract mix can have a significant impact on its profitability. In order to reduce its exposure to commodity price risk, Hiland Partners pursues arrangements under which it purchases natural gas from the producers at the wellhead at an index based price less a fixed fee to gather, dehydrate, compress, treat and/or process their natural gas, referred to as fee based arrangements or contracts, where market conditions permit. Actual contract terms are based upon a variety of factors, including natural gas quality, geographical location, the competitive environment at the time the contract is executed and customer requirements. Hiland Partners' contract mix and, accordingly, its exposure to natural gas and NGL prices, may change as a result of producer preferences, its expansion in regions where some types of contracts are more common and other market factors.

Hiland Partners' Natural Gas Sales Contracts

        Hiland Partners sells natural gas on intrastate and interstate pipelines to marketing affiliates of natural gas pipelines, marketing affiliates of integrated oil companies and utilities. Hiland Partners typically sells natural gas on a monthly basis under index-related pricing terms. In addition, Hiland Partners has forward sales contracts to sell: (1) approximately 50,000 MMBtu of natural gas per month through December 2007 with weighted average fixed prices per MMBtu of $4.47 and $4.49 for years 2006 and 2007, respectively; (2) approximately 50,000 MMBtu of natural gas per month from April 1, 2006 through December 2006 with weighted average fixed prices per MMBtu of $9.52; (3) approximately 50,000 MMBtu of natural gas per month from January 2007 through December 2007 with weighted average fixed prices per MMBtu of $9.13; and (4) approximately 100,000 MMBtu of natural gas per month for 2008 with a weighted average fixed price per MMBtu of $8.43. The above forward sales contracts relate to volumes from Hiland Partners' Eagle Chief and Matli gathering systems.

        Hiland Partners also uses cash flow hedges to limit its exposure to changing natural gas prices. Under these derivative agreements, Hiland Partners either receives or pays a monthly net settlement that is determined by the difference between a fixed price and a floating price based on certain indices for the relevant contract period for the agreed upon volumes. These hedges cover periods of up to nineteen months from the date of the hedge.

Hiland Partners' NGL Sales Arrangements

        Hiland Partners sells NGLs and NGL products at the tailgate of its facilities to ONEOK Hydrocarbon, LP, SemStream, L.P., and a subsidiary of Kinder Morgan Energy Partners, L.P. Hiland Partners typically sells NGLs and NGL products on a monthly basis under index-related or market-based pricing terms. Hiland Partners also uses cash flow hedges to limit its exposure to changing NGL prices. Under these hedges, Hiland Partners settles monthly on the difference between the sales of future production to its counterparty at a fixed price and the price that will be established on the date of hedge settlement by reference to a specified index price. These hedges cover periods of up to nineteen months from the date of the hedge.

        To insure that Hiland Partners' financial instruments will be used solely for hedging price risks and not for speculative purposes, Hiland Partners reviews its hedges for compliance with its hedging policies and procedures. Hiland Partners recognizes gains and losses from the settlement of its hedges as revenue when it sells the associated physical residue natural gas or NGLs. Any gain or loss realized as a result of hedging is substantially offset in the market when Hiland Partners sells the physical residue natural gas or NGLs. All of Hiland Partners' hedges are characterized as cash flow hedges as defined in Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Accounting." Hiland Partners determines gains or losses on open and closed hedging transactions based upon the difference between the hedge price and the physical price. For a more detailed discussion on our hedging activity, please read "—Quantitative and Qualitative Disclosures about Market Risk—Commodity Price Risks."

Hiland Partners' Natural Gas Purchase and Gathering Contracts

        With respect to its natural gas gathering, compression, dehydrating, treating, processing and marketing activities and its NGL fractionation activities, Hiland Partners contracts under the following types of arrangements:

  •
  Percentage-of-proceeds arrangements. Under percentage-of-proceeds arrangements, Hiland Partners generally purchases natural gas from producers at the wellhead, gathers, treats, and processes the natural gas, in some cases fractionates the NGLs into NGL products, and then sells the resulting residue gas and NGLs or NGL products at index-related prices. Hiland Partners remits to the producers either an agreed upon percentage of the proceeds or an index-related price for the natural gas and the NGLs. Under these types of arrangements, Hiland Partners' revenues and total segment margin correlate directly with the price of natural gas and NGLs. For the six months ended June 30, 2006 Hiland Partners purchased 31.9% of its total volumes under these types of fee arrangements.

  •
  Fixed-fee purchase arrangements. Under fixed-fee purchase arrangements, Hiland Partners purchases natural gas from the producers at the wellhead at an index based price less a fixed fee to gather, dehydrate, compress, treat and/or process their natural gas. These types of arrangements typically require Hiland Partners to pay the producer for the value of the wellhead gas less the applicable fee. For the six months ended June 30, 2006 Hiland Partners purchased 17.4% of its total volumes under these types of fee arrangements.

  •
  Fixed-fee gathering arrangements. Under fixed-fee gathering arrangements, Hiland Partners gathers, dehydrates and compresses natural gas supplied to its gathering systems and redelivers the compressed natural gas for a fixed fee. Under these arrangements, Hiland Partners does not take title to the natural gas. For the six months ended June 30, 2006, these types of arrangements accounted for 39.7% of Hiland Partners' total volumes.

  •
  Percentage-of-index arrangements. Under percentage-of-index arrangements, Hiland Partners purchases natural gas from the producers at the wellhead at a price that is at a fixed percentage of the index price for the natural gas that they produce. Hiland Partners then gathers, treats and processes the natural gas, in some cases fractionates the NGLs into NGL products, and then sells the residue gas and NGLs or NGL products pursuant to natural gas or NGL arrangements described above. Since under these types of arrangements Hiland Partners' costs to purchase the natural gas from the producer is based on the price of natural gas, Hiland Partners' total segment margin under these arrangements increases as the price of NGLs increase relative to the price of natural gas, and its total segment margin under these arrangements decreases as the price of natural gas increases relative to the price of NGLs. For the six months ended June 30, 2006 Hiland Partners purchased 11.0% of its total volumes under these types of fee arrangements.

Compression Services Agreement

        Under the compression services agreement that Hiland Partners entered into with Continental Resources in connection with its initial public offering and effective as of January 28, 2005, Continental Resources pays Hiland Partners a fixed monthly fee to provide compressed air and water at pressures sufficient to allow for the injection of either air or water into underground reservoirs for oil and gas secondary recovery operations. Under the compression services agreement, Continental Resources is responsible for the provision to Hiland Partners of power and water to be utilized in the compression process. If Hiland Partners' facilities do not meet the monthly volume requirements for compressed air and water, and the failure is not attributable to Continental Resources's failure to supply power or water or a force majeure, the fixed monthly payment will be reduced in proportion to the volumes of air or water Hiland Partners was unable to deliver during such month. Continental Resources may terminate the compression services agreement if Hiland Partners is unable to deliver any compressed air and water for a period of more than 20 consecutive days and the failure is not attributable to Continental Resources's failure to supply power or water or a force majeure. The agreement's initial term ends in January 2009, and thereafter the agreement will automatically renew for additional one-month terms unless terminated by either party by giving notice at least 15 days prior to the end of the then current term.

Hiland Partners' Growth Strategy

        Hiland Partners' growth strategy contemplates engaging in construction and expansion opportunities as well as complementary acquisitions of midstream assets in its operating areas. Hiland Partners intends to pursue construction and expansion projects to meet new or increased demand for its midstream services. In addition, Hiland Partners intends to pursue acquisitions that it believes will allow it to capitalize on its existing infrastructure, personnel and producer and customer relationships to provide an integrated package of services. Hiland Partners may also pursue selected acquisitions in new geographic areas to the extent they present growth opportunities similar to those Hiland Partners is pursuing in its existing areas of operations. To successfully execute its growth strategy, Hiland Partners will require access to capital on competitive terms. Hiland Partners intends to finance future acquisitions primarily by using the capacity available under its bank credit facility and equity or debt offerings or a combination of both.

        Capital Expenditures.    Hiland Partners makes capital expenditures either to maintain its assets or the natural gas supply to its assets or for expansion projects to increase its total segment margin. Maintenance capital is capital employed to replace partially or fully depreciated assets to maintain the existing operating capacity and extend the useful lives of Hiland Partners' assets, or other capital expenditures incurred in maintaining existing system volumes and related cash flows. Expansion capital expenditures represent capital expenditures made to expand or increase the efficiency of the existing operating capacity of Hiland Partners' assets. Expansion capital expenditures include expenditures that facilitate an increase in volumes within Hiland Partners' operations, whether through construction or an acquisition. Expenditures that reduce Hiland Partners' operating costs will be considered expansion capital expenditures only if the reduction in operating expenses exceeds cost reductions typically resulting from routine maintenance. Decisions whether to spend capital on expansion projects are generally based on the target rate of return, as well as the cash flow capabilities of the assets.

        Acquisitions.    In analyzing a particular acquisition, Hiland Partners considers the operational, financial and strategic benefits of the transaction. Hiland Partners' analysis includes location of the assets, strategic fit of the asset in relation to Hiland Partners' business strategy, expertise required to manage the asset, capital required to integrate and maintain the asset, and the competitive environment of the area where the assets are located. From a financial perspective, Hiland Partners analyzes the rate of return the assets will generate under various case scenarios, comparative market parameters and cash flow capabilities of the assets.

Items Impacting Comparability of Our Financial Results

        Our historical results of operations for the periods presented may not be comparable, either from period to period or going forward, for the reasons described below.

Hiland Partners GP, LLC's and Hiland Partners' Recent Formation

        Each of Hiland Partners GP, LLC and Hiland Partners were formed in October 2004 to own and operate the assets that have historically been owned and operated by Continental Gas, Inc. Immediately prior to consummation of Hiland Partners' initial public offering, the former owners of Continental Gas, Inc. and Hiland Partners, LLC contributed to Hiland Partners all of the assets and operations of Continental Gas, Inc. other than a portion of its working capital assets, and all of the assets and operations of Hiland Partners, LLC, other than a portion of its working capital assets and the assets related to the Bakken gathering system. Effective September 1, 2005, Hiland Partners acquired Hiland Partners, LLC, which owns the Bakken gathering system.

        Continental Gas, Inc. is Hiland Partners GP, LLC's and Hiland Partners' predecessor for accounting purposes and has historically owned all of Hiland Partners' natural gas gathering, processing and fractionation assets other than the Worland and Bakken gathering systems and certain systems acquired or constructed since Hiland Partners' formation. As a result, Hiland Partners GP, LLC's and Hiland Partners' historical financial statements for the periods prior to February 15, 2005 are the financial statements of Continental Gas, Inc.

        Hiland Partners, LLC has historically owned the Worland gathering system, the Horse Creek compression facility, the Cedar Hills water injection plant located next to Hiland Partners' Cedar Hills compression facility and the Bakken gathering system.

Restructuring of Compression Facilities Lease

        Prior to Hiland Partners' initial public offering, Hiland Partners, LLC owned Hiland Partners' Horse Creek air compression facility and its Cedar Hills water injection facility. In 2002, Hiland Partners, LLC entered into a five year lease agreement with Continental Resources, pursuant to which Hiland Partners, LLC leased the facilities to Continental Resources. Continental Resources used its own personnel to operate the facilities, and Hiland Partners, LLC made no operational decisions. In connection with Hiland Partners' formation and Hiland Partners' initial public offering, Hiland Partners entered into a four-year services agreement with Continental Resources, effective as of January 28, 2005, that replaced the existing lease. Under the services agreement, Hiland Partners owns and operates the facilities and provides air compression and water injection services to Continental Resources for a fee. As part of the restructuring, the personnel at Continental Resources that operated the facilities were transferred to Hiland Partners. Under the new services agreement, Hiland Partners receives a fixed payment of approximately $4.8 million per year as compared to $3.8 million per year under the prior lease agreement. In connection with the new services arrangement, Hiland Partners incurs approximately $1.0 million per year in additional operating costs. For a description of the restructured agreement, please read "—Hiland Partners' Contracts—Compression Services Agreement."

Construction and Acquisition Activities

        Since its inception, Hiland Partners has grown through a combination of building gas gathering and processing assets and acquisitions. For example, Hiland Partners commenced operation of the Matli gathering system in 1999 and constructed the Matli processing plant in 2003. Additionally, Hiland Partners acquired the Worland gathering system in 2000 and the Carmen gathering system in 2003. Hiland Partners acquired the Carmen gathering system in 2003 as an expansion of the Eagle Chief gathering system. Prior to its acquisition of the Carmen gathering system, Hiland Partners purchased the gas from the previous owner, processed it and returned it to the previous owner pursuant to a keep-whole arrangement. After it acquired the Carmen gathering system, Hiland Partners terminated this keep-whole arrangement and now sells the gas at the tailgate of the Eagle Chief processing plant. More recently, Hiland Partners completed the Bakken acquisition in September 2005 and the acquisition of the Kinta Area gathering assets in May 2006. Hiland Partners' historical acquisitions were completed at different dates and with numerous sellers and were accounted for using the purchase method of accounting. Under the purchase method of accounting, results from such acquisitions are recorded in the financial statements only from the date of acquisition.

        The rules of the Securities and Exchange Commission generally require a company that has acquired a significant "business" within a prescribed time period prior to a public offering to include pre-acquisition financial statements of the acquired business in the prospectus used in connection with the public offering. In general, the term "business" is required to be evaluated in light of the facts and circumstances involved and whether there is sufficient continuity of the acquired entity's operations prior to and after the transaction such that disclosure of prior financial information is material to an understanding of future operations.

        We believe the acquisition of the Kinta Area gathering assets from Enogex Gas Gathering, L.L.C., a subsidiary of Enogex, Inc., described above does not represent the acquisition of a "business," within the meaning of these requirements, but rather the acquisition of assets. The acquisition was structured as an acquisition of assets, and Hiland Partners did not acquire any entities, subsidiaries or divisions of Enogex. Furthermore, Hiland Partners did not acquire any of Enogex's natural gas transmission pipelines, which were attached to the Kinta Area gathering assets, and only assumed certain specified liabilities.

        Historically, Enogex operated the Kinta Area gathering assets together with its natural gas transmission pipelines and marketed its gathering and transmission services collectively to its customers. Since Hiland Partners did not acquire Enogex's transmission pipelines, it will only be marketing to producers its gathering and treating services. In addition, Hiland Partners plans to construct three new treating facilities to accommodate the increasing portion of natural gas supplied to Hiland Partners with a high CO2 content in the Kinta Area (Enogex did not historically offer treating services to its customers). Additionally, since Hiland Partners will operate the Kinta Area gathering assets as a stand-alone system, it will bill customers for fuel costs directly incurred on the system, whereas we believe Enogex's fuel charge was based on the fuel costs of its larger integrated system. As a result of the different services to be offered and the difference in costs to be passed on to Hiland Partners' customers, and because a majority of the assumed producer contracts were on a month-to-month basis at the effective time of the acquisition, Hiland Partners intends to pursue new or renegotiated producer contracts, which will vary substantially from the pre-existing contracts. Finally, Hiland Partners did not retain any of Enogex's management team or sales force and retained only a small portion of the field level employees.

        For the reasons discussed above, there will be significant changes in the operation of the Kinta Area gathering assets and the commercial relationships, management and employees relating to the assets, and accordingly, we believe that there was not sufficient continuity of the acquired assets' operations prior to and after the transactions to make disclosure of the prior financial information of the assets material to an understanding of the operations of the assets after the acquisition.

        Since we have concluded that the acquisition of the Kinta Area gathering assets do not constitute the acquisition of a business, we have not provided stand-alone pre-acquisition financial statements for the assets acquired.

Our Results of Operations

        We were formed in May 2006 and therefore do not have any historical financial statements. Because we will own and control Hiland Partners GP, LLC, the general partner of Hiland Partners, the historical financial statements presented below are of Hiland Partners GP, LLC on a consolidated basis, including Hiland Partners. Our historical financial statements presented below for periods prior to February 15, 2005 are the historical financial statements of Continental Gas, Inc., Hiland Partners GP, LLC's and Hiland Partners' predecessor. The summary historical financial data for the years ended December 31, 2003, 2004 and 2005 are derived from our or our predecessors' audited financial statements. The summary historical financial data for the six months ended June 30, 2005 and 2006 are derived from our or our predecessors' unaudited financial statements.

        Set forth in the table below are certain of our financial and operating data for the periods indicated.

	Year Ended December 31,					Six Months Ended June 30,
	2003(1)	2004	2005			2005			2006
	Predecessor(2)		Predecessor(2)	Hiland Partners GP, LLC(3)	Total	Predecessor(2)	Hiland Partners GP, LLC(3)	Total	Hiland Partners GP, LLC
						(unaudited)
Total Segment Margin Data:
Midstream revenues	$76,018	$98,296	$11,813	$150,571	$162,384	$11,813	$42,761	$54,574	$103,738
Midstream purchases	67,002	82,532	9,747	123,342	133,089	9,747	34,488	44,235	78,356

Midstream segment margin	9,016	15,764	2,066	27,229	29,295	2,066	8,273	10,339	25,382
Compression revenues(4)	—	—	—	4,217	4,217	—	1,807	1,807	2,410

Total segment margin(5)	$9,016	$15,764	$2,066	$31,446	$33,512	$2,066	$10,080	$12,146	$27,792

Summary of Operations Data:
Midstream revenues	$76,018	$98,296	$11,813	$150,571	$162,384	$11,813	$42,761	$54,574	$103,738
Compression revenues	—	—	—	4,217	4,217	—	1,807	1,807	2,410

Total revenues	76,018	98,296	$11,813	154,788	166,601	11,813	44,568	56,381	106,148
Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	67,002	82,532	9,747	123,342	133,089	9,747	34,488	44,235	78,356
Operations and maintenance expenses	3,714	4,933	780	6,579	7,359	780	2,406	3,186	6,571
Property impairment	1,535	—	—	—	—	—	—	—	—
Depreciation, amortization and accretion	3,304	4,127	512	10,600	11,112	512	3,500	4,012	9,794
(Gain) loss on asset sales	34	(19)	—	—	—	—	—	—	—
General and administrative expenses	770	1,082	166	2,376	2,542	166	883	1,049	2,298

Total operating costs and expenses	76,359	92,655	11,205	142,897	154,102	11,205	41,277	52,482	97,019

Operating income (loss)	(341)	5,641	608	11,891	12,499	608	3,291	3,899	9,129
Other income (expense), net	(487)	(764)	(115)	(2,119)	(2,234)	(115)	(302)	(417)	(2,341)

Income (loss) from continuing operations	(828)	4,877	493	9,772	10,265	493	2,989	3,482	6,788
Discontinued operations	246	35	—	—	—	—	—	—	—

Income (loss) before change in accounting principle and non-controlling interest	(582)	4,912	493	9,772	10,265	493	2,989	3,482	6,788
Cumulative effect of change in accounting principle	1,554	—	—	—	—	—	—	—	—

Income before minority interests in Hiland Partners interest	972	4,912	493	9,772	10,265	493	2,989	3,482	6,788
Affiliate minority interest in Hiland Partners	—	—	—	(5,993)	(5,993)	—	(1,979)	(1,979)	(3,424)
Non affiliate minority interest in Hiland Partners	—	—	—	(3,387)	(3,387)	—	(981)	(981)	(2,802)

Net income	$972	$4,912	$493	$392	$885	$493	$29	$522	$562

Operating Data:
Natural gas sales (MMBtu/d)	37,701	40,560	37,052	48,509	47,096	37,052	42,475	41,127	62,374
NGL sales (Bbls/d)	895	1,133	1,206	2,071	1,965	1,206	1,442	1,383	3,265
Natural gas gathered for fee (MMBtu/d)(6)	—	—	—	—	—	—	—	—	43,934

(1)
Includes operations of the Carmen gathering system beginning August 1, 2003, the date Hiland Partners acquired these assets.

(2)
Amounts presented in the Predecessor column include only the operations of Continental Gas, Inc. for the period prior to the initial public offering of Hiland Partners on February 15, 2005.

(3)
Amounts presented in the Hiland Partners GP, LLC column include only the activity for the period beginning on February 15, 2005, the date of Hiland Partners' initial public offering. These amounts include the operations of the assets contributed from Hiland Partners, LLC at the closing of Hiland Partners' initial public offering (Worland gathering system and compression assets).

(4)
Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

(5)
Reconciliation of total segment margin to operating income:

	Year Ended December 31,					Six Months Ended June 30,
	2003(1)	2004	2005			2005			2006
	Predecessor(2)			Hiland Partners GP, LLC(3)	Total	Predecessor(2)	Hiland Partners GP, LLC(3)	Total	Hiland Partners GP, LLC
	(in thousands)
Operating income (loss)	$(341)	$5,641	$608	$11,891	$12,499	$608	$3,291	$3,899	$9,129
Add:
Operations and maintenance expenses	3,714	4,933	780	6,579	7,359	780	2,406	3,186	6,571
Property impairment	1,535	—	—	—	—	—	—	—	—
Depreciation, amortization and accretion expenses	3,304	4,127	512	10,600	11,112	512	3,500	4,012	9,794
(Gain) loss on asset sales	34	(19)	—	—	—	—	—	—	—
General and administrative expenses	770	1,082	166	2,376	2,542	166	883	1,049	2,298

Total segment margin	$9,016	$15,764	$2,066	$31,446	$33,512	$2,066	$10,080	$12,146	$27,792

(6)
Natural gas gathered for fee (MMBtu/d) represents natural gas volumes associated with the Kinta Area gathering assets in which Hiland Partners did not take title to the gas.

Six Months Ended June 30, 2006 Compared with Six Months Ended June 30, 2005

        Revenues.    Total revenues (midstream and compression) were $106.1 million for the six months ended June 30, 2006 compared to $56.4 million for the six months ended June 30, 2005, an increase of $49.8 million, or 88.3%. This increase was primarily attributable to (1) increased volumes of approximately 21,000 MMBtu/d of natural gas sales, and 1,900 Bbl/d of NGL sales, attributable to the acquisition of the Bakken gathering system effective September 1, 2005, (2) additional volumes attributable to the Worland gathering system which was contributed to Hiland Partners by Hiland Partners, LLC on February 15, 2005 (3) increased revenues from compression assets contributed to Hiland Partners by Hiland Partners, LLC on February 15, 2005, (4) higher average realized natural gas prices and NGL sales prices and (5) two months of natural gas gathering fees totaling $2.0 million from the Kinta Area gathering assets acquired on May 1, 2006.

        Midstream revenues were $103.7 million for the six months ended June 30, 2006 compared to $54.6 million for the six months ended June 30, 2005, an increase of $49.1 million, or 90.1%. Of this increase, $12.7 million was primarily attributable to higher average realized natural gas prices and NGL sales prices, and $36.5 million was attributable to higher residue natural gas and NGL sales volumes. The volume increase is primarily attributable to the acquisition of the Bakken gathering system effective September 1, 2005, the Kinta Area gathering assets acquired on May 1, 2006 and inclusion of the Worland gathering system for the entire six months in 2006 as compared to four and one-half months of the corresponding period in 2005.

        Natural gas sales volumes were 62,374 MMBtu/d for the six months ended June 30, 2006 compared to 41,127 MMBtu/d for the six months ended June 30, 2005, an increase of 21,247 MMBtu/d, or 51.7%. Of the 21,247 MMBtu/d increase, 14,658 MMBtu/d, or 69.0% was attributable to the natural gas volumes associated with the Bakken gathering system and 2,162 MMBtu/d, or 10.2%, was attributable to the natural gas volumes resulting from the acquisition of the Kinta Area gathering assets. NGL sales volumes were 3,265 Bbls/d for the six months ended June 30, 2006 compared to 1,383 Bbls/d for the six months ended June 30, 2005, an increase of 1,882 Bbls/d, or 136.1%. Of the 1,882 Bbls/d increase, 1,746 Bbls/d, or 92.8% was also attributable to the Bakken gathering system. These increases in volumes were also attributable in part to the inclusion of the Worland gathering system for the entire six months in 2006 as compared to four and one-half months of the corresponding period in 2005.

        Average realized natural gas sales prices were $6.48 per MMBtu for the six months ended June 30, 2006 compared to $5.81 per MMBtu for the six months ended June 30, 2005, an increase of $0.67 per MMBtu, or 11.5%. In addition, average realized NGL sales prices were $1.04 per gallon for the six months ended June 30, 2006 compared to $0.86 per gallon for the six months ended June 30, 2005, an increase of $0.18 per gallon or 20.9%. The change in average realized natural gas and NGL sales prices was primarily a result of higher index prices due to a tightening of supply and demand fundamentals for energy, which caused crude oil and natural gas prices to rise during the six months ended June 30, 2006 compared to the six months ended June 30, 2005.

        Cash received from our counterparty on cash flow swap contracts that began on May 1, 2006 for natural gas derivative transactions that closed during the six months ended June 30, 2006 totaled $1.0 million. This gain increased average realized natural gas sales prices to $6.48 per MMBtu/d from $6.39 per MMBtu/d, an increase of $0.09 per MMBtu/d, or 1.4%. There were no derivative transactions during the six months ended June 30, 2005.

        Fees earned from a two-month average of 136,760 MMBtu/d of natural gas gathered by the Kinta Area gathering assets, which we acquired on May 1, 2006, were $2.0 million for the six months ended June 30, 2006. Natural gas gathered in which we do not take title averaged 130,350 MMBtu/d for the two months of May and June 2006, which equates to an average of 43,934 MMBtu/d for the six months ended June 30, 2006. We had no similar fees from natural gas gathering during the six months ended June 30, 2005.

        Compression revenues were $2.4 million for the six months ended June 30, 2006 compared to $1.8 million for the six months ended June 30, 2005, an increase of $0.6 million, or 33.4%. The compression assets were contributed by Hiland Partners, LLC on February 15, 2005, and accordingly, the revenues from these assets were only included for four and one-half months of the six-month period ended June 30, 2005.

        Midstream Purchases.    Midstream purchases were $78.3 million for the six months ended June 30, 2006 compared to $44.2 million for the six months ended June 30, 2005, an increase of $34.1 million, or 77.1%. Of the $34.1 million increase, $21.3 million, or 62.5% was attributable to purchases as a result of the Bakken gathering system acquisition effective September 1, 2005 and $2.1 million, or 6.1%, was attributable to purchases as a result of the acquisition of the Kinta Area gathering assets, effective May 1, 2006. The increase is also attributable to higher average realized natural gas prices and NGL sales prices and increased purchases resulting from the Worland gathering system acquisition on February 15, 2005.

        Operations and Maintenance.    Operations and maintenance expense totaled $6.6 million for the six months ended June 30, 2006 compared with $3.2 million for the six months ended June 30, 2005, an increase of $3.4 million, or 106.3%. Of this increase, $1.5 million, or 43.0% was attributable to operations and maintenance at the Bakken gathering system and $1.1 million, or 32.8%, was attributable to operations and maintenance as a result of the acquisition of the Kinta Area gathering assets acquired May 1, 2006. The increase in operations and maintenance is also attributable to the inclusion of the Worland gathering system for the entire six months in 2006 as compared to only four and one-half months of the corresponding period in 2005.

        Depreciation, Amortization and Accretion.    Depreciation, amortization and accretion expense totaled $9.8 million for the six months ended June 30, 2006 compared with $4.0 million for the six months ended June 30, 2005, an increase of $5.8 million, or 144.1%. Of this increase, $3.6 million, or 62.4%, was attributable to depreciation and amortization on the Bakken gathering system and $1.4 million, or 23.6%, was attributable to depreciation and amortization on the Kinta Area gathering assets acquired May 1, 2006. The increase is also attributable to depreciation, amortization and accretion on the Worland gathering system and the compression assets acquired on February 15, 2005 for the entire six months in 2006 as compared to only four and one-half months of the corresponding period in 2005.

        General and Administrative.    General and administrative expense totaled $2.3 million for the six months ended June 30, 2006 compared with $1.0 million for the six months ended June 30, 2005, an increase of $1.3 million, or 119.1%. The increase is primarily attributable to increased salaries and additional staffing of $0.7 million as a result of growth and $0.5 million in Sarbanes-Oxley internal control compliance costs and and audit and tax preparation fees.

        Other Income (Expense).    Other income (expense) totaled ($2.3) million for the six months ended June 30, 2006 compared with ($0.4) million for the six months ended June 30, 2005, a increase in expense of $1.9 million, or 461.4%. The increase is primarily attributable to additional interest expense associated with borrowings of $61.2 million on Hiland Partners' credit facility to partially finance the acquisition of the Kinta Area gathering assets on May 1, 2006 and the interest expense associated with the partial financing of the acquisition of the Bakken gathering system effective September 1, 2005. This increase is also attributable to $0.4 million of interest expense associated with borrowings by Hiland Partners' general partner of $35.0 million to finance the purchase of the 761,714 common units of Hiland Partners.

        Minority Interest.    Affiliate and non-affiliate minority interest in Hiland Partners' net income, which represents the allocation of Hiland Partners' earnings to its limited partners, increased to $6.2 million for the six months ended June 30, 2006 from $3.0 million for the prior year comparable period. This $3.2 million increase was primarily due to an increase in Hiland Partners' overall net income and an increase in its outstanding limited partner units due to its November 2005 offering of common units.

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

        Revenues.    Total revenues (midstream and compression) were $166.6 million for the year ended December 31, 2005 compared to $98.3 million for the year ended December 31, 2004, an increase of $68.3 million, or 69.5%. This increase was primarily attributable to (1) higher average realized natural gas prices and NGL sales prices, (2) increased volumes attributable to the contribution of the Worland gathering system by Hiland Partners, LLC on February 15, 2005, (3) increased revenues from compression assets contributed by Hiland Partners, LLC on February 15, 2005 and (4) increased volumes attributable to the acquisition of the Bakken gathering system effective September 1, 2005.

        Midstream revenues were $162.4 million for the year ended December 31, 2005 compared to $98.3 million for the year ended December 31, 2004, an increase of $64.1 million, or 65.2%. Of this increase, $40.9 million was attributable to higher average realized natural gas prices and NGL sales prices and $23.2 million was attributable to higher residue natural gas and NGL sales volumes. The volume increase is primarily attributable to the contribution of the Worland gathering system from Hiland Partners, LLC on February 15, 2005 and the acquisition of the Bakken gathering system effective September 1, 2005.

        Natural gas sales volumes were 47,096 MMBtu/d for the year ended December 31, 2005 compared to 40,560 MMBtu/d for the year ended December 31, 2004, an increase of 6,536 MMBtu/d, or 16.1%. Hiland Partners' NGL sales volumes were 1,965 Bbls/d for the year ended December 31, 2005 compared to 1,133 Bbls/d for the year ended December 31, 2004, an increase of 832 Bbls/d, or 73.4%. These increases in volumes are primarily associated with the contribution of the Worland gathering system from Hiland Partners, LLC on February 15, 2005 and the acquisition of the Bakken gathering system from Hiland Partners, LLC effective September 1, 2005.

        Average realized natural gas sales prices were $7.39 per MMBtu for the year ended December 31, 2005 compared to $5.49 per MMBtu for the year ended December 31, 2004, an increase of $1.90 per

MMBtu, or 34.6%. In addition, average realized NGL sales prices were $1.01 per gallon for the year ended December 31, 2005 compared to $0.76 per gallon for the year ended December 31, 2004, an increase of $0.25 per gallon or 32.9%. The change in average realized natural gas and NGL sales prices was primarily a result of higher index prices due to a tightening of supply and demand fundamentals for energy, which caused crude oil and natural gas prices to rise during the year ended December 31, 2005 compared to the year ended December 31, 2004.

        Compression revenues were $4.2 million for the year ended December 31, 2005. The compression assets were contributed by Hiland Partners, LLC on February 15, 2005. Continental Gas, Inc., our predecessor, did not have a compression segment, therefore, there were no compression revenues reported for the year ended December 31, 2004.

        Midstream Purchases.    Midstream purchases were $133.1 million for the year ended December 31, 2005 compared to $82.5 million for the year ended December 31, 2004, an increase of $50.6 million, or 61.3%. This increase is primarily attributable to increased payments on percent of proceeds and percent of index contracts as a result of higher average realized natural gas prices and NGL sales prices, the contribution of the Worland gathering system from Hiland Partners, LLC on February 15, 2005 and the acquisition of the Bakken gathering system effective September 1, 2005.

        Operations and Maintenance.    Operations and maintenance expense totaled $7.4 million for the year ended December 31, 2005 compared with $4.9 million for the year ended December 31, 2004, an increase of $2.4 million, or 49.2%. This increase is primarily attributable to the contribution of the Worland gathering system and the compression assets from Hiland Partners, LLC on February 15, 2005 and the acquisition of the Bakken gathering system from Hiland Partners, LLC effective September 1, 2005.

        Depreciation, Amortization and Accretion.    Depreciation, amortization and accretion expense totaled $11.1 million for the year ended December 31, 2005 compared with $4.1 million for the year ended December 31, 2004, an increase of $7.0 million, or 169.3%. This increase is primarily attributable to the contribution of the Worland gathering system and the compression assets from Hiland Partners, LLC on February 15, 2005 and the acquisition of the Bakken gathering system effective September 1, 2005.

        General and Administrative.    General and administrative expense totaled $2.5 million for the year ended December 31, 2005 compared with $1.1 million for the year ended December 31, 2004, an increase of $1.5 million, or 134.9%. The increase is primarily attributable to approximately $0.4 million for expenses related to adding staff as a result of Hiland Partners' growth and approximately $0.7 million for the additional costs of being a public company.

        Other Income (Expense).    Other income (expense) totaled ($2.2) million for the year ended December 31, 2005 compared with ($0.8) million for the year ended December 31, 2004, a increase in expense of $1.5 million, or 192.4%. The increase is primarily attributable to additional interest expense and amortization of deferred debt issuance costs associated with Hiland Partners' credit facility relating to the acquisition of the Bakken gathering system effective September 1, 2005.

        Minority Interest.    Affiliate and non-affiliate minority interest in Hiland Partners' net income, which represents the allocation of Hiland Partners' earnings to its limited partners, was $9.4 million for the year ended December 31, 2005. There was no affiliated and non-affiliated minority interest in Hiland Partners' net income for the year ended December 31, 2004 as Hiland Partners did not begin operations until February 15, 2005.

Year Ended December 31, 2004 Compared with Year Ended December 31, 2003

        Revenues.    Midstream revenues were $98.3 million for the year ended December 31, 2004 compared to $76.0 million for the year ended December 31, 2003, an increase of $22.3 million, or 29.3%. Of this increase, $12.7 million was attributable to higher average realized natural gas sales prices and NGL sales prices and $7.2 million was attributable to higher residue and NGL sales volumes.

        Natural gas sales volumes were 40,560 MMBtu/d for the year ended December 31, 2004 compared to 37,701 MMBtu/d for the year ended December 31, 2003, an increase of 2,859 MMBtu/d, or 7.6%. NGL sales volumes were 1,133 Bbls/d for the year ended December 31, 2004 compared to 895 Bbls/d for the year ended December 31, 2003, an increase of 238 Bbls/d, or 26.6%. Natural gas and NGL sales volumes increased primarily as a result of the acquisition of the Carmen gathering system from Great Plains Pipeline Company in August 2003.

        Average realized natural gas sales prices were $5.49 per MMBtu for the year ended December 31, 2004 compared to $4.84 per MMBtu for the year ended December 31, 2003, an increase of $0.65 per MMBtu, or 13.4%. In addition, average realized NGL sales prices were $0.76 per gallon for the year ended December 31, 2004 compared to $0.58 per gallon for the year ended December 31, 2003, an increase of $0.18 per gallon, or 31.0%. The change in average realized natural gas and NGL sales prices was primarily a result of higher index prices. The change in index prices was primarily a result of a tightening of supply and demand fundamentals for energy which caused crude oil and natural gas prices to rise significantly during the year ended December 31, 2004 compared to the year ended December 31, 2003.

        Midstream Purchases.    Midstream purchases were $82.5 million for the year ended December 31, 2004 compared to $67.0 million for the year ended December 31, 2003, an increase of $15.5 million, or 23.2%. This increase was directly attributable to an increase in natural gas and NGL sales volumes as a result of the acquisition of the Carmen gathering system from Great Plains Pipeline Company in August 2003 and an increase in natural gas and NGL prices.

        Operations and Maintenance.    Operations and maintenance expenses totaled $4.9 million for the year ended December 31, 2004 compared with $3.7 million for the year ended December 31, 2003, an increase of $1.2 million, or 32.8%. The increase was primarily attributable to the acquisition of the Carmen gathering system.

        Property Impairment.    In 2003, Hiland Partners recognized a $1.5 million impairment expense as a result of volume declines at gathering facilities located in Texas, Mississippi and Wyoming. There was no impairment expense recorded in 2004.

        Depreciation, Amortization and Accretion.    Depreciation, amortization and accretion expenses totaled $4.1 million for the year ended December 31, 2004 compared with $3.3 million for the year ended December 31, 2003, an increase of $0.8 million, or 24.9%. The increase was primarily due to the acquisition of the Carmen gathering system in August 2003 and expansion of the Matli gathering system in 2003.

        General and Administrative.    General and administrative expenses totaled $1.1 million for the year ended December 31, 2004 compared with $0.8 million for the year ended December 31, 2003, an increase of $0.3 million, or 40.5%. The increase is associated with an increase in employees caused by Hiland Partners' growth and preparation for its initial public offering.

        Other Income (Expense).    Other income (expense) totaled ($0.8) million for the year ended December 31, 2004 compared with ($0.5) million for the year ended December 31, 2003, an increase of $0.3 million, or 56.9%. This increase relates to the acquisition of the Carmen gathering system in

August 2003 and expansion of the Matli Gathering System. Hiland Partners acquired the Carmen gathering system for a net purchase price of $12.0 million that was financed with bank debt.

        Cumulative Effect of Change in Accounting Principle.    Cumulative effect of change in accounting principle totaled $1.6 million for the year ended December 31, 2003. In 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS No. 143). SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost is allocated to expense using a systematic and rational method and the liability is accreted to its face amount. Hiland Partners adopted SFAS No. 143 on January 1, 2003. The impact of adopting SFAS No. 143 has been accounted for through a cumulative effect adjustment that amounted to $1.6 million increase to net income recorded on January 1, 2003.

General Trends and Outlook

        We expect Hiland Partners' business to continue to be affected by the following key trends. These expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about or interpretations of available information prove to be incorrect, our expectations may vary materially from actual results. Please see "Forward-Looking Statements."

        U.S. Gas Supply and Outlook.    We believe that current natural gas prices will continue to result in relatively high levels of natural gas-related drilling as producers seek to increase their level of natural gas production. Although the number of U.S. natural gas wells drilled has increased overall in recent years, a corresponding increase in production has not been realized, primarily as a result of smaller discoveries. We believe that an increase in U.S. drilling activity and additional sources of supply such as liquefied natural gas, or LNG, imports will be required for the natural gas industry to meet the expected increased demand for, and to compensate for the slowing production of, natural gas in the United States.

        A number of the areas in which Hiland Partners operates are experiencing significant drilling activity as result of recent high natural gas prices, new discoveries and the implementation of new exploration and production techniques. We believe that this higher level of activity will continue. We also believe that Hiland Partners' Badlands gathering system is located in an area where ongoing secondary recovery operations may provide Hiland Partners with additional natural gas volumes.

        While we anticipate continued high levels of exploration and production activities in a number of the areas in which Hiland Partners operates, fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. We have no control over the level of drilling activity in the areas of Hiland Partners' operations.

        Processing Margins.    During the first six months of 2006 and the years ended 2005, 2004 and 2003, Hiland Partners generally has seen its margins increase as natural gas prices and NGL prices have increased, primarily as a result of percentage-of-proceeds contracts. During 2004 and 2003, this positive impact on margins had been partially offset by the negative impact on margins resulting from the price of natural gas increasing relative to the price of NGLs, primarily as a result of percentage-of-index contracts. Hiland Partners' profitability is dependent upon pricing and market demand for natural gas and NGLs, which are beyond our control and have been volatile.

        Rising Interest Rate Environment.    As a result of the strengthening of the overall U.S. economy and the resulting tightening of monetary policy, interest rates, including the interest rates under Hiland Partners' credit facility, have risen since mid-2004. If the overall economy strengthens further, it is likely that monetary policy will continue to tighten, resulting in higher interest rates to counter possible inflation. Interest rates on future credit facility borrowings and debt offerings could be higher than current levels, causing Hiland Partners' financing costs to increase accordingly. Although this could limit Hiland Partners' ability to raise funds in the debt capital markets, Hiland Partners expects to remain competitive with respect to acquisitions and capital projects, as competitors would face similar circumstances. As with other yield oriented securities, our unit price and Hiland Partners' unit price are impacted by the level of cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield oriented securities for investment decision making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our and Hiland Partners' units, and a rising interest rate environment could have an adverse impact on our and Hiland Partners' unit price and our and Hiland Partners' ability to issue additional equity to make acquisitions, reduce debt or for other purposes.

Impact of Inflation

        Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the periods presented.

Liquidity and Capital Resources

Overview

        We rely on distributions from Hiland Partners to fund cash requirements for our operations. Cash generated from operations, borrowings under Hiland Partners' credit facility and funds from private or public equity and future debt offerings are Hiland Partners' primary sources of liquidity. We believe that funds from these sources should be sufficient to meet both Hiland Partners' short-term working capital requirements and its long-term capital expenditure requirements. Hiland Partners' ability to pay distributions to unitholders, to fund planned capital expenditures and to make acquisitions depends upon Hiland Partners' future operating performance, and more broadly, on the availability of equity and debt financing, which will be affected by prevailing economic conditions in Hiland Partners' industry and financial, business and other factors, some of which are beyond Hiland Partners' control.

Cash Flows

Six Months Ended June 30, 2006 Compared with Six Months Ended June 30, 2005

        Cash Flows from Operating Activities.    Cash flows from operating activities increased by $28.3 million to $26.9 million for the six months ended June 30, 2006 from $(1.4) million for the six months ended June 30, 2005. Approximately $5.8 million of the increase is attributable to higher depreciation and amortization during the six months ended June 30, 2006 as compared to the six months ended June 30, 2005. In addition, changes in working capital items, exclusive of cash, contributed $10.0 million to cash flows from operating activities during the six months ended June 30, 2006 as compared to reducing cash flows from operating activities by $9.2 million for the six months ended June 30, 2005. The use of cash in operating activities in 2005 was primarily a result of replenishing Hiland Partners' accounts receivable after the closing of its initial public offering and increased accounts receivable as a result of higher realized prices for natural gas and NGLs. In connection with Hiland Partners' formation, the $9.1 million accounts receivables of Continental Gas, Inc. was retained by the former owners of Continental Gas, Inc. Decreased natural gas and NGLs prices at June 30, 2006 as compared to natural gas and NGL prices at December 31, 2005, offset by the effect of Hiland Partners' acquisition of the Kinta Area gathering assets, contributed to decreases in accounts receivable and accrued midstream revenues during the six months ended June 30, 2006. Accounts payable and accrued midstream purchases during the six months ended June 30, 2006 decreased due to a reduction in natural gas and NGL prices at June 30, 2006 as compared to natural gas and NGL prices at December 31, 2005, but was somewhat offset by increased vendor payables relating to internal expansion and growth projects and additional accounts payable relating to the operations of the Kinta Area gathering assets acquired on May 1, 2006.

        Cash Flows Used for Investing Activities.    Cash flows used for investing activities, which represent investments in property and equipment and payments made for acquisitions, increased by $128.7 million to $130.0 million for the six months ended June 30, 2006 from $1.3 million for the six months ended June 30, 2005 largely due to the acquisition of the Kinta Area gathering assets, the ongoing progress on the Badlands expansion project and continued growth at the Bakken gathering system.

        Cash Flows from Financing Activities.    Cash flows from financing activities increased to $105.5 million for the six months ended June 30, 2006 from $8.6 million for the six months ended June 30, 2005. During the six months ended June 30, 2006, Hiland Partners borrowed $81.8 million under its credit facility to partially fund the acquisition of the Kinta Area gathering assets and to continue to fund its internal expansion projects at both the Badlands and Bakken gathering systems. On May 1, 2006, Hiland Partners' general partner borrowed $35.0 million to purchase 761,714 common units and 15,545 general partner units of Hiland Partners, which was used by Hiland Partners to complete the Kinta Area gathering assets acquisition on the same day. During the six months ended June 30, 2006, members of Hiland Partners' general partner contributed $0.5 million and Hiland Partners received contributions of $1.0 million as a result of issuing common units upon the exercise of 43,200 vested unit options. During the six months ended June 30, 2006, Hiland Partners distributed $10.8 million to minority interest unitholders, and Hiland Partners' general partner distributed $0.7 million to its members. Hiland Partners' general partner also paid debt issuance costs of $0.2 million and deferred offering costs of $0.3 million during the six months ended June 30, 2006, and Hiland Partners paid debt issuance costs of $0.8 million during the same period. Hiland Partners completed its initial public offering of 2,300,000 common units on February 15, 2005, receiving net proceeds of $48.1 million. The proceeds from the public offering were used to (1) pay remaining offering costs of $2.2 million and deferred debt issuance costs of $0.6 million, (2) pay outstanding indebtedness of $22.9 million, (3) redeem $6.3 million of common units from an affiliate of Harold Hamm and the Hamm Trusts, and (4) make a $3.9 million distribution to the previous owners of Hiland Partners, LLC. Hiland Partners retained $12.2 million to replenish working capital. During the period from January 1, 2005 to February 14, 2005, Continental Gas, Inc. repaid $1.1 million of its outstanding indebtedness.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

        Cash Flows from Operating Activities.    Cash flows from operating activities increased by $0.2 million to $8.2 million for the year ended December 31, 2005 from $8.0 million for the year ended December 31, 2004. Hiland Partners received cash flows from customers of approximately $143.4 million due to increased prices for natural gas and NGLs and higher volumes sold in 2005, had cash payments to its suppliers and employees of approximately $133.9 million and payment of interest expense of $1.4 million, net of amounts capitalized, resulting in cash received from Hiland Partners' operating activities of approximately $8.2 million. Increased natural gas and NGLs prices together with the acquisition of the Bakken assets contributed to increases in net income during 2005. These increases were partially offset by a reduction in cash flows from operating activities resulting from changes in working capital items. Working capital items, exclusive of cash, decreased cash flows by $12.6 million to $13.8 million during the year ended December 31, 2005 from $1.2 million for the year ended December 31, 2004, primarily as a result of replenishing Hiland Partners' accounts receivable after the closing of the initial public offering, increased accounts receivable as a result of higher realized prices for natural gas and NGLs and additional accounts receivable generated from midstream sales from the Bakken gathering system. In connection with Hiland Partners' formation, $9.1 million of accounts receivables of Continental Gas, Inc. was retained by the former owners of Continental Gas, Inc.

        Cash Flows Used for Investing Activities.    Cash flows used for investing activities, which represent investments in property and equipment, increased by $69.6 million to $74.9 million for the year ended December 31, 2005 from $5.3 million for the year ended December 31, 2004. Hiland Partners' acquisition of the Bakken gathering system assets totaled approximately $64.6 million.

        Cash Flows from Financing Activities.    Cash flows from financing activities increased to $72.8 million for the year ended December 31, 2005 from $(2.9) million for the year ended December 31, 2004. Hiland Partners completed its initial public offering of 2,300,000 common units on February 15, 2005, receiving net proceeds of $48.1 million. The proceeds from the public offering were used to (1) pay remaining offering costs of $2.2 million and deferred debt issuance costs of $0.6 million, (2) pay outstanding indebtedness of $22.9 million, (3) redeem $6.3 million of common units from an affiliate of Harold Hamm and the Hamm Trusts, and (4) make a $3.9 million distribution to the previous owners of Hiland Partners, LLC. Hiland Partners retained $12.2 million to replenish working capital. During the period from January 1, 2005 to February 14, 2005, Continental Gas, Inc. repaid $1.1 million of its outstanding indebtedness. On September 26, 2005, Hiland Partners borrowed $93.7 million under its amended credit facility in connection with the acquisition of Hiland Partners, LLC and incurred an additional $0.5 million in debt issuance costs by amending its credit facility.

        In addition, cash flows from financing activities for the year ended December 31, 2005 reflect a $27.8 million distribution to the controlling member of Hiland Partners' general partner in connection with the acquisition of Hiland Partners, LLC. The controlling member of Hiland Partners' general partner owned 49% of Hiland Partners, LLC. The $27.8 million distribution presented in Hiland Partners' statement of cash flows reflects the difference in the purchase price paid to the controlling member of Hiland Partners' general partner and his cost basis in the net assets of Hiland Partners, LLC. During the third quarter, Hiland Partners' general partner contributed $7,000 to maintain its 2% interest in Hiland Partners as a result of Hiland Partners' issuance of 8,000 restricted common units to non-employee board members of Hiland Partners' general partner. On November 21, 2005, Hiland Partners completed a public offering of 1,630,000 common units, receiving net proceeds, including a $1.4 million contribution from Hiland Partners' general partner to maintain its 2% interest in Hiland Partners and less underwriter discount of $3.4 million, of $66.1 million. Offering costs associated with this public offering totaled $0.6 million. Concurrent with the closing of this offering, Hiland Partners repaid $65.2 million of indebtedness outstanding under its credit facility, which had been incurred to fund the Bakken acquisition. During the fourth quarter of 2005, Hiland Partners borrowed $5.3 million under its credit facility to fund capital expansion projects. From February 15, 2005 through December 31, 2005, Hiland Partners distributed $8.3 million to its unitholders, which reduced cash flow from financing activities for the year ended December 31, 2005.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

        Cash flows from operating activities.    Net cash provided by operating activities was $8.0 million and $4.5 million for 2004 and 2003, respectively, an increase of $3.5 million. Net cash provided by operating activities increased during 2004 principally due to higher total segment margin of $6.7 million. The increase in total segment margin was attributable to an increase in natural gas and NGLs prices as well as an increase in natural gas and NGL sales volumes as a result of the acquisition of the Carmen gathering system in August 2003 and expansion of the Matli gathering system throughout 2003. However, this increase was partially offset by higher operating expenses of $1.2 million and changes in working capital items using $1.2 million in 2004 as compared to providing $0.1 million in 2003.

        Cash flows used in investing activities.    Net cash used in investing activities was $5.3 million for 2004 and $17.3 million for 2003. The year ended December 31, 2003 includes $12.0 million of capital expenditures for Hiland Partners' acquisition of the Carmen gathering system. Capital expenditures for additions to property, plant and equipment and acquisitions were $16.7 million in 2003 (net of discontinued operations), which includes $12.0 million of capital expenditures for the acquisition of the Carmen gathering system, which is now part of Hiland Partners' Eagle Chief gathering system, and $3.5 million for capital expansion of the Matli gathering system, including construction of the Matli processing plant and a compressor station and $1.2 million for other assets.

        Cash flows from financing activities.    Net cash provided by (used in) financing activities was ($2.9) million for 2004 and $13.2 million for 2003. For 2004, cash used in financing activities was primarily attributable to Hiland Partners' net repayment of $1.9 million in long-term debt. Cash provided by financing activities of $13.2 million for 2003 was attributable to net borrowings of long-term debt primarily for financing the acquisition of the Carmen gathering system.

Capital Requirements

        The midstream energy business is capital intensive, requiring significant investment to maintain and upgrade existing operations. Hiland Partners' capital requirements have consisted primarily of, and we anticipate will continue to be:

  •
  maintenance capital expenditures, which are capital expenditures made to replace partially or fully depreciated assets to maintain the existing operating capacity of Hiland Partners' assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows; and

  •
  expansion capital expenditures such as those to acquire additional assets to grow Hiland Partners' business, to expand and upgrade gathering systems, processing plants, treating facilities and fractionation facilities and to construct or acquire similar systems or facilities.

        Given Hiland Partners' objective of growth through acquisitions and expansions, we anticipate that Hiland Partners will continue to invest significant amounts of capital to grow and acquire assets. Hiland Partners actively considers a variety of assets for potential acquisitions. For a discussion of the primary factors Hiland Partners considers in deciding whether to pursue a particular acquisition, please read "—Hiland Partners' Growth Strategy—Acquisitions."

        We believe that cash generated from the operations of Hiland Partners' business will be sufficient to meet anticipated maintenance capital expenditures, for which Hiland Partners invested $2.2 million during the year ended December 31, 2005 and has budgeted between $3.7 million and $4.3 million for 2006. We anticipate that expansion capital expenditures will be funded through long-term borrowings or other debt financings and/or equity capital offerings. Please read "—Hiland Partners Credit Facility" below for information related to Hiland Partners' credit facility.

        Total Contractual Cash Obligations.     A summary of Hiland Partners' total contractual cash obligations as of June 30, 2006, is as follows:

	Payment Due by Period
Type of Obligation	Total Obligation	Due in 2006	Due in 2007	Due in 2008	Due in 2009	Thereafter
	(in thousands)
Hiland Partners' credit facility(1)	$115,564	$—	$—	$—	$—	$115,564
Contracts on internal expansion projects(2)	8,845	5,570	3,275	—	—	—
Operating leases	395	50	109	108	75	53

Total contractual cash obligations(3)	$124,804	$5,620	$3,384	$108	$75	$115,617

(1)
For a discussion of Hiland Partners' credit facility, please read "—Hiland Partners Credit Facility" below.

(2)
Badlands Expansion Project.    On November 8, 2005, Hiland Partners entered into a new 15-year definitive gas purchase agreement with Continental Resources, Inc. under which Hiland Partners will gather, treat and process additional natural gas, which is produced as a by-product of Continental Resources' secondary oil recovery operations, in the areas specified by the contract. In order to fulfill its obligations under the agreement, Hiland Partners intends to expand its Badlands gas gathering system and processing plant located in Bowman County, North Dakota. This expansion project will include the construction of a 40,000 Mcf/d nitrogen rejection plant and the expansion of its existing Badlands field gathering infrastructure. The expansion project, which is targeted for completion in the 4th quarter of 2006, is expected to cost approximately $40.0 million, which Hiland Partners intends to fund using its existing bank credit facility. Moreover, Hiland Partners expect to spend an additional $9.5 million in 2007 to expand the system. The cost to expand the system may exceed Hiland Partners expected costs if its assumptions as to construction costs or other factors are incorrect or as a result of other events that are beyond its control.

  Bakken Compressors.    Hiland Partners has contractual obligations of $1.3 million to purchase three new compressors which Hiland Partners expects to be operational by the fourth quarter of 2006.

(3)
Excludes physical and financial purchases of natural gas, NGLs, and other energy commodities due to the nature of both the price and volume components of such purchases, which vary on a daily or monthly basis. We do not have any contractual commitments for fixed price and/or fixed quantities.

        Hiland Partners has entered into certain financial derivative instruments that are classified as cash flow hedges in accordance with SFAS No. 133, as amended, and relate to forecasted sales in 2006, 2007 and 2008. Hiland Partners entered into these instruments to hedge the forecasted natural gas and natural gas liquid sales or purchases against the variability in expected future cash flows attributable to changes in market prices. The swap instruments are contractual agreements between counterparties to exchange obligations of money as the underlying natural gas or natural gas liquids are sold or purchased. Under these swap agreements, Hiland Partners either receives or pays a monthly net settlement that is determined by the difference between a fixed price and a floating price based on certain indices for the relevant contract period for the agreed upon volumes.

        The following table provides information about these financial derivative instruments for the periods indicated:

Natural Gas — Sold Fixed for Floating Swaps	Volume (MMBtu)	Average Fixed Price (per MMBtu)
2006	1,080,000	$8.94
2007	1,620,000	$8.03
2008	1,620,000	$8.00
Natural Gas — Buy Fixed for Floating Swap	(MMBtu)	(per MMBtu)
2006	200,000	$8.87
2007	600,000	$8.87
2008	150,000	$8.87
Natural Gas Liquids — Sold Fixed for Floating Swaps	(BBls)	(per gallon)
2006	50,884	$1.13
2007	152,652	$1.13
2008	38,163	$1.13

        In addition to the contractual obligations noted in the table above, Hiland Partners has fixed price forward sales contracts to sell (1) approximately 50,000 MMBtu of natural gas per month through December 2007 with weighted average fixed prices per MMBtu of $4.47 and $4.49 for years 2006 and 2007, respectively; (2) approximately 50,000 MMBtu of natural gas per month from April 1, 2006 through December 2006 with weighted average fixed prices per MMBtu of $9.52; (3) approximately 50,000 MMBtu of natural gas per month from January 2007 through December 2007 with weighted average fixed prices per MMBtu of $9.13; and (4) approximately 100,000 MMBtu of natural gas per month for 2008 with a weighted average fixed price per MMBtu of $8.43. Such contracts have been designated as normal sales under SFAS No. 133 and are therefore not marked to market as derivatives.

        Acquisition of Kinta Area Gathering Assets.    On May 1, 2006, Hiland Partners, through its wholly-owned operating subsidiary, Hiland Operating, LLC completed its acquisition of certain Kinta Area gathering assets from Enogex Gas Gathering, L.L.C. for $96.4 million in cash. The acquired assets include five separate low pressure natural gas gathering systems located in the Eastern Oklahoma Arkoma Basin with nearly 40,000 horsepower of compression and 569 miles of natural gas gathering pipelines which are currently gathering approximately 137,000 Mcfd.

        The acquisition was financed through the issuance of 761,714 common units and 15,545 general partner units to its general partner at a per unit price of $45.03 per unit for a total of $35.0 million, and $61.2 million was financed through Hiland Partners' credit facility. The purchase price of the common units was equal to the average closing price of the common units for the three trading-days immediately preceding May 1, 2006. The common units were not issued until after the May 5, 2006 record date for Hiland Partners' most recently declared quarterly distribution and, accordingly, were not entitled to receive that quarterly distribution. The board of directors, as well as the conflicts committee of the board of directors, of Hiland Partners' general partner, consisting of its independent directors, approved the transaction.

        Badlands Expansion Project.    On November 8, 2005, Hiland Partners entered into a new 15-year definitive gas purchase agreement with Continental Resources under which it will gather, treat and process additional natural gas, which is produced as a by-product of Continental Resources' secondary oil recovery operations, in the areas specified by the contract. In order to fulfill its obligations under the agreement, Hiland Partners intends to expand the Badlands gas gathering system and processing plant located in Bowman County, North Dakota. This expansion project will include the construction of a 40,000 Mcf/d nitrogen rejection plant and the expansion of the existing Badlands field gathering infrastructure. The expansion project, which is targeted for completion in the 4th quarter of 2006, is expected to cost approximately $40.0 million, which Hiland Partners intends to fund using its existing bank credit facility. Moreover, Hiland Partners expects to spend an additional $9.5 million in 2007 to expand the system. The cost to expand the system may exceed expected costs if assumptions as to construction costs or other factors are incorrect or as a result of other events that are beyond our and Hiland Partners' control.

        Off-Balance Sheet Arrangements.    Hiland Partners had no off-balance sheet arrangements as of June 30, 2006.

Hiland Partners GP, LLC Credit Agreement

        On May 1, 2006, Hiland Partners GP, LLC entered into a credit agreement under which it borrowed $35.0 million to purchase 761,714 common units and 15,545 general partner units from Hiland Partners. Borrowings under the credit agreement bear interest at the lender's prime rate less 1.10%. Hiland Partners GP, LLC's obligations under the credit agreement mature upon the earlier of our initial public offering and October 31, 2007, are unsecured and are guaranteed by all of Hiland Partners GP, LLC's members.

        We anticipate that we will use a portion of the proceeds from this offering to repay the indebtedness outstanding under Hiland Partners GP, LLC's credit agreement. Please see "Use of Proceeds."

Hiland Holdings GP, LP Credit Facility

        In connection with this offering, we intend to enter into a three-year $25.0 million secured revolving credit facility. MidFirst Bank, a federally chartered savings association located in Oklahoma City, Oklahoma, is a lender and serves as administrative agent under the facility. The facility will permit us, if certain conditions are met, to increase borrowing capacity by up to an additional $25.0 million. The facility will be secured by all of our ownership interests in Hiland Partners and its general partner, other than the 2% general partner interest and the incentive distribution rights.

        The facility will mature on the third anniversary of the initial public offering, at which time all outstanding amounts thereunder become due and payable.

        Loans under the facility will bear interest, at our option, at either (i) an alternate base rate plus an applicable margin ranging from 100 to 150 basis points per annum or (ii) LIBOR plus an applicable margin ranging from 200 to 250 basis points per annum in each case based on our ratio of consolidated funded debt to EBITDA. The alternate base rate is equal to the greatest of (a) the prime rate in effect on such day, (b) the base CD rate in effect on such day plus 1.50% and (c) the federal funds effective rate in effect on such day plus 1/2 of 1%. A letter of credit fee will be payable for the aggregate amount of letters of credit issued under the facility at a percentage per annum equal to 2.0%. A commitment fee ranging from 25 to 50 basis points per annum based on our ratio of consolidated funded debt to EBITDA will be payable on the average daily unused portion of the facility for the quarter most recently ended.

        The facility contains several covenants that, among other things, require the maintenance of two financial performance ratios, restrict the payment of distributions to unitholders, and require financial reports to be submitted periodically to the financial institutions.

        The facility contains the following financial covenants and restrictions on borrowing:

  •
  a maximum consolidated funded debt to EBITDA ratio of 3.0:1.0 for the four fiscal quarters most recently ended;

  •
  a minimum interest coverage ratio of 3.0:1.0; and

  •
  the amount we may borrow under the facility is limited to the lesser of: (i) 50% of the sum of the value of the Hiland Partners common and subordinated units and certain other assets held by us and certain of our subsidiaries at the end of each fiscal quarter and (ii) the maximum available amount of the facility (currently $25.0 million). For purposes of this calculation, the value of (i) the Hiland Partners common units on any date shall be the closing price for such units as reflected on the Nasdaq Global Market on any date, and (ii) the Hiland Partners subordinated units on any date shall be deemed to equal 85% of the value of the Hiland Partners common units on such date.

        The facility prohibits us from making distributions to unitholders if any default or event of default has occurred and is continuing or would result from the distribution. The definition of an event of default under the facility is substantially similar to the definition contained in the Hiland Partners credit facility described below and includes an event of default by Hiland Partners under its credit facility. In addition, the facility contains various covenants that limit, among other things, subject to certain exceptions and negotiated "baskets," our ability to:

  •
  incur indebtedness;

  •
  grant liens;

  •
  enter into agreements restricting our ability to grant liens on our assets or amend the facility

  •
  make certain loans, acquisitions and investments; or

  •
  enter into a merger, consolidation or sale of assets.

        The facility limits distributions to our unitholders to our Available Cash, as defined in our partnership agreement. The facility is subject to an annual "clean-down" period of 15 consecutive days in which the amount outstanding under the Bank Facility must be reduced to zero.

Hiland Partners Credit Facility

        Concurrently with the closing of its initial public offering, Hiland Partners entered into a three-year $55.0 million senior secured revolving credit facility. MidFirst Bank, a federally chartered savings association located in Oklahoma City, Oklahoma, is a lender and serves as administrative agent under this facility. On September 26, 2005, concurrently with the closing of the Bakken acquisition, Hiland Partners amended this facility to increase its borrowing capacity under the facility to $125.0 million. On June 8, 2006, Hiland Partners entered into a second amendment to its credit facility to, among other things, increase its borrowing base to $200 million and revise certain covenants. The facility currently consists of:

  •
  a $191.0 million senior secured revolving credit facility to be used for funding acquisitions and other capital expenditures, issuance of letters of credit and general corporate purposes (the "revolving acquisition facility"); and

  •
  a $9.0 million senior secured revolving credit facility to be used for working capital and to fund distributions (the "revolving working capital facility").

        In addition, Hiland Partners' credit facility provides for an accordion feature, which permits Hiland Partners, if certain conditions are met, to increase the size of the revolving acquisition facility by up to $150 million and allows for the issuance of letters of credit of up to $15.0 million in the aggregate. The credit facility will mature in May 2011. At that time, the agreement will terminate and all outstanding amounts thereunder will be due and payable.

        Hiland Partners' obligations under the credit facility are secured by substantially all of its assets and guaranteed by Hiland Partners and all of its subsidiaries, other than its operating company, which is the borrower under the credit facility.

        Indebtedness under the credit facility will bear interest, at Hiland Partners' option, at either (i) an Alternate Base Rate plus an applicable margin ranging from 50 to 125 basis points per annum or (ii) LIBOR plus an applicable margin ranging from 150 to 225 basis points per annum based on Hiland Partners' ratio of consolidated funded debt to EBITDA. The Alternate Base Rate is a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the base CD rate in effect on such day plus 1.50% and (c) the Federal Funds effective rate in effect on such day plus 1/2 of 1%. A letter of credit fee will be payable for the aggregate amount of letters of credit issued under the credit facility at a percentage per annum equal to 1.0%. An unused commitment fee ranging from 25 to 50 basis points per annum based on Hiland Partners' ratio of consolidated funded debt to EBITDA will be payable on the unused portion of the credit facility. During any step-up period (as defined below), the applicable margin with respect to loans under the credit facility will be increased by 35 basis points per annum and the unused commitment fee will be increased by 12.5 basis points per annum.

        The credit facility prohibits Hiland Partners from making distributions to unitholders if any default or event of default, as defined in the credit facility, has occurred and is continuing or would result from the distribution. In addition, the credit facility contains various covenants that limit, among other things, subject to certain exceptions and negotiated "baskets," Hiland Partners' ability to:

  •
  incur indebtedness;

  •
  grant liens;

  •
  make certain loans, acquisitions and investments;

  •
  make any material changes to the nature of its business;

  •
  amend its material agreements, including the Omnibus Agreement; or

  •
  enter into a merger, consolidation or sale of assets.

        The credit facility also contains covenants requiring Hiland Partners to maintain:

  •
  a maximum consolidated funded debt to EBITDA ratio of 4.0:1.0, provided that in the event Hiland Partners makes certain permitted acquisitions or capital expenditures, the credit facility allows this ratio to increase to 4.75:1.0 for the following three fiscal quarters (a "step-up period"); and

  •
  a minimum interest coverage ratio of 3.0:1.0.

        The credit facility defines EBITDA as Hiland Partners' consolidated net income, plus income tax expense, interest expense, depreciation and amortization expense, amortization of intangibles and organizational costs, non-cash unit based compensation expense, and adjustments for non-cash gains and losses on specified derivative transactions and for other extraordinary items.

        Upon the occurrence of an event of default under the credit facility, the lenders may, among other things, be able to accelerate the maturity of the credit facility and exercise other rights and remedies as set forth in the credit facility. Each of the following will be an event of default:

  •
  failure to pay any principal when due or any interest, fees or other amount within 3 business days of when due;

  •
  failure of any representation or warranty to be true and correct in all material respects;

  •
  failure to perform or otherwise comply with the covenants in the credit facility or other loan documents, in certain cases subject to certain grace periods;

  •
  default by Hiland Partners or any of its subsidiaries on the payment of any other indebtedness in excess of $1.0 million, or any default in the performance of any obligation or condition with respect to such indebtedness beyond the applicable grace period if the effect of the default is to permit or cause the acceleration of the indebtedness;

  •
  bankruptcy or insolvency events involving Hiland Partners, Hiland Partners' general partner or its subsidiaries;

  •
  material default by any party to any material agreement, which is not cured within the time period specified in the material agreement for cure, that is reasonably expected to have a material adverse effect;

  •
  the entry, and failure to pay or contest in good faith, of one or more adverse judgments in an aggregate amount of $500,000 or more in excess of third party insurance coverage;

  •
  a change of control (as defined in the credit facility); and

  •
  invalidity of any loan documentation.

        The credit facility limits distributions to Hiland Partners' unitholders to Available Cash, and borrowings to fund such distributions are only permitted under the revolving working capital facility. The revolving working capital facility is subject to an annual "clean-down" period of 15 consecutive days in which the amount outstanding under the revolving working capital facility is reduced to zero.

        As of June 30, 2006, Hiland Partners had $115.6 million outstanding under the credit facility and was in compliance with its financial covenants.

Recent Accounting Pronouncements

        In October 1995, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 123, "Share-Based Payments," which was revised in December 2004 (collectively, "SFAS 123R"). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements and that cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R requires entities to measure the cost of employee services received in exchange for stock or unit options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. Hiland Partners adopted SFAS 123R as of its first interim period beginning on January 1, 2006 and is using the permitted modified prospective method beginning as of the same date and recognized compensation expense of $179,000 for the six months ended June 30, 2006.

        In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47), which clarifies when an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation. Hiland Partners is reviewing this interpretation to determine what, if any, effect it will have on Hiland Partners' financial condition and results of operations. The adoption of FIN 47 as of June 30, 2006 had no significant effect on our consolidated financial statements.

Significant Accounting Policies and Estimates

        Hiland Partners has identified the following accounting policies that require the exercise of Hiland Partners' most difficult, complex and subjective levels of judgment. Hiland Partners' judgments in the following areas are principally based on estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. Actual results that are influenced by future events could materially differ from the current estimates.

        Asset Retirement Obligations.    SFAS No. 143 "Accounting for Asset Retirement Obligations" requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost is allocated to expense using a systematic and rational method and the liability is accreted to measure the change in liability due to the passage of time. The primary impact of this standard relates to Hiland Partners' estimated costs for dismantling and site restoration of certain of its plants and pipelines. Estimating future asset retirement obligations requires Hiland Partners to make estimates and judgments regarding timing, existence of a liability, as well as what constitutes adequate restoration. Hiland Partners uses the present value of estimated cash flows related to its asset retirement obligation to determine the fair value, generally as estimated by third party consultants. The present value calculation requires Hiland Partners to make numerous assumptions and judgments, including the ultimate costs of dismantling and site restoration, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligation liability, a corresponding adjustment will be required to the related asset. Hiland Partners believes the estimates and judgments reflected in its financial statements are reasonable but are necessarily subject to the uncertainties just described. Accordingly, any significant variance in any of the above assumptions or factors could materially affect Hiland Partners' cash flows.

        Impairment of Long-Lived Assets.    In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, Hiland Partners evaluates its long-lived assets, including intangible assets, of identifiable business activities for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. The determination of whether impairment has occurred is based on management's estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value for the assets and recording a provision for loss if the carrying value is greater than fair value. For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value less the cost to sell to determine if impairment is required. Until the assets are disposed of, an estimate of the fair value is re-determined when related events or circumstances change.

        When determining whether impairment of a long-lived asset has occurred, Hiland Partners must estimate the undiscounted cash flows attributable to the asset or asset group. Hiland Partners' estimate of cash flows is based on assumptions regarding the volume of reserves providing asset cash flow and future NGL product and natural gas prices. The amount of reserves and drilling activity are dependent in part on natural gas prices. Projections of reserves and future commodity prices are inherently subjective and contingent upon a number of variable factors, including, but not limited to:

  •
  changes in general economic conditions in regions in which Hiland Partners' products are located;

  •
  the availability and prices of NGL products and competing commodities;

  •
  the availability and prices of raw natural gas supply;

  •
  Hiland Partners' ability to negotiate favorable marketing agreements;

  •
  the risks that third party oil and gas exploration and production activities will not occur or be successful;

  •
  Hiland Partners' dependence on certain significant customers and producers of natural gas; and

  •
  competition from other midstream service providers, processors, including major energy companies.

        Any significant variance in any of the above assumptions or factors could materially affect Hiland Partners' cash flows, which could require Hiland Partners to record an impairment of an asset.

        In December 2003, as a result of volume declines at gathering facilities located in Texas, Mississippi and Wyoming, Continental Gas, Inc. recognized an impairment charge of $1.5 million. No impairment charges were recognized during each of the years ended December 31, 2005 and 2004.

        Revenue Recognition.    Revenues for sales of natural gas and NGLs product sales are recognized at the time the product is delivered and title is transferred. Revenues from compressor leasing operations were recognized when earned ratably as due under the lease. Revenues from oil and gas production (discontinued operations) were recorded in the month produced and title was transferred to the purchaser. Under the compression services agreement that Hiland Partners entered into with Continental Resources in connection with its initial public offering, revenues are recognized when the services under the agreement are performed. For a description of this service agreement, please read "—Hiland Partners' Contracts—Compression Services Agreement."

        Derivatives.    Hiland Partners utilizes derivative financial instruments to reduce commodity price risks. Hiland Partners does not hold or issue derivative financial instruments for trading purposes. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which was amended in June 2000 by SFAS No. 138 and in May 2003 by SFAS No. 149, establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Derivatives that are not designated as hedges are adjusted to fair value through income. If the derivative is designated as a hedge, depending upon the nature of the hedge, changes in the fair value of the derivatives are either offset against the fair value of assets, liabilities or firm commitments through income, or recognized in other comprehensive income until the hedged item is recognized in income. The ineffective portion of a derivative's change in fair value is immediately recognized into income. If a derivative no longer qualifies for hedge accounting the amounts in accumulated other comprehensive income will be immediately charged to operations.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices. The principal market risk to which Hiland Partners is exposed is commodity price risk for natural gas and NGLs. Hiland Partners also incurs, to a lesser extent, risks related to interest rate fluctuations. Hiland Partners does not engage in commodity energy trading activities.

        Commodity Price Risks.    Hiland Partners' profitability is affected by volatility in prevailing NGL and natural gas prices. Historically, changes in the prices of most NGL products have generally correlated with changes in the price of crude oil. NGL and natural gas prices are volatile and are impacted by changes in the supply and demand for NGLs and natural gas, as well as market uncertainty. For a discussion of the volatility of natural gas and NGL prices, please read "Risk Factors—Risks Inherent in Hiland Partners' Business—Hiland Partners' cash flow is affected by the volatility of natural gas and NGL product prices, which could adversely affect its ability to make distributions to unitholders." To illustrate the impact of changes in prices for natural gas and NGLs on Hiland Partners' operating results, we have provided the table below, which reflects, for the six months ended June 30, 2006, the impact on Hiland Partners' total segment margin of a $0.01 per gallon change (increase or decrease) in NGL prices coupled with a $0.10 per MMBtu change (increase or decrease) in the price of natural gas. The magnitude of the impact on total segment margin of changes in natural gas and NGL prices presented may not be representative of the magnitude of the impact on total segment margin for different commodity prices or contract portfolios. Natural gas prices can also affect our profitability indirectly by influencing the level of drilling activity and related opportunities for our services.

		Natural Gas Price Change ($/MMBtu)
		$0.10	$(0.10)
NGL Price	$0.01	$178,000	$22,000
Change ($/gallon)	$(0.01)	$1,000	$(156,000)

        Hiland Partners manages this commodity price exposure through an integrated strategy that includes management of its contract portfolio, optimization of its assets and the use of derivative contracts. In the first quarter of 2006, Hiland Partners executed a swap contract relating to a portion of its residue gas purchases from its Matli gathering system that settles against natural gas market prices. In February 2006, Hiland Partners executed swap contracts relating to a portion of its natural gas liquids sales from its Matli gathering system that settle against various NGL market prices. In May, 2006 and in the fourth quarter of 2005 Hiland Partners executed swap contracts relating to portions of residue gas sales from its Bakken gathering system that settle against natural gas market prices. As a result of these derivative contracts, Hiland Partners has hedged a portion of its expected exposure to natural gas prices in 2006, 2007 and 2008 at its Bakken gathering system and portions of its expected exposure to both natural gas prices and natural gas liquids prices in 2006, 2007 and 2008 at its Matli gathering system. Hiland Partners continually monitors its hedging and contract portfolio and expect to continue to adjust its hedge position as conditions warrant.

        The following table provides information about Hiland Partners derivative instruments for the periods indicated:

Natural Gas — Sold Fixed for Floating Swaps	Volume (MMBtu)	Average Fixed Price (per MMBtu)
2006	1,080,000	$8.94
2007	1,620,000	$8.03
2008	1,620,000	$8.00
Natural Gas — Buy Fixed for Floating Swap	(MMBtu)	(per MMBtu)
2006	200,000	$8.87
2007	600,000	$8.87
2008	150,000	$8.87

Natural Gas Liquids — Sold Fixed for Floating Swaps	(BBls)	(per gallon)
2006	50,884	$1.13
2007	152,652	$1.13
2008	38,163	$1.13

        In addition to the contractual obligations noted in the table above, Hiland Partners has fixed price forward sales contracts to sell (1) approximately 50,000 MMBtu of natural gas per month through December 2007 with weighted average fixed prices per MMBtu of $4.47 and $4.49, respectively, for years 2006 through 2007, (2) approximately 50,000 MMBtu of natural gas per month from April 1, 2006 through December 2006 with weighted average fixed prices per MMBtu of $9.52 (3) approximately 50,000 MMBtu of natural gas per month from January 2007 through December 2007 with weighted average fixed prices per MMBtu of $9.13 and (4) approximately 100,000 MMBtu of natural gas per month for 2008 with a weighted average fixed price per MMBtu of $8.43. Such contracts have been designated as normal sales under SFAS No. 133 and are therefore not marked to market as derivatives.

        Interest Rate Risk.    Hiland Partners is exposed to changes in interest rates as a result of its credit facility, which has floating interest rates. As of June 30, 2006, Hiland Partners had approximately $115.6 million of indebtedness outstanding under its credit facility. The impact of a 100 basis point increase or decrease in interest rates on this amount of debt would result in an increase or decrease in interest expense, and a corresponding decrease or increase in net income of approximately $1.2 million annually. In addition, as of June 30, 2006, Hiland Partners' general partner had $35.0 million of indebtedness outstanding, which will be paid off with the proceeds from this offering.

        Credit Risk.    The potential nonperformance of Hiland Partners' contractual counterparties, and the associated losses that could result, create credit risk for Hiland Partners. OGE Energy Resources, Inc., Montana Dakota Utilities, Co. and Semstream, L.P. were Hiland Partners' largest customers for the six months ended June 30, 2006, accounting for approximately 20.0%, 15.8% and 13.3%, respectively, of its revenues. Consequently, changes within one or more of these companies' operations have the potential to impact, both positively and negatively, Hiland Partners' credit exposure. Hiland Partners' counterparty for its derivative instruments, as of June 30, 2006, is BP Energy Company.

BUSINESS OF HILAND HOLDINGS GP, LP

        Our cash generating assets consist of our ownership interests in Hiland Partners, LP, a publicly traded Delaware limited partnership (NASDAQ: HLND). Hiland Partners is principally engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, fractionating NGLs, and providing air compression and water injection services for oil and gas secondary recovery operations. Our aggregate ownership interests in Hiland Partners consist of the following:

  •
  the 2% general partner interest in Hiland Partners;

  •
  all of the incentive distribution rights in Hiland Partners; and

  •
  1,301,471 common units and 4,080,000 subordinated units of Hiland Partners, representing a 57.0% limited partner interest in Hiland Partners.

        Hiland Partners is required by its partnership agreement to distribute all of its cash on hand at the end of each quarter, after establishing reserves in good faith to provide for the proper conduct of its business or to provide funds for future distributions. Hiland Partners has increased its quarterly distribution on its common units by 50.0% since its initial public offering in February 2005 and has increased its quarterly distribution in each of the last five fiscal quarters. Most recently, Hiland Partners increased its quarterly distribution to $0.675 per unit for the quarter ended June 30, 2006. This distribution was paid on August 14, 2006 to unitholders of record on August 4, 2006. Under Hiland Partners' current capital structure, a distribution of $0.675 per unit of Hiland Partners would result in a quarterly distribution to us of approximately $4.2 million in respect of our ownership interests in Hiland Partners, or approximately $16.7 million on an annual basis. Based on this level of distributions, we expect that our initial quarterly cash distribution will be $0.185 per unit, or $0.74 per unit on an annualized basis, to the extent we have sufficient cash from operations after the establishment of cash reserves and the payment of fees and expenses.

        Our primary objective is to increase our cash distributions to our unitholders by actively assisting Hiland Partners in executing its business strategy. We intend to support Hiland Partners in implementing its business strategy by assisting in identifying, evaluating and pursuing growth opportunities. We may support the growth of Hiland Partners through the use of our capital resources, including purchasing Hiland Partners units or lending funds to Hiland Partners to provide funding for the acquisition of a business or an asset or for an internal growth project. For example, in order to fund a portion of the purchase price of the recent acquisition of the Kinta Area gathering assets from Enogex, which is described more fully in this prospectus, we recently made a $35.0 million capital contribution to Hiland Partners in exchange for general and limited partnership interests in Hiland Partners. In addition, we may provide Hiland Partners with other forms of credit support, such as guarantees relating to financing a project or other types of support related to a merger or acquisition transaction.

        While we, like Hiland Partners, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of Hiland Partners. Most notably, whereas Hiland Partners' general partner has a 2% general partner interest in Hiland Partners and is therefore entitled to receive 2% of all distributions made by Hiland Partners, our general partner does not have any right to receive distributions from us in respect of its general partner interest. Additionally, whereas Hiland Partners' capital structure includes incentive distribution rights that are held by its general partner, our capital structure does not include incentive distribution rights. All of our distributions are therefore made to our common unitholders. Further, unlike Hiland Partners, we do not have subordinated units, and as a result, our common units carry no right to arrearages.

        Incentive distribution rights entitle us to receive increasing percentages of any incremental cash distributed by Hiland Partners as certain target distribution levels are reached in excess of $0.495 per Hiland Partners limited partner unit in any quarter. The following table illustrates the percentage allocations of distributions between the owners of Hiland Partners, including us, at the target distribution levels contained in Hiland Partners' partnership agreement.

	Distribution to Owners of Hiland Partners as a Percentage of Total Distributions
Hiland Partners' Quarterly Distribution Per Unit	Common and Subordinated Units	General Partner Interests	Incentive Distribution Rights
up to $0.495	98%	2%	0%
above $0.495 up to $0.5625	85%	2%	13%
above $0.5625 up to $0.675	75%	2%	23%
above $0.675	50%	2%	48%

        The distribution of $0.675 per limited partner unit declared by Hiland Partners for the quarter ended June 30, 2006 entitles us to receive 25% (including our current 2% general partner interest) of the cash distribution from Hiland Partners in excess of its target distribution level of $0.5625 per limited partner unit, in addition to the distributions we receive in respect of our common and subordinated units. As Hiland Partners has increased the quarterly cash distribution paid on its units, the first two target cash distribution levels described above have been exceeded, thereby increasing the amounts paid by Hiland Partners to us as the owner of Hiland Partners' incentive distribution rights. As a consequence, our cash distributions from Hiland Partners that are based on our indirect ownership of the incentive distribution rights have increased more rapidly than under our other ownership of interests in Hiland Partners. Any additional increase in the quarterly cash distributions above $0.675 per unit from Hiland Partners would entitle us to receive 50% (including our current 2% general partner interest) of such excess and would have the effect of disproportionately increasing the amount of all distributions that we receive from Hiland Partners based on our ownership interest in the incentive distribution rights in Hiland Partners.

        The impact to us of changes in Hiland Partners' cash distribution levels will vary depending on several factors, including the number of Hiland Partners' common units outstanding at the time of the cash distributions and the impact of the incentive distribution rights structure. In addition, the amount of cash distributions we receive may be affected by the various risks associated with an investment in us and the underlying business of Hiland Partners. Please read "Risk Factors."

        Based upon Hiland Partners' current quarterly distribution level, Hiland Partners' current capital structure and our anticipated expenses, we expect that our initial quarterly cash distribution will be $0.185 per common unit, or $0.74 per common unit on an annualized basis. Please read "Our Cash Distribution Policy and Restrictions on Distributions." Hiland Partners' cash distributions to us will vary depending on several factors, including Hiland Partners' total outstanding units on the record date for the distribution, the per unit distribution and our relative ownership of Hiland Partners' units. If Hiland Partners increases distributions to unitholders, including us, we would expect to increase distributions to our unitholders, although the timing and amount of such increased distributions, if any, will not necessarily correlate with the timing and amount of the increase in distributions made by Hiland Partners. In addition, the level of distributions we receive from Hiland Partners may be affected by the various risks associated with the underlying business of Hiland Partners, and consequently, the level of distributions our unitholders receive from us will also be affected by those risks. Please read "Risk Factors."

BUSINESS OF HILAND PARTNERS, LP

        Hiland Partners is a growth oriented midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs. Hiland Partners also provides air compression and water injection services to Continental Resources, Inc., an oil and gas exploration and production company that is controlled by affiliates of Hiland Partners' general partner, including Harold Hamm, for use in its oil and gas secondary recovery operations. Hiland Partners' operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. In Hiland Partners' midstream segment, Hiland Partners connects the wells of natural gas producers to its gathering systems, treats natural gas to remove impurities, processes natural gas for the removal of NGLs, fractionates NGLs into NGL products and provides an aggregate supply of natural gas and NGL products to a variety of natural gas transmission pipelines and markets. In Hiland Partners' compression segment, Hiland Partners provides compressed air and water to Continental Resources. Continental Resources uses the compressed air and water in its oil and gas secondary recovery operations in North Dakota by injecting them into its oil and gas reservoirs to increase oil and gas production from those reservoirs. This increased production of natural gas flows through Hiland Partners' midstream systems.

        Hiland Partners' midstream assets consist of 13 natural gas gathering systems with approximately 1,731 miles of gas gathering pipelines, five natural gas processing plants, three natural gas treating facilities and three NGL fractionation facilities. Hiland Partners' compression assets consist of two air compression facilities and a water injection plant.

        Hiland Partners commenced its midstream operations in 1990 when Continental Gas, Inc., then a subsidiary of Continental Resources, constructed the Eagle Chief gathering system in northwest Oklahoma. Since 1990, Hiland Partners has grown through a combination of building gas gathering and processing assets in areas where Continental Resources has active exploration and production assets and through acquisitions of existing systems, which Hiland Partners has then expanded. Since inception, Hiland Partners has constructed 333 miles of natural gas gathering pipelines, three natural gas processing plants, two treating facilities and one fractionation facility. In addition, Hiland Partners' management team designed and constructed the Bakken gathering system that Hiland Partners recently acquired from an affiliate of Hiland Partners' general partner, which currently consists of 283 miles of gas gathering pipeline, a natural gas processing plant, two compressor stations and one fractionation facility. Hiland Partners has also acquired 1,115 miles of natural gas gathering pipelines, one natural gas processing plant, one treating facility and one fractionation facility.

Recent Developments

        Acquisition of Kinta Area Gathering Assets.    Effective May 1, 2006, Hiland Partners acquired certain Kinta Area gathering assets from Enogex for $96.4 million, including certain closing costs. The acquisition was primarily financed with $61.2 million in borrowings under Hiland Partners' credit facility and the sale for $35.0 million of common units and general partner units to the general partner of Hiland Partners, as described below. The acquired assets, which are located in the eastern Oklahoma Arkoma Basin, include five separate low pressure natural gas gathering systems consisting of 569 miles of natural gas gathering pipelines that were gathering approximately 137,000 Mcf/d and 23 compressor units capable of nearly 40,000 horsepower of compression. The assets include:

  •
  the Wildlife Gathering System, which has approximately 322 active wellhead receipt points and nine compressor units;

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  the Limestone Gathering System, which has approximately 81 active wellhead receipt points and three compressor units;

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  the Hartshorne Gathering System, which has approximately 97 active wellhead receipt points and three compressor units;

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  the Dog-Creek-McFerran Gathering System, which has approximately 90 active wellhead receipt points and six compressor units; and

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  the South Bokoshe-Milton Gathering System, which has approximately 82 active wellhead receipt points and two compressor units.

        The natural gas gathering systems operate under contracts with producers that provide for services under fixed-fee arrangements.

        Equity Financing.    To partially finance the acquisition of the Kinta Area gathering assets, on May 1, 2006, Hiland Partners sold 761,714 common units and 15,545 general partner units to its general partner for $45.03 per unit, or $35.0 million in the aggregate. The purchase price was equal to the average closing price of Hiland Partners' common units for the three trading days immediately preceding May 1, 2006. The board of directors of Hiland Partners' general partner, as well as its conflicts committee of the board of directors, consisting of its independent directors, approved the transaction.

        Badlands Expansion Project.    On November 8, 2005, Hiland Partners entered into a new 15-year definitive gas purchase agreement with Continental Resources under which Hiland Partners will gather, treat and process additional natural gas, which is produced as a by-product of Continental Resources' secondary oil recovery operations, in the areas specified by the contract. In return, Hiland Partners will receive 50% of the proceeds attributable to residue gas and natural gas liquids sales as well as a fixed fee of $0.20 per Mcf for gathering and treating the natural gas, plus an additional $0.60 per Mcf fee for the first 36 Bcf of natural gas gathered. The board of directors of Hiland Partners' general partner, as well as the conflicts committee of the board of directors, has approved the agreement.

        In order to fulfill Hiland Partners' obligations under the agreement, Hiland Partners is in the process of expanding its Badlands gas gathering system and processing plant located in Bowman County, North Dakota. This expansion project will include the construction of a 40,000 Mcf/d nitrogen rejection plant, which is expected to be operational by the end of 2006, and the expansion of Hiland Partners' existing Badlands field gathering infrastructure. Hiland Partners intends to invest approximately $40.0 million in the expansion project during 2006, of which approximately $23.0 million had been invested as of June 30, 2006. In addition, Hiland Partners expects to invest $9.5 million on this project in 2007 to expand the system.

        In addition, on February 1, 2006, Hiland Partners entered into a five-year definitive purchase agreement with a producer to build additional compression facilities and to expand its existing gas gathering system into South Dakota. The gathering project, which is targeted for completion in the third quarter of 2006, is expected to cost approximately $3.0 million, which Hiland Partners expects to fund using its bank credit facility.

        Other Expansion Projects.    Hiland Partners intends to construct a 25,000 Mcf/d natural gas processing facility along its existing Matli gas gathering system. This facility will process the existing gas supply on Hiland Partners' Matli system and will provide additional plant processing capacity for increased system volumes. The Matli expansion project, which is targeted for completion in the fourth quarter of 2006, is expected to cost approximately $2.8 million. Hiland Partners expects to fund this expansion project using its bank credit facility.

        Hiland Partners also recently announced planned expansions at three of its existing facilities. Hiland Partners expects the capital expenditures for these projects will aggregate approximately $15 million and will all be completed within the next twelve months.

        Hiland Partners intends to install additional gathering and compression infrastructure at its Bakken gathing system in order to increase the system's capacity from approximately 20,000 Mcf/d to 25,000 Mcf/d. Hiland Partners expects this expansion will be completed in the fourth quarter of 2006. Hiland Partners further intends to expand the existing natural gas liquid fractionation facilities at its Bakken Plant in order to fractionate expected increased natural gas liquid volumes from both the Bakken processing plant and the Badlands processing plant. Hiland Partners expects this expansion will be completed in the second quarter of 2007.

        At the Kinta Area gathering systems, Hiland Partners intends to install four amine-treating facilities to remove excess CO2 levels from the gas. Hiland Partners expects this expansion will be completed by first quarter 2007. Hiland Partners also intends to install additional compression facilities to expand the current capacity by approximately 11,000 Mcf/d on these gathering systems. Hiland Partners expects this expansion will be completed by first quarter 2007.

        Hiland Partners also intends to install additional pipelines and compression facilities at its Eagle Chief gathering system in order to increase its current system capacity from approximately 30,000 Mcf/d to approximately 35,500 Mcf/d due to increased volumes on this system. Hiland Partners expects this expansion will be completed by fourth quarter 2006.

        Refinancing of Hiland Partners' Credit Facility.    On June 8, 2006, Hiland Partners amended its existing $125 million senior credit facility to, among other things, increase its borrowing base to $200 million and revise certain covenants. For a more complete discussion of Hiland Partners' credit facility, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Hiland Partners Credit Facility."

Midstream Segment

        Hiland Partners' midstream operations consist of the following:

  •
  gathering and compressing natural gas to facilitate its transportation to Hiland Partners' processing plants, third party pipelines, utilities and other consumers;

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  dehydrating natural gas to ensure that the natural gas stream meets pipeline quality specifications;

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  treating natural gas to remove or reduce impurities such as carbon dioxide, hydrogen sulfide and other contaminants to ensure that the natural gas meets pipeline quality specifications;

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  processing natural gas to extract NGLs and selling the resulting residue natural gas and, in most cases, the NGLs; and

  •
  fractionating a portion of the extracted NGLs into a mix of NGL products, including ethane, propane and a mixture of butane and natural gasoline, and selling these NGL products to third parties.

        Hiland Partners' midstream assets include the following:

  •
  Eagle Chief Gathering System.  The Eagle Chief gathering system is a 563-mile gas gathering system located in northwest Oklahoma that gathers, compresses, dehydrates and processes natural gas. The system includes the Eagle Chief processing plant and four compressor stations, which are comprised of ten units with approximately 9,800 horsepower. Hiland Partners constructed the Eagle Chief gathering system in 1990 and constructed the Eagle Chief processing plant in 1995. Hiland Partners acquired the Carmen gathering system in August 2003, which consists solely of gathering lines to expand Hiland Partners' Eagle Chief gathering system. Hiland Partners' Eagle Chief gathering system has a capacity of 30,000 Mcf/d and average throughput was approximately 24,140 Mcf/d for the six months ended June 30, 2006. The system represented approximately 20.9% of Hiland Partners' total segment margin for the six months ended June 30, 2006.

  •
  Bakken Gathering System.  The Bakken gathering system is a 283-mile gas gathering system located in Richland County, Montana that gathers, compresses, dehydrates and processes natural gas. This system includes the Bakken processing plant, two compressor stations, which are comprised of four units with approximately 6,565 horsepower and one fractionation facility. Hiland Partners acquired the Bakken gathering system and the Bakken processing plant in September 2005. Hiland Partners' Bakken gathering system has capacity of 20,000 Mcf/d and average throughput was approximately 15,988 Mcf/d for the six months ended June 30, 2006. The system represented approximately 35.6% of Hiland Partners' total segment margin for the six months ended June 30, 2006.

  •
  Worland Gathering System.  The Worland gathering system is a 151-mile gas gathering system located in central Wyoming that gathers, compresses, dehydrates, treats and processes natural gas, and fractionates NGLs. The system includes the Worland processing plant, four compressor stations, one treating facility and one fractionation facility. The Worland gathering system and the Worland processing plant were contributed to Hiland Partners on February 15, 2005 in connection with Hiland Partners' formation and its initial public offering. Hiland Partners' Worland gathering system has a capacity of 8,000 Mcf/d and average throughput was approximately 3,278 Mcf/d for the six months ended June 30, 2006. The system represented approximately 9.5% of Hiland Partners' total segment margin for the six months ended June 30, 2006.

  •
  Badlands Gathering System.  The Badlands gathering system is a 108-mile gas gathering system located in southwest North Dakota that gathers, compresses, dehydrates, treats and processes natural gas, and fractionates NGLs. The system includes the Badlands processing plant, four compressor stations, one treating facility and one fractionation facility. Hiland Partners constructed the Badlands gathering system and the Badlands processing plant in 1997. Hiland Partners' Badlands gathering system has a capacity of 5,000 Mcf/d and average throughput was approximately 2,301 Mcf/d for the six months ended June 30, 2006. The system represented approximately 8.4% of Hiland Partners' total segment margin for the six months ended June 30, 2006.

  •
  Matli Gathering System.  The Matli gathering system is a 39-mile gas gathering system located in central Oklahoma that gathers, compresses, dehydrates, treats and processes natural gas. The system includes the Matli processing plant, two compressor stations and one treating facility. Hiland Partners constructed the Matli gathering system in 1999 and constructed the Matli processing plant in 2003. Hiland Partners' Matli gathering system has a capacity of 20,000 Mcf/d and average throughput was approximately 15,769 Mcf/d for the six months ended June 30, 2006. The system represented approximately 8.3% of Hiland Partners' total segment margin for the six months ended June 30, 2006.

  •
  Kinta Area Gathering Systems.  The Kinta Area gathering systems include five separate low pressure natural gas gathering systems located in the eastern Oklahoma Arkoma Basin. These systems include nearly 40,000 horsepower of compression and 569 miles of natural gas gathering pipelines. These systems were acquired effective May 1, 2006. The Kinta Area gathering system has a capacity of 180,000 Mcf/d and average throughput was approximately 136,892 Mcf/d from May 1 to June 30, 2006. The system represented approximately 7.5% of Hiland Partners' total segment margin for the six months ended June 30, 2006.

  •
  Other Systems.  Hiland Partners also owns three natural gas gathering systems located in Texas, Mississippi and Oklahoma. These systems represented approximately 1.1% of Hiland Partners' total segment margin for the six months ended June 30, 2006.

        The table set forth below contains certain information regarding Hiland Partners' gathering systems as of or for the six months ended June 30, 2006.

Asset	Type	Length (Miles)	Approximate Wells Connected	Throughput Capacity(1)	Average Throughput(1)	Utilization of Capacity
Eagle Chief gathering system	Gathering pipelines	563	399	30,000	24,140	80.5%
	Processing plant	—	—	35,000	24,140	69.0%
Bakken gathering system	Gathering pipelines	283	191	20,000	15,988	79.9%
	Processing plant	—	—	25,000	15,988	64.0%
	Fractionation facility	—	—	4,600	2,553	55.5%
Worland gathering system	Gathering pipelines	151	94	8,000	3,278	41.0%
	Processing plant	—	—	8,000	3,278	41.0%
	Treating facility	—	—	8,000	3,278	41.0%
	Fractionation facility	—	—	650	337	51.9%
Badlands gathering system	Gathering pipelines	108	96	5,000	2,301	46.0%
	Processing plant	—	—	5,000	2,301	46.0%
	Treating facility	—	—	7,100	2,301	32.4%
	Fractionation facility	—	—	600	279	45.7%
Matli gathering system	Gathering pipelines	39	41	20,000	15,769	78.9%
	Processing plant	—	—	10,000	8,401	84.0%
	Treating facility	—	—	10,000	8,217	82.2%
Kinta Area gathering systems(2)	Gathering pipelines	569	672	180,000	136,892	76.1%
Other Systems	Gathering pipelines	18	29	7,000	3,173	45.3%

Total		1,731	1,522

(1)
Throughput capacity and average throughput are measured in Mcf/d for the gathering pipelines, processing plants and treating facilities shown on this chart and in Bbls/d for the fractionation facilities shown on this chart.

(2)
The Kinta Area gathering systems were acquired by Hiland Partners effective May 1, 2006. As such, the systems' average throughput is computed from the effective date to June 30, 2006.

Compression Segment

        Hiland Partners provides air and water compression services to Continental Resources for use in its oil and gas secondary recovery operations under a fixed-fee contract, the initial term of which expires in February 2009 (which Hiland Partners entered into in connection with its initial public offering) at Hiland Partners' Cedar Hills and Horse Creek compression facilities and Hiland Partners' water injection plant located next to its Cedar Hills compression facility. These assets are located in North Dakota in close proximity to Hiland Partners' Badlands gathering system. At its compression facilities, Hiland Partners compresses air to pressures in excess of 4,000 pounds per square inch, and at the water injection plant, Hiland Partners pumps water to pressures in excess of 2,000 pounds per square inch. The air and water are delivered at the tailgate of Hiland Partners' facilities into pipelines operated by Continental Resources and are ultimately utilized by Continental Resources in its oil and gas secondary recovery operations. The natural gas produced by Continental Resources flows through Hiland Partners' Badlands gathering system. Hiland Partners' compression segment represented approximately 8.7% of Hiland Partners' total segment margin for the six months ended June 30, 2006.

Competitive Strengths

        We believe that Hiland Partners is well positioned to compete in its operating regions based on the following competitive strengths:

  •
  Hiland Partners has expertise in developing midstream systems.  Since Hiland Partners' inception in 1990, its management has demonstrated the ability to identify midstream opportunities and build or acquire the assets needed to capitalize on those opportunities. To date, Hiland Partners has built or acquired nine gas gathering systems. A majority of Hiland Partners' growth has come from gas gathering systems and plants that Hiland Partners has constructed, including the Eagle

    Chief, Bakken, Badlands and Matli gathering systems. Since building the Eagle Chief gathering system, Hiland Partners has expanded that system by constructing 186 miles of gathering pipeline and acquiring approximately 377 miles of gathering pipeline in five separate transactions. Hiland Partners has also utilized acquisitions such as its purchase of the 151-mile Worland gathering system in 2000 and its acquisition of the Kinta Area gathering assets in May 2006 as a way to establish a presence in new areas.

  •
  Substantially all of Hiland Partners' facilities are modern.  Hiland Partners built its Eagle Chief processing plant in 1995, its Badlands processing plant in 1997 and its Matli processing plant in 2003. In addition, the previous owner replaced a substantial portion of the equipment on Hiland Partners' Worland gathering system, including the Worland processing plant, the treating facility and the fractionation facility, in 1997. The Bakken gathering system was constructed in 2004. Hiland Partners' margins and its ability to attract new supplies of natural gas are a direct benefit of the operational efficiency and reliability that result from the good condition of Hiland Partners' facilities. Hiland Partners' facilities generally require less maintenance and are subject to fewer environmental liabilities and permitting issues than older facilities.

  •
  Hiland Partners' assets have available capacity and are strategically located in major natural gas supply areas. Hiland Partners' assets are strategically located in the Mid-Continent and Rocky Mountain regions of the United States. These regions are generally characterized by significant current drilling activity, which provides Hiland Partners with attractive opportunities to access newly developed natural gas supplies. Several of these regions have experienced increased levels of exploration, development and production activities as a result of recent high commodity prices, new discoveries and the implementation of secondary recovery techniques. In addition, substantially all of Hiland Partners' assets have available capacity. We believe that Hiland Partners' presence in these regions, together with the available capacity of its assets and limited competitive alternatives, provides it with a competitive advantage in capturing new supplies of natural gas.

  •
  Hiland Partners provides an integrated and comprehensive package of midstream services.  Hiland Partners provides a broad range of midstream services to natural gas producers, including natural gas gathering, compression, dehydration, treating, processing and marketing and the fractionation of NGLs. Hiland Partners believe Hiland Partners' ability to provide all of these services gives Hiland Partners an advantage in competing for new supplies of natural gas because Hiland Partners can provide all of the services producers, marketers and others require to connect their natural gas quickly and efficiently.

  •
  Hiland Partners has the financial flexibility to pursue growth projects.  Hiland Partners' $200 million bank credit facility contains a $191.0 million revolving facility for acquisitions and capital expenditures, of which approximately $63.9 million is available as of September 11, 2006, and a $9.0 million working capital facility. We believe the available capacity under Hiland Partners' credit facility combined with its expected ability to access the capital markets will provide it with a flexible financial structure that will facilitate its strategic expansion and acquisition strategies.

  •
  Hiland Partners has significant experience operating its assets and a knowledgeable senior management team. Hiland Partners' senior management team has been actively involved in the construction and development of substantially all of Hiland Partners' primary assets. Hiland Partners' senior management team has an average of 25 years of energy industry experience.

Business Strategies

        Hiland Partners' management team is committed to increasing the amount of cash available for distribution per unit by executing the following strategies:

  •
  Engaging in construction and expansion opportunities.  Hiland Partners intends to leverage its existing infrastructure and customer relationships by constructing and expanding systems to meet new or increased demand for Hiland Partners' midstream services. These projects include expansion of existing systems and construction of new facilities, such as Hiland Partners' Badlands expansion project.

  •
  Pursuing complementary acquisitions.  Hiland Partners intends to make complementary acquisitions of midstream assets in its operating areas that provide opportunities to expand or increase the utilization of Hiland Partners' existing assets. Hiland Partners also intends to pursue acquisitions that it believes will allow it to capitalize on existing infrastructure, personnel, and producer and customer relationships to provide an integrated package of services. In addition, Hiland Partners may pursue selected acquisitions in new geographic areas to the extent they present growth opportunities similar to those Hiland Partners is pursuing in its existing areas of operations.

  •
  Increasing volumes on Hiland Partners' existing assets.  Hiland Partners' gathering systems have excess capacity, which provides Hiland Partners with opportunities to increase throughput volume with minimal incremental costs and thereby increase cash flow. Hiland Partners intends to aggressively market its services to producers in order to connect new supplies of natural gas, increase volumes and more fully utilize its capacity, particularly in areas experiencing an increased level of natural gas exploration, development and production activities.

  •
  Taking measures that reduce Hiland Partners' exposure to commodity price risk.  Because of the significant volatility of natural gas and NGL prices, Hiland Partners attempts to operate its business in a manner that allows it to mitigate the impact of fluctuations in commodity prices. In order to reduce its exposure to commodity price risk, Hiland Partners intends to pursue fee-based arrangements, where market conditions permit, and to enter into forward sales contracts or hedging arrangements to cover a portion of Hiland Partners' operations that are not conducted under fee-based arrangements. In addition, when processing margins (or the difference between NGL sales prices and the cost of natural gas) are unfavorable, Hiland Partners can elect not to process natural gas at the Eagle Chief processing plant and deliver the unprocessed natural gas directly into the interstate pipeline. Collectively, these strategies should contribute to more stable cash flows.

Industry Overview

        The midstream natural gas industry is the link between the exploration and production of natural gas and the delivery of its components to end-use markets and consists of natural gas gathering, compression, dehydration, treating, processing, fractionation and transportation. The midstream industry is generally characterized by regional competition based on the proximity of gathering systems and processing plants to natural gas producing wells.

        The following diagram illustrates the natural gas gathering, dehydration, compression, treating, processing, fractionation and transportation processes. Hiland Partners provides all of these services, other than transportation, to its customers.

        Demand for Natural Gas.    Natural gas continues to be a critical component of energy consumption in the United States. According to the Energy Information Administration, or the EIA, total annual domestic consumption of natural gas is expected to increase from approximately 20.4 trillion cubic feet, or Tcf, (55.9 Bcf/d) in 2005 to approximately 21.6 Tcf (59.3 Bcf/d) in 2010, representing an average annual growth rate of over 1.2% per year. By 2010, natural gas is expected to represent approximately 22% of all end-user domestic energy requirements. From 2001 to 2005, the United States has on average consumed approximately 22.4 Tcf per year (61.5 Bcf/d) with average annual domestic production of approximately 18.9 Tcf (51.9 Bcf/d) during the same period.

        The industrial and electricity generation sectors are the largest users of natural gas in the United States. During the last three years, these sectors accounted for approximately 56% of the total natural gas consumed in the United States. According to the EIA, annual consumption in the industrial and electricity generation sectors is expected to increase by over 1.4% per year, on average, to 13.3 Tcf (36.5 Bcf/d) in 2010 from an estimated 12.4 Tcf (34.1 Bcf/d) in 2005.

        Natural gas reserves and production.    As of December 31, 2004, operators in the United States had 192.5 Tcf of dry, or "lean," natural gas reserves and 7,928 MMBbls of NGL reserves, or "rich" natural gas reserves. Natural gas is described as lean or rich depending on its content of heavy components or liquids. These terms are relative, but as used throughout this prospectus, rich gas may contain as much as five to six gallons or more of NGLs per Mcf, whereas lean gas usually contains less than two gallons of NGLs per Mcf.

        Natural gas gathering and compression.    The natural gas gathering process begins with the drilling of wells into gas bearing rock formations. Once a well has been completed, the well is connected to a gathering system. Gathering systems generally consist of a network of small diameter pipelines that collect natural gas from points near producing wells and transport it to larger pipelines for further transmission. Gathering systems are operated at design pressures that will maximize the total throughput from all connected wells.

        Since wells produce at progressively lower field pressures as they age, it becomes increasingly difficult to deliver the remaining production in the ground against a higher pressure that exists in the connecting gathering system. Natural gas compression is a mechanical process in which a volume of gas at an existing pressure is compressed to a desired higher pressure, allowing gas that no longer naturally flows into a higher pressure downstream pipeline to be brought to market. Field compression is typically used to allow a gathering system to operate at a lower pressure or provide sufficient pressure to deliver gas into a higher downstream pipeline. If field compression is not installed, then the remaining natural gas in the ground will not be produced because it cannot overcome the higher gathering system pressure. In contrast, if field compression is installed, then a well can continue delivering natural gas that otherwise would not be produced.

        Natural gas dehydration.    Produced natural gas is saturated with water, which must be removed because the combination of natural gas and water can form ice that can plug various parts of the pipeline gathering and transportation system. Water in a natural gas stream can also cause corrosion when combined with carbon dioxide or hydrogen sulfide in natural gas. In addition, condensed water in the pipeline can raise pipeline pressure. To avoid these potential issues and to meet downstream pipeline and end-user gas quality standards, natural gas is dehydrated to remove the saturated water.

        Natural gas treating.    Natural gas has a varied composition depending on the field, the formation and the reservoir from which it is produced. Natural gas from certain formations can be high in carbon dioxide or hydrogen sulfide. Natural gas with high carbon dioxide or hydrogen sulfide levels may cause significant damage to pipelines and is generally not acceptable to end-users. To alleviate the potential adverse effects of these contaminants, many pipelines regularly inject corrosion inhibitors into the gas stream.

        Hiland Partners owns three treating facilities, including an amine treating facility and two hydrogen sulfide scavenger facilities. The amine treating process involves a continuous circulation of a liquid chemical called amine that physically contacts with the natural gas. Amine has a chemical affinity for hydrogen sulfide and carbon dioxide that allows it to absorb the impurities from the gas. After mixing, gas and amine are separated and the impurities are removed from the amine by heating. The treating plants are sized by the amine circulation capacity in terms of gallons per minute. The hydrogen sulfide scavenger facilities use a liquid or solid chemical that reacts with hydrogen sulfide thereby removing it from the natural gas.

        Natural gas processing.    Natural gas processing involves the separation of natural gas into pipeline quality natural gas and a mixed NGL stream. The principal components of natural gas are methane and ethane, but most natural gas also contains varying amounts of other NGLs. Most natural gas produced by a well is not suitable for long-haul pipeline transportation or commercial use and must be processed to remove the heavier hydrocarbon components. Natural gas is processed not only to remove unwanted NGLs that would interfere with pipeline transportation or use of the natural gas, but also to separate from the gas those hydrocarbon liquids that have higher value as NGLs. The removal and separation of individual hydrocarbons by processing is possible because of differences in weight, boiling point, vapor pressure and other physical characteristics.

        Fractionation.    Fractionation is the process by which NGLs are further separated into individual, more valuable components. NGL fractionation facilities separate mixed NGL streams into discrete NGL products: ethane, propane, isobutane, normal butane and natural gasoline. Ethane is primarily used in the petrochemical industry to produce ethylene, one of the basic building blocks for a wide range of plastics and other chemical products. Propane is used in the production of ethylene and propylene and as a heating fuel, an engine fuel and an industrial fuel. Isobutane is used principally to enhance the octane content of motor gasoline. Normal butane is used in the production of ethylene, butadiene (a key ingredient in synthetic rubber), motor gasoline and isobutane. Natural gasoline, a mixture of pentanes and heavier hydrocarbons, is used primarily to produce motor gasoline and petrochemicals.

        Fractionation takes advantage of the differing boiling points of the various NGL products. NGLs are fractionated by heating mixed NGL streams and passing them through a series of distillation towers. As the temperature of the NGL stream is increased, the lightest (lowest boiling point) NGL product boils off the top of the tower where it is condensed and routed to storage. The mixture from the bottom of the first tower is then moved into the next tower where the process is repeated, and a different NGL product is separated and stored. This process is repeated until the NGLs have been separated into their components. Because the fractionation process uses large quantities of heat, energy costs are a major component of the total cost of fractionation.

        Natural gas transportation.    Natural gas transportation pipelines receive natural gas from other mainline transportation pipelines and gathering systems and deliver the processed natural gas to industrial end-users and utilities and to other pipelines. Hiland Partners does not currently engage in natural gas transportation.

        NGL transportation.    NGLs are transported to market by means of pipelines, pressurized barges, rail car and tank trucks. The method of transportation utilized depends on, among other things, the existing resources of the transporter, the locations of the production points and the delivery points, cost-efficiency and the quantity of NGLs being transported. Pipelines are generally the most cost-efficient mode of transportation when large, consistent volumes of NGLs are to be delivered. Hiland Partners does not currently engage in NGL transportation.

Midstream Assets

        Hiland Partners' natural gas gathering systems include approximately 1,731 miles of pipeline. A substantial majority of Hiland Partners' revenues are derived from gathering, compressing, dehydrating, treating, processing and marketing the natural gas that flows through its gathering pipelines and from fractionating NGLs resulting from the processing of natural gas into NGL products. Hiland Partners' principal systems are described below.

  Eagle Chief Gathering System

        General.    The Eagle Chief gathering system is located in northwest Oklahoma and consists of approximately 563 miles of natural gas gathering pipelines ranging from two inches to 16 inches in diameter, and the Eagle Chief processing plant. The gathering system has a capacity of approximately 30,000 Mcf/d, and average throughput was approximately 24,140 Mcf/d for the six months ended June 30, 2006. There are four gas compressor stations located within the gathering system, comprised of ten units with an aggregate of approximately 9,800 horsepower.

        Hiland Partners completed construction and commenced operation of the Eagle Chief gathering system in 1990 and constructed the Eagle Chief processing plant in 1995. Since its construction, Hiland Partners has expanded the size of the Eagle Chief gathering system through the acquisition of approximately 377 miles of gathering pipelines in five separate acquisitions, including Hiland Partners' acquisition of the Carmen gathering system, and the construction of approximately 186 miles of gathering pipelines. Hiland Partners also intends to install additional pipelines and compression facilities at its Eagle Chief gathering system in order to increase its current system capacity from approximately 30,000 Mcf/d to approximately 35,500 Mcf/d due to increased volumes on this system. Hiland Partners expects this expansion will be completed by fourth quarter 2006.

        The Eagle Chief processing plant processes natural gas that flows through the Eagle Chief gathering system to produce residue gas and NGLs. The natural gas gathered in this system is lean gas that is not required to be processed to meet pipeline quality specifications when Hiland Partners sells into interstate markets. The plant has processing capacity of approximately 35,000 Mcf/d. During the six months ended June 30, 2006, the facility processed approximately 24,140 Mcf/d of natural gas and produced approximately 868 Bbls/d of NGLs.

        Natural Gas Supply.    As of June 30, 2006, 399 wells were connected to Hiland Partners' Eagle Chief gathering system. These wells are located in the Anadarko Basin of northwestern Oklahoma, and we believe they generally have long lives. The primary suppliers of natural gas to the Eagle Chief gathering system are Chesapeake Operating and Continental Resources, which represented approximately 66.6% and 10.1%, respectively, of the Eagle Chief gathering system's natural gas supply for the six months ended June 30, 2006.

        The natural gas supplied to the Eagle Chief gathering system is generally dedicated to Hiland Partners under individually negotiated long-term contracts. Some of Hiland Partners' contracts have an initial term of five years.

        Following the initial term, these contracts generally continue on a year to year basis unless terminated by one of the producers. In addition, some of Hiland Partners' contracts are for the life of the lease. Natural gas is purchased at the wellhead from the producers under percentage-of-proceeds contracts, percent-of-index contracts or fee-based contracts. For the six months ended June 30, 2006, approximately 58.7%, 37.7% and 3.6% of Hiland Partners' total segment margin attributable to the Eagle Chief gathering system was derived from percentage-of-proceeds, percent-of-index and fee-based contracts, respectively. For a more complete discussion of Hiland Partners' natural gas purchase contracts, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Hiland Partners' Contracts—Hiland Partners' Natural Gas Purchase Contracts."

        Hiland Partners' Eagle Chief gathering system is located in an active drilling area. Recently, this area has experienced increased levels of natural gas exploration, development and production activities as a result of recent high natural gas prices, new discoveries and the implementation of new exploration and production techniques. For example, Hiland Partners' average throughput at the Eagle Chief gathering system increased from 16,900 Mcf/d for December 2003 to 24,140 Mcf/d for June 2006. During the six months ended June 30, 2006, Hiland Partners added 23 wells to its system. Hiland Partners believes that this higher level of exploration and development activity in this area will continue and that many of the producers drilling in the area will choose to use Hiland Partners' midstream natural gas services due to Hiland Partners' excess capacity in this system and limited competitive alternatives.

        Markets for Sale of Natural Gas and NGLs.    The Eagle Chief gathering system has numerous market outlets for the natural gas that Hiland Partners gathers and NGLs that Hiland Partners produces on the system. The residue gas is sold at the tailgate of the Eagle Chief processing plant on the Oklahoma Gas Transportation pipeline to intrastate markets and on the Panhandle Eastern Pipeline Company pipeline to interstate markets. Because the area connected to Hiland Partners' Eagle Chief gathering system produces lean natural gas, Hiland Partners is able to bypass the Eagle Chief processing plant by selling into the interstate markets when processing margins are unfavorable. The NGLs extracted from the gas at the Eagle Chief processing plant are transported by pipeline to ONEOK Hydrocarbon Company's Medford facility for fractionation. Hiland Partners is currently selling the NGLs to ONEOK Hydrocarbon under a year to year contract.

        Hiland Partners' primary purchasers of residue gas and NGLs on the Eagle Chief gathering system were OGE Energy Resources, Inc., ONEOK Hydrocarbon, LP and BP Energy Company, which represented approximately 31.3%, 20.4% and 15.4%, respectively, of the revenues from such sales on the Eagle Creek gathering system for the six months ended June 30, 2006.

  Bakken Gathering System

        General.    The Bakken gathering system is located in eastern Montana and consists of approximately 283 miles of natural gas gathering pipelines ranging from three inches to twelve inches in diameter, the Bakken processing plant and a fractionation facility. The gathering system has a capacity of approximately 20,000 Mcf/d and average throughput was approximately 15,988 Mcf/d for the six months ended June 30, 2006. There are two gas compressor stations located within the gathering system, comprised of four units with an aggregate of approximately 6,565 horsepower.

        Hiland Partners acquired the Bakken gathering system in September 2005 in connection with its acquisition of Hiland Partners, LLC. The Bakken gathering system, including the Bakken processing plant, was constructed during 2004 and commenced operations on November 8, 2004. Hiland Partners intends to install additional gathering and compression infrastructure at its Bakken gathing system in order to increase the system's capacity from approximately 20,000 Mcf/d to 25,000 Mcf/d. Hiland Partners expects this expansion will be completed in the fourth quarter of 2006.

        The Bakken processing plant processes natural gas that flows through the Bakken gathering system to produce residue gas and NGLs. The plant has processing capacity of approximately 25,000 Mcf/d. For the six months ended June 30, 2006, the facility processed approximately 15,988 Mcf/d of natural gas and produced approximately 1,746 Bbls/d of NGLs.

        The Bakken gathering system also includes a fractionation facility that separates NGLs into propane and a mixture of butane and gasoline. The fractionation facility has a capacity to fractionate approximately 4,600 Bbls/d of NGLs. For the six months ended June 30, 2006, the facility fractionated an average of approximately 2,553 Bbls/d to produce approximately 932 Bbls/d of propane and approximately 768 Bbls/d of a mixture of butane and gasoline. In connection with the anticipated expansion of the gathering and compression infrastructure, Hiland Partners further intends to expand the existing NGL fractionation facilities at its Bakken processing plant in order to fractionate expected increased NGL volumes from both the Bakken processing plant and the Badlands processing plant. Hiland Partners expects this expansion will be completed in the second quarter of 2007.

        Natural Gas Supply.    As of June 30, 2006, 191 wells were connected to Hiland Partners' Bakken gathering system. These wells, which are located in the Williston Basin of Montana, primarily produce crude oil from the Bakken formation, and we believe they generally have long lives. The associated natural gas produced from these wells flows through Hiland Partners' Bakken gathering system. The primary suppliers of natural gas to the Bakken gathering system are Enerplus Resources (USA) Corporation, Continental Resources and Burlington Resources Trading, Inc., which represented approximately 48.6%, 37.7% and 12.6%, respectively, of the Bakken gathering system's natural gas supply for the six months ended June 30, 2006.

        Substantially all of the natural gas supplied to the Bakken gathering system is dedicated to Hiland Partners under three individually negotiated percentage-of-proceeds contracts. Two of these contracts have an initial term of ten years and one is for the life of the lease. Under these contracts, natural gas is purchased at the wellhead from the producers. For a more complete discussion of Hiland Partners' natural gas purchase contracts, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Hiland Partners' Contracts—Hiland Partners' Natural Gas Purchase Contracts."

        Hiland Partners' Bakken gathering system is located in an active drilling area. During the period from September 1, 2005 through June 30, 2006, Hiland Partners added 68 wells to its system. From the period from January 1, 2005 through August 30, 2005, the previous owner added 86 wells to the system. We believe that this higher level of exploration and development activity in this area will continue and that many of the producers drilling in the area will choose to use Hiland Partners' midstream natural gas services due to Hiland Partners' excess capacity in this system and limited competitive alternatives.

        Markets for Sale of Natural Gas and NGLs.    Residue gas derived from Hiland Partners' processing operations is sold at the tailgate of the Bakken processing plant on the Williston Basin Intrastate Pipeline to intrastate markets. Hiland Partners sells the propane that is produced by Hiland Partners' fractionation facility and the remaining NGL products to various end-users at the tailgate of the plant.

        Hiland Partners' primary purchasers of residue gas and NGLs on the Bakken gathering system were Montana-Dakota Utilities Company and SemStream, L.P., which represented approximately 53.8% and 42.9%, respectively, of the revenues on the Bakken gathering system from such sales for the six months ended June 30, 2006.

  Worland Gathering System

        General.    The Worland gathering system is located in central Wyoming and consists of approximately 151 miles of natural gas gathering pipelines ranging from two inches to eight inches in diameter, the Worland processing plant, a natural gas treating facility and a fractionation facility. The gathering system has a capacity of approximately 8,000 Mcf/d and average throughput was approximately 3,278 Mcf/d for the six months ended June 30, 2006. There are four gas compressor stations located within the gathering system, comprised of six units with an aggregate of approximately 2,200 horsepower.

        The Worland gathering system and the Worland processing plant were contributed to Hiland Partners on February 15, 2005 in connection with Hiland Partners' formation and its initial public offering. This gathering system, including the Worland processing plant, was originally built in the mid 1980s. A substantial portion of the equipment on the Worland gathering system, including the Worland processing plant, the treating facility and the fractionation facility, was replaced in 1997.

        The Worland processing plant processes natural gas that flows through the Worland gathering system to produce residue gas and NGLs. The natural gas gathered in this system is rich gas that must be processed in order to meet pipeline quality specifications. The plant has processing capacity of approximately 8,000 Mcf/d. For the six months ended June 30, 2006, the facility processed approximately 3,278 Mcf/d of natural gas and produced approximately 184 Bbls/d of NGLs.

        The Worland gathering system includes a natural gas amine treating facility that removes carbon dioxide and hydrogen sulfide from natural gas that is gathered into Hiland Partners' system before the natural gas is introduced to transportation pipelines to ensure that it meets pipeline quality specifications. Generally, the natural gas gathered in this system contains a high concentration of hydrogen sulfide, a highly toxic and corrosive chemical that must be removed prior to transporting the gas via pipeline. Hiland Partners' Worland treating facility has a circulation capacity of 70 gallons per minute and throughput capacity of 8,000 Mcf/d.

        The Worland gathering system also includes a fractionation facility that separates NGLs into propane and a mixture of butane and gasoline. The fractionation facility has a capacity to fractionate approximately 650 Bbls/d of NGLs. For the six months ended June 30, 2006, the facility fractionated an average of approximately 337 Bbls/d to produce approximately 62 Bbls/d of propane and approximately 70 Bbls/d of a mixture of butane and gasoline.

        Natural Gas Supply.    As of June 30, 2006, 94 wells were connected to Hiland Partners' Worland gathering system. These wells are located in the Bighorn Basin of central Wyoming, and we believe they generally have long lives. The primary suppliers of natural gas to the Worland gathering system are Continental Resources and KCS Resources, Inc., which represented approximately 53.8% and 37.6%, respectively, of the Worland gathering system's natural gas supply for the six months ended June 30, 2006.

        The natural gas supplied to the Worland gathering system is generally dedicated to Hiland Partners under individually negotiated long-term contracts. The initial term of such agreements is generally ten years with five years remaining on most of the contracts. Following the initial term, these contracts generally continue on a year to year basis, unless terminated by one of the producers. Natural gas is purchased at the wellhead from the producers under percent-of-index contracts and fixed price contracts. For the six months ended June 30, 2006, approximately 95.2% and 4.8% of Hiland Partners' total segment margin attributable to the Worland gathering system was derived from percent-of-index contracts and fixed priced contracts, respectively. For a more complete discussion of Hiland Partners' natural gas purchase contracts, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Hiland Partners' Contracts—Hiland Partners' Natural Gas Purchase Contracts."

        Markets for Sale of Natural Gas and NGLs.    Residue gas derived from Hiland Partners' processing operations is sold at the tailgate of the Worland processing plant on the Williston Basin Intrastate Pipeline to intrastate markets. Hiland Partners sells the propane that is produced by its fractionation facility and the remaining NGL products to various end-users at the tailgate of the plant.

        Hiland Partners' primary purchasers of residue gas and NGLs on the Worland gathering system were Rainbow Gas Company and a subsidiary of Kinder Morgan Energy Partners, L.P., which represented approximately 36.4% and 25.8%, respectively, of revenues from such sales on the Worland gathering system for the six months ended June 30, 2006.

  Badlands Gathering System and Air Compression and Water Injection Facilities

        General.    The Badlands gathering system is located in southwestern North Dakota and consists of approximately 108 miles of natural gas gathering pipelines ranging from two inches to eight inches in diameter, the Badlands processing plant, a natural gas treating facility and a fractionation facility. The gathering system has a capacity of approximately 5,000 Mcf/d and average throughput was approximately 2,301 Mcf/d for the six months ended June 30, 2006. There are four gas compressor stations located within the gathering system, comprised of four units with an aggregate of approximately 1,128 horsepower.

        Hiland Partners completed construction and commenced operation of the Badlands gathering system, including the Badlands processing plant, in 1997. The Badlands processing plant processes natural gas that flows through the Badlands gathering system to produce residue gas and NGLs. The natural gas gathered in this system is rich gas that must be processed in order to meet pipelines quality specifications. The plant has processing capacity of approximately 5,000 Mcf/d. During the six months ended June 30, 2006, the facility processed approximately 2,301 Mcf/d of natural gas and produced approximately 248 Bbls/d of NGLs.

        The Badlands gathering system includes a natural gas treating facility that uses a solid chemical to remove hydrogen sulfide from natural gas that is gathered into Hiland Partners' system before the natural gas is introduced to transportation pipelines to ensure it meets pipeline quality specifications. Hiland Partners' Badlands treating facility has throughput capacity of 7,100 Mcf/d.

        The Badlands gathering system also includes a fractionation facility that separates NGLs into propane and a mixture of butane and gasoline. The fractionation facility has a capacity to fractionate approximately 600 Bbls/d of NGLs. For the six months ended June 30, 2006, the facility fractionated an average of approximately 274 Bbls/d of to produce approximately 90 Bbls/d of propane and approximately 98 Bbls/d of a mixture of butane and gasoline.

        On February 1, 2006, Hiland Partners entered into a five-year definitive purchase agreement with a current producer to build additional compression facilities and to expand Hiland Partners' existing gas gathering system into South Dakota. The expansion project, which is targeted for completion in the third quarter of 2006, is expected to cost approximately $3.0 million, which Hiland Partners intends to fund using its credit facility.

        On November 8, 2005, Hiland Partners entered into a new 15-year definitive gas purchase agreement with Continental Resources under which Hiland Partners will gather, treat and process additional natural gas, which is produced as a by-product of Continental Resources' secondary oil recovery operations, in the areas specified by the contract. In order to fulfill Hiland Partners' obligations under the agreement, Hiland Partners intends to expand its Badlands gas gathering system and processing plant located in Bowman County, North Dakota. This expansion project will include the construction of a 40,000 Mcf/d nitrogen rejection plant, which is expected to be operational by the end of 2006, and the expansion of Hiland Partners' existing Badlands field gathering infrastructure. The expansion project is expected to cost approximately $40.0 million, which Hiland Partners intends to fund using its credit facility. As of June 30, 2006, Hiland Partners has already invested approximately $23.0 million on this project and expects to invest an additional $9.5 million in 2007 to expand the system.

        Natural Gas Supply.    As of June 30, 2006, 96 wells were connected to Hiland Partners' Badlands gathering system. These wells are located in the Williston Basin of southwestern North Dakota, and we believe they generally have long lives. The primary suppliers of natural gas to the Badlands gathering system are Continental Resources, Luff Exploration Company and Burlington Resources, which represented approximately 50.8%, 31.1% and 10.8%, respectively, of the Badlands gathering system's natural gas supply for the six months ended June 30, 2006.

        The natural gas supplied to the Badlands gathering system is generally dedicated to Hiland Partners under individually negotiated long-term contracts. Hiland Partners' new agreement with Continental Resources has an initial term of 15 years. Under this agreement, Hiland Partners will receive 50% of the proceeds attributable to residue gas and natural gas liquids sales as well as a fixed fee of $0.20 per Mcf for gathering and treating the natural gas, plus an additional $0.60 per Mcf fee for the first 36 Bcf of natural gas gathered. This agreement will replace Hiland Partners' existing agreement with Continental Resources in the area when the new plant becomes operational. The initial term of Hiland Partners' other agreements in this area is generally ten years with five years remaining on most of the contracts. Following the initial term, these contracts generally continue on a year to year basis, unless terminated by one of the producers. For these other agreements, natural gas is purchased at the wellhead from the producers under percentage-of-index arrangements. For a more complete discussion of Hiland Partners' natural gas purchase contracts, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Hiland Partners' Contracts—Hiland Partners' Natural Gas Purchase Contracts."

        Air Compression and Water Injection Facilities.    We believe that Hiland Partners' Badlands gathering system is strategically located in an area where secondary recovery operations may provide Hiland Partners with additional natural gas supplies. In order to enhance the production of natural gas that flows through out Badlands gathering system, Hiland Partners currently provides air compression and water injection services to Continental Resources under long-term contracts at Hiland Partners' Cedar Hills compression facility, its Horse Creek compression facility and its water injection Plant, all of which are located in North Dakota in close proximity to the Badlands gathering system. For a description of these services, please read "—Compression Assets."

        Markets for Sale of Natural Gas and NGLs.    Residue gas derived from Hiland Partners' processing operations is sold at the tailgate of the Badlands processing plant to end-users or on an interstate pipeline located at the tailgate of the plant. Hiland Partners sells the propane that is produced by its fractionation facility and the remaining NGL products to various end-users at the tailgate of the plant.

        Hiland Partners' primary purchasers of the residue gas, propane and NGLs from the Badlands gathering system were Continental Resources, a subsidiary of Kinder Morgan Energy Partners, L.P. and SemStream, L.P., which represented approximately 35.4%, 25.7% and 21.1%, respectively, of the revenues from such sales for the six months ended June 30, 2006.

  Matli Gathering System

        General.    The Matli Gathering System is located in central Oklahoma and consists of approximately 39 miles of natural gas gathering pipelines ranging from three inches to 12 inches in diameter, the Matli processing plant and a natural gas treating facility. The gathering system has a capacity of approximately 20,000 Mcf/d and average throughput was approximately 15,769 Mcf/d for the six months ended June 30, 2006. There are two gas compressor stations located within the gathering system, comprised of six units with an aggregate of approximately 5,746 horsepower.

        Hiland Partners completed construction and commenced operation of the Matli gathering system in 1999 and constructed the Matli processing plant in 2003. The Matli processing plant processes natural gas on the Matli gathering system to produce residue gas and NGLs. A portion of the natural gas gathered in this system must be processed in order to meet pipeline quality specifications, but is relatively lean gas. The plant has processing capacity of approximately 10,000 Mcf/d. During the six months ended June 30, 2006, the facility processed approximately 8,401 Mcf/d of natural gas and produced approximately 222 Bbls/d of NGLs.

        The Matli gathering system includes a natural gas treating facility that uses a liquid chemical to remove hydrogen sulfide from natural gas that is gathered into Hiland Partners' system before the natural gas is introduced to transportation pipelines to ensure it meets pipeline quality specifications. Hiland Partners' Matli treating facility has throughput capacity of 10,000 Mcf/d. During the six months ended June 30, 2006, the facility treated approximately 8,217 Mcf/d of natural gas.

        Hiland Partners intends to construct a 25,000 Mcf/d natural gas processing facility along its existing gas gathering system. This facility will process the existing gas supply on Hiland Partners' system and will provide additional plant processing capacity for increased system volumes. The expansion project, which is targeted for completion in the fourth quarter of 2006, is expected to cost approximately $2.8 million, which Hiland Partners intends to fund using its existing bank credit facility.

        Natural Gas Supply.    As of June 30, 2006, 41 wells were connected to Hiland Partners' Matli gathering system. These wells are located in the Anadarko Basin of central Oklahoma, and we believe they generally have long lives. The primary suppliers of natural gas to the Matli gathering system are Continental Resources and Range Resources Corporation, which represented approximately 57.1% and 32.9%, respectively, of the Matli gathering system's natural gas supply for the six months ended June 30, 2006.

        The Matli gathering system is located in an active drilling area. The natural gas supplied to the Matli gathering system is generally dedicated to Hiland Partners under individually negotiated long-term contracts. The initial term of such agreements is generally ten years with five years remaining on most of the contracts. Following the initial term, these contracts generally continue on a year to year basis, unless terminated by one of the producers. Natural gas is purchased at the wellhead from the producers under fee-based contracts. For a more complete discussion of Hiland Partners' natural gas purchase contracts, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Hiland Partners' Contracts—Hiland Partners' Natural Gas Purchase Contracts."

        Markets for Sale of Natural Gas and NGLs.    Residue gas resulting from Hiland Partners' processing operations is sold at the tailgate of the plant on the Oklahoma Gas Transportation intrastate pipeline. The NGLs produced at the Matli processing plant are currently transported by truck to the ONEOK Hydrocarbon Medford facility for fractionation. As part of our $2.8 million expansion project mentioned above, we intend to convert an existing natural gas pipeline into a NGL pipeline to transport NGLs to the ONEOK Hydrocarbon Medford facility.

        Hiland Partners' primary purchasers of residue gas and NGLs on the Matli gathering system were OGE Energy Resources, Chevron Natural Gas and BP Energy, which represented approximately 48.0%, 30.8% and 11.9%, respectively, of the revenues from such sales for the six months ended June 30, 2006.

  Kinta Area Gathering Systems

        General.    The Kinta Area gathering systems, which Hiland Partners acquired from Enogex on May 1, 2006, are located in eastern Oklahoma and consist of five separate natural gas gathering systems with 569 miles of natural gas gathering pipelines ranging from four inches to twelve inches in diameter and 23 compressor units capable of an aggregate of 40,000 horsepower. The gathering system has a capacity of approximately 180,000 Mcf/d and average throughput was approximately 136,892 Mcf/d for the period from May 1, 2006 through June 30, 2006. Currently, Hiland Partners' operations are limited to the gathering, dehydration and compression of the natural gas supplied to the Kinta Area gathering systems and the redelivery of the compressed natural gas for a fixed fee. However, an increasing portion of the natural gas supplied to the Kinta Area gathering systems has a high CO2 content, and consequently Hiland Partners intends to install four amine-treating facilities to remove excess CO2 levels from the gas gathered by the gathering systems. Hiland Partners expects this expansion will be completed by first quarter 2007. Hiland Partners also intends to install additional compression facilities to expand the current capacity by approximately 11,000 Mcf/d on these gathering systems. Hiland Partners expects this expansion will be completed by first quarter 2007.

        Natural Gas Supply.    As of June 30, 2006, approximately 672 wells were connected to Hiland Partners' Kinta Area gathering systems. These wells, which are located in the Arkoma Basin of eastern

Oklahoma, primarily produce natural gas from the Atoka, Cromwell, Booch, Hartshorne, Spiro, Fanshaw and Red Oak formations. The associated natural gas produced from these wells flows through Hiland Partners' Kinta Area gathering systems. The primary suppliers of natural gas to this gathering system are BP America Production Company, Chesapeake Energy Marketing, Inc. and Chevron North America Exploration and Production Co., which represented approximately 49.1%, 11.0% and 7.8%, respectively, of the Kinta Area gathering system's natural gas supply for the period from May 1, 2006 through June 30, 2006.

        The Kinta Area gathering systems are located in an active drilling area. Historically, Enogex has connected approximately 24 newly drilled wells to these systems on an annual basis. Hiland Partners believes that this high level of exploration and development activity in the area, including the Woodford shale play to the west of the existing system, will continue and that many of the producers drilling in the area will choose to use Hiland Partners' midstream natural gas services due to Hiland Partners' excess capacity in this system and limited competitive alternatives. The natural gas supplied to the Kinta Area gathering systems is generally dedicated under individually negotiated term contracts. The initial term of such agreements is generally three years with less than one year remaining on most of the contracts.

  Other Systems

        In addition to the midstream assets described above, Hiland Partners owns two gathering systems located in Texas and Mississippi and a gathering pipeline system in Oklahoma. These assets do not provide Hiland Partners with material cash flows and consist of the following:

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  Driscoll Gathering System.  Hiland Partners' Driscoll gathering system is located in south Texas and consists of approximately four miles of natural gas gathering pipeline and a compressor station.

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  Stovall Gathering System.  Hiland Partners' Stovall gathering system is located in northern Mississippi and consists of approximately nine miles of natural gas gathering pipeline and a compressor station.

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  Enid Pipeline System.  Hiland Partners' Enid pipeline system is located in northern Oklahoma and consists of approximately five miles of pipeline.

Compression Assets

        Hiland Partners completed construction of its Cedar Hills compression facility and acquired the Horse Creek compression facility in 2002. The Cedar Hills compression facility is comprised of six units with an aggregate of approximately 24,000 horsepower. The Horse Creek compression facility is comprised of two units with an aggregate of approximately 5,300 horsepower.

        At its compression facilities, Hiland Partners compresses air to pressures in excess of 4,000 pounds per square inch. At Hiland Partners' water injection plant, water is produced from source wells located near the water plant site. Produced water is run through a filter system to remove impurities and is then cooled prior to being pumped to pressures in excess of 2,000 pounds per square inch. The air and water are delivered at the tailgate of Hiland Partners' facilities into pipelines owned by Continental Resources and are ultimately utilized by Continental Resources in its oil and gas secondary recovery operations. For a description of the services agreement Hiland Partners entered into with Continental Resources in connection with Hiland Partners' initial public offering, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Hiland Partners' Contracts—Compression Services Agreement."

Competition

        The natural gas gathering, treating, processing and marketing industries are highly competitive. Hiland Partners faces strong competition in acquiring new natural gas supplies. Hiland Partners' competitors include other natural gas gatherers that gather, process and market natural gas. Competition for natural gas supplies is primarily based on the reputation, efficiency, flexibility and reliability of the gatherer, the pricing arrangements offered by the gatherer and the location of the gatherer's pipeline facilities; a competitive advantage for Hiland Partners because of Hiland Partners' proximity to established and new production. Hiland Partners provides flexible services to natural gas producers, including natural gas gathering, compression, dehydrating, treating and processing. We believe that Hiland Partners' ability to furnish these services gives it an advantage in competing for new supplies of natural gas because Hiland Partners can provide the services that producers, marketers and others require to connect their natural gas quickly and efficiently. In addition, using centralized treating and processing facilities, Hiland Partners can in most cases attract producers that require these services more quickly and at a lower initial capital cost due in part to the elimination of some field equipment. For natural gas that exceeds the maximum carbon dioxide and NGL specifications for interconnecting pipelines and downstream markets, we believe that Hiland Partners offers treating and other processing services on competitive terms. In addition, with respect to natural gas customers attached to Hiland Partners' pipeline systems, Hiland Partners provides natural gas supplies on a flexible basis.

        We believe that Hiland Partners' producers prefer a midstream energy company with the flexibility to accept natural gas not meeting typical industry standard gas quality requirements. The primary difference between Hiland Partners and Hiland Partners' competitors is that Hiland Partners provides an integrated and responsive package of midstream services, while most of Hiland Partners' competitors typically offer only a few select services. Hiland Partners believes that offering an integrated package of services, while remaining flexible in the types of contractual arrangements that Hiland Partners offers producers, allows Hiland Partners to compete more effectively for new natural gas supplies.

        Many of Hiland Partners' competitors have capital resources and control supplies of natural gas greater than Hiland Partners. Hiland Partners' primary competitors on the Eagle Chief gathering system are Western Gas Resources, Inc., Ringwood Gathering, and Duke Energy Field Services. Hiland Partners' primary competitor on the Bakken gathering system and the Badlands gathering system is Bear Paw Energy, and on the Matli gathering system is Enogex Inc. Hiland Partners does not have a major competitor on the Worland gathering system. The primary competitor on the Kinta Area gathering systems is CenterPoint Energy Field Services.

Regulation

        Regulation by the FERC of Interstate Natural Gas Pipelines.    Hiland Partners does not own any interstate natural gas pipelines, so the Federal Energy Regulatory Commission, or the FERC, does not directly regulate any of Hiland Partners' operations. However, the FERC's regulation influences certain aspects of Hiland Partners' business and the market for Hiland Partners' products. In general, the FERC has authority over natural gas companies that provide natural gas pipeline transportation services in interstate commerce, and its authority to regulate those services includes:

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  the certification and construction of new facilities;

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  the extension or abandonment of services and facilities;

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  the maintenance of accounts and records;

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  the acquisition and disposition of facilities;

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  the initiation and discontinuation of services; and

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  various other matters.

        In recent years, the FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, Hiland Partners cannot assure you that the FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity.

        Intrastate Regulation of Natural Gas Transportation Pipelines.    Hiland Partners does not own any pipelines that provide intrastate natural gas transportation, so state regulation of pipeline transportation does not directly affect Hiland Partners' operations. As with FERC regulation described above, however, state regulation of pipeline transportation may influence certain aspects of Hiland Partners' business and the market for Hiland Partners' products.

        Gathering Pipeline Regulation.    Section 1(b) of the Natural Gas Act of 1938, or the NGA exempts natural gas gathering facilities from the jurisdiction of the FERC. Hiland Partners owns a number of facilities that Hiland Partners believes would meet the traditional tests the FERC has used to establish a pipeline's status as a gatherer not subject to the FERC jurisdiction, were it determined that those intrastate lines should be classified as interstate lines. However, the distinction between the FERC-regulated transmission services and federally unregulated gathering services is the subject of regular litigation, so, in such a circumstance, the classification and regulation of some of Hiland Partners' gathering facilities may be subject to change based on future determinations by the FERC and the courts.

        In the states in which Hiland Partners operates, regulation of intrastate gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirement and complaint based rate regulation. For example, Hiland Partners is subject to state ratable take and common purchaser statutes. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. In certain circumstances, such laws will apply even to gatherers like Hiland Partners that do not provide third party, fee-based gathering service and may require Hiland Partners to provide such third party service at a regulated rate. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes have the effect of restricting Hiland Partners' right as an owner of gathering facilities to decide with whom Hiland Partners contracts to purchase or transport natural gas.

        Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels now that the FERC has taken a less stringent approach to regulation of the gathering activities of interstate pipeline transmission companies and a number of such companies have transferred gathering facilities to unregulated affiliates. Hiland Partners' gathering operations could be adversely affected should they be subject in the future to the application of state or federal regulation of rates and services. Hiland Partners' gathering operations also may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. Hiland Partners cannot predict what effect, if any, such changes might have on its operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

        Sales of Natural Gas.    The price at which Hiland Partners buys and sells natural gas currently is not subject to federal regulation and, for the most part, is not subject to state regulation. Hiland Partners' sales of natural gas are affected by the availability, terms and cost of pipeline transportation. As noted above, the price and terms of access to pipeline transportation are subject to extensive federal and state regulation. The FERC is continually proposing and implementing new rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies that remain subject to the FERC's jurisdiction. These initiatives also may affect the intrastate transportation of natural gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry, and these initiatives generally reflect more light handed regulation. Hiland Partners cannot predict the ultimate impact of these regulatory changes to its natural gas marketing operations. Some of the FERC's more recent proposals may adversely affect the availability and reliability of interruptible transportation service on interstate pipelines. Hiland Partners does not believe that it will be affected by any such FERC action materially differently than other natural gas marketers with whom Hiland Partners competes.

Environmental Matters

        The operation of pipelines, plants and other facilities for gathering, compressing, dehydrating, treating, or processing of natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, Hiland Partners must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact Hiland Partners' business activities in many ways, such as:

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  restricting the way Hiland Partners can handle or dispose of its wastes;

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  limiting or prohibiting construction activities in sensitive areas such as wetlands, coastal regions, or areas inhabited by endangered species;

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  requiring remedial action to mitigate pollution conditions caused by Hiland Partners' operations, or attributable to former operations; and

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  enjoining the operations of facilities deemed in non-compliance with permits issued pursuant to such environmental laws and regulations.

        Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or other waste products into the environment.

        The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts Hiland Partners currently anticipates. Hiland Partners tries to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance. Hiland Partners also actively participate in industry groups that help formulate recommendations for addressing existing or future regulations.

        Hiland Partners does not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on its business, financial position or results of operations. In addition, Hiland Partners believes that the various environmental activities in which Hiland Partners is presently engaged are not expected to materially interrupt or diminish Hiland Partners' operational ability to gather, compress, treat, fractionate and process natural gas. Hiland Partners cannot assure you, however, that future events, such as changes in existing laws, the promulgation of new laws, or the development or discovery of new facts or conditions will not cause us to incur significant costs. The following is a discussion of the material environmental and safety laws and regulations that can apply to Hiland Partners' operations. Hiland Partners believes that it is in substantial compliance with these environmental laws and regulations.

        Air Emissions.    Hiland Partners' operations are subject to the federal Clean Air Act and comparable state laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including Hiland Partners' processing and treatment plants, fractionation facilities and compressor stations, and also impose various monitoring and reporting requirements. Such laws and regulations may require Hiland Partners to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in the increase of existing air emissions, obtain and strictly comply with air permits containing various emissions and operational limitations, or utilize specific emission control technologies to limit emissions. Hiland Partners' failure to comply with these requirements could subject Hiland Partners to monetary penalties, injunctions, conditions or restrictions on operations, and potentially criminal enforcement actions. Hiland Partners will be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. Hiland Partners believes, however, that its operations will not be materially adversely affected by such requirements, and the requirements are not expected to be any more burdensome to Hiland Partners than to other similarly situated companies.

        Hazardous Waste.    Hiland Partners' operations generate wastes, including some hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act, or RCRA, and comparable state laws, which impose detailed requirements for the handling, storage, treatment and disposal of hazardous and solid waste. RCRA currently exempts many natural gas gathering and field processing wastes from classification as hazardous waste. Specifically, RCRA excludes from the definition of hazardous waste produced waters and other wastes associated with the exploration, development, or production of crude oil and natural gas. However, these oil and gas exploration and production wastes may still be regulated under state law or the less stringent solid waste requirements of RCRA. Moreover, ordinary industrial wastes such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils may be regulated as hazardous waste. The transportation of natural gas in pipelines may also generate some hazardous wastes that are subject to RCRA or comparable state law requirements.

        Site Remediation.    The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA, also known as "Superfund," and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons responsible for the release of hazardous substances into the environment. Such classes of persons include the current and past owners or operators of sites where a hazardous substance was released, and companies that disposed or arranged for disposal of hazardous substances at offsite locations such as landfills. Although petroleum as well as natural gas is excluded from CERCLA's definition of "hazardous substance," in the course of Hiland Partners' ordinary operations Hiland Partners will generate wastes that may fall within the definition of a "hazardous substance." CERCLA authorizes the Environmental Protection Agency, or EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. Under CERCLA, Hiland Partners could be subject to joint and several liability for the costs of cleaning up and restoring sites where hazardous substances have been released, for damages to natural resources, and for the costs of certain health studies.

        Water Discharges.    Hiland Partners' operations are subject to the Federal Water Pollution Control Act of 1972, as amended, also known as the Clean Water Act, and analogous state laws and regulations. These laws and regulations impose detailed requirements and strict controls regarding the discharge of pollutants into waters of the United States. The unpermitted discharge of pollutants, including discharges resulting from a spill or leak incident, is prohibited. The Clean Water Act and regulations implemented thereunder also prohibit discharges of dredged and fill material into wetlands and other waters of the United States unless authorized by an appropriately issued permit. Any unpermitted release of pollutants from Hiland Partners' pipelines or facilities could result in fines or penalties as well as significant remedial obligations.

        Pipeline Safety.    Hiland Partners' pipelines are subject to regulation by the U.S. Department of Transportation, or the DOT, under the Natural Gas Pipeline Safety Act of 1968, as amended, or the NGPSA, pursuant to which the DOT has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. The NGPSA covers the pipeline transportation of natural gas and other gases, and the transportation and storage of liquefied natural gas (LNG) and requires any entity that owns or operates pipeline facilities to comply with the regulations under the NGPSA, to permit access to and allow copying of records and to make certain reports and provide information as required by the Secretary of Transportation. Hiland Partners believes that its pipeline operations are in substantial compliance with applicable NGPSA requirements; however, due to the possibility of new or amended laws and regulations or reinterpretation of existing laws and regulations, future compliance with the NGPSA could result in increased costs that, at this time, cannot reasonably be quantified.

        The DOT, through the Office of Pipeline Safety, adopted regulations to implement the Pipeline Safety Improvement Act, which requires pipeline operators to, among other things, develop integrity management programs for gas transmission pipelines that, in the event of a failure, could affect "high consequence areas." "High consequence areas" are currently defined as areas with specified population densities, buildings containing populations of limited mobility, and areas where people gather that are located along the route of a pipeline. States in which Hiland Partners operate have adopted similar regulations applicable to intrastate gathering and transmission lines. Our pipeline systems are largely excluded from these regulations and are not generally situated within areas that would be designated "high consequence areas." Therefore, compliance with these regulations has not had a significant impact on our operations.

        Employee Health and Safety.    Hiland Partners is subject to the requirements of the Occupational Safety and Health Act, referred to as OSHA, and comparable state laws that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in Hiland Partners' operations and that this information be provided to employees, state and local government authorities and citizens.

        Hydrogen Sulfide.    Exposure to gas containing high levels of hydrogen sulfide, referred to as sour gas, is harmful to humans, and exposure can result in death. The gas handled at Hiland Partners' Worland gathering system contains high levels of hydrogen sulfide, and Hiland Partners employs numerous safety precautions at the system to ensure the safety of its employees. There are various federal and state environmental and safety requirements for handling sour gas, and Hiland Partners is in compliance with all such requirements.

Title to Properties

        Substantially all of Hiland Partners' pipelines are constructed on rights-of-way granted by the apparent record owners of the property. Lands over which pipeline rights-of-way have been obtained may be subject to prior liens that have not been subordinated to the right-of-way grants. Hiland Partners has obtained, where necessary, license or permit agreements from public authorities and railroad companies to cross over or under, or to lay facilities in or along, waterways, county roads, municipal streets, railroad properties and state highways, as applicable. In some cases, property on which Hiland Partners' pipelines were built was purchased in fee.

        Hiland Partners leases the majority of the surface land on which its gathering systems operate. With respect to Hiland Partners' Eagle Chief gathering system, Hiland Partners leases the surface land on which the Eagle Chief processing plant, three of the four compressor stations, a produced water dumping station and the three pumping stations are located. With respect to Hiland Partners' Bakken gathering system, Hiland Partners owns the land on which the processing plant is located and the land on which the compressor stations are located. In Hiland Partners' Worland gathering system, Hiland Partners leases the surface land on which the Worland processing plant and the compressor stations are located. With respect to Hiland Partners' Badlands gathering system, Hiland Partners owns the land on which the Badlands processing plant is located and leases the land on which the four compressor sites are located. With respect to the Kinta Area gathering system, Hiland Partners leases the land on which the compressor stations are located. In addition, Hiland Partners leases the surface lands on which its Matli processing plant and compressor station are located.

        Hiland Partners believes that it has satisfactory title to all of its assets. Record title to some of Hiland Partners' assets may continue to be held by Hiland Partners' affiliates until Hiland Partners has made the appropriate filings in the jurisdictions in which such assets are located and obtained any consents and approvals that are not obtained prior to transfer. Title to property may be subject to encumbrances. Hiland Partners believes that none of these encumbrances will materially detract from the value of its properties or from its interest in these properties nor will they materially interfere with their use in the operation of Hiland Partners' business.

        Hiland Partners believes that it either owns in fee or has leases, easements, rights-of-way or licenses and has obtained the necessary consents, permits and franchise ordinances to conduct its operations in all material respects.

Office Facilities

        In addition to Hiland Partners' pipelines and processing facility discussed above, Hiland Partners occupies approximately 10,118 square feet of space at its executive offices in Enid, Oklahoma, under a lease expiring on August 31, 2009. While Hiland Partners may require additional office space as its business expands, Hiland Partners believes that existing facilities are adequate to meet its needs for the immediate future and that additional facilities will be available on commercially reasonable terms as needed.

Employees

        As of June 30, 2006, our general partner employed 89 full-time employees, all of whom provide services to Hiland Partners. We are not a party to any collective bargaining agreements and have not had any significant labor disputes in the past. We believe we have good relations with our employees. All of our employees are employees of our general partner. In addition, certain of our general partner's employees provide services to Continental Resources in connection with the operation of compression assets owned by Continental Resources.

Legal Proceedings

        Although Hiland Partners may, from time to time, be involved in litigation and claims arising out of its operations in the normal course of business, Hiland Partners is not currently a party to any material legal proceedings. In addition, Hiland Partners is not aware of any legal or governmental proceedings against it, or contemplated to be brought against it, under the various environmental protection statutes to which Hiland Partners is subject. Hiland Partners maintains insurance policies with insurers in amounts and with coverage and deductibles as its general partner believes is reasonable and prudent. However, Hiland Partners cannot assure you that this insurance will be adequate to protect it from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices.

MANAGEMENT

Hiland Holdings GP, LP

Directors and Officers of Hiland Partners GP Holdings, LLC

        Assuming that our only assets continue to be our interests in Hiland Partners, we anticipate that less than ten percent of our executive officers' time will be allocated to our business, with the remainder of their time allocated to Hiland Partners' business. The following table sets forth certain information with respect to the executive officers and members of the board of directors of our general partner, Hiland Holdings GP LLC. Executive officers and directors of our general partner will serve until their successors are duly appointed or elected.

Name	Age	Position with Our General Partner
Harold Hamm	60	Chairman of the Board of Directors
Randy Moeder	46	Chief Executive Officer, President and Director
Ken Maples	44	Chief Financial Officer, Vice President—Finance, Secretary and Director
Michael L. Greenwood	51	Director Nominee
Edward D. Doherty	70	Director Nominee
Rayford T. Reid	58	Director Nominee
Shelby E. Odell	67	Director Nominee
Dr. Cheryl L. Evans	44	Director Nominee
Dr. Bobby B. Lyle	65	Director Nominee

        Harold Hamm has been Chairman of the board of directors of our general partner since May 2006. Mr. Hamm has served as Chairman of the board of directors of the general partner of Hiland Partners since October 2004 and serves as chairman of the compensation committee of the board of directors of Hiland Partners' general partner. In December 1994, Mr. Hamm began serving as President and Chief Executive Officer and as a director of Continental Gas, Inc., and he subsequently served as Chief Executive Officer and a director of Continental Gas, Inc. until 2004. Since its inception in 1967 until October 2005, Mr. Hamm served as President and Chief Executive Officer and a director of Continental Resources, Inc. and currently serves as its Chief Executive Officer and Chairman of its board of directors. Mr. Hamm is also President of the National Stripper Well Association, President and Chairman of the executive board of the Oklahoma Independent Petroleum Association and a member of the executive board of the Oklahoma Energy Explorers. In addition, Mr. Hamm is the founder and serves as Chairman of the board of directors of Save Domestic Oil, Inc. and is a director of Complete Production Services, Inc, a publicly traded oilfield services company.

        Randy Moeder has been Chief Executive Officer, President and a director of our general partner since May 2006. Mr. Moeder has served as Chief Executive Officer, President and a director of the general partner of Hiland Partners since October 2004. Mr. Moeder has been Manager of Hiland Partners, LLC since its inception in October 2000. He also has been President of Continental Gas, Inc. since January 1995 and was Vice President from November 1990 to January 1995. Mr. Moeder was Senior Vice President and General Counsel of Continental Resources from May 1998 to August 2000 and was Vice President and General Counsel from November 1990 to April 1998. From January 1988 to summer 1990, Mr. Moeder worked in private law practice. From 1982 to 1988, Mr. Moeder held various positions with Amoco Corporation. Mr. Moeder is a member of the Oklahoma Independent Petroleum Association and the Oklahoma and American Bar Associations. Mr. Moeder holds a Bachelor of Science degree in accounting from Kansas State University and a doctorate of jurisprudence from the University of Tulsa. Mr. Moeder is also an inactive Certified Public Accountant.

        Ken Maples has been Chief Financial Officer, Vice President—Finance, Secretary and a director of our general partner since May 2006. Mr. Maples has served as Chief Financial Officer, Vice

President—Finance and Secretary and a director of the general partner of Hiland Partners since October 2004. Mr. Maples has served as Chief Financial Officer of Continental Gas, Inc. and Hiland Partners, LLC since February 2004. Mr. Maples was Director of Business Development and Manager of Investor Relations of Continental Resources from October 2002 to February 2004. From October 1990 to October 2002, Mr. Maples held various positions with Callon Petroleum Company. He holds a Bachelor degree in accounting from Mississippi State University and an MBA from Louisiana State University.

        Michael L. Greenwood has been nominated to serve as a director of our general partner upon completion of this offering and will serve as chairman of the audit committee of the board of directors of our general partner. Mr. Greenwood has served as a director of the general partner of Hiland Partners since February 2005, and serves as chairman of the audit committee. Mr. Greenwood is managing director of Carnegie Capital LLC, a financial advisory services firm providing investment banking assistance to the energy industry, which he founded in October 2004. Mr. Greenwood previously served as Vice President—Finance and Treasurer of Energy Transfer Partners, L.P. from January 2004 until September 2004. Prior to its merger with Energy Transfer, Mr. Greenwood served as Vice President and Chief Financial Officer & Treasurer of Heritage Propane Partners, L.P. from July 2002 to January 2004. Prior to joining Heritage Propane, Mr. Greenwood was Senior Vice President, Chief Financial Officer and Treasurer for Alliance Resource Partners, L.P. from 1994 to 2002. Mr. Greenwood has over 20 years of diverse financial and management experience in the energy industry during his career with several major public energy companies including MAPCO Inc., Penn Central Corporation, and The Williams Companies. Mr. Greenwood also serves as a director of Libra Natural Resources plc and Global Power Equipment Group Inc. Mr. Greenwood holds a Bachelor of Science in Business Administration degree from Oklahoma State University and a Master of Business Administration degree from the University of Tulsa.

        Edward D. Doherty has been nominated to serve as a director of our general partner upon completion of this offering and will serve as a member of the audit committee of the board of directors of our general partner. Mr. Doherty has served as a director of the general partner of Hiland Partners since February 2005, and serves as a member of the audit committee of the board of directors of the general partner of Hiland Partners. From July 2005 until its closing in March 2006, Mr. Doherty worked on the acquisition of ST Australia Pty, Ltd. and Kaneb Terminals Limited by ANZ Terminals Pty Ltd, an Australian company that owns bulk storage terminals in Australia and New Zealand, and he has since served as Chairman of ANZ Terminals Pty Ltd. Mr. Doherty served as the Chairman and Chief Executive Officer of Kaneb Pipe Line Company LLC, the general partner of Kaneb Pipe Line Partners L.P. since its inception in September 1989 until July 2005. Prior to joining Kaneb, Mr. Doherty was President and Chief Executive Officer of two private companies which provided restructuring services to troubled companies and was President and Chief Executive Officer of Commonwealth Oil Refining Company, Inc., a public refining and petrochemical company. Mr. Doherty holds a Bachelor of Arts degree from Lafayette College and a Doctor of Jurisprudence from Columbia University School of Law.

        Rayford T. Reid has been nominated to serve as a director of our general partner upon completion of this offering. Mr. Reid has served as a director of the general partner of Hiland Partners since May 2005, and serves as a member of the compensation committee of the board of directors of the general partner of Hiland Partners. Mr. Reid has more than 30 years of investment banking, financial advisory and commercial banking experience, including 25 years focused on the oil and gas industry. During the last 20 years, Mr. Reid has served as President of R. Reid Investments Inc., a private investment banking firm which exclusively serves companies engaged in the energy industry. Reid Investments specializes in mergers, acquisitions and divestitures and traditional and non-traditional private placements of debt and equity. Mr. Reid holds a Bachelor of Arts degree from Oklahoma State

University and a Master of Business Administration degree from the Wharton School of the University of Pennsylvania.

        Shelby E. Odell has been nominated to serve as a director of our general partner upon completion of this offering and will serve as a member of the audit committee of the board of directors of our general partner. Mr. Odell has served as a director of the general partner of Hiland Partners since September 2005 and serves as a member of the audit committee of the board of directors of the general partner of Hiland Partners. Mr. Odell has 40 years experience in the petroleum business, including marketing, distribution, acquisitions, innovation of new asset opportunities, and management. From 1974 to 2000, Mr. Odell held several positions with Koch Industries. He retired in 2000 as President of Koch Hydrocarbon Company and Sr. Vice President of Koch Industries. Prior to joining Koch, Mr. Odell advanced through several positions with Phillips Petroleum Company. He is a past member of the Board of Directors of the Gas Processors Association and holds an Associate Degree in Accounting from Enid Business College.

        Dr. Cheryl L. Evans has been nominated to serve as a director of our general partner upon the completion of this offering and will serve as a member of the conflicts committee of the board of directors of our general partner. Dr. Evans is in her thirteenth year of service to Northwestern Oklahoma State University and has been a faculty member since 1994. In 2004, Dr. Evans was appointed Dean of the institution's Enid campus. From 2002 to 2004, Evans chaired the communication department on the Alva campus, and from 1996 to 2002 she chaired the mass communication department. She earned her doctorate at Oklahoma State University in higher education, her Master of Arts in communication degree at Wichita State University and her Bachelor of Arts degree in mass communications/public relations at Northwestern Oklahoma State University. Dr. Evans is a 2004 graduate of Harvard's Management Development Program for academic leaders. In addition to her administrative duties for Northwestern Oklahoma State University, she presently teaches in the Northwestern Oklahoma State University graduate program. Dr. Evans is an active community volunteer and currently serves on numerous civic and charitable boards.

        Dr. Bobby B. Lyle has over 29 years of experience in oil and gas exploration and development. From 1977 to 1981, he was President of Cornell Oil Company. In 1981, he formed Lyco Energy Corporation, and served as its Chairman, President and CEO until the company was sold to Enerplus Resources (USA) Corporation in August 2005. After assisting with the transition of ownership to Enerplus, he formed Lyco Holdings Incorporated in March 2006 and currently serves as its Chairman, President and CEO. Lyco Holdings Incorporated is a private company engaged in private equity investments and ranching. From 1968 - 1976 Dr. Lyle served as Dean ad interim of the Southern Methodist University School of Business and subsequently as Trustee of the University for 18 years. Prior to joining SMU, he worked as a professional engineer with General Dynamics and Geotech, a Teledyne Industries company. He has helped organize and served as director of a number of private companies covering a broad range of industries, including banking, energy software, real estate, retail, and home and industrial insulation. He has been an active member of numerous industry organizations, including the Independent Petroleum Association of America, where he served as regional Vice President and a member of the Executive Committee, Texas Independent Producers and Royalty Owners Association and the Texas Alliance for Energy. Dr. Lyle holds a Bachelor of Science degree in Mechanical Engineering from Louisiana Tech University; a Masters in Engineering Administration degree from Southern Methodist University; and a Doctorate in Education, with emphasis on Strategic Planning and Leadership in Higher Education, from the University of Massachusetts.

Board Committees

        Audit Committee.    Our general partner's board of directors intends to establish an audit committee to be effective upon the closing of this offering, which will review our external financial reporting, will be responsible for engaging our independent auditors and will review procedures for internal auditing and the adequacy of our internal accounting controls. We anticipate that Michael L. Greenwood will be the chairman of the audit committee and Edward D. Doherty and Shelby E. Odell will serve as members of the audit committee. The members of the audit committee will meet the independence standards established by the Nasdaq Global Market.

        Conflicts Committee.    Our general partner's board of directors will establish a conflicts committee under our partnership agreement that will consist of two or more members of our general partner's board of directors and will be charged with reviewing specific matters that our general partner's board of directors believes may involve conflicts of interest. The conflicts committee will determine if the resolution of any conflict of interest submitted to it is fair and reasonable to us. In addition to satisfying certain other requirements, the members of the conflicts committee must meet the independence standards for service on an audit committee of a board of directors established by the Nasdaq Global Market and the SEC. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our unitholders and not a breach by us of any duties we may owe to our unitholders. We anticipate that Dr. Cheryl Evans and Dr. Bobby Lyle will serve as members of the conflicts committee.

        Compensation Committee.    Our general partner's board of directors intends to establish a compensation committee. The compensation committee's responsibilities will include making compensation decisions for the independent directors and the officers of our general partner and the administration of our Long-Term Incentive Plan described below. We anticipate that Harold Hamm will be the chairman of the compensation committee and Rayford T. Reid and Dr. Bobby Lyle will serve as members of the compensation committee.

        Other Committees.    Our general partner's board of directors may establish other committees from time to time to facilitate our management.

Governance Matters

        Independence of Board Members.    Pursuant to the NASD rules and the Nasdaq Stock Market rules, a director will be considered independent if the board determines that he or she does not have a material relationship with our general partner or us (either directly or as a partner, unitholder or officer of an organization that has a material relationship with our general partner or us). We have nominated four independent directors to the board of directors of our general partner.

        Heightened Independence for Audit Committee Members.    As required by the Sarbanes-Oxley Act of 2002, the Commission has adopted rules that direct national securities exchanges and associations to prohibit the listing of securities of a public company if members of its audit committee do not satisfy a heightened independence standard. In order to meet this standard, a member of an audit committee may not receive any consulting fee, advisory fee or other compensation from the public company other than fees for service as a director or committee member and may not be considered an affiliate of the public company. The board of directors of our general partner expects that all members of its audit committee and conflicts committee will satisfy this heightened independence requirement.

        Audit Committee Financial Expert.    An audit committee plays an important role in promoting effective corporate governance, and it is imperative that members of an audit committee have requisite financial literacy and expertise. As required by the Sarbanes-Oxley Act of 2002, Commission rules require that a public company disclose whether or not its audit committee has an "audit committee financial expert" as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, possesses all of the following attributes:

  •
  An understanding of generally accepted accounting principles and financial statements;

  •
  An ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

  •
  Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

  •
  An understanding of internal controls and procedures for financial reporting; and

  •
  An understanding of audit committee functions.

        The board of directors of our general partner expects that Michael L. Greenwood will satisfy the definition of "audit committee financial expert."

Election of our Directors

        Our general partner's limited liability company agreement establishes a board of directors that will be responsible for the oversight of our business and operations. Our general partner's board of directors will be elected by a voting member majority, as defined in the limited liability company agreement. Mr. Hamm indirectly owns 94% of the membership interests of our general partner. Accordingly, Mr. Hamm has the ability to elect all of the directors of our general partner.

Compensation of Directors

        No additional remuneration will be paid to officers of our general partner who also serve as directors. Our independent directors will receive (a) a $25,000 annual cash retainer fee, (b) $1,500 for each regularly scheduled meeting attended, (c) $750 for each special meeting attended and (d) 2,000 restricted units upon becoming a director and 1,000 restricted units on each anniversary date of becoming a director. The restricted units will vest in quarterly increments on the anniversary of the grant date over a period of four years. In addition to the foregoing, each director who serves on a committee will receive $1,000 for each committee meeting attended, the chairman of our audit committee will receive an annual retainer of $5,000 and the chairmen of our other committees will receive an annual retainer of $2,500. In addition, each independent director will be reimbursed for his out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law.

Executive Officer Compensation

        The executive officers of our general partner also serve as executive officers of the general partner of Hiland Partners. Our general partner will allocate a portion of the cost of our executive officers' cash compensation to us based on the percentage of their time allocated to our business and will allocate the remainder of their compensation to Hiland Partners. Assuming that our only assets continue to be our interests in Hiland Partners, we anticipate that less than ten percent of our executive officers' time will be allocated to our business, with the remainder of their time allocated to Hiland Partners' business. For the year ended December 31, 2005, this allocation would have been less than $34,800. For a discussion of the amounts paid to our executive officers for their service to Hiland Partners, please read "—Hiland Partners, LP—Executive Officer Compensation."

Hiland Holdings GP, LP Long-Term Incentive Plan

        We expect to adopt a Hiland Holdings GP, LP Long-Term Incentive Plan for the employees and directors of our general partner and employees of our affiliates who perform services for us. The long-term incentive plan will consist of three components: unit options, restricted units and phantom units. The long-term incentive plan will limit the number of units that may be delivered pursuant to awards to 2,160,000 units. The plan will be administered by the board of directors of our general partner or the compensation committee of the board of directors of our general partner.

        The board of directors of our general partner and the compensation committee of the board may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. Our board of directors and the compensation committee of the board also have the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to unitholder approval as may be required by applicable law or stock exchange rules. However, no change in any outstanding grant may be made that would materially reduce the benefits of the participant without the consent of the participant. The plan will expire upon the first to occur of its termination by the board of directors or the compensation committee, the date when no units remain available under the plan for awards or the tenth anniversary of the date the plan is approved by our unitholders. Awards then outstanding will continue pursuant to the terms of their grants.

        Restricted Units and Phantom Units. A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the grantee receives a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a common unit. The compensation committee may make grants of restricted units and phantom units under the plan to employees and directors containing such terms as the compensation committee shall determine under the plan, including the period over which restricted units and phantom units granted will vest. The compensation committee may, in its discretion, base its determination on the grantee's period of service or upon the achievement of specified financial objectives. In addition, the restricted and phantom units will vest upon a change of control of us or our general partner, subject to additional or contrary provisions in the award agreement.

        If a grantee's employment or membership on the board of directors terminates for any reason, the grantee's restricted units and phantom units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise or unless otherwise provided in the grant agreement between the grantee and our general partner or its affiliates. Common units to be delivered with respect to these awards may be common units acquired by our general partner in the open market, common units already owned by our general partner, common units acquired by our general partner directly from us or any other person or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the cost incurred in acquiring common units. If we issue new common units with respect to these awards, the total number of common units outstanding will increase.

        Absent a restriction on distributions in the grant agreement, holders of restricted units will have the same rights to receive distributions on the restricted units ("UDRs") as holders of common units. The compensation committee or the board of directors of our general partner, in its discretion, may provide that UDRs with respect to restricted units are subject to forfeiture or other restrictions, and if restricted, will be held, without interest, until the UDR vests or is forfeited, as the case may be. The compensation committee, in its discretion, may also grant tandem distribution equivalent rights ("DERs") with respect to phantom units. These are rights that entitle the grantee to receive cash equal to the cash distributions made on the common units. DERs shall be subject to such terms as the compensation committee may, in its discretion, impose.

        We intend for the restricted units and phantom units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

        Restricted Unit Grant Agreement.    Upon completion of this offering, we intend to grant 2,000 restricted units to each of our independent directors. Under the restricted unit grant agreements, the restricted units vest in quarterly increments on the anniversary of the grant date over a period of four years. In addition, the restricted units will vest, subject to certain conditions, upon the occurrence of any of the following:

  •
  the grantee becomes disabled;

  •
  the grantee dies;

  •
  the grantee's employment or membership on the board is terminated other than for cause; and

  •
  upon a change of control of us or our general partner.

        Under the grant agreement, UDRs on the restricted units will be held by us without interest until the restricted unit with respect to which the UDR was made becomes vested or is forfeited. Upon vesting any UDRs being held with respect to such vested restricted unit will be paid to the holder. Upon forfeiture of the restricted unit any UDRs being held with respect to such forfeited restricted unit will be forfeited.

        Unit Options.    The long-term incentive plan permits the grant of options covering common units. The compensation committee may make grants under the plan to employees and directors containing such terms as the committee shall determine, which may include a tandem or separate DER grant. Except in the case of substitute options granted to new employees or directors in connection with a merger, consolidation or acquisition, unit options may not have an exercise price that is less than the fair market value of the units on the date of grant. In addition, unit options granted will generally become exercisable over a period determined by the compensation committee and, in the compensation committee's discretion, may provide for accelerated vesting upon the achievement of specified performance objectives. The unit options will become exercisable upon a change of control of us. Unless otherwise provided in an award agreement, unit options may be exercised only by the participant during his lifetime or by the person to whom the participant's right will pass by will or the laws of descent and distribution. If a grantee's employment or membership on the board of directors terminates for any reason, the grantee's unvested options will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise or unless otherwise provided in a written employment agreement or the option agreement between the grantee and our general partner or its affiliates. If the exercise of an option is to be settled in common units rather than cash, our general partner will acquire common units in the open market or directly from us or any other person or use common units already owned by our general partner or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the difference between the cost incurred by it in acquiring these common units and the proceeds it receives from a grantee at the time of exercise. Thus, the cost of the unit options above the proceeds from grantees will be borne by us. If we issue new common units upon exercise of the unit options, the total number of common units outstanding will increase, and our general partner will pay us the proceeds it received from the grantee upon exercise of the unit option. The plan has been designed to furnish additional compensation to employees and directors and to align their economic interests with those of common unitholders.

Hiland Partners, LP

Directors and Officers of Hiland Partners GP, LLC

        The following table sets forth certain information with respect to the executive officers and members of the board of directors of Hiland Partners' general partner, Hiland Partners GP, LLC.

Executive officers and directors of Hiland Partners' general partner will serve until their successors are duly appointed or elected.

Name	Age	Position with Hiland Partners' General Partner
Harold Hamm	60	Chairman of the Board of Directors
Randy Moeder	46	Chief Executive Officer, President and Director
Ken Maples	44	Chief Financial Officer, Vice President—Finance, Secretary and Director
Ron Hill	56	Vice President—Business Development
Robert Shain	55	Vice President—Operations and Engineering
Michael L. Greenwood	51	Director
Edward D. Doherty	70	Director
Rayford T. Reid	58	Director
Shelby E. Odell	67	Director
John T. McNabb, II	61	Director
Dr. David Boren	65	Director

        Ron Hill has been the Vice President—Business Development of our general partner since May 2006. Mr. Hill has served as Vice President of Business Development of the general partner of Hiland Partners since January 2006. Mr. Hill has spent 29 years in the oil and natural gas industry with a 25-year focus in gas processing, midstream gas gathering, transportation and NGL marketing. From October 2001 until January 2006, Mr. Hill served as Vice President Gas Supply for Pioneer Gas Pipeline, Inc. in San Angelo, Texas. From November 1991 until October 2001, Mr. Hill was Senior Representative Business Development for Western Gas Resources, Inc. in Oklahoma City, Oklahoma and Midland, Texas. Prior to November 1991, Mr. Hill served in a variety of commercial roles for Union Texas Petroleum Corporation, Tipperary Corporation and Texaco, Inc.

        Robert Shain has been Vice President—Operations & Engineering of our general partner since June 2006. Mr. Shain served as Vice President Northern Region Operations & Engineering of the general partner of Hiland Partners from March 2006 to June 2006. Mr. Shain has over 30 years in the oil and gas industry. The majority of his experience has been in the engineering and operations of midstream natural gas gathering, compression, processing and treating, along with business development and marketing. From July 2003 until March 2006, Mr. Shain served as Vice President of Operations and Engineering for Seminole Gas Company, LLC (successor to Impact Energy, LTD) in Tulsa, Oklahoma. From May 1995 until July 2003 Mr. Shain served in a variety of commercial roles, the most recent of which was Vice President of Commercial Services, for CMS Field Services, LLC (successor to Heritage Gas Services, LLC) also in Tulsa, Oklahoma, where he was responsible for the development and management of operating and capital budgets.

        John T. McNabb, II was elected to serve as a director of the general partner of Hiland Partners in August 2006, and he serves as chairman of the conflicts committee and as a member of the compensation committee of the board of directors of the general partner of Hiland Partners. Mr. McNabb is the founder of Growth Capital Partners, LP, a merchant banking firm that provides financial advisory services to middle market companies throughout the United States, and has served as the chairman of its board of directors since 1992. Mr. McNabb has also served as a Principal of Southwest Mezzanine Investments, the investment affiliate of Growth Capital Partners, L.P, since 2001. From June 1990 to January 1992, he was a Managing Director of Bankers Trust Company, managing commercial banking, investment banking and financial advisory activities in the Southwest for Bankers Trust Company, and a director of BT Southwest, Inc., an affiliate of Bankers Trust New York Corporation. Mr. McNabb currently serves on the board of directors of Warrior Energy Services, Inc. and Willbros. Group, Inc. He holds a Bachelor of Arts in History and a Masters of Business Administration from Duke University.

        Dr. David Boren was elected to serve as a director of the general partner of Hiland Partners in August 2006, and he serves as a member of the conflicts committee of the board of directors of the general partner of Hiland Partners. Mr. Boren serves as President of the University of Oklahoma, a position he has held since November of 1994. Prior to becoming President of the university, he served in the United States Senate representing Oklahoma from 1979 to 1994. During his service in the Senate he was the longest serving Chairman of the U.S. Select Committee on Intelligence. From 1975 to 1979 David Boren was Governor of Oklahoma. Before being elected Governor, he served 8 years in the Oklahoma House of Representatives. He engaged in the private practice of law from 1969 to 1974. He also served as a professor of Political Sciences at Oklahoma Baptist University from 1970 to 1974. In 1986 Boren founded the Oklahoma Foundation for Excellence, a private foundation which rewards and encourages excellence in public education. He continues to serve as its Chairman. He received his BA degree from Yale University in 1963, his Master's Degree in Economics from Oxford University in 1965 as a Rhodes Scholar and his Juris Doctorate Degree from the University of Oklahoma in 1968. He previously served as a director of ConocoPhillips Inc. and currently serves as a director of Texas Instruments, AMR Corporation and Torchmark Corporation.

Board Committees

        Audit Committee.    Hiland Partners has an audit committee of three independent directors that review Hiland Partners' external financial reporting, recommend engagement of Hiland Partners' independent auditors and review procedures for internal auditing and the adequacy of Hiland Partners' internal accounting controls. The chairman of the audit committee is Michael L. Greenwood, and Edward D. Doherty and Shelby E. Odell serve as members of the audit committee.

        Conflicts Committee.    Hiland Partners has a conflicts committee, which reviews specific matters that the board believes may involve conflicts of interest. The conflicts committee determines if the resolution of such conflicts of interest is fair and reasonable to Hiland Partners. The members of the conflicts committee may not be officers or employees of Hiland Partners' general partner or directors, officers or employees of its affiliates and must meet the independence and experience standards established by the Nasdaq Global Market and the SEC to serve on an audit committee of a board of directors. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to Hiland Partners, approved by all of its partners, and not a breach by Hiland Partners' general partner of any duties it may owe to Hiland Partners or its unitholders. The chairman of the conflicts committee is John T. McNabb, and Dr. David Boren serves as a member of the conflicts committee.

        Compensation Committee.    Hiland Partners' compensation committee consists of three directors and oversees compensation decisions for the officers of Hiland Partners' general partner as well as the compensation plans described below. The chairman of the compensation committee is Harold Hamm, and John T. McNabb and Rayford T. Reid serve as members of the compensation committee.

Reimbursement of Expenses of General Partner

        Hiland Partners' general partner will not receive any management fee or other compensation for its management of Hiland Partners. Hiland Partners' general partner and its affiliates will be reimbursed for all expenses incurred on Hiland Partners' behalf. These expenses include the cost of employee, officer and director compensation benefits properly allocable to Hiland Partners and all other expenses necessary or appropriate to the conduct of Hiland Partners' business and allocable to Hiland Partners. The partnership agreement provides that Hiland Partners' general partner will determine the expenses that are allocable to Hiland Partners in any reasonable manner determined by Hiland Partners' general partner in its discretion. There is no cap on the amount that may be paid or reimbursed to Hiland Partners' general partner for compensation or expenses incurred on Hiland Partners' behalf. Continental Resources currently provides Hiland Partners with certain general and administration services. For a description of these services, please read "Certain Relationships and Related Party Transactions—Related Party Transactions Involving Hiland Partners—Omnibus Agreement—Services." In the omnibus agreement, Continental Resources has agreed to continue to provide these services to Hiland Partners for two years after Hiland Partners' initial public offering, at the lower of Continental Resources' cost to provide the services or $50,000 per year.

Executive Officer Compensation

        Hiland Partners and its general partner were formed in October 2004, but conducted no business until February 15, 2005. As such, the compensation set forth below includes salary and bonus information paid to each of the named executive officers by Hiland Partners and, prior to February 15, 2005, its predecessor. The officers and employees of Hiland Partners' general partner and Hiland Partners, its subsidiaries or its affiliates may participate in employee benefit plans and arrangements sponsored by Hiland Partners' general partner or Hiland Partners, including plans and arrangements that may be established in the future. Hiland Partners reimburses its general partner for expenses incurred on Hiland Partners' behalf, including the costs of its executive officer compensation. The following table sets forth certain compensation information of Hiland Partners' executive officers. Other than the option agreements described below, neither Hiland Partners nor its general partner have entered into any employment agreements with any officers of Hiland Partners' general partner.

				Long-Term Compensation Amount Units Underlying Options
		Annual Compensation
Name and Principal Position
	Year	Salary	Bonus
Randy Moeder President and Chief Executive Officer	2005	$186,293	$7,984	32,000
Ken Maples Executive Vice President and Chief Financial Officer	2005	$148,031	$5,724	20,000
Clint Duty Vice President—Operations and Engineering	2005	$129,000	$—	20,000

        Under the Hiland Partners Long-Term Incentive Plan, or the Hiland Partners Plan, the compensation committee of the board of directors of Hiland Partners' general partner may grant unit options, phantom units or performance awards to employees of Hiland Partners GP Holdings, LLC or officers or directors of Hiland Partners' general partner who perform services for Hiland Partners.

        The following table provides certain information concerning the grant of common unit options under the Hiland Partners Plan during 2005 to Hiland Partners' named executive officers:

					Potential Realized Value at Assumed Annual Rates of Unit Price Appreciation for Option Term(1)
		Percent of Total Options Granted in 2005
	Number of Units Underlying Options
			Exercise Price	Expiration Date
					5% ($)	10% ($)
Randy Moeder	32,000	19.1%	$22.50	February 9, 2015	$453,000	$1,147,000
Ken Maples	20,000	11.9%	$22.50	February 9, 2015	$283,000	$717,000
Clint Duty	20,000	11.9%	$22.50	February 9, 2015	$283,000	$717,000

(a)
These amounts represent the result of calculations at the 5% and 10% assumed compounded appreciation rates from the date of grant to the end of the option term (i.e., the expiration date) as required by the SEC by Item 402(c)(2)(vi)(A) of Regulation S-K and are not intended to forecast the future trading prices of our common units.

        The following table provides information about the number of units issued upon option exercises by the named executive officers during 2005, and the value realized by the named executive officers. The table also provides information about the number and value of options that were held by the named executive officers at December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Units Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(1)
Name	Units Acquired on Exercise	Realized Value
			Exercisable	Unexercisable	Exercisable	Unexercisable
Randy Moeder	—	$—	—	32,000	$—	$458,000
Ken Maples	—	$—	—	20,000	$—	$286,000
Clint Duty	—	$—	—	20,000	$—	$286,000

(1)
Value is based on the $36.81 closing price of our common units on December 31, 2005.

Hiland Partners, LP Long Term Incentive Plan

        Hiland Partners' general partner has adopted the Hiland Partners Long-Term Incentive Plan for employees and directors of its general partner and employees of its affiliates. The plan is intended to promote Hiland Partners' interests and the interests of Hiland Partners' general partner by providing to employees and directors of Hiland Partners' general partner and its affiliates incentive compensation awards for superior performance that are based on units. The plan is also contemplated to enhance the ability of Hiland Partners' general partner, its affiliates or Hiland Partners to attract and retain the services of individuals who are essential for Hiland Partners' growth and profitability and to encourage them to devote their best efforts to advancing Hiland Partners' business. The long-term incentive plan currently permits an aggregate of 680,000 common units to be issued with respect to unit options, restricted units and phantom units granted under the plan. No more than 225,000 of the 680,000 common units may be issued with respect to vested restricted or phantom units. The plan is administered by the compensation committee of Hiland Partners' general partner's board of directors. The plan will continue in effect until the earliest of (i) the date determined by the board of directors of Hiland Partners' general partner; (ii) the date that common units are no longer available for payment of awards under the plan; or (iii) the tenth anniversary of the plan.

        Hiland Partners' general partner's board of directors or compensation committee may, in their discretion, terminate, suspend or discontinue the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. Hiland Partners' general partner's board of directors or its compensation committee also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted, subject to unitholder approval if required by the exchange upon which the common units are listed at that time. No change in any outstanding grant may be made, however, that would materially impair the rights of the participant without the consent of the participant.

        Restricted Units and Phantom Units. A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the grantee receives a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a common unit. The compensation committee may make grants of restricted units and phantom units under the plan to employees and directors containing such terms as the compensation committee shall determine under the plan, including the period over which restricted units and phantom units granted will vest. The committee may, in its discretion, base its determination on the grantee's period of service or upon the achievement of specified financial objectives. In addition, the restricted and phantom units will vest upon a change of control of Hiland Partners or its general partner, subject to additional or contrary provisions in the award agreement.

        If a grantee's employment or membership on the board of directors terminates for any reason, the grantee's restricted units and phantom units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise or unless otherwise provided in a written employment agreement between the grantee and Hiland Partners' general partner or its affiliates. Common units to be delivered with respect to these awards may be common units acquired by our general partner in the open market, common units already owned by Hiland Partners' general partner, common units acquired by Hiland Partners' general partner directly from Hiland Partners or any other person or any combination of the foregoing. Hiland Partners' general partner will be entitled to reimbursement by Hiland Partners for the cost incurred in acquiring common units. If Hiland Partners issues new common units with respect to these awards, the total number of common units outstanding will increase.

        Distributions on restricted units may be subject to the same vesting requirements as the restricted units, in the compensation committee's discretion. The compensation committee, in its discretion, may also grant tandem distribution equivalent rights with respect to phantom units. These are rights that entitle the grantee to receive cash equal to the cash distributions made on the common units.

        Hiland Partners intends for the restricted units and phantom units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan participants will not pay any consideration for the common units they receive, and Hiland Partners will receive no remuneration for the units.

        Restricted Unit Grant Agreement.    As of June 30, 2006, Hiland Partners has granted an aggregate of 8,000 restricted units to directors of its general partner. Under the restricted unit grant agreements, the restricted units vest in quarterly increments on the anniversary of the grant date over a period of four years. In addition, the restricted units will vest, subject to certain conditions, upon the occurrence of any of the following:

  •
  the grantee becomes disabled;

  •
  the grantee dies;

  •
  the grantee's employment is terminated other than for cause; and

  •
  upon a change of control of Hiland Partners.

        As of September 12, 2006, 1,500 restricted units have vested.

        Unit Options.    The long-term incentive plan permits the grant of options covering common units. The compensation committee may make grants under the plan to employees and directors containing such terms as the committee shall determine. Except in the case of substitute options granted to new employees or directors in connection with a merger, consolidation or acquisition, unit options may not have an exercise price that is less than the fair market value of the units on the date of grant. In addition, unit options granted will generally become exercisable over a period determined by the compensation committee and, in the compensation committee's discretion, may provide for accelerated vesting upon the achievement of specified performance objectives. The unit options will become exercisable upon a change in control of us or of Hiland Partners' operating company. Unless otherwise provided in an award agreement, unit options may be exercised only by the participant during his lifetime or by the person to whom the participant's right will pass by will or the laws of descent and distribution. If a grantee's employment or membership on the board of directors terminates for any reason, the grantee's unvested options will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise or unless otherwise provided in a written employment agreement or the option agreement between the grantee and Hiland Partners' general partner or its affiliates. If the exercise of an option is to be settled in common units rather than cash, Hiland Partners' general partner will acquire common units in the open market or directly from Hiland Partners or any other person or use common units already owned by Hiland Partners' general partner or any combination of the foregoing. Hiland Partners' general partner will be entitled to reimbursement by Hiland Partners for the difference between the cost incurred by it in acquiring these common units and the proceeds it receives from a grantee at the time of exercise. Thus, the cost of the unit options above the proceeds from grantees will be borne by Hiland Partners. If Hiland Partners issues new common units upon exercise of the unit options, the total number of common units outstanding will increase, and Hiland Partners' general partner will pay Hiland Partners the proceeds it received from the grantee upon exercise of the unit option. The plan has been designed to furnish additional compensation to employees and directors and to align their economic interests with those of common unitholders.

        Unit Option Grant Agreement.    As of June 30, 2006, Hiland Partners has granted options to purchase an aggregate of 195,500 common units with a weighted average exercise price of $26.86 to employees, officers and directors of its general partner. Please see the option grant table above for a description of grants made to named executive officers during 2005. Under the unit option grant agreements, the options vest and may be exercised in one third increments on the anniversary of the grant date over a period of three years. In addition, the unit options will vest and become exercisable, subject to certain conditions, upon the occurrence of any of the following

  •
  the grantee becomes disabled;

  •
  he grantee dies;

  •
  the grantee's employment is terminated other than for cause; and

  •
  upon a change of control of Hiland Partners.

        In February 2006, one third of the 143,000 options granted on February 15, 2005 vested. Of the 47,666 options that vested, 43,200 were exercised during the six months ended June 30, 2006, resulting in cash contributions to Hiland Partners of $1.0 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Hiland Holdings GP, LP

        The following table sets forth certain information regarding the beneficial ownership of our units following the consummation of this offering and the related transactions by:

  •
  each person who is known to us to beneficially own more than 5% of such units then outstanding;

  •
  each of the named executive officers of our general partner;

  •
  each of the directors of our general partner; and

  •
  all of the directors and executive officers of our general partner as a group.

        All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more unitholders, as the case may be.

	Common Units Beneficially Owned After Offering(1)
Name of Beneficial Owner
	Units	Percent
Harold Hamm(2)(3)	8,251,499	38.2%
Harold Hamm DST Trust(3)(4)	3,455,481	16.0%
Harold Hamm HJ Trust(5)	2,300,393	10.6%
Randy Moeder(6)	418,729	1.9%
Ken Maples(6)	173,898	*
Michael L. Greenwood(7)	2,000	*
Edward D. Doherty(7)	2,000	*
Rayford T. Reid(7)	2,000	*
Shelby E. Odell(7)	2,000	*
Dr. Cheryl L. Evans(7)	2,000	*
Dr. Bobby B. Lyle(7)	2,000	*
All directors and executive officers as a group	8,856,126	40.1%

*
Less than 1%.

(1)
In connection with the Contribution Agreement, we will issue an aggregate of 14,600,000 of our common units and Class B common units to the persons named in this table. The Class B common units will be issued to Messrs. Moeder and Maples as consideration for their unvested ownership interests in Hiland Partners GP, LLC. The Class B common units, which are included in this table and described in more detail below, will have substantially identical terms as the common units. The relative percentages of the 14,600,000 common units and Class B common units to be issued to each of the persons named in this table will be determined based on the relative values of the common and subordinated units of Hiland Partners and the value of the interests in Hiland Partners GP, LLC that will be contributed to us by each of the persons named in the table in connection with our formation. This value will be determined at the time the initial public offering price of our common units in this offering is determined and will be based on the market price of the common units of Hiland Partners at that time (which will be used to value the common and subordinated units to be contributed to us) and our total market value based on the initial public offering price of our common units. The numbers included in this table reflect an allocation of the 14,600,000 common units and Class B common units assuming an initial public offering price of $18.50 per unit and a $44.65 market price for the common units of Hiland Partners.

(2)
The address of this person is 205 West Maple, Suite 1100, Enid, Oklahoma 73701.

(3)
Harold Hamm, the Harold Hamm DST Trust and the Harold Hamm HJ Trust have a 90.7%, 5.6% and a 3.7% ownership interest, respectively, in Continental Gas Holdings, Inc., which will beneficially own 9,097,573 common units. The units held by Continental Gas Holdings, Inc. are reported in this table as beneficially owned by Mr. Hamm, the Harold Hamm DST Trust and the Harold Hamm HJ Trust in proportion to their respective ownership interest in Continental Gas Holdings, Inc. The address of Continental Gas Holdings, Inc. is 205 West Maple, Suite 1100, Enid, Oklahoma 73701.

(4)
Mr. Bert Mackie is the trustee of the Harold Hamm DST Trust, and his address is c/o Security National Bank, 201 West Broadway, Enid, Oklahoma 73702-1272.

(5)
Mr. Bert Mackie is the trustee of the Harold Hamm HJ Trust, and his address is c/o Security National Bank, 201 West Broadway, Enid, Oklahoma 73702-1272.

(6)
Based on the assumptions described in footnote (1) above, these reported numbers include 155,398 and 94,180 Class B common units to be issued to Messrs. Moeder and Maples, respectively.

(7)
We intend to issue 2,000 restricted units to each of our independent directors upon completion of this offering.

        The Class B common units will be issued to Messrs. Moeder and Maples as consideration for their unvested ownership interests in Hiland Partners GP, LLC. The Class B common units will have substantially identical rights as the common units and, upon vesting, will become convertible at the election of the holder into common units. Prior to conversion, Messrs. Moeder and Maples will not be entitled to transfer the Class B common units. The Class B common units will vest in equal increments on February 15, 2007 and February 15, 2008. In addition, any unvested Class B common units will become fully vested upon the disability, death or termination other than for cause of the holder or a change of control of our general partner. If either Mr. Moeder or Mr. Maples ceases to be an officer or employee of our general partner for any other reason, his unvested Class B common units will be forfeited and transferred to the Contributing Parties on a pro rata basis based on their vested ownership of Hiland Partners GP, LLC immediately prior to the contribution of those interests to us in connection with our formation.

Hiland Partners GP Holdings, LLC

        Harold Hamm indirectly owns 94% of our general partner, and Randy Moeder and Ken Maples own 4% and 2%, respectively. Mr. Hamm, through his indirect ownership of our general partner, has the ability to elect, remove and replace the directors and officers of our general partner.

Hiland Partners, LP

        The following table sets forth certain information as of June 30, 2006 regarding the beneficial ownership of Hiland Partners' common units by:

  •
  each person who is known to Hiland Partners to beneficially own more than 5% of the Hiland Partners units then outstanding;

  •
  each named executive officers of Hiland Partners' general partner;

  •
  each of the directors of Hiland Partners' general partner; and

  •
  all of the directors and executive officers of Hiland Partners' general partner as a group.

        All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more unitholders, as the case may be.

Name of Beneficial Owner	Common Units Beneficially Owned		Percentage of Common Beneficially Owned	Subordinated Units Beneficially Owned	Percentage of Subordinated Units Beneficially Owned	Percentage of Total Units Beneficially Owned
Harold Hamm(1)(2)(3)	670,147	(4)	13.0%	2,400,602	58.8%	33.2%
Harold Hamm DST Trust(2)(3)(5)	306,636	(4)	5.9%	990,440	24.3%	14.0%
Harold Hamm HJ Trust(2)(3)(6)	204,169	(4)	4.0%	660,293	16.2%	9.4%
Randy Moeder(3)	85,285	(4)	1.7%	28,665	*	1.2%
Ken Maples(3)	35,234	(4)	*	—	—	*
Clint Duty	—		—	—	—	—
Michael L. Greenwood	11,291	(7)	*	—	—	*
Edward D. Doherty	3,000	(7)	*	—	—	*
Rayford T. Reid	15,818	(7)	*	—	—	*
Shelby E. Odell	2,000	(8)	*	—	—	*
John T. McNabb, II	2,000	(8)	*	—	—	*
Dr. David Boren	2,000	(8)	*	—	—	*
All directors and executive officers as a group (9 persons)	826,775		16.0%	2,429,267	59.5%	35.2%

*
Less than 1%.

(1)
The address of this person is 205 West Maple, Suite 1100, Enid, Oklahoma 73701.

(2)
Harold Hamm, the Harold Hamm DST Trust and the Harold Hamm HJ Trust have a 90.7%, 5.6% and 3.7% ownership interest, respectively, in Continental Gas Holdings, Inc., which, as of June 30, 2006, beneficially owned 271,082 common units and 2,646,749 subordinated units. The units held by Continental Gas Holdings, Inc. are reported in this table as beneficially owned by Mr. Hamm, the Harold Hamm DST Trust and the Harold Hamm HJ Trust in proportion to their respective ownership interest in Continental Gas Holdings, Inc. The address of Continental Gas Holdings, Inc. is 205 West Maple, Suite 1100, Enid, Oklahoma 73701.

(3)
Harold Hamm, the Harold Hamm DST Trust, the Harold Hamm HJ Trust, Randy Moeder and Ken Maples have a 55.7%, 23.0%, 15.3%, 4.0% and 2.0% ownership interest, respectively, in Hiland Partners GP, LLC, Hiland Partners' general partner, which beneficially owned 761,714 common units as of June 30, 2006. These units are reported in this table as beneficially owned by the owners of Hiland Partners GP, LLC in proportion to their respective interests.

(4)
These units will be contributed to us upon completion of this offering. Please see "Prospectus Summary—Our Formation, Structure and Management."

(5)
Mr. Bert Mackie is the trustee of the Harold Hamm DST Trust, and his address is c/o Security National Bank, 201 West Broadway, Enid, Oklahoma 73702-1272.

(6)
Mr. Bert Mackie is the trustee of the Harold Hamm HJ Trust, and his address is c/o Security National Bank, 201 West Broadway, Enid, Oklahoma 73702-1272.

(7)
2,500 of the indicated units are restricted units that vest in quarterly increments on the anniversary of the grant date over four years.

(8)
2,000 of the indicated common units are restricted units that vest in quarterly increments on the anniversary of the grant date over four years.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Relationship with Hiland Partners and its General Partner, Hiland Partners GP, LLC

        We own and control Hiland Partners GP, LLC, which is Hiland Partners' general partner. Hiland Partners is principally engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating natural gas liquids and providing air compression and water injection services for oil and gas secondary recovery operations. Our cash flows currently consist of distributions from Hiland Partners related to the following partnership interests:

  •
  our ownership of a 2% general partner interest in Hiland Partners;

  •
  the incentive distribution rights in Hiland Partners, which entitle us to receive increasing percentages, up to a maximum of 48%, of any incremental cash distributed by Hiland Partners as certain target distribution levels are reached in excess of $0.495 per Hiland Partners limited partner unit in any quarter; and

  •
  1,301,471 common units and 4,080,000 subordinated units of Hiland Partners, representing a 57.0% limited partner interest in Hiland Partners.

        We control, manage and operate Hiland Partners through our ownership of its general partner, Hiland Partners GP, LLC. The officers of our general partner are also officers of Hiland Partners GP, LLC and our general partner's employees operate Hiland Partners. Three of our general partner's directors directly or indirectly own 100% of our general partner and are also directors of Hiland Partners GP, LLC. We have nominated five directors who will be independent directors as defined by the Nasdaq Global Market. However, three of these directors are also directors of Hiland Partners. We elect the directors of Hiland Partners GP, LLC, and the unitholders of Hiland Partners effectively have no right to elect these directors. The board of Hiland Partners GP, LLC is responsible for overseeing Hiland Partners GP, LLC's role as the general partner of Hiland Partners, and we, as the direct or indirect owner of 100% of the membership interests in Hiland Partners GP, LLC, must also approve matters that have or would be reasonably expected to have a material effect on our interest as the direct or indirect owner of 100% of the membership interests in Hiland Partners GP, LLC.

        We also have exclusive authority over the business and affairs of Hiland Partners GP, LLC other than its role as the general partner of Hiland Partners. This includes, among others, the following matters: (1) the amount and timing of distributions by Hiland Partners GP, LLC; (2) the issuance or repurchase of equity securities of Hiland Partners GP, LLC; (3) the handling, prosecution or settlement of any claim against Hiland Partners GP, LLC; (4) the sale or pledge of any assets of Hiland Partners GP, LLC; (5) the amendment or modification of any rights relating to assets of Hiland Partners GP, LLC, including any decision to amend or forgo distributions in respect of the incentive distribution rights in Hiland Partners held by Hiland Partners GP, LLC; (6) the incurring of any obligation on behalf of Hiland Partners GP, LLC other than as the general partner of Hiland Partners; (7) the commencement of actions related to bankruptcy and related matters; (8) a merger, consolidation or recapitalization of Hiland Partners GP, LLC; and (9) the dissolution or liquidation of Hiland Partners GP, LLC.

Contribution Agreement

        In connection with this offering, we and the Contributing Parties have entered into a Contribution Agreement, dated May 24, 2006, pursuant to which, at the closing of this offering, the Contributing Parties will contribute to us all of the membership interests in Hiland Partners GP, LLC (which owns the incentive distribution rights and 761,714 common units in Hiland Partners) and an additional 539,757 common units and 4,080,000 subordinated units of Hiland Partners. As consideration for this contribution and in accordance with the terms of the Contribution Agreement, we will distribute to the Contributing Parties substantially all of the proceeds we receive from this offering that are not used to retire outstanding debt of the general partner of Hiland Partners and will issue to the Contributing Parties an aggregate of 14,600,000 common units and Class B units in us.

        The relative percentage of the 14,600,000 common units and Class B units that will be issued pursuant to the Contribution Agreement will be determined based on the relative value of the common and subordinated units of Hiland Partners and the value of the interests in Hiland Partners GP, LLC that will be contributed to us by each of Contributing Persons in connection with our formation. This value will be determined at the time the initial public offering price of our common units in this offering is determined and will be based on the market price of the common units of Hiland Partners at that time (which will be used to value the common and subordinated units to be contributed to us) and our total market value based on the initial public offering price of our common units.

        The Class B common units will be issued to Messrs. Moeder and Maples as consideration for their unvested ownership interests in Hiland Partners GP, LLC. The Class B common units will have substantially identical rights as the common units and, upon vesting, will become convertible at the election of the holder into common units. Prior to conversion, Messrs. Moeder and Maples will not be entitled to transfer the Class B common units. The Class B common units will vest in equal increments on February 15, 2007 and February 15, 2008. In addition, any unvested Class B common units will become fully vested upon the disability, death or termination other than for cause of such individual or a change of control of our general partner. If Messrs. Moeder or Maples cease to be an officer or employee of our general partner for any other reason, the unvested Class B common units will be forfeited and transferred to the other Contributing Parties on a pro rata basis based on their vested ownership of Hiland Partners GP, LLC immediately prior to the contribution of those interests to us in connection with our formation.

Indemnification of Directors and Officers

        Under our limited partnership agreement and subject to specified limitations, we will indemnify to the fullest extent permitted by Delaware law, from and against all losses, claims, damages or similar events any director or officer, or while serving as a director of officer, any person who is or was serving as a tax matters member or as a director, officer, tax matters member, employee, partner, manager, fiduciary or trustee of our partnership or any of our affiliates. Additionally, we will indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any person who is or was an employee (other than an officer) or agent of our partnership.

        Any indemnification under our limited partnership agreement will only be out of our assets. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our limited partnership agreement.

Related Party Transactions Involving Hiland Partners

  Distributions and Payments to Hiland Partners' General Partner and its Affiliates

        Hiland Partners' general partner and its affiliates do not receive any management fee or other compensation for the management of Hiland Partners' business and affairs, but they are reimbursed for all expenses that they incur on Hiland Partners' behalf, including general and administrative expenses, salaries and benefits for all of Hiland Partners' employees and other corporate overhead. Hiland Partners' general partner determines the amount of these expenses. In the omnibus agreement, Continental Resources has agreed to continue to provide certain general and administrative services to Hiland Partners for two years after its initial public offering, at the lower of Continental Resources' cost to provide the services and $50,000 per year. Please read "—Omnibus Agreement—Services" below. Payments made to Continental Resources for certain general and administrative services were $19,000 and $5,000, respectively, for the year ended December 31, 2005 and the six months ended

June 30, 2006. In addition, Hiland Partners' general partner owns the 2% general partner interest and all of the incentive distribution rights. Hiland Partners' general partner is entitled to receive incentive distributions if the amount Hiland Partners distributes with respect to any quarter exceeds levels specified in Hiland Partners' partnership agreement.

  Non-Competition Agreement

        We and our general partner will enter into a non-competition agreement with Hiland Partners at the closing of this offering pursuant to which we and our general partner will not, and will cause our respective affiliates not to engage in, whether by acquisition, construction, investment in debt or equity interests of any person or otherwise, the business of gathering, treating, processing and transportation of natural gas in North America, the transportation and fractionation of NGLs in North America, and constructing, buying or selling any assets related to the foregoing businesses other than through our interests in Hiland Partners. This restriction does not apply to:

  •
  any business that is primarily related to the exploration for and production of oil or natural gas, including the sale and marketing of oil and natural gas derived from such exploration and production activities;

  •
  the purchase and ownership of not more than five percent of any class of securities of any entity engaged in the business described above;

  •
  any business conducted by us, our general partner or our respective affiliates as of the date of the closing of this offering;

  •
  any business that we, our general partner or our respective affiliates acquires or constructs that has a fair market value or construction cost, as applicable, of less than $5.0 million;

  •
  any business that we, our general partner or our respective affiliates acquires or constructs that has a fair market value or construction cost, as applicable, of $5.0 million or more if Hiland Partners has been offered the opportunity to purchase the business for the fair market value or construction cost, as applicable, and Hiland Partners declines to do so with the concurrence of the conflicts committee of Hiland Partners' general partner; and

  •
  any business conducted by us, our general partner or our respective affiliates, with the approval of the conflicts committee of Hiland Partners' general partner.

        These non-competition obligations will terminate on the first day on which we no longer control Hiland Partners.

  Omnibus Agreement

        Upon the closing of its initial public offering, Hiland Partners entered into an omnibus agreement with Continental Resources, Hiland Partners, LLC, Harold Hamm, Continental Gas Holdings, Inc. and Hiland Partners' general partner that addressed the following matters:

  •
  for a two-year period, Continental Resources will provide certain general and administrative services;

  •
  Harold Hamm's agreement not to compete and to cause his affiliates (including Continental Resources) not to compete with Hiland Partners under certain circumstances;

  •
  an indemnity by Continental Resources, Hiland Partners, LLC and Continental Gas Holdings, Inc. for prior tax liabilities resulting from the assets contributed to the partnership;

  •
  an indemnity by Continental Resources for liabilities associated with oil and gas properties conveyed by Continental Gas to Continental Resources by dividend; and

  •
  Hiland Partners' two-year exclusive option to purchase the Bakken gathering system owned by Hiland Partners, LLC.

  Services

        Continental Resources has agreed to provide Hiland Partners the following services:

  •
  information technology support, including supplying Hiland Partners' computer servers, repair services and electronic mail; and

  •
  human resource functions, including locating and recruiting potential employees and assistance in complying with certain employment laws and regulations.

        Continental Resources is obligated to provide these services to Hiland Partners for two years after its initial public offering, at the lower of Continental Resources' cost to provide the services or $50,000 per year.

  Non-Competition

        Harold Hamm will not, and will cause his affiliates (which would include us, so long as Harold Hamm continues to control our general partner) not to engage in, whether by acquisition, construction, investment in debt or equity interests of any person or otherwise, the business of gathering, treating, processing and transportation of natural gas in North America, the transportation and fractionation of NGLs in North America, and constructing, buying or selling any assets related to the foregoing businesses. This restriction does not apply to:

  •
  any business that is primarily related to the exploration for and production of oil or natural gas, including the sale and marketing of oil and natural gas derived from such exploration and production activities;

  •
  the purchase and ownership of not more than five percent of any class of securities of any entity engaged in the business described above;

  •
  any business conducted by Harold Hamm or his affiliates as of the date of the omnibus agreement;

  •
  any business that Harold Hamm or his affiliates acquires or constructs that has a fair market value or construction cost, as applicable, of less than $5.0 million;

  •
  any business that Harold Hamm or his affiliates acquires or constructs that has a fair market value or construction cost, as applicable, of $5.0 million or more if Hiland Partners has been offered the opportunity to purchase the business for the fair market value or construction cost, as applicable, and Hiland Partners declines to do so with the concurrence of the conflicts committee of Hiland Partners' general partner; and

  •
  any business conducted by Harold Hamm or his affiliates, with the approval of the conflicts committee.

        These non-competition obligations will terminate on the first to occur of the following events:

  •
  the first day on which the Hamm Parties no longer control Hiland Partners;

  •
  the death of Harold Hamm; and

  •
  February 15, 2010, the fifth anniversary of the closing of Hiland Partners' initial public offering.

  Indemnification

        Continental Resources, Hiland Partners, LLC and Continental Gas Holdings, Inc. agreed to indemnify Hiland Partners for all federal, state and local income tax liabilities attributable to the operation of the assets contributed by such entities to Hiland Partners prior to the closing of Hiland Partners' initial public offering. In addition, Continental Resources agreed to indemnify Hiland Partners for a period of five years from the closing date of Hiland Partners' initial public offering for liabilities associated with oil and gas properties conveyed by Continental Gas to Continental Resources by dividend.

  Acquisition Agreement

        On September 9, 2005, Hiland Partners, through Hiland Partners' operating company, entered into an acquisition agreement with Hiland Partners, LLC and its members pursuant to which Hiland Partners acquired the outstanding membership interests in Hiland Partners, LLC for approximately $92.7 million in cash, consisting of a cash payment of approximately $57.7 million to the former members of Hiland Partners, LLC and the repayment of approximately $35.0 million of bank indebtedness of Hiland Partners, LLC. The acquisition closed on September 26, 2005 and had an effective date of September 1, 2005. The membership interests in Hiland Partners, LLC acquired by Hiland Partners were owned 49% by Harold Hamm, 49% by the Hamm Trusts, and 2% by Equity Financial Services, Inc., whose sole shareholder, director and executive officer is Randy Moeder. Accordingly, Mr. Hamm, the Hamm Trusts and Equity Financial Services, Inc. received approximately $28.3 million, $28.3 million and $1.2 million, respectively, in connection with the transaction, subject to certain closing adjustments. A mutually-agreed-upon investment banking firm determined the fair market value of the Bakken gathering system, the principal asset of Hiland Partners, LLC, and the conflicts committee of the board of directors of Hiland Partners' general partner, consisting of its independent directors, approved the transaction.

  Contracts with Continental Resources and Other Related Parties

  Compression Services Agreement

        Continental Resources, Inc. is an exploration and production company that is controlled by affiliates of our general partner, including Harold Hamm. Prior to Hiland Partners' initial public offering, Hiland Partners, LLC leased certain compression assets (which were contributed to Hiland Partners in connection with Hiland Partners' initial public offering) to Continental Resources. Hiland Partners, LLC received $3.9 million and $3.3 million for the years ended December 31, 2004 and 2003, respectively under this arrangement. In connection with Hiland Partners' initial public offering, Hiland Partners entered into a four-year compression services agreement with Continental Resources as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Hiland Partners' Contracts—Compression Services Agreement." For the year ended December 31, 2005 and the six months ended June 30, 2006, Hiland Partners received revenues of $4.2 million and $2.4 million, respectively, from Continental Resources under this arrangement.

  Gas Purchase Contracts

        Hiland Partners purchases natural gas and NGLs from Continental Resources. Hiland Partners purchased natural gas and NGLs from Continental Resources in the amount of approximately $45.8 million, $27.6 million and $26.2 million for the years ended December 31, 2005, 2004 and 2003, respectively, and $26.4 million for the six months ended June 30, 2006.

  Badlands Purchase Contract

        On November 8, 2005, Hiland Partners entered into a new 15-year definitive gas purchase agreement with Continental Resources under which Hiland Partners will gather, treat and process additional natural gas, which is produced as a by-product of Continental Resources' secondary oil recovery operations, in the areas specified by the contract. In return, Hiland Partners will receive 50% of the proceeds attributable to residue gas and natural gas liquids sales as well as certain fixed fees a fixed fee of $0.20 per Mcf for gathering and treating the natural gas, plus an additional $0.60 per Mcf fee for the first 36 Bcf of natural gas gathered. The board of directors, as well as the conflicts committee of the board of directors, of Hiland Partners' general partner have approved the agreement.

        In order to fulfill its obligations under the agreement, Hiland Partners is in the process of expanding its Badlands gas gathering system and processing plant located in Bowman County, North Dakota. This expansion project will include the construction of a 40,000 Mcf/d nitrogen rejection plant, which is expected to be operational by the end of 2006, and the expansion of Hiland Partners' existing Badlands field gathering infrastructure. Hiland Partners intends to invest approximately $40.0 million in the expansion project during 2006, of which approximately $23.0 million had been invested as of June 30, 2006. In addition, Hiland Partners expects to invest $9.5 million in 2007 to expand the system.

  Other Agreements

        Historically, Hiland Partners' predecessor and Hiland Partners, LLC have contracted for down hole well services, fluid supply and oil field services from businesses in which Harold Hamm and members of his family have historically owned equity interests. Mr. Hamm and members of his family sold these businesses to Complete Production Services, Inc. in October 2004. Mr. Hamm is currently a director and stockholder of Complete Production Services. Payments made for these services by Hiland Partners' predecessor and Hiland Partners, LLC on a combined basis were $219,000, $257,000 and $225,000 during the years ended December 31, 2005, 2004 and 2003, respectively, and $57,000 for the six months ended June 30, 2006. Hiland Partners continued to obtain services from these companies following completion of Hiland Partners' initial public offering. Based on various bids received by Hiland Partners' general partner from unaffiliated third parties, Hiland Partners' general partner believes that amounts paid for these services are comparable to those amounts which would be charged by an unaffiliated third party.

        In addition, in prior periods Hiland Partners, LLC compensated Equity Financial Services, Inc., an entity wholly-owned by Hiland Partners' President, Randy Moeder, for management and administrative services. Total payments to Equity Financial Services were approximately $11,000, $65,000 and $65,000 during the years ended December 31, 2005, 2004 and 2003, respectively, and none for the six months ended June 30, 2006. Following completion of Hiland Partners' initial public offering, this service arrangement was terminated.

        Hiland Partners leases office space under operating leases from an entity which is wholly owned by Harold Hamm. Rents paid under these leases totaled approximately $75,000, $51,000 and $47,000 for the years ended December 31, 2005, 2004 and 2003, respectively, and $65,000 for the six months ended June 30, 2006. These rates are consistent with the rates charged to other non-affiliated tenants in the offices.

        In connection with the completion of its initial public offering, Hiland Partners adopted an ethics policy that requires related party transactions be reviewed to ensure that they are fair and reasonable to Hiland Partners. This requirement is also contained in Hiland Partners' partnership agreement.

        Hiland Partners GP, LLC provides compression services to Continental Resources, Inc. under an agreement by which Continental Resources reimburses it for the cost of the services. Reimbursable costs under this agreement for the year ended December 31, 2005 and the six months ended June 30, 2006 were approximately $313,000 and $255,000 respectively.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

        General.    Conflicts of interest exist and may arise in the future as a result of the relationships between us, Hiland Partners and our respective general partners and affiliates. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.

        The directors and officers of Hiland Partners' general partner have fiduciary duties to manage Hiland Partners in a manner beneficial to us, its owner. At the same time, Hiland Partners' general partner has a fiduciary duty to manage Hiland Partners in a manner beneficial to Hiland Partners and its limited partners.

        The board of directors of Hiland Partners' general partner or its conflicts committee will resolve, on behalf of the public unitholders of Hiland Partners, any conflict between Hiland Partners and us or the Contributing Parties and their affiliates. The board of directors of our general partner or its conflicts committee will resolve, on behalf of our public unitholders, any conflict between us and Hiland Partners or the Contributing Parties and their affiliates. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

        Conflicts Between Our General Partner and its Affiliates and Our Partners.    Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any of our other partners, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner's fiduciary duties to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of our general partner's fiduciary duty to us.

        Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

  •
  approved by the conflicts committee, although our general partner is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. If our general partner does not seek approval from such conflicts committee, and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership.

        Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to our common unitholders.

        The amount of cash that is available for distribution to our common unitholders is affected by decisions of our general partner regarding such matters as:

  •
  the expenses associated with being a public company and other general and administrative expenses;

  •
  borrowings and interest expense related to any future indebtedness;

  •
  the amount and timing of cash expenditures;

  •
  expenditures, at our election, to maintain our general partner interest in Hiland Partners;

  •
  the issuance of additional units;

  •
  reserves our general partner determines, in good faith, are necessary or appropriate to provide for the proper conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the upcoming four quarters; and

  •
  a decision by our general partner's board of directors to limit or modify the incentive distributions we are entitled to receive in order to facilitate the growth strategy of Hiland Partners.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders.

The fiduciary duties of our general partner's officers and directors may conflict with those of Hiland Partners' general partner's officers and directors.

        Our general partner's officers and directors have fiduciary duties to manage our business in a manner beneficial to us and our partners. However, all of our general partner's executive officers and a majority of our general partner's directors also serve as executive officers and directors of Hiland Partners' general partner, and, as a result, have fiduciary duties to manage the business of Hiland Partners in a manner beneficial to Hiland Partners and its partners. Consequently, these directors and officers may encounter situations in which their fiduciary obligations to Hiland Partners, on one hand, and us, on the other hand, are in conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

We do not have any officers or employees and rely solely on officers and employees of Hiland Partners GP Holdings, LLC and its affiliates. In addition, all of our general partner's officers also serve as executive officers of Hiland Partners' general partner.

        Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to our general partner. The officers of our general partner are not required to work full time on our affairs.

We will reimburse our general partner and its affiliates for expenses.

        We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

        Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

        Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with such use. Neither our general partner nor any of its affiliates has any obligation to enter into any contracts of this kind.

Common units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase your common units as provided in our partnership agreement or may assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise its limited call right. As a result, you could be required to submit your common units for purchase at an undesirable time or price. Please read "Material Provisions of the Partnership Agreement of Hiland Holdings GP, LP—Limited Call Right."

We may choose not to retain separate counsel for ourselves or for the holders of common units.

        The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who will perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of our common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of our common units, on the other, depending on the nature of the conflict. However, we do not intend to do so in most cases.

Fiduciary Duties

        Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and our partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner's board of directors has fiduciary duties to manage our general partner in a manner beneficial to its owners, as well as to you. Without these modifications, the general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable the general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us as described below. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to our common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards
Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or in the case of a criminal matter, acted with the knowledge that such conduct was unlawful.

Special provisions regarding affiliated transactions. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:
• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or
• "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

A merger, consolidation or conversion of us requires the prior consent of the general partner. In addition, our partnership agreement provides that, to the maximum extent permitted by law, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion of us and may decline to do so free of any fiduciary duty or obligation whatsoever to us, or any of our unitholders. Further, in declining to consent to a merger, consolidation or conversion, our general partner will not be required to act in good faith or pursuant to any other standard imposed by our partnership agreement, any other agreement, under the Delaware Limited Partnership Act or any other law, rule or regulation or at equity.

        By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        We must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "Material Provisions of the Partnership Agreement of Hiland Holdings GP, LP—Indemnification."

DESCRIPTION OF THE COMMON UNITS

Common Units

        Our common units represent limited partner interests in us. The holders of our common units are entitled to participate in our cash distributions and exercise the rights or privileges available to limited partners under our limited partnership agreement. For a description of the relative rights and preferences of holders of our common units in and to our distributions, please read "Our Cash Distribution Policy and Restrictions on Distributions." For a description of the rights and privileges of limited partners under our limited partnership agreement, including voting rights, please read "Material Provisions of the Partnership Agreement of Hiland Holdings GP, LP."

        Our common units have been approved for listing on the Nasdaq Global Market under the symbol "HPGP."

Transfer Agent and Registrar

        Duties.    American Stock Transfer & Trust Company will serve as registrar and transfer agent for our common units. We will pay all fees charged by the transfer agent for transfers of our common units except the following fees that will be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a holder of a common unit; and

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  other similar fees or charges.

        There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Resignation or Removal.    The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of our common units in accordance with our partnership agreement, each transferee of our common units will be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our common units:

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  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

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  gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

        An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. The general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT
OF HILAND HOLDINGS GP, LP

        The following is a summary of the material provisions of the Amended and Restated Agreement of Limited Partnership of Hiland Holdings GP, LP, which could impact our results of operations. The Amended and Restated Agreement of Limited Partnership of Hiland Holdings GP, LP, which is referred to in this prospectus as our partnership agreement, is included in this prospectus as Appendix A.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

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  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units;"

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  with regard to distributions of available cash, please read "Our Cash Distribution Policy and Restrictions on Distributions" and "How We Make Cash Distributions";

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  with regard to the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Responsibilities";

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  with regard to the rights of holders of units, please read "Description of the Common Units"; and

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  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization

        We were formed on May 10, 2006 and have a perpetual existence.

Purpose

        Under our partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity and to do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to us and our subsidiaries or to Hiland Partners and its subsidiaries; provided, that our general partner may not cause us to engage, directly or indirectly, in any business activity that the general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us, our affiliates or our subsidiaries to engage in activities other than the ownership of partnership interests in Hiland Partners, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business. For a further description of limits on our business, please read "Certain Relationships and Related Party Transactions."

Power of Attorney

        Each limited partner, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement. For more information on the approvals required to authorize amendments to our partnership agreement, please read "—Amendments to Our Partnership Agreement."

Capital Contributions

        Our unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

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  to remove or replace our general partner;

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  to approve some amendments to our partnership agreement; or

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  to take other action under our partnership agreement,

constituted "participation in the control" of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. While we currently have no operations distinct from Hiland Partners, if in the future it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following is a summary of the unitholder vote required for the matters specified below. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. In voting their units, affiliates of our general partner will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.
Amendment of our partnership agreement
Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read "—Amendments to Our Partnership Agreement."
Merger or conversion of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding units in certain circumstances. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of our partnership	A majority of our outstanding units. Please read "—Termination or Dissolution."
Continuation of our partnership upon dissolution	A majority of our outstanding units. Please read "—Termination or Dissolution."
Withdrawal of our general partner
Under most circumstances, the approval of a majority of the units, excluding units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to September 30, 2016 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."
Removal of our general partner	Not less than 66 2/3 of the outstanding units, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."

Transfer of the general partner interest
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to (i) an affiliate (other than an individual) or (ii) another entity in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such entity. The approval of a majority of the units, excluding units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to September 30, 2016. Please read "—Transfer of General Partner Interest."
Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in Our General Partner."

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions as our general partner will determine without the approval of any limited partners. It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled.

Amendments to Our Partnership Agreement

General

        Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. To adopt a proposed amendment, other than the amendments discussed below, our general partner must seek approval of the holders of the number of our outstanding units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.

        Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced. In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Except as described below, an amendment must be approved by a majority of our outstanding units.

Prohibited Amendments

        No amendment may be made that would:

          (1)   enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

          (2)   enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

        The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of our outstanding units.

No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

          (1)   a change in the name of the partnership, the location of the partnership's principal place of business, the partnership's registered agent or its registered office;

          (2)   the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

          (3)   a change that our general partner determines to be necessary or appropriate for us to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that we and our subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

          (4)   a change in our fiscal year or taxable year and related changes, including a change in the dates on which distributions are to be made;

          (5)   an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, trustees or agents, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

          (6)   an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

          (7)   any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

          (8)   an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

          (9)   any amendment that our general partner determines to be necessary or appropriate for our formation of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

          (10) an amendment effected, necessitated or contemplated by an amendment to Hiland Partners' partnership agreement that requires Hiland Partners' unitholders to provide a statement,

  certificate or other proof of evidence to Hiland Partners regarding whether such unitholder is subject to Untied States federal income tax on income generated by Hiland Partners;

          (11) certain mergers or conveyances set forth in our partnership agreement; and

          (12) any other amendments substantially similar to any of the matters described in (1) through (11) above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if our general partner determines that those amendments:

          (1)   do not adversely affect our limited partners (or any particular class of limited partners) in any material respect;

          (2)   are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

          (3)   are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

          (4)   are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

          (5)   are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

        Finally, our partnership agreement specifically permits our general partner to authorize the general partner of Hiland Partners to limit or modify the incentive distribution rights held by us if our general partner determines that such limitation or modification does not adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Opinion of Counsel and Unitholder Approval

        Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in either us or Hiland Partners being treated as an entity for federal income tax purposes in connection with any of the amendments described above under "—No Unitholder Approval". No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Sale or Other Disposition of Assets

        Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of Hiland Partners and its subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

        A merger, consolidation or conversion of us requires the prior consent of the general partner. In addition, our partnership agreement provides that, to the maximum extent permitted by law, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion of us and may decline to do so free of any fiduciary duty or obligation whatsoever to us, or any of our unitholders. Further, in declining to consent to a merger, consolidation or conversion, our general partner will not be required to act in good faith or pursuant to any other standard imposed by our partnership agreement, any other agreement, under the Delaware Limited Partnership Act or any other law, rule or regulation or at equity.

        If conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. In addition, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, the transaction would not result in a material amendment to our partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the units to be issued do not exceed 20% of our outstanding units immediately prior to the transaction. The unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

        We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

          (1)   the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of general partner interests in accordance with our partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor;

          (2)   the election of our general partner to dissolve us, if approved by a majority of our outstanding units;

          (3)   the entry of a decree of judicial dissolution of us;

          (4)   the sale, exchange or other disposition of all or substantially all of our and our subsidiaries' assets and properties; or

          (5)   there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law.

        Upon a dissolution under clause (1), the holders of a majority of our outstanding units may also elect, within specific time limitations, to continue our partnership on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of the outstanding common units, subject to our receipt of an opinion of counsel to the effect that:

          (1)   the action would not result in the loss of limited liability of any limited partner; and

          (2)   neither we nor Hiland Partners would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems appropriate, liquidate our assets. The proceeds of the liquidation will be applied as follows:

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  first, towards the payment of all of our creditors, including the liquidator, and the settlement of or creation of a reserve for contingent liabilities; and

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  then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitation, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, our general partner may distribute assets in kind to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as the general partner prior to September 30, 2016 without obtaining the approval of the holders of at least a majority of our outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2016, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw at any time without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates.

        Upon the withdrawal of our general partner under any circumstances, the holders of a majority of our outstanding units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of the outstanding units agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution" above.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. Upon completion of this offering, affiliates of our general partner will own approximately 67.6% of the outstanding units.

        In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest will automatically convert into units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we are required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for transfer by our general partner of all, but not less than all, of its general partner interests in us to

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  an affiliate of the general partner (other than an individual); or

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  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to September 30, 2016 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in Our General Partner

        At any time, the members of our general partner may sell or transfer all or part of their membership interests in our general partner without the approval of the unitholders.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to (i) any person or group that acquires the units from our general partner or its affiliates, (ii) any transferees of that person or group approved by our general partner or (iii) any person or group that acquires 20% of any class of units with the prior approval of the board of directors of our general partner.

Limited Call Right

        If at any time less than 20% of the then-issued and outstanding limited partner interests of any class are held by persons other than our general partner and its affiliates, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

          (1)   the current market price of the limited partner interest of the class as of the date three days before the date the notice is mailed; and

          (2)   the highest cash price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date that notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read "Material Tax Consequences—Disposition of Units."

        Upon completion of this offering, the Contributing Parties will own 14,600,000 of our common units, representing approximately 67.6% of our outstanding common units.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities" above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. For more information on persons and groups to which this loss of voting rights does not apply, please read "—Change of Management Provisions" above. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under

"—Limited Liability" above, the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines, with the advice of counsel, after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee and the limited partner's units may be redeemed at their current market price. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

          (1)   our general partner;

          (2)   any departing general partner;

          (3)   any person who is or was an affiliate of a general partner or any departing general partner;

          (4)   any person who is or was a member, partner, officer, director, fiduciary or trustee of any entity described in (1), (2) or (3) above;

          (5)   any person who is or was serving at the request of any entity described in (1), (2) or (3) above as an officer, director, member, partner, fiduciary or trustee of another person; and

          (6)   any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our year ends on December 31 each year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

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  information regarding the status of our business and financial condition;

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  a copy of our tax returns;

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  a current list of the name and last known address of each partner;

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  copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

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  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner; and

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  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act (including up to three shelf registrations) and applicable state securities laws any units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

HILAND PARTNERS, LP'S CASH DISTRIBUTION POLICY

        The following is a description of the relative rights and preferences of holders of Hiland Partners' common units, holders of Hiland Partners' subordinated units and Hiland Partners' general partner in and to cash distributions.

Distributions of Available Cash

        General.    Hiland Partners distributes all of its "available cash" to unitholders of record on the applicable record date.

        Definition of Available Cash.    Available cash of Hiland Partners is defined in Hiland Partners' partnership agreement and generally means, for any quarter, consists of all cash on hand at the end of that quarter:

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  less the amount of cash reserves established by Hiland Partners' general partner to:

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  provide for the proper conduct of its business;

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  comply with applicable law, or any debt instrument or other agreement; or

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  provide funds for distributions to Hiland Partners' unitholders and its general partner for any one or more of the next four quarters;

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  plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under Hiland Partners' credit facility and in all cases are used solely for working capital purposes or to pay distributions to Hiland Partners' partners.

Operating Surplus and Capital Surplus

        General.    All cash distributed to Hiland Partners' unitholders is characterized as either "operating surplus" or "capital surplus." Hiland Partners distributes available cash from operating surplus differently than its available cash from capital surplus.

        Operating Surplus.    Operating surplus consists of:

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  its cash balance on the closing date of its initial public offering in 2005; plus

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  $7.7 million (as described below); plus

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  all of Hiland Partners' cash receipts since its initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

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  working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

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  all of Hiland Partners' operating expenditures since its initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

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  the amount of cash reserves established by Hiland Partners' general partner to provide funds for future operating expenditures.

        Capital Surplus.    Capital surplus consists of:

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  borrowings other than working capital borrowings;

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  sales of Hiland Partners' equity and debt securities; and

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  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacement of assets.

        Characterization of Cash Distributions.    Hiland Partners treats all available cash distributed as coming from operating surplus until the sum of all available cash distributed since it began operations equals the operating surplus as of the most recent date of determination of available cash. Hiland Partners treats any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $7.7 million in addition to its cash balance on the closing date of its initial public offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand that is available for distribution to its unitholders. Rather, it is a provision that will enable Hiland Partners, if it chooses, to distribute as operating surplus up to $7.7 million of cash it receives in the future from non-operating sources, such as asset sales, issuances of securities, and long-term borrowings, that would otherwise be distributed as capital surplus. Hiland Partners has not made and does not anticipate that it will make any distributions from capital surplus.

Subordination Period

        General.    During the subordination period (defined below), Hiland Partners' common units have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to the minimum quarterly distribution of $0.45 per common unit plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on Hiland Partners' subordinated units. These units are deemed subordinated because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

        Subordination Period.    The subordination period will extend until the first day of any quarter beginning after March 31, 2010 that each of the following tests are met:

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  distributions of available cash from operating surplus on each of Hiland Partners' outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

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  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of Hiland Partners' outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

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  there are no arrearages in payment of the minimum quarterly distribution on Hiland Partners' common units.

        Expiration of the Subordination Period.    When the subordination period expires, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if Hiland Partners' unitholders remove its general partner other than for cause and units held by the general partner and its affiliates are not voted in favor of such removal:

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  the subordination period will end and each subordinated unit will immediately convert into one common unit;

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  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

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  Hiland Partners' general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

        Early Conversion of Subordinated Units.    If the tests for ending the subordination period are satisfied for any three consecutive four-quarter periods ending on or after March 31, 2008, 25% of Hiland Partners' subordinated units will convert into an equal number of common units. Similarly, if those tests are also satisfied for any three consecutive four-quarter periods ending on or after March 31, 2009, an additional 25% of the subordinated units will convert into an equal number of common units. The second early conversion of subordinated units may not occur, however, until at least one year following the end of the period for the first early conversion of subordinated units.

        Adjusted Operating Surplus.    Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

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  operating surplus generated with respect to that period; less

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  any net increase in working capital borrowings with respect to that period; less

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  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

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  any net decrease in working capital borrowings with respect to that period; plus

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  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus during the Subordination Period

        Hiland Partners makes distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

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  first, 98% to its common unitholders, pro rata, and 2% to the general partner, until it distributes for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

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  second, 98% to its common unitholders, pro rata, and 2% to the general partner, until it distributes for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

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  third, 98% to its subordinated unitholders, pro rata, and 2% to the general partner, until it distributes for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

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  thereafter, in the manner described in "Hiland Partners' General Partner Interest and Incentive Distribution Rights" below.

Distributions of Available Cash from Operating Surplus after the Subordination Period

        Hiland Partners will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

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  first, 98% to all unitholders, pro rata, and 2% to the general partner, until it distributes for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

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  thereafter, in the manner described in "Hiland Partners' General Partner Interest and Incentive Distribution Rights" below.

Hiland Partners' General Partner Interest and Incentive Distribution Rights

        Hiland Partners' general partner is entitled to 2% of all distributions that Hiland Partners makes prior to its liquidation. Hiland Partners' general partner has the right, but not the obligation, to contribute a proportionate amount of capital to Hiland Partners to maintain its 2% general partner interest. The general partner's 2% interest will be reduced if Hiland Partners issues additional units in the future and its general partner does not contribute a proportionate amount of capital to Hiland Partners to maintain its 2% general partner interest.

        Hiland Partners' incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Hiland Partners' general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

        If for any quarter:

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  Hiland Partners has distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

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  Hiland Partners has distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, Hiland Partners will distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

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  first, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.495 per unit for that quarter (the "first target distribution");

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  second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives a total of $0.5625 per unit for that quarter (the "second target distribution");

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  third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives a total of $0.675 per unit for that quarter (the "third target distribution"); and

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  thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

        In each case, the amount of the target distribution set forth above is exclusive of any distributions to Hiland Partners' common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above for Hiland Partners' general partner includes its 2% general partner interest and assumes the general partner has not transferred its incentive distribution rights.

Percentage Allocations of Available Cash from Operating Surplus

        The following table illustrates the percentage allocations of the additional available cash from operating surplus between Hiland Partners' unitholders and its general partner up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of Hiland Partners' general partner and the unitholders in any available cash from operating surplus Hiland Partners distributes up to and including the corresponding amount in the column "Total Quarterly Distribution," until available cash from operating surplus Hiland Partners distributes reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for Hiland Partners' general partner includes its 2% general partner interest and assumes the general partner has contributed any additional capital required to maintain its 2% general partner interest and has not transferred its incentive distribution rights.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.45	98%	2%
First Target Distribution	up to $0.495	98%	2%
Second Target Distribution	above $0.495 up to $0.5625	85%	15%
Third Target Distribution	above $0.5625 up to $0.675	75%	25%
Thereafter	above $0.675	50%	50%

Distributions from Capital Surplus

        How Distributions from Capital Surplus Will Be Made.    Hiland Partners makes distributions of available cash from capital surplus, if any, in the following manner:

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  first, 98% to all unitholders, pro rata, and 2% to the general partner, until it distributes for each common unit that was issued in our initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;

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  second, 98% to the common unitholders, pro rata, and 2% to the general partner, until it distributes for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

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  thereafter, Hiland Partners will make all distributions of available cash from capital surplus as if they were from operating surplus.

        Effect of a Distribution from Capital Surplus.    Hiland Partners treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for Hiland Partners' general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once Hiland Partners distributes capital surplus on a unit in an amount equal to the initial unit price, it will reduce the minimum quarterly distribution and the target distribution levels to zero. Hiland Partners will then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to its general partner. The percentage interests shown for Hiland Partners' general partner include the general partner's 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if Hiland Partners combines its units into fewer units or subdivide its units into a greater number of units, it will proportionately adjust:

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  the minimum quarterly distribution;

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  target distribution levels;

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  the unrecovered initial unit price;

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  the number of common units issuable during the subordination period without a unitholder vote; and

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  the number of common units into which a subordinated unit is convertible.

        For example, if a two-for-one split of Hiland Partners' common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, the number of common units issuable during the subordination period without unitholder vote would double and each subordinated unit would be convertible into two common units. Hiland Partners will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that Hiland Partners becomes taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, it will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the general partner's estimate of Hiland Partners' aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

        General.    If Hiland Partners dissolves in accordance with the partnership agreement, it will sell or otherwise dispose of its assets in a process called liquidation. Hiland Partners will first apply the proceeds of liquidation to the payment of its creditors. It will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon Hiland Partners' liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon Hiland Partners' liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.

        Manner of Adjustments for Gain.    The manner of the adjustment for gain is set forth in Hiland Partners' partnership agreement. If Hiland Partners' liquidation occurs before the end of the subordination period, it will allocate any gain to the partners in the following manner:

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  first, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

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  second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which the liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

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  third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which the liquidation occurs;

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  fourth, 98% to all unitholders, pro rata, and 2% to the general partner, until Hiland Partners allocates under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of its existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that Hiland Partners distributed 98% to the unitholders, pro rata, and 2% to the general partner, for each quarter of Hiland Partners' existence;

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  fifth, 85% to all unitholders, pro rata, and 15% to the general partner, until Hiland Partners allocates under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of its existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that Hiland Partners distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of Hiland Partners' existence;

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  sixth, 75% to all unitholders, pro rata, and 25% to the general partner, until Hiland Partners allocates under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of its existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that Hiland Partners distributed 75% to the unitholders, pro rata, and 25% to the general partner for each quarter of Hiland Partners' existence; and

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  thereafter, 50% to all unitholders, pro rata, and 50% to Hiland Partners' general partner.

        The percentage interests set forth above for Hiland Partners' general partner includes its 2% general partner interest and assumes the general partner has not transferred the incentive distribution rights.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

        Manner of Adjustments for Losses.    If the liquidation occurs before the end of the subordination period, Hiland Partners will generally allocate any loss to its general partner and the unitholders in the following manner:

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  first, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

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  second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

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  thereafter, 100% to the general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

        Adjustments to Capital Accounts.    Hiland Partners will make adjustments to capital accounts upon the issuance of additional units. In doing so, it will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as Hiland Partners allocates gain or loss upon liquidation. In the event that Hiland Partners makes positive adjustments to the capital accounts upon the issuance of additional units, it will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon its liquidation in a manner which results, to the extent possible, in the general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT OF HILAND PARTNERS, LP

        The following is a summary of the material provisions of Hiland Partners' partnership agreement, which could impact our results of operations and those of Hiland Partners. Hiland Partners' partnership agreement is included as an exhibit to the registration statement of which this prospectus constitutes a part.

Organization

        Hiland Partners was organized on October 18, 2004 and has a perpetual existence.

Purpose

        Hiland Partners' purpose under the partnership agreement is limited to any business activities that are approved by its general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that Hiland Partners' general partner shall not cause Hiland Partners to engage, directly or indirectly, in any business activity that Hiland Partners' general partner determines would cause Hiland Partners to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although Hiland Partners' general partner has the ability to cause Hiland Partners, Hiland Partners' operating company or its subsidiaries to engage in activities other than the midstream energy business or the compression services business in which Hiland Partners is currently engaged, Hiland Partners' general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to Hiland Partners or the limited partners, including any duty to act in good faith or in the best interests of Hiland Partners or the limited partners. Hiland Partners' general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out Hiland Partners' purposes and to conduct Hiland Partners' business.

Power of Attorney

        Each Hiland Partners limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to Hiland Partners' general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for Hiland Partners' qualification, continuance or dissolution. The power of attorney also grants Hiland Partners' general partner the authority to amend, and to make consents and waivers under, Hiland Partners' partnership agreement.

Capital Contributions

        Hiland Partners' unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Voting Rights

        The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a "unit majority" require:

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  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

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  after the subordination period, the approval of a majority of the common units.

        In voting their common and subordinated units, Hiland Partners' general partner and its affiliates will have no fiduciary duty or obligation whatsoever to Hiland Partners or the limited partners, including any duty to act in good faith or in the best interests of Hiland Partners or the limited partners.

Issuance of additional common units or units of equal rank with the common units during the subordination period	Unit majority, with exceptions described under "— Issuance of Additional Securities."
Issuance of units senior to the common units during the subordination period	Unit majority.
Issuance of units junior to the common units during the subordination period	No approval right.
Issuance of additional units after the subordination period	No approval right.
Amendment of the partnership agreement
Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement."
Merger of Hiland Partners' partnership or the sale of all or substantially all of its assets	Unit majority. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of Hiland Partners' partnership	Unit majority. Please read "—Termination and Dissolution."
Reconstitution of Hiland Partners' partnership upon dissolution	Unit majority. Please read "—Termination and Dissolution."
Withdrawal of the general partner
Under most circumstances, the approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required for the withdrawal of the general partner prior to March 31, 2015 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of the General Partner."
Removal of the general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of the General Partner."

Transfer of the general partner interest
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2015. See "—Transfer of General Partner Interest."
Transfer of incentive distribution rights
Except for transfers to an affiliate or another person as part of our general partner's merger or consolidation, sale of all or substantially all of its assets or the sale of all of the ownership interests in such holder, the approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to March 31, 2015. Please read "—Transfer of Incentive Distribution Rights."
Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in the General Partner."

Limited Liability

        Assuming that a Hiland Partners limited partner does not participate in the control of its business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of Hiland Partners' partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to Hiland Partners for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the Hiland Partners limited partners as a group:

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  to remove or replace Hiland Partners' general partner;

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  to approve some amendments to Hiland Partners' partnership agreement; or

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  to take other action under Hiland Partners' partnership agreement;

constituted "participation in the control" of Hiland Partners' business for the purposes of the Delaware Act, then the limited partners of Hiland Partners could be held personally liable for Hiland Partners' obligations under the laws of Delaware, to the same extent as its general partner. This liability would extend to persons who transact business with Hiland Partners who reasonably believe that the limited partner is a general partner. Neither Hiland Partners' partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner of Hiland Partners could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Hiland Partners' subsidiaries conduct business in six states. Maintenance of Hiland Partners' limited liability as a member of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying Hiland Partners' subsidiaries to do business there.

        Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of Hiland Partners' membership interest in the operating company or otherwise, it were determined that Hiland Partners was conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of Hiland Partners' business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for Hiland Partners' obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. Hiland Partners will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        Hiland Partners' partnership agreement authorizes Hiland Partners to issue an unlimited number of additional common units and other equity securities for the consideration and on the terms and conditions determined by Hiland Partners' general partner without the approval of the unitholders. During the subordination period, however, except as discussed in the following paragraph, Hiland Partners may not issue equity securities ranking senior to the common units or an aggregate of more than 1,360,000 additional common units, or units on a parity with the common units, in each case, without the approval of the holders of a unit majority.

        During the subordination period or thereafter, Hiland Partners may issue an unlimited number of common units without the approval of the unitholders as follows:

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  upon conversion of the subordinated units;

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  under employee benefits plans;

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  upon conversion of the general partner interests and incentive distribution rights as a result of a withdrawal or removal of Hiland Partners' general partner;

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  upon conversion of units of equal rank with the common units into common units under certain circumstances;

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  in the event of a combination or subdivision of common units;

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  in connection with an acquisition or an expansion capital improvement that increases cash flow from operations per unit on an estimated pro forma basis;

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  if the proceeds of the issuance are used to repay indebtedness, the cost of which to service is greater than the distribution obligations associated with the units issued in connection with its retirement; or

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  in connection with the redemption of common units or other equity interests of equal rank with the common units from the net proceeds of an issuance of common units or parity units, but only if the redemption price equals the net proceeds per unit, before expenses, to Hiland Partners.

        It is possible that Hiland Partners will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units Hiland Partners issues will be entitled to share equally with the then-existing holders of common units in Hiland Partners' distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in Hiland Partners' net assets.

        In accordance with Delaware law and the provisions of Hiland Partners' partnership agreement, Hiland Partners may also issue additional partnership securities that, as determined by Hiland Partners' general partner, may have special voting rights to which the common units are not entitled. In addition, Hiland Partners' partnership agreement does not prohibit the issuance by Hiland Partners' subsidiaries of equity securities, which may effectively rank senior to the common units.

        Upon issuance of additional partnership securities, Hiland Partners' general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in Hiland Partners. The general partner's 2% interest in Hiland Partners will be reduced if Hiland Partners issues additional units in the future and Hiland Partners' general partner does not contribute a proportionate amount of capital to Hiland Partners to maintain its 2% general partner interest. Moreover, Hiland Partners' general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, Hiland Partners issues those securities to persons other than Hiland Partners' general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

        General.    Amendments to Hiland Partners' partnership agreement may be proposed only by or with the consent of Hiland Partners' general partner. However, Hiland Partners' general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to Hiland Partners or the limited partners, including any duty to act in good faith or in the best interests of Hiland Partners or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, Hiland Partners' general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

        Prohibited Amendments.    No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

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  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by Hiland Partners to Hiland Partners' general partner or any of its affiliates without the consent of Hiland Partners' general partner, which consent may be given or withheld at its option;

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  change the term of Hiland Partners' partnership;

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  provide that Hiland Partners' partnership is not dissolved upon an election to dissolve Hiland Partners' partnership by Hiland Partners' general partner that is approved by a unit majority; or

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  give any person the right to dissolve Hiland Partners' partnership other than Hiland Partners' general partner's right to dissolve Hiland Partners' partnership with the approval of a unit majority.

        The provision of Hiland Partners' partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by the general partner and its affiliates). Hiland Partners' general partner and its affiliates own approximately 57.0% of the outstanding units.

        No Unitholder Approval.    Hiland Partners' general partner may generally make amendments to Hiland Partners' partnership agreement without the approval of any limited partner or assignee to reflect:

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  a change in Hiland Partners' name, the location of Hiland Partners' principal place of business, Hiland Partners' registered agent or Hiland Partners' registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with Hiland Partners' partnership agreement;

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  a change that Hiland Partners' general partner determines to be necessary or appropriate to qualify or continue Hiland Partners' qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither Hiland Partners nor the operating company nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

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  an amendment that is necessary, in the opinion of Hiland Partners' counsel, to prevent Hiland Partners or Hiland Partners' general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  subject to the limitations on the issuance of additional partnership securities described above, an amendment that Hiland Partners' general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

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  any amendment expressly permitted in Hiland Partners' partnership agreement to be made by Hiland Partners' general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of Hiland Partners' partnership agreement;

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  any amendment that Hiland Partners' general partner determines to be necessary or appropriate for the formation by Hiland Partners of, or Hiland Partners' investment in, any corporation, partnership or other entity, as otherwise permitted by Hiland Partners' partnership agreement;

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  a change in Hiland Partners' fiscal year or taxable year and related changes;

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  mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or

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  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, Hiland Partners' general partner may make amendments to Hiland Partners' partnership agreement without the approval of any limited partner or assignee if the general partner determines that those amendments:

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  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

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  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

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  are necessary or appropriate for any action taken by Hiland Partners' general partner relating to splits or combinations of units under the provisions of Hiland Partners' partnership agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of Hiland Partners' partnership agreement or are otherwise contemplated by Hiland Partners' partnership agreement.

        Opinion of Counsel and Unitholder Approval.    Hiland Partners' general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in Hiland Partners' being treated as an entity for federal income tax purposes in connection with any of the amendments described under "—No Unitholder Approval." No other amendments to Hiland Partners' partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless Hiland Partners first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of Hiland Partners' limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        A merger or consolidation of Hiland Partners requires the prior consent of Hiland Partners' general partner. However, Hiland Partners' general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to Hiland Partners or the limited partners, including any duty to act in good faith or in the best interest of Hiland Partners or the limited partners.

        In addition, the partnership agreement generally prohibits the general partner without the prior approval of the holders of a unit majority, from causing Hiland Partners to, among other things, sell, exchange or otherwise dispose of all or substantially all of Hiland Partners' assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on Hiland Partners' behalf the sale, exchange or other disposition of all or substantially all of the assets of Hiland Partners' subsidiaries. Hiland Partners' general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Hiland Partners' assets without that approval. Hiland Partners' general partner may also sell all or substantially all of Hiland Partners' assets under a foreclosure or other realization upon those encumbrances without that approval.

        If the conditions specified in the partnership agreement are satisfied, Hiland Partners' general partner may convert Hiland Partners or any of Hiland Partners' subsidiaries into a new limited liability entity or merge Hiland Partners or any of Hiland Partners' subsidiaries into, or convey all of Hiland Partners' assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in Hiland Partners' legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of Hiland Partners' assets or any other transaction or event.

Termination and Dissolution

        Hiland Partners will continue as a limited partnership until terminated under Hiland Partners' partnership agreement. Hiland Partners will dissolve upon:

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  the election of Hiland Partners' general partner to dissolve Hiland Partners, if approved by the holders of units representing a unit majority;

  •
  the sale, exchange or other disposition of all or substantially all of Hiland Partners' assets and properties and its subsidiaries;

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  the entry of a decree of judicial dissolution of Hiland Partners' partnership; or

  •
  the withdrawal or removal of Hiland Partners' general partner or any other event that results in its ceasing to be Hiland Partners' general partner other than by reason of a transfer of its general partner interest in accordance with Hiland Partners' partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority, may also elect, within specific time limitations, to reconstitute Hiland Partners and continue Hiland Partners' business on the same terms and conditions described in Hiland Partners' partnership agreement by forming a new limited partnership on terms identical to those in Hiland Partners' partnership agreement and having as general partner an entity approved by the holders of units representing a unit majority, subject to Hiland Partners' receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

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  neither Hiland Partners' partnership, the reconstituted limited partnership, Hiland Partners' operating company nor any of Hiland Partners' other subsidiaries, would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon Hiland Partners' dissolution, unless Hiland Partners is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up Hiland Partners' affairs will, acting with all of the powers of Hiland Partners' general partner that are necessary or appropriate to liquidate Hiland

Partners' assets and apply the proceeds of the liquidation as provided in "Hiland Partners, LP's Cash Distribution Policy—Distributions of Cash upon Liquidation." The liquidator may defer liquidation or distribution of Hiland Partners' assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to Hiland Partners' partners.

Withdrawal or Removal of the General Partner

        Except as described below, Hiland Partners' general partner has agreed not to withdraw voluntarily as Hiland Partners' general partner prior to March 31, 2015 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after March 31, 2015, Hiland Partners' general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of Hiland Partners' partnership agreement. Notwithstanding the information above, Hiland Partners' general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits Hiland Partners' general partner in some instances to sell or otherwise transfer all of its general partner interest in Hiland Partners without the approval of the unitholders. Please read "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights."

        Upon withdrawal of Hiland Partners' general partner under any circumstances, other than as a result of a transfer by Hiland Partners' general partner of all or a part of its general partner interest in Hiland Partners, the holders of a unit majority, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, Hiland Partners will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue Hiland Partners' business and to appoint a successor general partner. Please read "—Termination and Dissolution."

        Hiland Partners' general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by Hiland Partners' general partner and its affiliates, and Hiland Partners receives an opinion of counsel regarding limited liability and tax matters. Any removal of Hiland Partners' general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by Hiland Partners' general partner and its affiliates would give them the practical ability to prevent Hiland Partners' general partner's removal. Hiland Partners' general partner and its affiliates own 57.0% of the outstanding units.

        Hiland Partners' partnership agreement also provides that if Hiland Partners' general partner is removed as Hiland Partners' general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end, and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  Hiland Partners' general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

        In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates Hiland Partners' partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, Hiland Partners will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for Hiland Partners' benefit.

Transfer of General Partner Interest

        Except for transfer by Hiland Partners' general partner of all, but not less than all, of its general partner interest in Hiland Partners' partnership to:

  •
  an affiliate of Hiland Partners' general partner (other than an individual); or

  •
  another entity as part of the merger or consolidation of Hiland Partners' general partner with or into another entity or the transfer by Hiland Partners' general partner of all or substantially all of its assets to another entity,

Hiland Partners' general partner may not transfer all or any part of its general partner interest in Hiland Partners' partnership to another person prior to March 31, 2015 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by Hiland Partners' general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of Hiland Partners' general partner, agree to be bound by the provisions of Hiland Partners' partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

        Hiland Partners' general partner and its affiliates may at any time, transfer subordinated units or units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to Hiland Partners.

Transfer of Ownership Interests in the General Partner

        At any time, the members of Hiland Partners' general partner may sell or transfer all or part of their membership interest in Hiland Partners' general partner to an affiliate or third party without the approval of Hiland Partners' unitholders.

Transfer of Incentive Distribution Rights

        Hiland Partners' general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interest of the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to March 31, 2015, other transfers of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by Hiland Partners' general partner and its affiliates. On or after March 31, 2015, the incentive distribution rights will be freely transferable.

Change of Management Provisions

        Hiland Partners' partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Hiland Partners GP, LLC as Hiland Partners' general partner or otherwise change Hiland Partners' management. If any person or group other than Hiland Partners' general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from Hiland Partners' general partner or its affiliates and any transferees of that person or group approved by Hiland Partners' general partner or to any person or group who acquires the units with the prior approval of the board of directors of Hiland Partners' general partner.

        Hiland Partners' partnership agreement also provides that if Hiland Partners' general partner is removed under circumstances where cause does not exist and units held by Hiland Partners' general partner and its affiliates are not voted in favor of that removal:

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  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

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  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

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  Hiland Partners' general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Call Right

        If at any time Hiland Partners' general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, Hiland Partners' general partner will have the right, which it may assign in whole or in part to any of its affiliates or to Hiland Partners, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by Hiland Partners' general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

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  the highest cash price paid by either of Hiland Partners' general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which Hiland Partners' general partner first mails notice of its election to purchase those limited partner interests; and

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  the current market price as of the date three days before the date the notice is mailed.

        As a result of Hiland Partners' general partner's right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of Hiland Partners' limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by Hiland Partners' general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by Hiland Partners' general partner on behalf of non-citizen assignees, Hiland Partners' general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

        Hiland Partners' general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by Hiland Partners' general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in Hiland Partners, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." However, if at any time any person or group, other than Hiland Partners' general partner and its affiliates, or a direct or subsequently approved transferee of Hiland Partners' general partner or its affiliates, or a direct or subsequently approved transferee of Hiland Partners' general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as Hiland Partners' partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under Hiland Partners' partnership agreement will be delivered to the record holder by Hiland Partners or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with Hiland Partners' partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in Hiland Partners' books and records. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

        If Hiland Partners is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of Hiland Partners' general partner, create a substantial risk of cancellation or forfeiture of any property that Hiland Partners has an interest in because of the nationality, citizenship or other related status of any limited partner, Hiland Partners may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, Hiland Partners' general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or Hiland Partners' general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from Hiland Partners, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon Hiland Partners' liquidation.

Indemnification

        Under Hiland Partners' partnership agreement, in most circumstances, Hiland Partners will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  Hiland Partners' general partner;

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  any departing general partner;

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  any person who is or was an affiliate of a general partner or any departing general partner;

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  any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

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  any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of Hiland Partners' general partner or any departing general partner; and

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  any person designated by Hiland Partners' general partner.

        Any indemnification under these provisions will only be out of Hiland Partners' assets. Unless it otherwise agrees, Hiland Partners' general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to Hiland Partners to enable Hiland Partners to effectuate, indemnification. Hiland Partners may purchase insurance against liabilities asserted against and expenses incurred by persons for Hiland Partners' activities, regardless of whether Hiland Partners would have the power to indemnify the person against liabilities under Hiland Partners' partnership agreement.

Reimbursement of Expenses

        Hiland Partners' partnership agreement requires Hiland Partners to reimburse Hiland Partners' general partner for all direct and indirect expenses it incurs or payments it makes on Hiland Partners' behalf and all other expenses allocable to Hiland Partners or otherwise incurred by Hiland Partners' general partner in connection with operating Hiland Partners' business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for Hiland Partners or on Hiland Partners' behalf and expenses allocated to Hiland Partners' general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to Hiland Partners.

Books and Reports

        Hiland Partners' general partner is required to keep appropriate books of Hiland Partners' business at Hiland Partners' principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, Hiland Partners' fiscal year is the calendar year.

        Hiland Partners will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by Hiland Partners' independent public accountants. Except for Hiland Partners' fourth quarter, Hiland Partners will also furnish or make available summary financial information within 90 days after the close of each quarter.

        Hiland Partners will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Hiland Partners' ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying Hiland Partners with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies Hiland Partners with information.

Right to Inspect Hiland Partners' Books and Records

        Hiland Partners' partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each partner;

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  a copy of Hiland Partners' tax returns;

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  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

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  copies of Hiland Partners' partnership agreement, Hiland Partners' certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

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  information regarding the status of Hiland Partners' business and financial condition; and

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  any other information regarding Hiland Partners' affairs as is just and reasonable.

        Hiland Partners' general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which Hiland Partners' general partner believes in good faith is not in Hiland Partners' best interests or that Hiland Partners is required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under Hiland Partners' partnership agreement, Hiland Partners has agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by Hiland Partners' general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Hiland Partners GP, LLC as general partner. Hiland Partners is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered hereby, the Contributing Parties will hold an aggregate of 14,600,000 common units representing approximately 67.6% of our outstanding units. The sale of these units could have an adverse impact on the price of our common units or on any trading market that may develop.

        The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

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  1% of the total number of the securities outstanding; or

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  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests and other equity securities without a vote of the unitholders. Such units may be issued on the terms and conditions established by our general partner. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of common units then outstanding. Please read "Material Provisions of the Partnership Agreement of Hiland Holdings GP, LP—Issuance of Additional Securities."

        Under the partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

        We, certain of our affiliates, the Contributing Parties, the executive officers and directors of our general partner and participants in our directed unit program have agreed not to sell any units they beneficially own for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

MATERIAL TAX CONSEQUENCES

        This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., tax counsel to the general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to the Partnership.

        The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees"); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof, including our allocable share of such income from Hiland Partners. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Moreover, no ruling has been or will be sought from the IRS and the IRS has made no determination as to Hiland Partners' status for federal income tax purposes or whether its operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

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  Neither we, nor Hiland Partners will elect to be treated as a corporation; and

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  For each taxable year, more than 90% of our gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. Moreover, if Hiland Partners were taxable as a corporation in any taxable year, our share of Hiland Partners' items of income, gain, loss and deduction would not be passed through to us and Hiland Partners would pay tax on its income at corporate rates. If we or Hiland Partners were taxable as corporations, losses recognized by Hiland Partners would not flow through to us or our losses would not flow through to our unitholders, as the case may be. In addition, any distribution made by us to a unitholder (or by Hiland Partners to us) would be treated as either taxable dividend income, to the extent of current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his units (or our tax basis in our interest in Hiland Partners), or taxable capital gain, after the unitholder's tax basis in his units (or our tax basis in our interest in Hiland Partners) is reduced to zero. Accordingly, taxation of either us or Hiland Partners as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Vinson & Elkins L.L.P.'s opinion that we and Hiland Partners will be classified as partnerships for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of us will be treated as partners in us for federal income tax purposes. Also:

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  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

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  unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners for federal income tax purposes. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.'s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

        A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gains, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in us for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under "—Disposition of Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

        Ratio of Taxable Income to Distributions.    We estimate that a purchaser of units in this offering who owns those units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2009, will be allocated an amount of federal taxable income for that period that will be less than 10% of the cash distributed with respect to that cumulative period. We anticipate that after the taxable year ending December 31, 2009, the ratio of allocable taxable income to cash distributions to the unitholders will increase. Our ratio of taxable income to cash distributions may be greater than the ratio applicable to holders of common units in Hiland Partners because our ownership of incentive distribution rights will cause more taxable income to be allocated to us from Hiland Partners. This estimate is based upon the assumption that the current rate of distributions from Hiland Partners will approximate the amount required to make a quarterly distribution of $0.675 per common unit and other assumptions with respect to our operations, gross income, capital expenditures, cash flow, net working capital and anticipated cash distributions. If Hiland Partners is successful in increasing distributable cash flow over time, our income allocations from incentive distribution rights will increase and, therefore, our ratio of taxable income to cash distributions will further increase. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater than our estimate with respect to the periods described above if:

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  Hiland Partners' gross income from operations exceeds the amount required to make the minimum quarterly distributions on all Hiland Partners' units, yet Hiland Partners only distributes the minimum quarterly distribution on all its units or

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  Hiland Partners makes a future offering of common units and uses the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to Hiland Partners' assets at the time of this offering.

        Basis of Units.    A unitholder's initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. However, the application of the passive loss limitations to tiered publicly traded partnerships is uncertain. We will take the position that any passive losses we generate that are reasonably allocable to our investment in Hiland Partners will only be available to offset our passive income generated in the future that is reasonably allocable to our investment in Hiland Partners and will not be available to offset income from other passive activities or investments, including other investments in private businesses or investments we may make in other publicly traded partnerships. Moreover, because the passive loss limitations are applied separately with respect to each publicly traded partnership, any passive losses we generate will not be available to offset your income from other passive activities or investments, including your investments in other publicly traded partnerships, such as Hiland Partners, or salary or active business income. Further, your share of our net income may be offset by any suspended passive losses from your investment in us, but may not be offset by your current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party.

        The IRS could take the position that for purposes of applying the passive loss limitation rules to tiered publicly traded partnerships, such as Hiland Partners and us, the related entities are treated as one publicly traded partnership. In that case, any passive losses we generate would be available to offset income from your investments in Hiland Partners. However, passive losses that are not deductible because they exceed a unitholder's share of income we generate would not be deductible in full until a unitholder disposes of his entire investment in both us and Hiland Partners in a fully taxable transaction with an unrelated party.

        The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated to the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of this offering, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although Hiland Partners does not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Disposition of Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated as a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    In general, the highest effective United States federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was held for more than 12 months at the time of disposition.

        Section 754 Election.    We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Where the remedial allocation method is adopted (which we will adopt), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "—Uniformity of Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units."

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets or the tangible assets owned by Hiland Partners to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The tax basis of our assets and Hiland Partners' assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the unitholders immediately prior to this offering. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill we own at the time of this offering. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we or Hiland Partners dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own or Hiland Partners owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets and Hiland Partners' assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder's tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder's tax basis in that unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own or Hiland Partners owns. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells any of his units generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receipt of such notice, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination could result in an increase in the amount of taxable income to be allocated to our unitholders if our termination results in a termination of Hiland Partners. Although the amount of increase cannot be estimated because it depends upon numerous factors including the time of the termination, the amount could be material. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. A termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for tax purposes.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent the gain is effectively connected with a United States trade or business of the foreign unitholder that is attributable to appreciated personal property. Moreover, a foreign unitholder is subject to federal income tax on gain realized on the sale or disposition of a unit to the extent that such gain is attributable to appreciated United States real property interests; however, a foreign unitholder will not be subject to federal income tax under this rule unless such foreign unitholder has owned more than 5% in value of our units during the five-year period ending on the date of the sale or disposition, provided the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names the general partner as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  whether the beneficial owner is:

          (1)   a person that is not a United States person;

          (2)   a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

          (3)   a tax-exempt entity;

  •
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

          (1)   for which there is, or was, "substantial authority"; or

          (2)   as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders for a given year might result in an "understatement" of income for which no "substantial authority" exists, we will disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for penalties. More stringent rules apply to "tax shelters," which we do not believe includes us.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-related Penalties,"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we or Hiland Partners do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We or Hiland Partners will initially own property or may be deemed to do business in Mississippi, Montana, North Dakota, Oklahoma, Texas and Wyoming. Each of these states, except Texas and Wyoming, currently impose a personal income tax. We or Hiland Partners may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many other jurisdictions in which we may do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

UNDERWRITING

        Lehman Brothers Inc. is acting as representative of the underwriters and as sole book-running manager. Under the terms of an Underwriting Agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of common units shown opposite its name below:

Underwriters	Number of Common Units
Lehman Brothers Inc.
A.G. Edwards & Sons, Inc.
Wachovia Capital Markets, LLC
Raymond James & Associates, Inc.
RBC Capital Markets Corporation
Sanders Morris Harris Inc.

Total	7,000,000

        The underwriting agreement provides that the underwriters' obligation to purchase common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional units as described below), if any of the common units are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in the condition of our business or the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise
Per common unit
Total

        The representative of the underwriters has advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $            per common unit. After the offering, the representative may change the offering price and other selling terms.

        The expenses of the offering that are payable by us, other than underwriting discounts and commissions, are estimated to be $             million. The underwriters have agreed to reimburse us for certain of these expenses up to $            . The estimated $             million of expenses includes the advisory fee described below.

        We will pay advisory fees aggregating 0.25% of the gross proceeds, including proceeds from any exercise of the underwriters' option to purchase additional common units as described below, to

Lehman Brothers Inc., and A.G. Edwards & Sons, Inc. for evaluation, analysis and structuring of our partnership.

Option to Purchase Additional Common Units

        We have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,050,000 common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 7,000,000 common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter's underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section. We will repurchase from Harold Hamm, his affiliates and officers of Hiland Partners, LP a number of common units equal to the number purchased by the underwriters pursuant to their exercise of this option. To the extent we repurchase common units from Harold Hamm, his affiliates and officers of Hiland Partners, LP, they may be deemed selling unitholders in this offering.

Lock-Up Agreements

        We, certain of our affiliates, participants in our directed unit program, the Contributing Parties, the executive officers and directors of our general partner and our general partner have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common units (including, without limitation, common units that may be deemed to be beneficially owned in accordance with the rules and regulations of the Securities and Exchange Commission and common units that may be issued upon exercise of any options or warrants), other than common units issued pursuant to employee benefit plans, option plans or other employee compensation plans, or securities convertible into or exercisable or exchangeable for common units (other than the grant of options or restricted units), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any of our other securities (other than any registration statement on Form S-8), or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period we or Hiland Partners issue an earnings release or material news or announce a material event; or

  •
  prior to the expiration of the 180-day restricted period, we or Hiland Partners announce that we or Hiland Partners will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of a material event, unless such extension is waived in writing by Lehman Brothers Inc.

        Lehman Brothers Inc., in its sole discretion, may release the common units subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the unitholders' reasons for requesting the release, the number of common units for which the release is being requested and market conditions at the time. Lehman Brothers Inc. has advised us that it has no tacit or explicit understandings, nor any present intent, to release common units subject to lock-up agreements.

        As described below under "directed unit program," any participants in our directed unit program shall be subject to a 180-day lock-up with respect to any units sold to them pursuant to that program. This lock-up will have similar restrictions and an identical extension provision to the lock-up agreement described above. Any shares sold to our directors or officers through our directed unit program will be subject to the lock-up agreement described above.

Offering Price Determination

        Prior to this offering, there has been no public market for our common units. The initial public offering price will be negotiated between the representative and us. In determining the initial public offering price of our common units, the representative will consider:

  •
  the history and prospects for the industry in which we compete,

  •
  our financial information,

  •
  the ability of our management and our business potential and earning prospects,

  •
  the prevailing securities markets at the time of this offering, and

  •
  the recent market prices of, and the demand for, publicly traded common units of generally comparable entities.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed unit program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Unit Program

        At our request, the underwriters have reserved for sale at the initial public offering price up to 350,000 common units offered hereby for officers, directors, employees and certain other persons associated with us. The number of common units available for sale to the general public will be reduced to the extent such persons purchase such reserved common units. Any reserved common units not so purchased will be offered by the underwriters to the general public on the same basis as the other common units offered hereby. Any participants in this program shall be prohibited from selling, pledging or assigning any shares sold to them pursuant to this program for a period of 180 days after the date of this prospectus. This 180-day lock-up period shall be extended as described above under "Lock-Up Agreements" with respect to our or Hiland Partners' issuance of an earnings release or the announcement of material news or occurrence of a material event.

Stabilization, Short Positions and Penalty Bids

        The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Securities Exchange Act of 1934:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Nasdaq Global Market

        Our common units have been approved for listing on the Nasdaq Global Market under the symbol "HPGP."

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of common units offered by them.

Stamp Taxes

        If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

        Certain of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for Hiland Partners for which they have received customary fees and expenses. The underwriters and their affiliates may in the future perform investment banking and advisory services for us and our affiliates from time to time for which they may in the future receive customary fees and expenses. An affiliate of RBC Capital Markets Corporation, one of the underwriters in this offering, is a lender under our proposed credit facility and will receive a commitment fee (to be funded with borrowings under the facility) at the closing of the facility.

NASD Conduct Rules

        Because the National Association of Securities Dealers, or NASD, views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

United Kingdom

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as "relevant persons"). The units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such units be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        Each of the underwriters has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the units in circumstances in which Section 21(1) of the FSMA does not apply to us, and

  (b)
  it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the units in, from or otherwise involving the United Kingdom.

European Economic Area

        To the extent that the offer of the units is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the units which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of units to the public in that Relevant Member State prior to the publication of a prospectus in relation to the units which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of units to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

  (c)
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of units to the public" in relation to any units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the units to be offered so as to enable an investor to decide to purchase or subscribe the units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

        The EEA selling restriction is in addition to any other selling restrictions described in this section. In relation to each Relevant Member State, each purchaser of units (other than the underwriters) will be deemed to have represented, acknowledged and agreed that it will not make an offer of units to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, make an offer of units to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any units in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an "offer of units to the public" in relation to any units in any Relevant Member State has the same meaning as in the preceding paragraph.

LEGAL MATTERS

        The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements of Hiland Partners GP, LLC as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005; the combined financial statements of net assets acquired from Hiland Partners, LLC as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004; the balance sheet of Hiland Holdings GP, LP as of May 19, 2006; and the balance sheet of Hiland Partners GP Holdings, LLC as of May 19, 2006; appearing in this prospectus and registration statement have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their reports with respect thereto appearing elsewhere herein, and are included in reliance upon the authority of said firm as experts in giving such reports.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 regarding the common units offered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you should review the full registration statement, including its exhibits and schedules, filed under the Securities Act of 1933. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded at no cost from the SEC's web site.

        We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

INDEX TO FINANCIAL STATEMENTS

Hiland Holdings GP, LP Unaudited Pro Forma Consolidated Financial Statements:
Introduction	F-2
Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2006	F-3
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2005	F-4
Unaudited Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30, 2006	F-5
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-6
Hiland Partners GP, LLC and Subsidiaries Financial Statements:
Report of Independent Registered Public Accounting Firm	F-9
Consolidated Balance Sheets as of December 31, 2004 and 2005 and June 30, 2006 (unaudited)	F-10
Consolidated Statements of Operations for the Years Ended December 31, 2003, 2004 and 2005 and for the Six Months Ended June 30, 2005 and 2006 (unaudited)	F-11
Consolidated Statements of Cash Flows for the Years Ended December 31, 2003, 2004 and 2005 and for the Six Months Ended June 30, 2005 and 2006 (unaudited)	F-12
Consolidated Statement of Changes in Owners' Equity and Comprehensive Income for the Years Ended December 31, 2003, 2004 and 2005 and for the Six Months Ended June 30, 2006 (unaudited)	F-14
Notes to Consolidated Financial Statements	F-15
Financial Statements of Net Assets Acquired from Hiland Partners, LLC:
Report of Independent Registered Public Accounting Firm	F-48
Combined Statements of Net Assets Acquired From Hiland Partners, LLC as of December 31, 2003 and 2004 and June 30, 2005 (unaudited)	F-49
Combined Statements of Operations and Changes in Net Assets Acquired From Hiland Partners, LLC for the Years Ended December 31, 2002, 2003 and 2004 and for the Six Months Ended June 30, 2004 and 2005 (unaudited)	F-50
Combined Statements of Cash Flows of Net Assets Acquired From Hiland Partners, LLC for the Years Ended December 31, 2002, 2003 and 2004 and for the Six Months Ended June 30, 2004 and 2005 (unaudited)	F-51
Notes to Combined Financial Statements of Net Assets Acquired from Hiland Partners, LLC	F-52
Hiland Holdings GP, LP Balance Sheet:
Report of Independent Registered Public Accounting Firm	F-64
Balance Sheet as of May 19, 2006	F-65
Note to Balance Sheet	F-66
Hiland Partners GP Holdings, LLC Balance Sheet:
Report of Independent Registered Public Accounting Firm	F-67
Balance Sheet as of May 19, 2006	F-68
Note to Balance Sheet	F-69

HILAND HOLDINGS GP, LP

Unaudited Pro Forma Consolidated Financial Statements

Introduction

        Unless the context requires otherwise, for purposes of this pro forma presentation, references to "we", "our," "us," "Hiland Holdings GP" or "the Partnership" are intended to mean the consolidated business and operations of Hiland Holdings GP, LP. References to "Hiland Partners" are intended to mean the consolidated business and operations of Hiland Partners, LP, which includes its primary operating subsidiary, Hiland Operating, LLC (the "Operating Partnership"). References to "Hiland Partners GP" refer to Hiland Partners GP, LLC, the general partner of Hiland Partners, LP.

        The unaudited pro forma financial data for the year ended December 31, 2005 and as of and for the six months ended June 30, 2006 give pro forma effect to the following transactions as if these transactions occurred on January 1, 2005 for income statement purposes and June 30, 2006 for balance sheet purposes:

  •
  our formation transactions, including the issuance of 14,600,000 common units to the members of Hiland Partners GP ("the Contributing Parties"), in exchange for interests in Hiland Partners GP (which owns 761,714 common units and incentive distribution rights in Hiland Partners) and an additional 539,757 common units and 4,080,000 subordinated units of Hiland Partners; and

  •
  the sale of 7,000,000 common units in this offering and the related use of proceeds.

        In addition, the unaudited pro forma statement of operations for the year ended December 31, 2005 gives pro forma effect to the following transactions as if they occurred on January 1, 2005:

  •
  the Bakken acquisition, borrowings under Hiland Partners' amended credit facility to fund the Bakken acquisition and Hiland Partners' offering of 1,630,000 common units in November 2005 at an offering price of $41.77 per common unit to repay a portion of the indebtedness incurred to fund the Bakken Acquisition; and

  •
  the formation of Hiland Partners, including the contribution of assets and liabilities to Hiland Partners, and its initial public offering of 2,300,000 common units at an offering price of $22.50.

        Hiland Holdings GP was formed on May 10, 2006, and thus it does not have any historical financial statements for 2005. As a result of being under common control with Hiland Partners GP, Hiland Holdings GP's unaudited pro forma consolidated financial information reflects the unaudited pro forma consolidated financial information of Hiland Partners GP. Likewise, Hiland Partners' financial information is consolidated with Hiland Partners GP due to the same common control considerations. The unaudited pro forma consolidated financial statements of Hiland Holdings GP reflect the elimination of all material intercompany accounts and transactions.

        The unaudited pro forma consolidated financial statements and related pro forma information are based on assumptions that Hiland Holdings GP believes are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the Partnership.

        The unaudited pro forma consolidated financial statements of Hiland Holdings GP should be read in conjunction with, and are qualified in their entirety by reference to, the notes accompanying such unaudited pro forma consolidated financial statements, the historical consolidated financial statements and related notes of Hiland Partners GP included within this prospectus.

HILAND HOLDINGS GP, LP

Unaudited Pro Forma Consolidated Balance Sheet

June 30, 2006

(in thousands)

	Hiland Partners GP, LLC Historical	Formation Adjustments		Hiland Holdings GP, LP As Adjusted	Offering Adjustments		Hiland Holdings GP, LP Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$8,649	$1	(a)	$8,650	$129,500	(c)	$8,650
					(9,594	)(c)
					(35,000	)(d)
					(84,906)	(d)
Accounts receivable:
Trade	16,116	—		16,116	—		16,116
Affiliates	923	—		923	—		923

	17,039	—		17,039	—		17,039
Fair value of derivative assets	3,004	—		3,004	—		3,004
Other current assets	568	—		568	—		568

Total current assets	29,260	1		29,261	—		29,261
Property and equipment, net	238,569	—		238,569	—		238,569
Intangibles, net	56,174			56,174	—		56,174
Fair value of derivative assets	1,370	—		1,370	—		1,370
Investment in affiliates	—	26,800	(a)	—	—		—
		(26,800	)(b)
Other assets, net	2,101	—		2,101	—		2,101

Total assets	$327,474	$1		$327,475	$—		$327,475

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$18,872	$—		$18,872	$—		$18,872
Accounts payable-affiliates	3,651	—		3,651	—		3,651
Fair value of derivative liabilities	2,246	—		2,246	—		2,246
Accrued liabilities	1,904	—		1,904	—		1,904

Total current liabilities	26,673	—		26,673	—		26,673
Commitments and contingencies
Long-term debt, net of current maturities	150,564			150,564	(35,000	)(d)	115,564
Fair value of derivative liabilities	1,430	—		1,430	—		1,430
Asset retirement obligation	2,156			2,156	—		2,156
Minority interests in income of Hiland Partners:
Affiliates	26,800	(26,800	)(b)	—	—		—
Non-affiliates	116,642			116,642	—		116,642
Owners' equity
Members' equity	3,154	(3,154	)(a)	—	—		—
Limited partners	—	29,955	(a)	29,955	119,906	(c)	64,955
					(84,906	)(d)
Accumulated other comprehensive income	55			55	—		55

Total owners' equity	3,209	26,801		30,010	35,000		65,010

Total liabilities and owners' equity	$327,474	$1		$327,475	$—		$327,475

See accompanying notes to unaudited pro forma financial statements

HILAND HOLDINGS GP, LP

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2005

(In thousands, except per unit information)

		Historical	Adjustments
	Historical				Pro Forma
		Net Assets Acquired from Hiland Partners, LLC	IPO Formation, Bakken Acquisition, Follow On Offering and Contribution of Units
	Hiland Partners GP, LLC				Hiland Holdings GP, LP
Revenues:
Midstream operations:
Third parties	$157,138	$18,313	$—		$175,451
Affiliates	5,246	—	—		5,246
Compression services, affiliate	4,217	336	—		4,553

Total revenues	166,601	18,649	—		185,250
Operating costs and expenses:
Midstream purchases — third parties (exclusive of items shown separately below)	87,247	10,140	—		97,387
Midstream purchases—affiliates (exclusive of items shown separately below)	45,842	2,885	—		48,727
Operations and maintenance	7,359	1,679	—		9,038
Depreciation, amortization and accretion	11,112	1,843	348	(e)	15,090
			1,787	(f)
General and administrative	2,542	254	—		2,796

Total operating costs and expenses	154,102	16,801	2,135		173,038

Operating income	12,499	1,848	(2,135)		12,212
Other income (expense):
Interest and other income	192	3	—		195
Amortization of deferred loan costs	(484)	(127)	(162	)(g)	(773)
Interest expense	(1,942)	(1,255)	(2,348	)(h)	(2,069)
			166	(i)
			3,310	(j)

Other income (expense), net	(2,234)	(1,379)	966		(2,647)

Income before minority interest in income of Hiland Partners	10,265	469	(1,169)		9,565
Minority interest in income of Hiland Partners:
Affiliate	(5,993)	—	5,993	(k)	—
Non-affiliates	(3,387)	—	(621	)(k)	(4,008)

Net income	$885	$469	$4,203		$5,557

Income allocation
Limited partners					$5,557

Basic and diluted earnings per unit:
Number of units used in denominator			21,600	(a)(c)	21,600

Net income per unit					$0.26

See accompanying notes to unaudited pro forma financial statements.

HILAND HOLDINGS GP, LP

Unaudited Pro Forma Consolidated Statement of Operations

For the Six Months Ended June 30, 2006

(In thousands, except per unit information)

	Historical	Adjustments
	Hiland Partners GP, LLC	Contribution of Units		Hiland Holdings GP, LP
Revenues:
Midstream operations:
Third parties	$101,469	$—		$101,469
Affiliates	2,269	—		2,269
Compression services, affiliate	2,410	—		2,410

Total revenues	106,148	—		106,148
Operating costs and expenses:
Midstream purchases—third parties (exclusive of items shown separately below)	51,909	—		51,909
Midstream purchases—affiliates (exclusive of items shown separately below)	26,447	—		26,447
Operations and maintenance	6,571	—		6,571
Depreciation, amortization and accretion	9,794	—		9,794
General and administrative	2,298	—		2,298

Total operating costs and expenses	97,019	—		97,019

Operating income	9,129			9,129
Other income (expense):
Interest and other income	154	—		154
Amortization of deferred loan costs	(233)	—		(233)
Interest expense	(2,262)	—		(2,262)

Other income (expense), net	(2,341)	—		(2,341)

Income before minority interest in income of Hiland Partners	6,788	—		6,788
Minority interest in income of Hiland Partners:
Affiliate	(3,424)	3,424	(k)	—
Non-affiliates	(2,802)	—		(2,802)

Net income	$562	$3,424		$3,986

Income allocation
Limited partners				$3,986

Basic and diluted earnings per unit:
Number of units used in denominator		21,600	(a)(c)	21,600

Net income per unit				$0.18

See accompanying notes to unaudited pro forma financial statements.

HILAND HOLDINGS GP, LP

Notes to Unaudited Pro Forma Consolidated Financial Statements

Note 1. Basis of Presentation, the Initial Public Offering and Other Transactions

        The unaudited pro forma financial data for the year ended December 31, 2005 and as of and for the six months ended June 30, 2006 give pro forma effect to the following transactions as if these transactions occurred on January 1, 2005 for income statement purposes and June 30, 2006 for balance sheet purposes:

  •
  our formation transactions, including the issuance of 14,600,000 common units to the members of Hiland Partners GP ("the Contributing Parties"), in exchange for interests in Hiland Partners GP (which owns 761,714 common units and incentive distribution rights in Hiland Partners) and an additional 539,757 common units and 4,080,000 subordinated units of Hiland Partners; and

  •
  the sale of 7,000,000 common units in this offering and the related use of proceeds.

        In addition, the unaudited pro forma statement of operations for the year ended December 31, 2005 gives pro forma effect to the following transactions as if they occurred on January 1, 2005:

  •
  the Bakken acquisition, borrowings under Hiland Partners' amended credit facility to fund the Bakken acquisition and Hiland Partners' offering of 1,630,000 common units in November 2005 at an offering price of $41.77 per common unit to repay a portion of the indebtedness incurred to fund the Bakken Acquisition; and

  •
  the formation of Hiland Partners, including the contribution of assets and liabilities to Hiland Partners, and its initial public offering of 2,300,000 common units at an offering price of $22.50.

        For purposes of the pro forma financial statements, we have assumed the underwriters' over allotment option is not exercised.

        Upon completion of the offering, the Partnership anticipates incurring incremental general and administrative costs related to becoming a separate public entity (such as costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, director compensation, accounting and auditing fees and incremental insurance costs, including director and officer liability insurance). The pro forma financial statements do not reflect these incremental general and administrative expenses. We expect these incremental general and administrative expenses initially to total approximately $0.7 million per year.

Note 2. Pro Forma Adjustments and Assumptions

(a)
Reflects the formation of the Partnership and the contribution to the Partnership of 539,757 common units, and 4,080,000 subordinated units of Hiland Partners. As a result of the limited partner contributions to Hiland Holdings GP, members of Hiland Partners GP will receive 14,600,000 common units of Hiland Holdings GP. The pro forma adjustment reflects the contribution of these assets at their historical carrying basis of $26.8 million because the contributions to Hiland Holdings GP are from a related party.

(b)
Reflects the pro forma elimination of investment and equity accounts between Hiland Holdings GP and Hiland Partners GP as appropriate in consolidation.

(c)
Reflects the sale of 7,000,000 common units by Hiland Holdings GP in this offering at an assumed price of $18.50 per common unit. Total net proceeds from the sale of these 7,000,000 common units are approximately $119.9 million after deducting applicable commissions and estimated offering expenses of $9.6 million.

(d)
Reflects the repayment of $35.0 million loan used to partially fund the Kinta Area gathering assets acquisition and the distribution of $84.9 million to the members of Hiland Partners GP in exchange for their interest in Hiland Partners.

(e)
Represents the increase in depreciation, amortization and accretion expense related to the increase in carrying value of tangible and intangible assets of Hiland Partners, LLC that were contributed to us in connection with Hiland Partners' formation. These assets do not include the Bakken gathering system. The assets and liabilities are presented at management's estimate of fair value as required by SFAS 141 "Business Combinations". The fair value of these assets and liabilities was determined primarily using then-current replacement cost for gas plant property, equipment and pipelines less estimated accumulated depreciation on such replacement costs; estimated discounted cash flows for systems contracts and customer relationships; and liabilities at the present value of estimated amounts to be paid based on Hiland Partners, LLC's then current interest rates. Intangible assets, such as systems contracts and customer relationships, are amortized over estimated lives of ten years.

(f)
Reflects the additional depreciation, amortization and accretion expense from the acquisition of the Bakken gathering system. Pro forma depreciation and amortization expense was based on estimated useful lives of fifteen years for the plant and gathering system assets and ten years for the intangible assets. Due to Hiland Partners' new carrying value of these assets, historical depreciation and amortization expense on the assets have been increased in these pro forma statements.

(g)
Reflects the amortization of deferred loan costs had the Bakken acquisition taken place on January 1, 2005 and the write off of unamortized deferred loan costs of Hiland Partners, LLC at September 30, 2005.

(h)
Reflects the increase of interest expense resulting from the borrowings under Hiland Partners' revolving credit facility of $93.7 million in connection with the Bakken acquisition in excess of historical interest expense recorded by Hiland Partners, LLC for a $35.0 million loan to construct the Bakken gas gathering system. The interest rates used to determine the pro forma adjustment for the borrowings under the revolving credit facility were based on Hiland Partners' weighted-average borrowing rates of 5.7% from January 1, 2005 through the date of the borrowing.

(i)
Reflects the reduction of interest expense resulting from the repayment of $14.0 million in debt incurred by CGI and $8.9 million in debt contributed from Hiland Partners, LLC with the proceeds from Hiland Partners initial public offering had the initial public offering taken place on January 1, 2005.

(j)
Reflects the reduction of interest expense resulting from repayment of the $65.2 million of borrowings under Hiland Partners' bank credit facility with the aggregate net proceeds of $65.5 million from Hiland Partners' follow on offering and Hiland Partners' general partner's capital contribution. The interest rates used to determine the pro forma adjustment for the borrowings under the revolving credit facility were based on Hiland Partners' weighted-average borrowing rates of 5.8% from January 1, 2005 through the date of repayment.

(k)
Represents the adjustment to minority interest associated with the pro forma transactions and the effect of the contribution of 539,757 common units of Hiland Partners and 4,080,000 subordinated units of Hiland Partners as if they had been contributed on January 1, 2005.

Note 3. Pro Forma Net Income Per Unit

        Pro forma net income per unit is determined by dividing pro forma net income allocated to limited partners by the number of limited partner units expected to be outstanding at the closing of our offering. All units were assumed to be outstanding since January 1, 2005 and consist of 14,600,000 units issued to the Contributing Parties and 7,000,000 units issued in our public unit offering. There are no obligations to issue any dilutive units, therefore, basic and diluted units outstanding are the same.

Note 4. Limited Partner Units

        The common units represent limited partner interests in the Partnership. The holders of the units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under the partnership agreement of the Partnership. Partnership income or loss is allocated to limited partners in accordance with their percentage interest. Cash received for available distributions to the limited partners is derived from distributions on common units and general partner units, including incentive distributions, of Hiland Partners. There are no minimum or guaranteed partnership distributions. Partnership distributions are allocated to limited partners in accordance with their percentage interest. Our general partner has no right to receive distributions in respect of its general partner interest, and accordingly does not participate in allocations of income or loss or distributions.

Report of Independent Registered Public Accounting Firm

Board of Directors
Hiland Partners GP, LLC

        We have audited the accompanying consolidated balance sheets of Hiland Partners GP, LLC and subsidiaries, as of December 31, 2004 and 2005, and the related consolidated statements of operations, cash flows, and changes in owners' equity and comprehensive income for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hiland Partners GP, LLC and subsidiaries as of December 31, 2004 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the financial statements, effective January 1, 2003, the Partnership adopted Statement of Financial Accounting Standards No. 143 and changed its method of accounting for asset retirement obligations.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
May 24, 2006

HILAND PARTNERS GP, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

	Predecessor
	December 31, 2004	December 31, 2005	June 30, 2006
			(unaudited)
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$217	$6,318	$8,649
Accounts receivable:
Trade	9,663	21,893	16,116
Affiliates	758	1,508	923

	10,421	23,401	17,039
Inventories	153	—	—
Fair value of derivative assets	—	868	3,004
Other current assets	118	395	568

Total current assets	10,909	30,982	29,260
Property and equipment, net	37,075	120,715	238,569
Intangibles, net	—	41,179	56,174
Fair value of derivative assets	—	181	1,370
Other assets, net	1,191	1,028	2,101

Total assets	$49,175	$194,085	$327,474

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$5,649	$13,349	$18,872
Accounts payable-affiliates	2,998	5,819	3,651
Fair value of derivative liabilities	—	—	2,246
Accrued liabilities	327	1,426	1,904
Current maturities of long-term debt	2,429	—	—

Total current liabilities	11,403	20,594	26,673
Commitments and contingencies (Note 7)
Long-term debt, net of current maturities	12,643	33,784	150,564
Fair value of derivative liabilities	—	—	1,430
Asset retirement obligation	619	1,024	2,156
Minority interests	—	135,892	143,442
Owners' equity:
Predecessor shareholder equity	24,510	—	—
Members' equity	—	2,770	3,154
Accumulated other comprehensive income	—	21	55

Total owners' equity	24,510	2,791	3,209

Total liabilities and owners' equity	$49,175	$194,085	$327,474

The accompanying notes are an integral part of these financial statements.

HILAND PARTNERS GP, LLC AND SUBSIDIARIES

Consolidated Statements of Operations

	Predecessor
	Year Ended December 31,			Six Months Ended June 30,
			Year Ended December 31, 2005
	2003	2004		2005	2006
				(Unaudited)
	(in thousands)
Revenues:
Midstream operations:
Third parties	$73,666	$95,019	$157,138	$52,172	$101,469
Affiliates	2,352	3,277	5,246	2,402	2,269
Compression services, affiliate	—	—	4,217	1,807	2,410

Total revenues	76,018	98,296	166,601	56,381	106,148

Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	40,760	54,962	87,247	29,037	51,909
Midstream purchases—affiliate (exclusive of items shown separately below)	26,242	27,570	45,842	15,198	26,447
Operations and maintenance	3,714	4,933	7,359	3,186	6,571
Property impairment	1,535	—	—	—	—
Depreciation, amortization and accretion	3,304	4,127	11,112	4,012	9,794
(Gain) loss on sale of assets	34	(19)	—	—	—
General and administrative expenses	770	1,082	2,542	1,049	2,298

Total operating costs and expenses	76,359	92,655	154,102	52,482	97,019

Operating income (loss)	(341)	5,641	12,499	3,899	9,129

Other income (expense):
Interest and other income	10	40	192	41	154
Amortization of deferred loan costs	(24)	(102)	(484)	(277)	(233)
Interest expense	(130)	(702)	(1,942)	(181)	(2,262)
Interest expense—affiliate	(343)	—	—	—	—

Other income (expense), net	(487)	(764)	(2,234)	(417)	(2,341)

Income (loss) before minority interest in income of Hiland Partners	(828)	4,877	10,265	3,482	6,788
Minority interest in income of Hiland Partners	—	—	(9,380)	(2,960)	(6,226)

Income (loss) from continuing operations	(828)	4,877	885	522	562
Discontinued operations, net	246	35	—	—	—

Income (loss) before cumulative effect of change in accounting principle	(582)	4,912	885	522	562
Cumulative effect of change in accounting principle	1,554	—	—	—	—

Net income	$972	$4,912	$885	$522	$562

The accompanying notes are an integral part of these financial statements.

HILAND PARTNERS GP, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Predecessor
	Year Ended December 31,			Six Months Ended June 30,
			Year Ended December 31, 2005
	2003	2004		2005	2006
				(unaudited)
	(in thousands)
Cash flows from operating activities:
Net income	$972	$4,912	$885	$522	$562
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Cumulative effect of change in accounting principle	(1,724)	—	—	—	—
Depreciation, amortization and accretion	3,448	4,170	11,083	3,995	9,768
Change in asset retirement obligation	25	23	8	17	26
Amortization of deferred loan cost	24	102	484	277	233
Gain on derivative transactions	—	—	—	—	(164)
Non-cash compensation	—	—	99	31	234
Property impairment	1,535	—	—	—	—
Loss (gain) on sale of assets	41	(19)	—	—	—
Minority interest in income of consolidated subsidiary	—	—	9,380	2,960	6,226
(Increase) decrease in current assets, net of acquisition effects:
Accounts receivable	(4,349)	(1,831)	(17,507)	(8,376)	5,777
Accounts receivable—affiliates	(168)	(226)	(750)	(249)	585
Inventories	—	122	153	—	—
Other current assets	5	(113)	(213)	(172)	(173)
Increase (decrease) in current liabilities, net of acquisition effects:
Accounts payable	3,704	319	807	(387)	5,523
Accounts payable-affiliates	664	482	2,821	(258)	(2,168)
Accrued liabilities	287	16	909	611	478
Surety deposit for production taxes	—	—	—	(330)	—

Net cash provided by (used in) operating activities	4,464	7,957	8,159	(1,359)	26,907

Cash flows from investing activities:
Additions to property and equipment	(5,389)	(5,326)	(10,389)	(1,300)	(33,659)
Payments for businesses and gathering assets acquired, net of cash	(12,025)	—	(64,559)	—	(96,400)
Proceeds from disposals of property and equipment	128	36	60	—	16

Net cash used in investing activities	(17,286)	(5,290)	(74,888)	(1,300)	(130,043)

Cash flows from financing activities:
Borrowings from affiliate	13,598	—	—	—	—
Repayment to affiliate	(17,089)	—	—	—	—
Minority interest proceeds from initial public offering of subsidiary—net	—	—	48,128	48,128	—
Redemption of common units of subsidiary from organizers	—	—	(6,278)	(6,278)	—
Distributions to organizers	—	—	(3,851)	(3,851)	—
Cash not contributed by organizers	—	—	(869)	(869)	—
Payment of initial public offering costs of subsidiary	—	—	(2,249)	(2,249)	—
Proceeds from long-term borrowings	17,000	500	99,000	—	116,780
Payments on long-term borrowings	—	(2,428)	(89,167)	(23,951)	—
Increase in deferred offering costs of subsidiary	—	(1,012)	—	—	—
Debt issuance costs	(297)	(6)	(1,332)	(867)	(986)
Deferred offering costs	—	—	—	—	(320)
Cash distribution to controlling member for net assets of Hiland Partners, LLC.	—	—	(26,980)	—	—
Capital contributions	—	—	1,490	100	491
Proceeds from secondary offering of subsidiary, net	—	—	64,682	—	—
Payment of secondary public offering costs of subsidiary	—	—	(607)	—	—
Proceeds from exercised unit options of subsidiary	—	—	—	—	972
Minority interest cash distribution to unitholders of subsidiary	—	—	(8,164)	(1,530)	(10,785)
Cash distribution to members	—	—	(973)	(31)	(685)

Net cash provided by (used in) financing activities	13,212	(2,946)	72,830	8,602	105,467

Increase (decrease) for the period	390	(279)	6,101	5,943	2,331
Beginning of period	106	496	217	217	6,318

End of period	$496	$217	$6,318	$6,160	$8,649

Supplementary information
Cash paid for interest, net of amounts capitalized	$239	$787	$1,362	$153	$1,112

The accompanying notes are an integral part of these financial statements.

HILAND PARTNERS GP, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

Non-cash investing and financing activities (in thousands):
May 10, 2006 purchase of limited partner common units of HPLP in excess of proportionate historical financial cost basis of HPLP allocated to property and equipment and intangible assets as follows:
Property and equipment (unaudited)	$4,488
Customer contracts (unaudited)	6,980

Excess of cost over proportionate equity interest (unaudited)	$11,468

Fair value of net assets acquired from Hiland Partners, LLC on February 15, 2005
Accounts receivable and other current assets	$162
Property and equipment	31,600
Intangible assets	26,800
Other assets	105

Total assets acquired	58,667
Less accounts payable and other current liabilities assumed	(741)
Less current portion of long-term debt assumed	(8,879)
Less asset retirement obligation assumed	(398)

Fair value of net assets acquired by sudsidiary	48,649
Contributed for minority interest in subsidiary by affiliates	(47,282)

Contributed for general partner interest	$1,367

Transfer to CRI on May 31, 2004 of oil and gas properties with a net book value of $2,489, accounts payable of $298 and asset retirement obligations of $50.
Transfer from property and equipment to inventory	$122
Transfer from inventory to property and equipment	(218)

Change in inventory, 2003	$(96)

Effective January 1, 2003 the company recorded the cumulative effect of SFAS No 143 for asset retirement obligation as follows:
Increase in property and equipment	$2,250
Increase in asset retirement obligation	(526)

Cumulative effect of accounting change	$1,724

The accompanying notes are an integral part of these financial statements

HILAND PARTNERS GP, LLC AND SUBSIDIARIES

Consolidated Statement of Changes in Owners' Equity and Comprehensive Income

	Predecessor Shareholders' Equity	Members' Equity	Accumulated Other Comprehensive Income	Total Comprehensive Income
	(in thousands)
Balance, January 1, 2003	$20,767	$—	$—
Net income	972	—	—	$972

Balance, December 31, 2003	21,739	—	—
Net income	4,912	—	—	$4,912

Transfer of oil and gas properties to CRI	(2,141)	—	—

Balance, December 31, 2004	24,510	—	—
Predecessor working capital distributed to shareholders at formation of Hiland Partners, LP	(9,972)	—	—
Net income from January 1, 2005 through February 14, 2005	493	—	—	$493
Allocation of predecessor net assets to Hiland Partners, LP at formation
Members' equity	(422)	422	—
Minority interest	(14,609)	—	—
Contribution of certain net assets of Hiland Partners, LLC	—	1,367	—
Capital contributions	—	1,490	—
Cash distributions	—	(973)	—
Member compensation	—	72	—
Change in fair value of derivatives	—	—	21	21
Net income from February 15, 2005 through December 31, 2005	—	392	—	392

Balance, December 31, 2005	—	2,770	21	$906

Capital contributions (unaudited)	—	491	—
Cash distributions (unaudited)	—	(685)	—
Member compensation (unaudited)	—	16
Other comprehensive income reclassified to income on closed derivative transactions (unaudited)	—	—	(149)	(149)
Change in fair value of derivatives (unaudited)	—	—	183	$183
Net income from January 1, 2006 through June 30, 2006 (unaudited)	—	562	—	562

Comprehensive income (unaudited)				$596

Balance, June 30, 2006 (unaudited)	$—	$3,154	$55

The accompanying notes are an integral part of this financial statement.

HILAND PARTNERS GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as of and subsequent to June 30, 2006 and for the Six Months Ended June 30,
2005 and 2006 is unaudited)

(in thousands, unless otherwise noted)

Note 1: Organization, Basis of Presentation, Principles of Consolidation and Significant Accounting Policies

        Unless otherwise indicated, the term "HPGP" refers to Hiland Partners GP LLC, and the terms "our", "we", "us" and similar language refer to HPGP and its consolidated subsidiaries. HPGP was formed in October 2004 to hold a 2% general partner ownership interest in Hiland Partners, LP ("HPLP") and serve as its general partner. HPGP manages the operations of HPLP.

        HPLP, a publicly traded Delaware partnership, together with its subsidiaries, was formed in October 2004, and upon the completion of its initial public offering on February 15, 2005, received certain midstream natural gas plants, gathering systems, and compression and water injection assets previously owned by Continental Gas, Inc. ("CGI") and Hiland Partners, LLC. CGI constitutes our predecessor. The transfer of ownership of net assets from CGI to HPLP represented a reorganization of entities under common control and was recorded at historical cost. Accordingly, our consolidated financial statements include the historical operations of CGI prior to the transfer to HPLP. CGI was formed in 1990 as a wholly owned subsidiary of Continental Resources, Inc. ("CRI").

        CGI operated in one segment, midstream, which involved the gathering, compressing, dehydrating, treating, and processing of natural gas and fractionating natural gas liquids, or NGLs. CGI historically has owned all of HPLP's natural gas gathering, processing, treating and fractionation assets other than the Worland and Bakken gathering systems. Hiland Partners, LLC historically owned the Worland gathering system and compression services assets, which HPLP acquired on February 15, 2005, and the Bakken gathering system. The net assets acquired by HPLP on February 15, 2005 had a fair value of $48.6 million. Since its initial public offering, HPLP has operated in midstream and compression services segments. On September 26, 2005, HPLP acquired Hiland Partners, LLC, which at such time owned the Bakken gathering system, for $92.7 million, $35.0 million of which was used to retire outstanding Hiland Partners, LLC indebtedness.

        HPGP's ownership of HPLP includes its ownership of the 2.0% general partner interest of HPLP, its ownership of the incentive distribution rights in HPLP and 761,714 common units of HPLP. HPGP's general partner interest gives it control of HPLP as: (i) the limited partner interests in HPLP do not have the substantive ability to dissolve HPLP, (ii) the limited partners can remove HPGP as HPLP's general partner only with a supermajority vote of the limited partner units and the non-affiliated limited partner units which can be voted in such an election do not constitute a supermajority, and (iii) the limited partners do not possess substantive participating rights in HPLP's operations. As such, our consolidated financial statements include the assets, liabilities and cash flows of HPLP.

Principles of Consolidation

        Due to HPGP's control of HPLP, our consolidated financial statements include HPGP's accounts and the accounts of HPLP and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

        Prior to the contribution of the assets of CGI and Hiland Partners, LLC to HPLP on February 15, 2005, HPLP was substantially inactive with minimal capitalization. Amounts presented in these consolidated financial statements and accompanying notes as of, and prior to, December 31, 2004 relate to Continental Gas, Inc., the predecessor.

Use of Estimates

        The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        For financial reporting, we consider all highly liquid investments with maturity of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable

        The majority of the accounts receivable are due from companies in the oil and gas industry as well as the utility industry. Credit is extended based on evaluation of our customer's financial condition. In certain circumstances, collateral, such as letters of credit or guarantees, is required. Accounts receivable are due within 30 days and are stated at amounts due from customers. We have established various procedures to manage our credit exposure, including initial credit approvals, credit limits and rights of offset. Credit losses are charged to income when accounts are deemed uncollectible, determined on a case-by-case basis when we believe the required payment of specific amounts owed is unlikely to occur. These losses historically have been minimal. Therefore, an allowance for uncollectible accounts is not required.

Inventories

        Inventories at December 31, 2004 consist primarily of compressors and associated equipment to be used in midstream operations. Inventories are stated at the lower of cost or estimated net realizable value.

Concentration and Credit Risk

        Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and receivables. We place our cash and cash equivalents with high-quality institutions and in money market funds. We derive our revenue from customers primarily in the natural gas and utility industries. These industry concentrations have the potential to impact our overall exposure to credit risk, either positively or negatively, in that our customers could be affected by similar changes in economic, industry or other conditions. However, we believe that the credit risk posed by this industry concentration is offset by the creditworthiness of our customer base. Our portfolio of accounts receivable is comprised primarily of mid-size to large domestic corporate entities.

Fair Value of Financial Instruments

        Our financial instruments, which require fair value disclosure, consist primarily of cash and cash equivalents, accounts receivable, financial derivatives, accounts payable and bank debt. The carrying value of cash and cash equivalents, accounts receivable and accounts payable are considered to be representative of their respective fair values, due to the short maturity of those instruments. Derivative instruments are reported in the accompanying consolidated financial statements at fair value in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Fair value of our derivative instruments is determined based on management estimates through utilization of market data, including forecasted forward natural gas and natural gas liquids prices as a function of forward NYMEX natural gas and light crude prices. The fair value of long-term debt approximates its carrying value due to the variable interest rate feature of such debt.

Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", we evaluate our long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate, in our management's judgment, that the carrying value of such assets may not be recoverable. The determination of whether impairment has occurred is based on our management's estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value for the assets and recording a provision for loss if the carrying value is greater than fair value. For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value less the cost to sell determine if impairment is required. Until the assets are disposed of, an estimate of the fair value is re-determined when related events or circumstances change.

        When determining whether impairment of one of our long-lived assets has occurred, we must estimate the undiscounted cash flows attributable to the asset or asset group. Our estimate of cash flows is based on assumptions regarding the volume of reserves providing asset cash flow and future NGL product and natural gas prices. The amount of reserves and drilling activity are dependent in part on natural gas prices. Projections of reserves and future commodity prices are inherently subjective and contingent upon a number of variable factors, including, but not limited to:

  •
  changes in general economic conditions in regions in which HPLP's products are located;

  •
  the availability and prices of NGL products and competing commodities;

  •
  the availability and prices of raw natural gas supply;

  •
  our ability to negotiate favorable marketing agreements;

  •
  the risks that third party oil and gas exploration and production activities will not occur or be successful;

  •
  our dependence on certain significant customers and producers of natural gas; and

  •
  competition from other midstream service providers and processors, including major energy companies.

        Any significant variance in any of the above assumptions or factors could materially affect our cash flows, which could require us to record an impairment of an asset.

        In December 2003, as a result of volume declines at gathering facilities located in Texas, Mississippi and Wyoming, CGI recognized an impairment charge of $1.5 million. No impairment charges were recognized during each of the years ended December 31, 2004 and 2005 or for the six months ended June 30, 2006.

Revenue Recognition

        Revenues for sales of natural gas and NGLs are recognized at the time all gathering and processing activities are completed, the product is delivered and title is transferred. Revenues from oil and gas production (discontinued operations) were recorded in the month in which the production occurred and title was transferred to the purchaser. Revenues related to our compression segment are recognized as monthly services are rendered under a four-year fixed-fee contract that we entered into concurrently with our subsidiary's initial public offering.

Commodity Risk Management

        We engage in price risk management activities in order to minimize the risk from market fluctuation in the price of natural gas. To qualify as a hedge, the price movements in the commodity derivatives must be highly correlated with the underlying hedged commodity. Gains and losses related to commodity derivatives which qualify as hedges are recognized in income when the underlying hedged physical transaction closes and are included in the consolidated statements of operations as revenues from midstream operations.

        Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. However, if a derivative qualifies for hedge accounting, depending on the nature of the hedge, changes in fair value can be offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income until such time as the hedged item is recognized in earnings. To qualify for cash flow hedge accounting, the cash flows from the hedging instrument must be highly effective in offsetting changes in cash flows due to changes in the underlying item being hedged. In addition, all hedging relationships must be designated, documented, and reassessed periodically. SFAS No. 133 also provides that normal purchases and normal sales contracts are not subject to the statement. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold by the reporting entity over a reasonable period in the normal course of business. Our forward natural gas purchase and sales contracts are designated as normal purchases and sales. Substantially all of our forward contracts fall within a one-month to five-year term.

        Currently, our derivative financial instruments that qualify for hedge accounting are designated as cash flow hedges. The cash flow hedge instruments hedge the exposure of variability in expected future cash flows that is attributable to a particular risk. The effective portion of the gain or loss on these derivative instruments is recorded in accumulated other comprehensive income in partners' equity and reclassified into earnings in the same period in which the hedged transaction closes. The asset or liability related to the derivative instruments is recorded on the balance sheet as fair value of derivative assets or liabilities. Any ineffective portion of the gain or loss is recognized in earnings immediately.

Minority Interests

        The minority interest liability on our consolidated balance sheet as of December 31, 2005 and June 30, 2006, reflects the outside ownership interest of HPLP. Each quarter, we calculate minority interest income of HPLP by multiplying the minority interest owners' proportionate ownership of limited partner units in HPLP by the limited partners' allocation of HPLP's net income. HPLP's net income is allocated to HPGP, its general partner, and limited partners based on their proportionate share of their contractually-determined cash distributions for the period, with adjustments made for incentive distributions specifically allocated to HPGP. All amounts we have received from HPLP's issuance and sale of limited partner units have been recorded as increases to the minority interest liability.

Comprehensive Income (Loss)

        Comprehensive income includes net income and other comprehensive income, which includes, but is not limited to, changes in the fair value of derivative financial instruments. Pursuant to SFAS No. 133, we record changes in the fair value of our derivative financial instruments that qualify as cash flow hedges as other comprehensive income to the extent of HPGP's interest in HPLP.

Property and Equipment

        Our property and equipment are carried at cost. Depreciation and amortization of all equipment is determined under the straight-line method using various rates based on useful lives, 10 to 22 years for pipeline and processing plants, and 3 to 10 years for corporate and other assets. The cost of assets and related accumulated depreciation is removed from the accounts when such assets are disposed of, and any related gains or losses are reflected in current earnings. Maintenance, repairs and minor replacements are expensed as incurred. Costs of replacements constituting improvement are capitalized.

Intangible Assets

        Our intangible assets consist of the acquired value of customer relationships, existing contracts to sell natural gas and other NGLs and compression contracts, which do not have significant residual value. The contracts are being amortized over their estimated lives of ten years. We review intangible assets for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. If such a review should indicate that the carrying amount of intangible assets is not recoverable, we reduce the carrying amount of such assets to fair value based on the discounted probable cash flows of the intangible assets. No impairment of intangible assets has been recorded as of March 31, 2006. Intangible assets consisted of the following as of December 31, 2005 and June 30, 2006:

	As of December 31, 2005	As of June 30, 2006
Gas sales contracts	$25,585	$32,564
Compression contracts	18,515	18,515
Customer relationships	—	10,493

	44,100	61,572
Less accumulated amortization	2,921	5,398

Intangible assets, net	$41,179	$56,174

        On May 10, 2006, as a result of HPGP's purchase of 761,714 common units and 15,545 general partner units of HPLP for $35.0 million, we recorded an additional $6,979 in contracts to sell natural gas at our Bakken gathering system for the amount that the purchase price exceeded our proportionate interest in the underlying equity of HPLP.

        There were no intangible assets prior to February 15, 2005. Estimated aggregate amortization expense for each of the five succeeding fiscal years is $6,157 from 2006 through 2010 and a total of $25,389 for all years thereafter.

Environmental Costs

        Environmental costs are expensed if they relate to an existing condition caused by past operations and do not contribute to current or future revenue generation. Liabilities are recorded when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Recoveries of environmental costs through insurance, indemnification arrangements or other sources are included in other assets to the extent such recoveries are considered probable.

Income Taxes

        Neither HPGP, as a limited liability company, nor HPLP, HPGP's limited partnership subsidiary and its wholly-owned subsidiaries, or HPGP's predecessor CGI, a Subchapter S Corporation, are taxable entities for federal and state income tax purposes. Accordingly, there is no provision for income taxes included in the consolidated financial statements. Taxable income, gain, loss and deductions are allocated to the owners who are responsible for payment of any income taxes thereon.

        Net income for financial statement purposes may differ significantly from taxable income reportable to HPGP's members as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under HPLP's partnership agreement. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each member's tax attributes in HPGP is not available to us.

Transportation and Exchange Imbalances

        In the course of transporting natural gas and NGLs for others, we may receive for redelivery different quantities of natural gas or NGLs than the quantities actually redelivered. These transactions result in transportation and exchange imbalance receivables or payables that are recovered or repaid through the receipt or delivery of natural gas or NGLs in future periods, if not subject to cash-out provisions. Imbalance receivables are included in accounts receivable and imbalance payables are included in accounts payable on the balance sheets and marked-to-market using current market prices in effect for the reporting period of the outstanding imbalances. Changes in market value and the settlement of any such imbalance at a price greater than or less than the recorded imbalance results in either an upward or downward adjustment, as appropriate, to the cost of natural gas sold. As of December 31, 2005 and June 30, 2006, we had no significant imbalance receivables or payables.

Share-Based Compensation

        HPLP adopted the HPLP Long-Term Incentive Plan for its employees and directors and employees of its affiliates. The long-term incentive plan currently permits an aggregate of 680,000 common units of HPLP to be issued with respect to unit options, restricted units, and phantom units granted under the plan. No more than 225,000 of the 680,000 common units of HPLP may be issued with respect to vested restricted or phantom units. The plan is administered by the compensation committee of HPGP's board of directors. The plan will continue in effect until the earliest of (i) the date determined by the board of directors; (ii) the date that common units are no longer available for payment of awards under the plan; or (iii) the tenth anniversary of the plan.

        HPGP's board of directors or compensation committee may, in their discretion, terminate, suspend or discontinue the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. HPGP's board of directors or its compensation committee also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted, subject to subsidiary unitholder approval if required by the exchange upon which the common units of our subsidiary are listed at that time. No change in any outstanding grant may be made, however, that would materially impair the rights of the participant without the consent of the participant.

        In December 2004, FASB issued SFAS No. 123R, "Share-Based Payment," which requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements and that cost be measured based on the fair value of the equity or liability instruments issued. We adopted SFAS 123R as of January 1, 2006 and applied SFAS 123R using the permitted modified prospective method beginning as of the same date. We expect no change to our cash flow presentation from the adoption of SFAS 123R since no tax benefits are recognized by HPGP (and HPLP) as a pass through entity. Our compensation expense for these awards is recognized on the graded vesting attribution method. Units to be issued under HPLP's unit incentive plan may be from newly issued units of HPLP. Prior to our adoption of SFAS 123R on January 1, 2006, we applied Accounting Principles Board Opinion No. 25 and related interpretations in accounting for our unit-based compensation awards. Accordingly, no compensation expense was recognized in 2005 for HPLP's unit options granted during 2005. The following pro forma data was calculated as if compensation cost for our unit-based compensation awards during the six months ended June 30, 2005 and the year ended December 31, 2005 were determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123.

	Six Months Ended June 30, 2005	Year Ended December 31, 2005
Net income as reported	$522	$885
Unit based compensation adjustment	(6)	(17)

Pro forma net income	$516	$868

        The fair value of each option granted was estimated on the date of grant using the American Binomial option pricing model that used the assumptions noted below. Expected and weighted-average volatility is based on our peer group volatility averages as determined on the option grant dates. Expected lives of 6.0 years are calculated by the simplified method as permitted under Staff Accounting Bulletin 107 and represents the period of time that unit options granted are expected to be outstanding. The risk-free interest rate for periods within the contractual life of the option is based on the ten-year U.S. Treasury yield in effect at the time of grant. The exercise price of the options granted equaled the market price of the units on the grant date.

	Year Ended December 31, 2005	Six Months Ended June 30, 2005	Six Months Ended June 30, 2006
Expected volatility	20.2%-31.0%	31%	16.1%-20.2%
Weighted-average volatility	29.4%	31%	18.0%
Expected dividend yield	5.2%	5.4%	6.4%

        As of December 31, 2005, we had 167,500 options outstanding with respect to HPLP's common units. The weighted-average fair value at grant date of the options granted during the year ended December 31, 2005 was $5.30 per unit. During the year ended December 31, 2005 no options were exercised, forfeited or expired. The exercise price of the options granted equaled the market price of the units on the grant date. As of December 31, 2005, no options were exercisable. The following table summarizes information about outstanding options with respect to HPLP's common units as of December 31, 2005:

Options	Units	Weighted Average Exercise Price ($)	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value ($)
Granted	167,500	$24.70

Outstanding at December 31, 2005	167,500	$24.70	9.2	$2,028

        The following table summarizes information about outstanding options for the six months ended June 30, 2006:

Options	Units	Weighted Average Exercise Price ($)	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value ($)
Outstanding at January 1, 2006	167,500	$24.70
Granted	28,000	$39.62
Exercised	(43,200)	$22.50		$736

Forfeited or expired	(13,333)	$22.50

Outstanding at June 30, 2006	138,967	$28.63	8.9	$2,261

Exercisable at June 30, 2006	4,467	$22.50	8.6	$100

        The grant-date fair value of the 47,667 options vested during the six months ended June 30, 2006 was $5.11. The weighted-average grant-date fair value of options granted during the six months ended June 30, 2006 was $4.37. As of June 30, 2006, there was $404 of total unrecognized compensation cost related to unvested unit based compensation arrangements granted under our Plan. That cost is expected to be recognized over a weighted-average period of 1.3 years.

        On April 14, 2006, 13,333 of the unit options issued on February 14, 2005, were forfeited. We assumed no forfeitures in our calculations of compensation expense, as we believe this forfeiture is an isolated incident and is not indicative of the future. Compensation expense for the six months ended June 30, 2006 has been reduced by $6 as a result of the forfeiture.

        During the year ended December 31, 2005, HPLP issued 8,000 restricted common units to HPGP's non-employee board members. A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the grantee receives a HPLP common unit that is not subject to forfeiture. The restricted units vest over a four year period from the date of issuance. The weighted average fair value at grant date was $39.69 per unit. Periodic distributions on the restricted units are held in trust by HPGP until the units vest. None of the restricted units had vested as of June 30, 2006.

        As a result of adopting SFAS 123R, for the six months ended June 30, 2006 HPLP recognized additional compensation cost for unit-based payments of $179 and unit award compensation expense of $55 for the total unit based compensation expense of $234. Basic and diluted earnings per unit were reduced by $0.01 each to $0.36 as a result of the additional $179 compensation recognized under SFAS 123R.

        On February 15, 2005 HPGP issued member based compensation awards with a fair value of $118 to two of its members as compensation for services to be rendered exclusively for HPGP's benefit. The Class B member interests awarded totaled 5.3% of our total Class B membership interests and vest over a three-year period from the date of issuance. The Class B member interests represent the economic ownership in HPGP as opposed to the Class A member interests, which represent the voting rights of HPGP. Member based compensation expense related to the Class B member interests was $72 for the year ended December 31, 2005 and was $31 and $16 for the six months ended June 30, 2005 and 2006, respectively.

Accounting for Asset Retirement Obligations

        On January 1, 2003, we adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost is allocated to expense using a systematic and rational method and the liability is accreted to measure the change in liability due to the passage of time. The primary impact of this standard relates to dismantling and site restoration of certain of our plants and pipelines; and abandonment and plugging of oil and gas wells in which we participate (herein referenced as discontinued operations). Prior to SFAS 143, we had not recorded an obligation for these costs due to our assumption that the salvage value of the equipment would substantially offset the cost of dismantling the facilities and carrying out the necessary clean up and reclamation activities. The adoption of SFAS 143 on January 1, 2003, resulted in a net increase to property and equipment and asset retirement obligations of approximately $2.3 million and $0.6 million, respectively, as a result of us separately accounting for salvage values and recording the estimated fair value of its dismantling, reclamation and plugging obligations on the balance sheet. The impact of adopting SFAS 143 was accounted for through a cumulative effect adjustment that amounted to $1.7 million increase to net income recorded on January 1, 2003. The following table summarizes our activity related to asset retirement obligations:

Asset Retirement Obligation, January 1, 2004	$646
Plus: Accretion expense	23
Less: Transfer of discontinued operations	(50)

Asset Retirement Obligation, December 31, 2004	619
Plus: Acquired from Hiland Partners, LLC on February 15, 2005	398
Accretion expense	27
Less: Revisions	(20)

Asset Retirement Obligation, December 31, 2005	1,024
Plus: Acquired in Kinta Area asset acquisition on May 1, 2006	1,106
Accretion expense	26

Asset Retirement Obligation, June 30, 2006	$2,156

        The effect of the change in accounting principle for 2003 was an increase to net income of $1,699, including $25 accretion of the asset retirement obligation. The following table presents the pro forma effect on net income for the year December 31, 2003 as if SFAS 143 had been adopted prior to January 1, 2003.

Net income, as reported	$972
Discontinued operations, net	(246)
Cumulative effect of change in accounting principle	(1,554)

Loss from continuing operations, pro forma	(828)
Discontinued operations, net	246
Cumulative effect of change in accounting principle, discontinued operations	(170)

Net loss, pro forma	$(752)

Allocation of Income (Loss)

        HPGP's membership agreement specifies that items of income and loss shall generally be allocated among the Class B members in accordance with their percentage interests. Class A membership is a voting interest only and does not participate in items of income or loss.

Recent Accounting Pronouncements

SFAS No. 123, "Share-Based Payment"

        In December 2004, FASB issued SFAS No. 123R, "Share-Based Payment," which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements and that cost will be measured based on the fair value of the equity or liability instruments issued. This standard requires entities to measure the cost of employee services received in exchange for stock or unit options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. We have applied SFAS 123R as of our first interim period beginning on January 1, 2006 and have used the permitted modified prospective method beginning as of the same date.

        In June 2005, the FASB issued EITF issue No. 04-5. In EITF 04-5, the Task Force reached a consensus that the general partner in a limited partnership is presumed to control that limited partnership regardless of the extent of the general partner's ownership in the limited partnership. The assessment of whether the rights of the limited partners should overcome the presumption of control by the general partner depends on whether the limited partners have either (a) the substantive ability to dissolve the limited partnership or otherwise remove the general partner without cause or (b) substantive participating rights. We adopted this EITF in June 2005.

Note 2: HPLP Equity Transactions and Contribution of Assets

        In connection with HPLP's formation and its initial public offering on February 15, 2005, all of HPLP's initial assets were contributed by the former owners of CGI and Hiland Partners, LLC in exchange for an aggregate of 720,000 common units and 4,080,000 subordinated units, HPGP's 2% general partner interest in HPLP and all of the incentive distribution rights, which entitle HPGP to increasing percentages of the cash that is distributed in excess of $0.495 per HPLP unit per quarter.

        The assets and liabilities of CGI, excluding certain working capital assets, were contributed to HPLP in exchange for 271,082 HPLP common units, after redemption of 195,991 common units, and 2,646,749 of its subordinated units. Existing bank debt of CGI was repaid from a portion of the proceeds of HPLP's initial public offering. The assets of CGI transferred to HPLP were recorded at historical cost, as it was considered to be a reorganization of entities under common control, and CGI was considered HPLP's accounting predecessor.

        The assets and liabilities of Hiland Partners, LLC excluding certain working capital assets and the Bakken gathering system, were contributed to HPLP in exchange for 148,918 HPLP common units, after redemption of 104,009 common units, and 1,432,251 subordinated units. The acquisition of the assets of Hiland Partners, LLC was accounted for as a purchase, and as a result, these assets were recorded at their fair value at the time of purchase.

Note 2: HPLP Equity Transactions and Contribution of Assets (Continued)

        The following table presents the assets and liabilities of our predecessor immediately prior to contributing assets to HPLP, the predecessor's working capital not contributed to HPLP, which is presented as a distribution to the shareholders of our predecessor on the Consolidated Statement of Changes in Owners' Equity and Other Comprehensive Income, and the assets and liabilities contributed to HPLP, which are presented as an allocation of predecessor net assets between members' equity of HPGP and the minority interest in HPLP in the same financial statement.

Continental Gas, Inc. (Predecessor)

Assets Contributed to Hiland Partners, LP

As of February 15, 2005

(in thousands)

	Continental Gas, Inc. (Predecessor) February 14, 2005	Working Capital Distributed to Shareholders	Contributed to Hiland Partners, LP February 15, 2005
ASSETS
Current assets:
Cash and cash equivalents	$869	$869	$—
Accounts Receivable	10,521	9,101	1,420
Inventories	153	—	153
Other current assets	291	2	289

Total current assets	11,834	9,972	1,862
Property and equipment, at cost, net	36,805	—	36,805
Other assets, net	3,388	—	3,388

Total assets	52,027	9,972	42,055

LIABILITIES
Current liabilities:
Accounts payable	11,703	—	11,703
Accrued liabilities	700	—	700
Current maturities of long term debt	2,429	—	2,429

Total current liabilities	14,832	—	14,832
Long term debt, net of current maturities	11,570	—	11,570
Asset retirement obligation	622	—	622

Total liabilities	27,024	—	27,024

NET ASSETS	$25,003	$9,972	$15,031

        In consideration for the contribution, the former owners of CGI received 467,073 of HPLP's common units and 2,646,749 of the subordinated units. Immediately following the closing of HPLP's initial public offering, 195,991 of the common units were redeemed for approximately $4.1 million.

Note 2: HPLP Equity Transactions and Contribution of Assets (Continued)

        The following table presents the assets and liabilities of Hiland Partners, LLC as of February 14, 2005, the assets excluded from the acquisition by HPLP, and the fair value of the assets acquired.

Hiland Partners, LLC

Assets Contributed to Hiland Partners, LP

As of February 15, 2005

(in thousands)

	Hiland Partners, LLC February 14, 2005	Net Assets Not Contributed	Contributed to Hiland Partners, LP February 15, 2005	Fair Value
ASSETS
Current assets:
Cash and cash equivalents	$964	$964	$—	$—
Accounts Receivable	2,619	2,503	116	116
Other current assets	56	10	46	46

Total current assets	3,639	3,477	162	162
Property and equipment, at cost, net	50,063	29,858	20,205	31,600
Intangible Assets	—	—	—	26,800
Other assets, net	194	89	105	105

Total assets	53,896	33,424	20,472	58,667

LIABILITIES
Current liabilities:
Accounts payable	5,048	4,372	676	676
Accrued liabilities	95	30	65	65
Current maturities of long term debt	11,100	2,221	8,879	8,879

Total current liabilities	16,243	6,623	9,620	9,620
Long term debt, net of current maturities	24,253	24,253	—	—
Asset retirement obligation	398	—	398	398

Total liabilities	40,894	30,876	10,018	10,018

NET ASSETS	$13,002	$2,548	$10,454	$48,649

        In consideration for the transfer:

        a.     The former non-managing members of Hiland Partners, LLC received 247,868 of HPLP's common units and 1,404,586 of HPLP's subordinated units. Immediately following the closing of HPLP's initial public offering, 104,009 of the common units were redeemed for approximately $2.2 million.

        b.     The former managing member of Hiland Partners, LLC received 5,059 of HPLP's common units and 28,665 of HPLP's subordinated units, none of which were redeemed.

        As a part of the transactions HPGP received an aggregate of 138,776 general partner units of HPLP, representing substantially all of its 2% general partner equity ownership in HPLP.

        The proceeds of HPLP's initial public offering were used to: redeem an aggregate of 300,000 common units from former owners of CGI and Hiland Partners, LLC for $6.3 million; repay $14.0 million in debt owed by CGI and $8.9 million in debt contributed from Hiland Partners, LLC; pay the remaining $2.2 million of expenses associated with the offering and formation transactions; pay $0.6 million of debt issuance costs related to HPLP's credit facility; distribute $3.9 million to the former owners of Hiland Partners, LLC in reimbursement of certain capitalized expenditures related to the assets of Hiland Partners, LLC that were contributed to HPLP; and replenish approximately $12.2 million of working capital.

Note 3: Acquisitions

        On May 1, 2006, HPLP acquired certain gas gathering assets from Enogex Gas Gathering, L.L.C. for $96.4 million cash, including certain closing costs, financed with borrowings under our credit facility and an additional note payable to a bank. We refer to these assets as the Kinta Area gathering assets. A determination was made by our management of the fair value of these assets and liabilities primarily using current replacement cost for the acquired gas gathering assets and related equipment less estimated accumulated depreciation on such replacement costs and estimated discounted cash flows arising from future renegotiated customer contracts. The acquired assets, which are located in the eastern Oklahoma Arkoma Basin, have approximately 672 wellhead receipt points and include five separate low pressure natural gas gathering systems consisting of 569 miles of natural gas gathering pipelines and 23 compressor units capable of nearly 40,000 horsepower of compression. The natural gas gathering systems operate under contracts with producers that provide for services under fixed-fee arrangements. HPLP will operate the Kinta Area gathering assets substantially differently than they were operated by the previous owner. Since there was no sufficient continuity of the Kinta Area gathering assets' operations prior to and after our acquisition, disclosure of prior financial information would not be material to an understanding of future operations. Therefore, the acquisition has been recorded as a purchase of assets and not a business, and no pro forma financial information is required to be presented.

        The following table presents the resulting allocation to the net assets acquired and liabilities assumed on May 1, 2006:

Pipelines, including right of ways	$56,175
Compressors	22,221
Other equipment and buildings	8,618
Customer relationships	10,492

97,506
Asset retirement obligation assumed	1,106

Net assets acquired	$96,400

        The Kinta Area gathering assets and operations are included in the consolidated financial statements from May 1, 2006 forward.

        On September 26, 2005, HPLP completed its acquisition of Hiland Partners, LLC for approximately $92.7 million in cash, $35.0 million of which was used to retire outstanding Hiland Partners, LLC indebtedness. The effective date of the acquisition was September 1, 2005. Hiland Partners, LLC's principal asset was the Bakken gathering system located in Richland County, Montana. At the time of the acquisition, the Bakken gathering system consisted of approximately 256 miles of gas gathering pipeline, a natural gas processing plant, two compressor stations and one fractionation facility. The Bakken processing plant and a portion of the gathering system became operational on November 8, 2004.

        To facilitate the closing of the acquisition, we amended HPLP's senior secured revolving credit facility to increase its borrowing capacity under the facility from $55.0 million to $125.0 million. HPLP used a portion of this increased capacity to fund the acquisition.

        To the extent of HPLP's non-controlling ownership, the acquisition was accounted for using the purchase method of accounting under SFAS No. 141, "Business Combinations." As of the date of the acquisition, Hiland Partners, LLC was an entity partially owned by HPGP's controlling member. Accordingly, 49% of the Bakken gathering system assets, for which estimated fair value was in excess of historical basis, have been recorded at historical cost and 51% of the Bakken gathering system assets have been recorded at fair value. A cash distribution of $27.8 million made to HPGP's controlling member reflects the difference in the purchase price paid to the controlling member and his cost basis in the net assets of Hiland Partners, LLC. The fair value of the assets acquired has also been reduced by imputed interest expense from September 1, 2005, the effective date of the acquisition, through the closing date, September 26, 2005. The following table presents the resulting allocation to the net assets acquired and liabilities assumed at the effective date of acquisition:

Cash and cash equivalents	$300
Accounts receivable	3,708
Other current assets	20
Property, plant and equipment	49,873
Customer contracts	17,589

Total assets acquired	71,490
Accounts payable	(6,217)
Accrued liabilities	(125)

Total liabilities assumed	(6,342)

Net assets of Hiland Partners, LLC	65,148
Imputed interest expense	(289)

Purchase price of net assets of Hiland Partners, LLC less distribution to the controlling member	$64,859

        The operations of the Bakken gathering system are included in our statement of operations and statement of cash flows from September 1, 2005 forward. The operations of the assets acquired from Hiland Partners, LLC are included in our statement of operations and statement of cash flows from February 15, 2005 forward. Had the acquisitions been made effective January 1, 2004, the operations of the assets would have been included in our consolidated financial statements for the years ended December 31, 2004 and 2005 and for the six months ended June 30, 2005 with the following pro forma impact on the consolidated statements of operations. The unaudited pro forma financial information is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions occurred at that time.

	Year Ended December 31,		Six Months Ended June 30, 2005
	2004	2005
Revenues as reported	$98,296	$166,601	$56,381
Revenues from acquisitions	14,335	18,649	12,013

Pro forma revenues	$112,631	$185,250	$68,394

Net income from continuing operations as reported	$4,877	$10,265	$3,513
Loss from acquired interest	(1,867)	(4,176)	(2,435)

Pro forma income before discontinued operations and minority interest in income of Hiland Partners	3,010	6,089	1,078
Minority interest in income of Hiland Partners	—	(5,288)	(573)

Pro forma income from continuing operations	3,010	801	505
Discontinued operations, net	35	—	—

Pro forma net income	$3,045	$801	$505

        On July 31, 2003, we acquired the Carmen Gathering System ("Carmen") located in western Oklahoma from Great Plains Pipeline Company for $15.0 million. After various adjustments and other reductions in the purchase and sale agreement, the net cost was $12.0 million. Funding for the acquisition was obtained under CGI's credit agreement with CRI. The allocation of the purchase price was based on fair values of the assets as follows:

Land	$120
Pipeline	11,833
Other equipment	72

Total	$12,025

        The operations of Carmen are included in the statement of operations and statement of cash flows from August 1, 2003 forward.

        The unaudited pro forma financial information set forth below for the year ended December 31, 2003 assumes the acquisition of Carmen by CGI occurred on January 1, 2003. The unaudited pro forma financial information is presented for information only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition be consummated at that time:

Revenues	$90,552

Loss from continuing operations	$1,963

Net loss	$163

Note 4: Property and Equipment

	As of December 31,
			As of June 30, 2006
	2004	2005
Land	$127	$225	$255
Construction in progress	—	3,676	29,321
Pipeline and plants	53,745	122,927	221,139
Compression and water injection equipment	—	19,264	19,824
Other	2,209	1,689	2,337

	56,081	147,781	272,876
Less: accumulated depreciation and amortization	19,006	27,066	34,307

	$37,075	$120,715	$238,569

        On May 10, 2006, as a result of HPGP's purchase of 761,714 common units and 15,545 general partner units of HPLP for $35.0 million, we recorded additional pipeline and processing plant cost of $4,488 on our Bakken gathering system for the amount that the purchase price exceeded our proportionate interest in the underlying equity of HPLP.

        Construction in progress at December 31, 2005 and June 30, 2006 includes $32 and $364 of capitalized interest, respectively. Construction interest capitalized was $32 for 2005 and $332 for the six months ended June 30, 2006.

        Depreciation charged to expense, including discontinued operations, totaled $3,448, $4,170, and $8,162 for the years ended December 31, 2003, 2004, and 2005, respectively, and $3,295 and $7,228 for the six months ended June 30, 2005 and 2006, respectively.

Note 5: Derivatives

        HPLP has entered into certain financial swap instruments that are classified as cash flow hedges in accordance with SFAS No. 133, as amended, and relate to forecasted sales in 2006, 2007 and 2008.

HPLP entered into these instruments to hedge forecasted natural gas and natural gas liquids (NGLs) sales or purchases against the variability in expected future cash flows attributable to changes in commodity prices. Under all but one of these contractual swap agreements with HPLP's counterparties, HPLP receives a fixed price and pays a floating price based on certain indices for the relevant contract period as the underlying natural gas or NGL is sold. In one agreement, HPLP pays a fixed price and receives a floating price based on certain indices for the relevant contract period as the underlying natural gas is purchased.

        HPLP formally documents all relationships between hedging instruments and the items being hedged, including its risk management objective and strategy for undertaking the hedging transactions. This includes matching the natural gas and NGL futures, the "sold fixed for floating price" or "buy fixed for floating price" contracts, to the forecasted transactions. HPLP assesses, both at the inception of the hedge and on an ongoing basis, whether the derivatives are highly effective in offsetting changes in the fair value of hedged items. A derivative is deemed to be highly effective when changes in its cash flows correlate within a range of 80% to 125% to offsetting cash flows of the hedged transaction. If it is determined that a derivative is not highly effective as a hedge or it has ceased to be a highly effective hedge, due to the loss of correlation between changes in natural gas or natural gas liquids reference prices under a hedging instrument and actual natural gas or natural gas liquids prices, HPLP will discontinue hedge accounting for the derivative and subsequent changes in fair value for the derivative will be recognized immediately into earnings. HPLP assesses effectiveness using regression analysis and ineffectiveness using the dollar offset method.

        Derivatives are recorded on our consolidated balance sheet as assets or liabilities at fair value. For derivatives qualifying as hedges, the effective portion of changes in fair value are recognized in owners' equity as accumulated other comprehensive income and reclassified to earnings when the underlying hedged physical transaction closes. For non-qualifying derivatives and for the ineffective portion of qualifying derivatives, changes in fair value are recognized in earnings as they occur. Actual amounts that will be reclassified will vary as a result of future changes in prices. Ineffective realized non-cash gains or losses are recorded in income while the hedge contract is open and may increase or decrease until settlement of the contract. Realized cash gains and losses on closed instruments are reflected in the contract month being hedged as an adjustment to our midstream revenue. HPLP had no derivative instruments prior to October 2005. At June 30, 2006, our consolidated accumulated other comprehensive income related to derivatives was $55. Of this amount, we anticipate that $71 will be reclassified as a gain in earnings during the next twelve months and $16 will be reclassified as a loss in earnings in subsequent periods.

        The fair value of derivative assets and liabilities for the periods indicated are as follows:

	As of December 31, 2005	As of June 30, 2006
Fair value of derivative assets—current	$868	$3,004
Fair value of derivative assets—long term	181	1,370
Fair value of derivative liabilities—current	—	(2,246)
Fair value of derivative liabilities—long term	—	(1,430)

Net fair value of derivatives	$1,049	$698

        During the six month period ended June 30, 2006 we recorded $34 in accumulated other comprehensive income. For the same period, we recorded an additional minority interest liability on the consolidated balance sheet of $481 as accumulated other comprehensive income. Included in midstream revenues from third parties for the six months ended June 30, 2006 is a realized non-cash gain of $164 resulting from the ineffectiveness of our hedges. If the net $758 fair values of the current derivative assets over the current derivative liabilities remain constant over the next twelve month period, we will recognize $78 as consolidated earnings as these contracts settle. On the net non-current derivative liability of $60, we will record a consolidated loss of $6 as these contracts settle in later periods. Actual amounts that will be reclassified will vary as a result of future changes in prices. Ineffective gains or losses are recorded in income while the hedge contract is open and may increase or decrease until settlement of the contract. Realized gains and losses on these instruments are reflected in the contract month being hedged as an adjustment to HPLP's midstream revenue. We calculated no significant ineffectiveness on our hedges during the year ended December 31, 2005 since the index in the swap contract is the same index in our sales contracts.

        The terms of HPLP's derivative contracts extend out as far as December 2008. The counterparty to all of HPLP's derivative contracts is BP Energy Company. Set forth below is the unaudited summarized notional amount and terms of all instruments held for price risk management purposes at June 30, 2006.

Description and Production Period	Volume	Average Fixed Price	Fair Value Asset (Liability)
Natural Gas—Sold Fixed for Floating Price Swaps
	(MMBtu)	(per MMBtu)

July 2006-June 2007	1,620,000	$8.49	$3,004
July 2007-December 2008	2,430,000	$8.01	1,370

			$4,374

Natural Gas—Buy Fixed for Floating Price Swaps
	(MMBtu)	(per MMBtu)

September 2006-June 2007	500,000	$8.87	$(721)
July 2007-March 2008	450,000	$8.87	(183)

			$(904)

Natural Gas Liquids—Sold Fixed for Floating Price Swaps
	(Bbl)	(per Bbl)

September 2006-June 2007	127,210	$1.13	$(1,525)
July 2007-March 2008	114,489	$1.13	(1,247)

			$(2,772)

        Set forth below is the summarized notional amount and terms of all instruments held for price risk management purposes at December 31, 2005.

Description and Production Period	Volume	Average Fixed Price	Fair Value Asset (Liability)
	(MMBtu)	(per MMBtu)

May 2006-December 2006	1,080,000	$8.94	$868
January 2007-October 2007	1,350,000	$8.03	181

			$1,049

Note 6: Long-Term Debt

	As of December 31,
			As of June 30, 2006(b)(c)(d)
	2004(a)	2005(b)
Notes payable—bank	$15,072	$33,784	$150,564
Less current portion	2,429	—	—

Long-term portion	$12,643	$33,784	$150,564

(a)
On October 22, 2003, our predecessor CGI closed a $35.0 million secured credit facility consisting of a senior secured term loan facility of up to $25.0 million, and a senior revolving credit facility of up to $10.0 million. Prior to closing this credit facility, CGI had borrowed funds from CRI under its credit facility. The initial advance under the term loan facility was $17.0 million, the majority of which was paid to CRI to reduce the outstanding balance on its credit facility. No funds were initially advanced under the revolving loan facility. This loan had an original maturity date of September 30, 2006, but was repaid from proceeds of HPLP's initial public offering in February 2005.

(b)
On February 15, 2005, concurrently with the closing of HPLP's initial public offering, HPLP entered into a three-year $55.0 million senior secured revolving credit facility. MidFirst Bank, a federally chartered savings association located in Oklahoma City, Oklahoma, is a lender and serves as administrative agent under this facility. The credit facility initially consisted of a $47.5 million senior secured revolving credit facility to be used for funding acquisitions and other capital expenditures, issuance of letters of credit and general corporate purposes (the "revolving acquisition facility") and a $7.5 million senior secured revolving credit facility to be used for working capital and to fund distributions (the "revolving working capital facility"). On September 26, 2005, concurrently with HPLP's acquisition of Hiland Partners, LLC, HPLP amended the senior secured revolving credit facility to increase borrowing capacity under the facility from $55.0 million to $125.0 million, consisting of a $117.5 million revolving acquisition facility and a $7.5 million revolving working capital facility. On September 26, 2005, HPLP incurred $93.7 million of indebtedness under the credit facility in connection with its acquisition of Hiland Partners, LLC. On November 21, 2005, HPLP completed a secondary public offering of common units. HPLP used $65.2 million of the $66.1 million net proceeds from the offering to repay a majority of the credit facility borrowings used to fund the Bakken acquisition.

(c)
On June 8, 2006, HPLP entered into a second amendment to its credit facility to, among other things, increase its borrowing base to $200 million and revise certain covenants. The facility currently consists of:

  •
  a $191.0 million senior secured revolving credit facility to be used for funding acquisitions and other capital expenditures, issuance of letters of credit and general corporate purposes (the "revolving acquisition facility"); and

  •
  a $9.0 million senior secured revolving credit facility to be used for working capital and to fund distributions (the "revolving working capital facility").

          In addition, HPLPs' credit facility provides for an accordion feature, which permits HPLP, if certain conditions are met, to increase the size of the revolving acquisition facility by up to $150 million and allows for the issuance of letters of credit of up to $15.0 million in the aggregate. The credit facility will mature in May 2011. At that time, the agreement will terminate and all outstanding amounts thereunder will be due and payable.

          Indebtedness under the credit facility will bear interest, at HPLPs' option, at either (i) an Alternate Base Rate plus an applicable margin ranging from 50 to 125 basis points per annum or (ii) LIBOR plus an applicable margin ranging from 150 to 225 basis points per annum based on HPLPs' ratio of consolidated funded debt to EBITDA. The Alternate Base Rate is a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the base CD rate in effect on such day plus 1.50% and (c) the Federal Funds effective rate in effect on such day plus 1/2 of 1%. A letter of credit fee will be payable for the aggregate amount of letters of credit issued under the credit facility at a percentage per annum equal to 1.0%. An unused commitment fee ranging from 25 to 50 basis points per annum based on HPLPs' ratio of consolidated funded debt to EBITDA will be payable on the unused portion of the credit facility. During any step-up period (as defined below), the applicable margin with respect to loans under the credit facility will be increased by 35 basis points per annum and the used commitment fee will be increased by 12.5 basis points per annum.

          The credit facility prohibits HPLP from making distributions to unitholders if any default or event of default, as defined in the credit facility, has occurred and is continuing or would result from the distribution. In addition, the credit facility contains various covenants that limit, among other things, subject to certain exceptions and negotiated "baskets," HPLPs' ability to:

    •
    incur indebtedness;

    •
    grant liens;

    •
    make certain loans, acquisitions and investments;

    •
    make any material changes to the nature of its business;

    •
    amend its material agreements, including the Omnibus Agreement; or

    •
    enter into a merger, consolidation or sale of assets.

          The credit facility also contains covenants requiring HPLP to maintain:

    •
    a maximum consolidated funded debt to EBITDA ratio of 4.0:1.0, provided that in the event HPLP makes certain permitted acquisitions or capital expenditures, the credit facility allows this ratio to increase to 4.75:1.0 for the following three fiscal quarters (a "step-up period"); and

    •
    a minimum interest coverage of 3.0:1.0.

          The credit facility defines EBITDA as HPLPs' consolidated net income, plus income tax expense, interest expense, depreciation and amortization expense, amortization of intangibles and organizational costs, non-cash unit based compensation expense, and adjustments for non-cash gains and losses on specified derivative transactions and for other extraordinary items.

          Upon the occurrence of an event of default under the credit facility, the lenders may, among other things, be able to accelerate the maturity of the credit facility and exercise other rights and remedies as set forth in the credit facility. Each of the following will be an event of default:

    •
    failure to pay any principal when due or any interest, fees or other amount within 3 business days of when due;

    •
    failure of any representation or warranty to be true and correct in all material respects;

    •
    failure to perform or otherwise comply with the covenants in the credit facility or other loan documents, in certain cases subject to certain grace periods;

    •
    default by HPLP or any of its subsidiaries on the payment of any other indebtedness in excess of $1.0 million, or any default in the performance of any obligation or condition with respect to such indebtedness beyond the applicable grace period if the effect of the default is to permit or cause the acceleration of the indebtedness;

    •
    bankruptcy or insolvency events involving us as general partner, HPLP or its subsidiaries;

    •
    material default by any party to any material agreement, which is not cured within the time period specified in the material agreement for cure, that is reasonably expected to have a material adverse effect;

    •
    the entry, and failure to pay or contest in good faith, of one or more adverse judgments in an aggregate amount of $500,000 or more in excess of third party insurance coverage;

    •
    a change of control (as defined in the credit facility); and

    •
    invalidity of any loan documentation.

          The credit facility limits distributions to our unitholders to Available Cash, as defined by the agreement, and borrowings to fund such distributions are only permitted under the revolving working capital facility. The revolving working capital facility is subject to an annual "clean-down" period of 15 consecutive days in which the amount outstanding under the revolving working capital facility is reduced to zero.

          As of June 30, 2006, HPLP had $115.6 million outstanding under the credit facility and was in compliance with its financial covenants.

(d)
To partially fund the acquisition of the Kinta Area gathering assets, HPGP borrowed $35.0 million under an unsecured credit agreement dated May 1, 2006. Interest on the loan, equal to the lenders' prime rate less 1.10% is payable quarterly, with the first payment due on December 31, 2006. The loan is guaranteed by all HPGP's members and matures upon the earlier of an initial public offering of Hiland Holdings GP, LP or October 31, 2007. HPGP's board of directors, as well as the conflicts committee of its board of directors, consisting of independent directors, approved the transaction.

Note 7: Commitments and Contingencies

        On November 8, 2005, HPLP entered into a new 15-year definitive gas purchase agreement with Continental Resources, Inc. under which HPLP gathers, treats and processes additional natural gas, which is produced as a by-product of Continental Resources' secondary oil recovery operations, in the areas specified by the contract. In return, HPLP receives 50% of the proceeds attributable to residue gas and natural gas liquids sales as well as a fixed fee of $0.20 per Mcf for gathering and treating the natural gas, plus an additional $0.60 per Mcf fee for the first 36 Bcf of natural gas gathered. HPGP's board of directors, as well as the conflicts committee of HPGP's board, approved the agreement.

        On May 11, 2006, HPLP executed a fixed price physical forward sales contract on approximately 100,000 MMBtu per month for the year 2008 with a fixed price of $8.43 per MMBtu. HPLP also has executed fixed price physical forward sales contracts on approximately 50,000 MMBtu per month through December 2007 with weighted average fixed prices per MMBtu of $4.47 and $4.49, respectively, for years 2006 through 2007. HPLP also has fixed price physical forward sales contracts to sell (1) approximately 50,000 MMBtu of natural gas per month from April 2006 through December 2006 with weighted average fixed prices per MMBtu of $9.52 and (2) approximately 50,000 MMBtu of natural gas per month from January 2007 through December 2007 with weighted average fixed prices per MMBtu of $9.13. Such contracts have been designated as normal sales under SFAS No. 133 and are therefore not marked to market as derivatives.

        We maintain a defined contribution retirement plan for our employees under which we make discretionary contributions to the plan based on a percentage of eligible employees' compensation. During 2003, 2004 and 2005 contributions to the plan were 5.0% of eligible employees' compensation. Expense for the years ended December 31, 2003, 2004 and 2005 was $54, $70, and $111, respectively.

        We jointly participate with other affiliated companies in a self-insurance pool (the "Pool") covering health and workers' compensation claims made by employees up to the first $150 and $500, respectively, per claim. Any amounts paid above these are reinsured through third party providers. Premiums charged to us are based on estimated costs per employee of the Pool. In December, 2005 we incurred an additional $104 representing our share of additional premiums due under the self-insurance plan. Property and general liability insurance is maintained through third-party providers with a $100 deductible on each policy.

        HPLP leases office space from a related entity. HPLP also leases certain facilities, vehicles and equipment from unrelated parties under operating leases, most of which contain annual renewal options. For the years ended 2003, 2004 and 2005, rent expense was $174, $198 and $224, respectively, under these leases. At December 31, 2005, including existing leases renewed after December 31, 2005, the minimum future rental commitments under operating leases having non-cancelable lease terms in excess of one year, including leases from related parties, total:

Amount
2006	$97
2007	109
2008	108
2009	75
2010	13
Thereafter	40

Total	$442

        HPLP has entered into two separate one-year lease agreements for two compressors for its Bakken facilities, both of which will terminate by December 31, 2006. Payments under the leases will be $357 in the year 2006.

        The operation of pipelines, plants and other facilities for gathering, compressing, treating, or processing natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. Our management believes that compliance with federal, state or local environmental laws and regulations will not have a material adverse effect on our business, financial position or results of operations.

        Although there are no regulatory proceedings in which we are currently involved, periodically we may be a party to regulatory proceedings. The results of regulatory proceedings cannot be predicted with certainty; however, management believes that HPGP presently does not have material potential liability in connection with regulatory proceedings that would have a significant financial impact on its consolidated financial condition, results of operations or cash flows.

Note 8: Significant Customers and Suppliers

        All of HPLP's revenues are domestic revenues. The following table presents HPLP's top midstream customers as a percent of total revenue for the periods indicated:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2003	2004	2005	2005	2006
Customer 1	19%	29%	16%	33%	20%
Customer 2	—	—	—	—	16%
Customer 3	—	—	6%	1%	14%
Customer 4	—	—	—	2%	11%
Customer 5	28%	33%	13%	24%	8%
Customer 6	7%	10%	8%	5%	9%

        All of HPLP's purchases are from domestic sources. The following table presents HPLP's top midstream suppliers as a percent of total midstream purchases for the periods indicated:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2003	2004	2005	2005	2006
Supplier 1 (affiliated company)	37%	33%	34%	33%	34%
Supplier 2	—	33%	28%	32%	24%
Supplier 3	—	—	6%	—	14%
Supplier 4	18%	17%	13%	15%	8%

Note 9: Related Party Transactions

        HPGP provides compression services to an affiliated company which, by agreement, reimburses us at the cost of services. Reimbursable costs billed to this affiliate were $313 for the year ended December 31, 2005 and $255 for the six months ended June 30, 2006.

        HPLP purchases natural gas and NGLs from affiliated companies. Purchases of product totaled $26.2 million, $27.6 million, and $45.8 million for the years ended December 31, 2003, 2004 and 2005, respectively. Purchases of product totaled $15.2 million and $26.4 million for the six months ended June 30, 2005 and 2006, respectively. HPLP also sells natural gas and NGLs to affiliated companies. Sales of product totaled $2.4 million, $3.3 million, and $5.2 million for the years ended December 31, 2003, 2004 and 2005, respectively. Sales of product totaled $2.4 million and $2.3 million for the six months ended June 30, 2005 and 2006, respectively. Compression revenues, all of which are from affiliates, were $4.2 million for the year ended December 31, 2005 and $1.8 million and $2.4 million for the six months ended June 30, 2005 and 2006, respectively. There were no compression revenues in the years 2003 or 2004.

        Accounts receivable from affiliates of $758 and $1,508 at December 31, 2004 and 2005, respectively, includes $682 and $1,451 from one affiliate for midstream sales. Accounts receivable from affiliates of $895 at June 30, 2006 includes $886 from one affiliate for midstream sales.

        Accounts payable to affiliates of $5,819 at December 31, 2005 includes $5,684 due to one affiliate for midstream purchases. Accounts payable to affiliates of $2,998 at December 31, 2004 is all payable to one affiliate for midstream purchases. Accounts payable to affiliates of $3,623 at June 30, 2006 includes $3,577 due to one affiliate for midstream purchases.

        HPLP utilizes affiliated companies to provide services to its plants and pipelines and certain administrative costs. The total amount paid to these companies was $193, $183, and $336 during the years ended December 31, 2003, 2004 and 2005, respectively. The total amount paid to these companies was $59 and $111 during the six months ended June 30, 2005 and 2006, respectively.

        HPLP leases office space under operating leases directly or indirectly from an affiliate. Rents paid associated with these leases totaled $47, $51, and $75 for the years ended December 31, 2003, 2004 and

2005, respectively. Rents paid associated with these leases totaled $28 and $65 for the six months ended June 30, 2005 and 2006, respectively.

Note 10: Business Segments

        On February 15, 2005, certain assets and liabilities of Hiland Partners, LLC were contributed to HPLP in conjunction with HPLP's initial public offering. As a result of this transaction, we have distinct operating segments for which additional financial information must be reported. Prior to February 15, 2005, we did not have operating segments. Our operations are now classified into two reportable segments:

        (1)   Midstream, which is the gathering, compressing, dehydrating, treating and processing of natural gas and fractionating NGLs.

        (2)   Compression, which is providing air compression and water injection services for CRI's oil and gas secondary recovery operations that are ongoing in North Dakota.

        These operating segments reflect the way we manage our operations. Our operations are conducted in the United States. General and administrative costs, which consist of executive management, accounting and finance, operations and engineering, marketing and business development, are allocated to the individual business segments based on revenues.

        Midstream assets totaled $159,191 at December 31, 2005. Assets attributable to compression operations totaled $34,894. Midstream assets attributable to the Bakken acquisition effective September 1, 2005 were $64,559. Other capital expenditures of $10,389 for the year ended

December 31, 2005 were all related to the midstream segment. The tables below present information about operating income for the reportable segments for the year ended December 31, 2005.

	For the Year Ended December 31, 2005
	Midstream	Compression	Total
Revenues	$162,384	$4,217	$166,601
Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	133,089	—	133,089

Total segment margin	$29,295	$4,217	$33,512

Revenues	$162,384	$4,217	$166,601
Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	133,089	—	133,089
Operations and maintenance	6,800	559	7,359
Depreciation and amortization	7,921	3,191	11,112
General and administrative expenses including unit-based compensation	2,479	63	2,542

Total operating costs and expenses	150,289	3,813	154,102

Income from operations	$12,095	$404	12,499

Other income (expense):
Interest and other income			192
Amortization of deferred loan costs			(484)
Interest expense			(1,942)
Minority interest in income of Hiland Partners			(9,380)

Total other income (expense)			(11,614)

Net income			$885

        Midstream assets totaled $283,341 at June 30, 2006. Assets attributable to compression operations totaled $32,796. All but $72 of the total capital expenditures of $33,659 for the six months ended

June 30, 2006 was attributable to midstream operations. The tables below present information about operating income for the reportable segments for the six months ended June 30, 2005 and 2006.

	For the Six Months Ended June 30, 2005			For the Six Months Ended June 30, 2006
	Midstream	Compression	Total	Midstream	Compression	Total
Revenues	$54,574	$1,807	$56,381	$103,738	$2,410	$106,148
Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	44,235	—	44,235	78,356	—	78,356

Total segment margin	$10,339	$1,807	$12,146	$25,382	$2,410	$27,792

Revenues	$54,574	$1,807	$56,381	$103,738	$2,410	$106,148
Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	44,235	—	44,235	78,356	—	78,356
Operations and maintenance	2,968	218	3,186	6,142	429	6,571
Depreciation and amortization	2,673	1,339	4,012	7,849	1,786	9,794
General and administrative expenses	1,016	33	1,049	2,246	52	2,298

Total operating costs and expenses	50,892	1,590	52,482	94,593	2,267	97,019

Income from operations	$3,682	$217	3,899	$9,145	$143	9,129

Other income (expense):
Interest and other income			41			154
Amortization of deferred loan costs			(277)			(233)
Interest expense			(181)			(2,262)
Minority interest in income of Hiland Partners			(2,960)			(6,226)

Total other income (expense)			(3,377)			(8,567)

Net income			$522			$562

Note 11: Discontinued Operations

      During the first quarter of 2004, CGI determined it would no longer pursue its interests in direct production of oil and gas. Amounts for oil and gas income and expense are presented in these statements as discontinued operations. Effective May 31, 2004, CGI transferred all its interests in its oil and gas properties to CRI.

        A summary of oil and gas operations follows:

	For the Years Ended December 31,
	2003	2004
Revenues	$604	$266
Expenses	(351)	(165)
Depreciation and amortization	(170)	(66)
Loss on asset sales	(7)	—
Change in accounting principle	170	—

Net income	$246	$35

        The transfer, recorded at carrying value, included the following:

Amount
Leasehold costs	$67
Capitalized intangible costs	3,063
Lease and well equipment	1,689
Asset retirement cost	41
Accounts payable	(298)
Accumulated amortization	(1,623)
Accumulated depreciation	(748)
Asset retirement obligation	(50)

$2,141

        CGI followed the "successful efforts" method of accounting for its oil and gas properties. Under the successful efforts method, costs of acquiring undeveloped oil and gas leasehold acreage, including lease bonuses, brokers' fees and other related costs are capitalized. Provisions for impairment of undeveloped oil and gas leases are based on periodic evaluations. Annual lease rentals and exploration expenses, including geological and geophysical expenses and exploratory dry hole costs, are charged against income as incurred. Costs of drilling and equipping productive wells, including development dry holes and related production facilities, are capitalized. Depreciation and depletion of oil and gas production equipment and properties are determined under the unit-of-production method based on estimated proved recoverable oil and gas reserves.

Note 12: Owners' capital

HPGP Equity

        Under the terms of HPGP's limited liability company agreement, its membership interests are divided into two classes—Class A Units and Class B Units. Only holders of Class A Units are entitled to vote on matters submitted to the members for approval, including the election of directors. Class B Units are not entitled to vote on any matters other than any consolidation, merger, liquidation, dissolution or winding-up or any sale of all or substantially all of HPGP's assets. Distributions to HPGP's members are made only to holders of Class B Units in respect of their Class B Units on a pro rata basis. Holders of Class A Units are not entitled to receive any distributions.

        Prior to February 15, 2005 our predecessor, CGI, had one thousand shares of stock authorized and issued, with total par value of $1 and additional paid in capital of $10.

HPLP Equity

        The unitholders (limited partners) of HPLP have only limited voting rights on matters affecting its operations and activities and, therefore, limited ability to influence its management's decisions regarding its business. Unitholders did not select HPGP as general partner or elect its board of directors and effectively have no right to select a general partner or elect its board of directors in the future. Unitholders' voting rights are further restricted by HPLP's partnership agreement, which provides that any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of HPGP's board of directors, cannot be voted on any matter. In addition, HPLP's partnership agreement contains provisions limiting the ability of its unitholders to call meetings or to acquire information about its operations, as well as other provisions limiting a unitholder's ability to influence the manner or direction of HPLP's management.

        HPLP's Partnership Agreement requires that it distribute all of its cash on hand at the end of each quarter, less reserves established at HPGP's discretion. We refer to this as "available cash." The amount of available cash may be greater than or less than the minimum quarterly distributions described below. In general, HPLP will pay any cash distribution made each quarter in the following manner:

  •
  first, 98% to the common units, pro rata, and 2% to HPGP, until each common unit has received a minimum quarterly distribution of $0.45 plus any arrearages from prior quarters;

  •
  second, 98% to the subordinated units, pro rata, and 2% to HPGP, until each subordinated unit has received a minimum quarterly distribution of $0.45; and

  •
  third, 98% to all units, pro rata, and 2% to HPGP, until each unit has received a distribution of $0.495.

        If cash distributions per unit exceed $0.495 in any quarter, HPGP as general partner will receive increasing percentages, up to a maximum of 50% of the cash HPLP distributes in excess of that amount. We refer to these distributions as "incentive distributions."

        The following table illustrates the percentage allocations of distributions between the partners of HPLP, at the target distribution levels contained in HPLP's partnership agreement.

	Distribution to Owners of HPLP as a Percentage of Total Distributions
HPLP's Quarterly Distribution Per Unit	Common and Subordinated Units	General Partner Interests	Incentive Distribution Rights
up to $0.495	98%	2%	0%
above $0.495 up to $0.5625	85%	2%	13%
above $0.5625 up to $0.675	75%	2%	23%
above $0.675	50%	2%	48%

        The distributions on the subordinated units may be reduced or eliminated if necessary to ensure the common units receive their minimum quarterly distribution. Subordinated units will not accrue arrearages. The subordination period will end once HPLP meets certain financial tests, but not before March 31, 2010. These financial tests require HPLP to have earned and paid the minimum quarterly distribution on all of its outstanding units for three consecutive four-quarter periods. When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.

        For purposes of maintaining partnership capital accounts, the partnership agreement of HPLP specifies that items of income and loss shall generally be allocated among the partners in accordance with their percentage interests.

Note 13: Distributions

        Distributions paid by HPLP, including amounts paid to HPGP and affiliate owners were as follows (in thousands, except per unit amounts):

				General Partner
Date Cash Distribution Paid	Per Unit Cash Distribution Amount	Common Units	Subordinated Units			Total Cash Distribution
				Regular	Incentive
05/13/05	$0.2250	$612	$918	$31	$—	$1,561
08/12/05	0.4625	1,258	1,887	64	—	3,209
11/14/05	0.5125	1,398	2,091	72	18	3,579
02/14/06(a)	0.6250	2,724	2,550	112	249	5,635
05/15/06(a)	0.6500	2,858	2,652	119	315	5,944
08/14/06(a)	0.6750	3,485	2,754	136	414	6,789

	$3.150	$12,335	$12,852	$534	$996	$26,717

(a)
Unaudited

Report of Independent Registered Public Accounting Firm

Members
Hiland Partners, LLC

        We have audited the accompanying combined statements of net assets acquired from Hiland Partners, LLC by Hiland Partners, LP (the reporting entity) as of December 31, 2003 and 2004, and the related combined statements of operations and changes in net assets, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The reporting entity is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the reporting entity's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the net assets acquired from Hiland Partners, LLC as of December 31, 2003 and 2004, and the results of operations and cash flows of net assets acquired from Hiland Partners, LLC for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the combined financial statements effective January 1, 2003, Statement of Financial Accounting Standards No. 143 was adopted and changed the method of accounting for asset retirement obligations.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 15, 2005

COMBINED STATEMENTS OF NET ASSETS ACQUIRED FROM

HILAND PARTNERS, LLC

	December 31,
			June 30, 2005
	2003	2004
			(unaudited)
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$490	$770	$633
Accounts receivable:
Trade	659	1,863	2,513
Affiliates	335	579	20

	994	2,442	2,533
Other current assets	1	67	32

Total current assets	1,485	3,279	3,198
Property and equipment, at cost, net	21,973	48,295	35,080
Other assets, net	—	118	78

Total assets	23,458	51,692	38,356
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$602	$5,530	$3,482
Accounts payable—affiliates	2	415	591
Accrued liabilities	—	153	116
Current maturities of long-term debt	3,336	9,356	33,500

Total current liabilities	3,940	15,454	37,689
Commitments and contingencies
Long-term debt, net of current maturities	10,830	23,279	—
Asset retirement obligation	381	396	—

Total liabilities	15,151	39,129	37,689

NET ASSETS	$8,307	$12,563	$667

The accompanying notes are an integral part of these financial statements.

COMBINED STATEMENTS OF OPERATONS AND CHANGES IN

NET ASSETS ACQUIRED FROM

HILAND PARTNERS, LLC

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
				(unaudited)
	(in thousands)
Revenues:
Midstream operations
Third parties	$4,839	$6,372	$9,379	$3,412	$11,319
Affiliates	641	890	1,102	417	389
Compression services, affiliate	244	3,300	3,854	1,929	336

Total revenues	5,724	10,562	14,335	5,758	12,044

Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	842	1,689	2,795	639	5,402
Midstream purchases—affiliate (exclusive of items shown separately below)	597	1,137	1,805	681	2,885
Operations and maintenance	1,779	1,900	2,080	911	1,292
Depreciation, amortization and accretion	522	1,684	2,311	1,026	1,384
Loss on sale of assets	36	—	—	—	—
General and administrative expenses	156	101	97	37	36

Total operating costs and expenses	3,932	6,511	9,088	3,294	10,999

Operating income (loss)	1,792	4,051	5,247	2,464	1,045

Other income (expense):
Interest and other income	27	11	1	1	3
Amortization of deferred loan costs	(73)	—	(106)	(2)	(49)
Interest expense (affiliate in 2002)	(232)	(574)	(661)	(271)	(880)

Other income (expense), net	(278)	(563)	(766)	(272)	(926)

Income before cumulative effect of change in accounting principle	1,514	3,488	4,481	2,192	119
Cumulative effect of change in accounting principle	—	(73)	—	—	—

Net income	$1,514	$3,415	$4,481	$2,192	$119

Beginning net assets	3,808	4,892	8,307	8,307	12,563
Distributions	(430)	—	(225)	(65)	(12,015)
Net Income	1,514	3,415	4,481	2,192	119

Ending net assets	$4,892	$8,307	$12,563	$10,434	$667

The accompanying notes are an integral part of these financial statements.

COMBINED STATEMENTS OF CASH FLOWS OF NET ASSETS ACQUIRED FROM
HILAND PARTNERS, LLC

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
				(unaudited)
	(in thousands)
Cash flows from operating activities:
Net income	$1,514	$3,415	$4,481	$2,192	$119
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	73	—	—	—
Depreciation and amortization	522	1,669	2,296	1,019	1,432
Amortization of deferred loan cost	73	—	106	2	—
Change in asset retirement obligation	—	15	15	7	1
Loss on sale of assets	36	—	—	—	—
(Increase) decrease in current assets:
Accounts receivable	1,223	(99)	(1,204)	(19)	(766)
Accounts receivable—affiliates	(406)	71	(244)	7	559
Other current assets	(1)	—	(66)	—	(10)
Increase (decrease) in current liabilities:
Accounts payable	45	220	1,091	(274)	(1,430)
Accounts payable—affiliates	(16)	1	413	23	176
Accrued liabilities	(10)	(3)	153	23	72

Net cash provided by operating activities	2,980	5,362	7,041	2,980	153

Cash flows from investing activities:
Additions to property and equipment	(12,528)	(5,114)	(24,781)	(280)	(8,371)
Additions to construction in progress	—	—	—	(2,010)	—
Proceeds from disposals of property and equipment	426	—	—	—	—

Net cash used in investing activities	(12,102)	(5,114)	(24,781)	(2,290)	(8,371)

Cash flows from financing activities:
Repayments to affiliate	(3,495)	—	—	—	—
Increase in deferred loan costs	(73)	—	(160)	(50)	—
Borrowings from third parties	14,500	4,404	50,384	—	10,221
Repayments of borrowings	(900)	(4,738)	(31,915)	(316)	(477)
Increase in deferred offering costs	—	—	(64)	—	(114)
Distributions to owners	(430)	—	(225)	(65)	(1,549)

Net cash provided by (used in) financing activities	9,602	(334)	18,020	(431)	8,081

Cash and cash equivalents:
Increase (decrease) for the period	480	(86)	280	259	(137)
Beginning of period	96	576	490	490	770

End of period	$576	$490	$770	$749	$633

Supplementary information
Cash paid for interest, net of amounts capitalized	$232	$574	$616	$270	$830
Effective January 1, 2003 the company recorded the cumulative effect of SFAS N0 143 for asst retirement obligation as follows:
Increase in property and equipment		293
Increase in assets retirement obligation		(366)

Cumulative effect of accounting change		$(73)

The accompanying notes are an integral part of these financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

OF NET ASSETS ACQUIRED FROM HILAND PARTNERS, LLC

(Information as of June 30, 2005 and for the Six Months Ended June 30, 2004 and 2005 is Unaudited)

(in thousands, unless otherwise noted)

Note 1:    Description of Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

        Hiland Partners, LLC ("Hiland") was formed in September 2000 as an Oklahoma limited liability company. Hiland operates in two businesses: midstream, which is engaged in the gathering, compressing, dehydrating, treating, processing and marketing of natural gas and fractionating natural gas liquids, or NGLs; and compression, which is engaged in providing air compression and water injection services for oil and gas secondary recovery operations that are ongoing in North Dakota.

        Hiland connects the wells of natural gas producers in its market area to its gathering system, treats natural gas to remove impurities, processes natural gas for the removal of NGLs and sells the resulting products to a variety of intermediate purchasers. Hiland owns and operates one processing plant with associated compressor stations, fractionation facilities and approximately 150 miles of gathering pipeline in Wyoming and commenced operations of another processing plant and gathering system in Montana in November 2004.

        Hiland leases several large compressors to an affiliated entity, Continental Resources, Inc. ("CRI"). Certain Hiland owners also own approximately 9% of CRI common stock. These compressors supply compressed air and water for use in a secondary oil recovery project in North Dakota for which CRI is the operator.

        The accompanying combined financial statements present the net assets and operations of the Worland gathering system, compression facilities and water injection plant acquired by Hiland Partners, LP on February 15, 2005, and the net assets and operations of the Bakken gathering system acquired by Hiland Partners, LP on September 26, 2005, effective as of September 1, 2005.

        The unaudited interim financial statements reflect all adjustments, which are in the opinion of management, necessary for a fair presentation of the results for the interim periods of the net assets acquired. Such adjustments are considered to be of a normal recurring nature. Results of operating activities for the six months ended June 30, 2005 are not necessarily indicative of the results of operating activities that will be realized for the year ending December 31, 2005.

Principles of Combination

        The combined financial statements include the net assets acquired from Hiland Partners, LLC and its wholly owned subsidiary Hiland Energy Partners, LLC (collectively, "the Company"). All significant intercompany accounts have been eliminated.

Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with maturity of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable

        The majority of the accounts receivable are due from companies in the oil and gas industry as well as the utility industry. Credit is extended based on evaluation of the customer's financial condition. In certain circumstances, collateral, such as letters of credit or guarantees, is required. Accounts receivable are due within 30 days and are stated at amounts due from customers. The Company has established various procedures to manage its credit exposure, including initial credit approvals, credit limits and rights of offset. Credit losses are charged to income when accounts are deemed uncollectible, determined on a case-by-case basis when the Company believes the required payment of specific amounts owed is unlikely to occur. These losses historically have been minimal, therefore, an allowance for uncollectible accounts is not required.

Concentration and Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and receivables.

        The Company places its cash and cash equivalents with high-quality institutions and in money market funds. The Company derives its revenue from customers primarily in the natural gas and utility industries. These industry concentrations have the potential to impact the Company's overall exposure to credit risk, either positively or negatively, in that the Company's customers could be affected by similar changes in economic, industry or other conditions. However, the Company believes that the credit risk posed by this industry concentration is offset by the creditworthiness of the Company's customer base. The Company's portfolio of accounts receivable is comprised primarily of mid-size to large domestic corporate entities.

Fair Value of Financial Instruments

        The Company's financial instruments, which require fair value disclosure, consist primarily of cash and cash equivalents, accounts receivable, accounts payable and bank debt. The carrying value of cash and cash equivalents, accounts receivable and accounts payable are considered to be representative of their respective fair values, due to the short maturity of these instruments. The fair value of long-term debt approximates its carrying value due to the variable interest rate feature of such debt.

Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company evaluates its long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. The determination of whether impairment has occurred is based on management's estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value for the assets and recording a provision for loss if the carrying value is greater than fair value. For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value less the cost to sell to determine if impairment is required. Until the assets are disposed of, an estimate of the fair value is re-determined when related events or circumstances change.

        When determining whether impairment of a long-lived asset has occurred, the Company must estimate the undiscounted cash flows attributable to the asset or asset group. The estimate of cash flows is based on assumptions regarding the volume of reserves providing asset cash flow and future NGL product and natural gas prices. The amount of reserves and drilling activity are dependent in part on natural gas prices. Projections of reserves and future commodity prices are inherently subjective and contingent upon a number of variable factors, including, but not limited to:

  •
  changes in general economic conditions in regions in which the Company's products are located;

  •
  the availability and prices of NGL products and competing commodities;

  •
  the availability and prices of raw natural gas supply;

  •
  the Company's ability to negotiate favorable marketing agreements;

  •
  the risks that third party oil and gas exploration and production activities will not occur or be successful;

  •
  the Company's dependence on certain significant customers and producers of natural gas; and

  •
  competition from other midstream service providers and processors, including major energy companies.

        Any significant variance in any of the above assumptions or factors could materially affect the Company's cash flows, which could require the Company to record an impairment of an asset.

        Hiland does not believe any asset impairment has occurred and, accordingly, has not recognized any impairment charges in these financial statements.

Revenue Recognition

        Revenues for sales of natural gas and NGLs are recognized at the time all gathering and processing activities are completed, the product is delivered and title is transferred. Revenues from compressor leasing operations are recognized when earned ratably as due under the lease.

Property and Equipment

        The Company's property and equipment are carried at cost. Depreciation and amortization of all equipment is determined under the straight-line method using various rates based on useful lives, 14 to 20 years for pipeline and processing plants, 10 years for compressors and associated equipment and 3 to 10 years for corporate and other assets. The cost of assets and related accumulated depreciation is removed from the accounts when such assets are disposed of, and any related gains or losses are reflected in current earnings. Maintenance, repairs and minor replacements are expensed as incurred. Costs of replacements constituting improvement are capitalized.

Environmental Costs

        Environmental costs are expensed if they relate to an existing condition caused by past operations and do not contribute to current or future revenue generation. Liabilities are recorded when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Recoveries of environmental costs through insurance, indemnification arrangements or other sources are included in other assets to the extent such recoveries are considered probable.

Income Taxes

        As a limited liability company electing to be taxed as a partnership, Hiland is not subject to income taxes. Accordingly, taxable income of Hiland is allocated to the members who are responsible for payment of any income taxes thereon and therefore, income taxes are not reflected in the financial statements.

Transportation and Exchange Imbalances

        In the course of transporting natural gas and NGLs for others, the Company may receive for redelivery different quantities of natural gas or NGLs than the quantities actually redelivered. These transactions result in transportation and exchange imbalance receivables or payables that are recovered or repaid through the receipt or delivery of natural gas or NGLs in future periods, if not subject to cash out provisions. Imbalance receivables are included in accounts receivable and imbalance payables are included in accounts payable on the balance sheets and marked-to-market using current market prices in effect for the reporting period of the outstanding imbalances. Changes in market value and the settlement of any such imbalance at a price greater than or less than the recorded imbalance results in either an upward or downward adjustment, as appropriate, to the cost of natural gas sold. As of December 31, 2003 and 2004, the Company had no imbalance receivables or payables.

Segment Reporting

        In accordance with SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," the Company's reportable business segments have been identified based on the differences in the products or services provided (see Note 8).

Recent Accounting Pronouncements

SFAS No. 143, "Accounting for Asset Retirement Obligations"

        In June 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset.

Subsequently, the asset retirement cost is allocated to expense using a systematic and rational method and the liability is accreted to measure the change in liability due to the passage of time. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with early adoption permitted. The Company adopted the standard effective January 1, 2003. The primary impact of this standard relates to dismantling and site restoration of the Company's plants. Prior to SFAS 143, the Company had not recorded an obligation for these costs due to its assumption that the salvage value of the equipment would substantially offset the cost of dismantling the facilities and carrying out the necessary clean up and reclamation activities. The adoption of SFAS 143 on January 1, 2003, resulted in a net increase to Property and Equipment and Asset Retirement Obligations of approximately $293 and $366, respectively. The impact of adopting SFAS 143 has been accounted for through a cumulative effect adjustment that amounted to $73 decrease to operating activities recorded on January 1, 2003.

        The following table summarizes activity related to asset retirement obligations:

Amount
Asset Retirement Obligation, January 1, 2003	$366
Plus: Accretion expense	15

Asset Retirement Obligation, December 31, 2003	381
Plus: Accretion expense	15

Asset Retirement Obligation, December 31, 2004	396
Plus: Accretion expense	1
Less: Obligation transferred with net assets to affiliate	397

Asset Retirement Obligation, June 30, 2005	$—

        Pro forma asset retirement obligation at January 1, 2002 was $352. The effect of the change in accounting principle for the year ended December 31, 2003 was a reduction of net income of $88, including $15 accretion of the asset retirement obligation.

        The following table presents the pro forma effect on net income for the years December 31, 2002 and 2003 as if SFAS 143 had been adopted prior to January 1, 2002.

	Year Ended December 31,
	2002	2003
Net income, as reported	$1,514	$3,415
Cumulative effect adjustment	—	73
Asset retirement obligation accretion expense	(14)	—
Asset retirement cost depreciation expense	(23)	—

Net income, pro forma	$1,477	$3,488

Note 2:    Property and Equipment

	As of December 31,
	2003	2004
Pipelines and plant	$7,693	$36,249
Compressors	16,663	16,663
Other	68	130

	24,424	53,042
Less: Accumulated depreciation and amortization	2,451	4,747

	$21,973	$48,295

        Depreciation and amortization charged to expense totaled $522, $1,669 and $2,296 for the years ended December 31, 2002, 2003 and 2004, respectively.

Note 3:    Long-Term Debt

	As of December 31,		As of June 30,
	2003	2004	2005
Note payable—bank	$14,166	$32,635	$33,500
Less: current maturities	3,336	9,356	33,500

Long-term portion	$10,830	$23,279	$—

        On December 6, 2002, Hiland executed a Credit Agreement in which a bank agreed to provide a $14.5 million senior secured credit facility. Borrowings under the credit facility are collateralized by liens on the assets of Hiland, personal guarantees of the member group and the personal guarantee of the primary stockholder of CRI. Borrowings under the credit facility bear interest, payable monthly, at a varying interest rate. Monthly repayment consists of interest plus a fixed principal payment of $200, plus an additional principal payment of 75% of EBITDA, as defined in the agreement, minus interest expense, capital expenditures and permitted tax distributions to members. The interest rate is the bank prime rate minus 25 basis points, but not less than 4.0% per annum. As of December 31, 2003, the interest rate was 4%. The credit facility matures on December 10, 2007. On April 16, 2003, Hiland executed a First Amendment to the Credit Agreement that increased the credit facility to $17.9 million and required an additional $78 fixed principal payment. On May 6, 2004, Hiland executed a Second Amendment to the Credit Agreement that increased the credit facility to $23.0 million. No other terms were changed. The credit agreement contains certain covenants. Hiland must maintain a current ratio, excluding current maturities of the credit facility, of not less than 1.0 to 1.0, and a fixed-charge ratio, tested quarterly, of not less than 1.10 to 1.0. The agreement limits Hiland's ability to assume further indebtedness, assume contingent liabilities, sell assets, make investments, cancel insurance, merge or consolidate, distribute cash to owners, change its structure or ownership, or participate in speculative trading. It also limits transactions with affiliates.

        As of December 31, 2003, there was no availability on the credit facility. Effective October 7, 2004, Hiland, with its newly formed subsidiary, Hiland Energy Partners, LLC (HEP), executed a second restated loan agreement with a bank that increased the loan to include a $17,000 revolver and an $11,000 term loan, changed the maturity date to December 2005, and modified the interest rate to prime rate. Subsequently, on November 24, 2004, Hiland, HEP, and the bank executed loan agreements to divide the loan into two separate facilities. Hiland entered into a $25,000 note with a revolving period through July 20, 2005. The note matures on February 24, 2006 and bears interest at LIBOR, which was 4.9% as of December 31, 2004. Through July 20, 2005, monthly repayment consists of accrued interest; subsequently, monthly repayment consists of accrued interest plus a principal payment equal to 70% of monthly cash flow as defined in the agreement. Borrowings are collateralized by the assets of Hiland and guarantees of certain affiliates. The agreement contains covenants among which include maintenance of an interest coverage ratio of not less than 3 to 1. On January 27, 2005, Hiland executed a First Amendment to the second restated loan agreement that increased the $25 million note an additional $5 million to $30.0 million. No other terms were changed. HEP entered into a $10,000 note that matures May 24, 2005 and bears interest at LIBOR. Monthly repayment consists of interest plus a fixed principal payment of $278 plus 75% of excess monthly cash flow, as defined in the agreement. Borrowings are collateralized by the assets of HEP and guarantees of certain affiliates. The agreement contains covenants among which include maintenance of an adjusted current ratio and a fixed charge coverage ratio within certain specifications. As of December 31, 2004, Hiland and HEP were in compliance with its financial covenants. Please see Note 10 for a description of management's intended retirement of HEP's obligation.

        As of December 31, 2004, credit availability on the $25 million facility was $1.7 million. The $10 million facility had no credit availability.

        During the years ended December 31, 2002, 2003 and 2004, $0, $0, and $144 of interest was capitalized into plant construction.

        Future maturities of long-term debt as of December 31, 2004 are as follows:

Year Ended December 31,	Amount
2005	$9,356
2006	$23,279

Note 4:    Property on Lease

        On December 9, 2002 and December 20, 2002, Hiland leased compressors that it acquired at a cost of $2.1 million and $9.9 million, respectively, to CRI. The operating leases have five-year terms but are subject to cancellation by the lessee after three years. At the end of the leases, the lessee can purchase the compressors for fair market value. Otherwise, the compressors will remain the property of Hiland. On August 20, 2003, additional compressors costing $4.7 million were acquired and leased to CRI on similar terms.

        On December 31, 2003 and 2004, the carrying amount (at cost) of these compressors was $16.7 million. The accumulated depreciation was $1.3 million and $2.7 million, respectively.

        Schedule of minimum lease payments to the Company due for the remaining non-cancelable lease term at December 31, 2004:

Year Ended December 31,	Amount
2005	$3,722
2006	684

Total	$4,406

        Please see note 9 for a discussion of Hiland's new contractual arrangement that replaces the operating leases described above.

Note 5:    Commitments and Contingencies

        The Company maintains a defined contribution retirement plan for its employees under which it makes discretionary contributions to the plan based on a percentage of eligible employees' compensation. During 2002, 2003 and 2004, contributions to the plan were 5.0% of eligible employees' compensation. Expense for the years ended December 31, 2002, 2003 and 2004 was approximately $21, $23 and $23, respectively.

        Hiland is a party to various regulatory proceedings and may from time to time be a party to litigation which it believes will not have a materially adverse impact on Hiland's financial condition, results of operations or cash flows.

        The operation of pipelines, plants and other facilities for gathering, compressing, treating, or processing natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. Management believes that compliance with federal, state or local environmental laws and regulations will not have a material adverse effect on the Company's business, financial position or results of operations.

Note 6:    Related Party Transactions

        The Company purchases natural gas and NGLs from affiliated companies, principally CRI. Purchases of product totaled $0.6 million, $1.1 million, and $1.8 million for the years ended December 31, 2002, 2003 and 2004.

        The Company utilizes unconsolidated affiliated companies to provide services to its plants and pipelines. The total amount paid to these companies was approximately $46, $32, and $76 during the years ended December 31, 2002, 2003 and 2004, respectively.

        The Company contracts with unconsolidated affiliated companies to provide management services and certain administrative services. The total amount paid to these companies was approximately $120, $65, and $65 during the years ended December 31, 2002, 2003 and 2004, respectively.

        The Company leases compressors to an affiliated company. Please see Note 4.

Note 7:    Significant Customers and Suppliers

        All revenues are domestic revenues and all lease revenue is from a single affiliated customer. The following table presents the top midstream customers as a percent of total revenues for the periods indicated:

	For the Year Ended December 31,
	2002	2003	2004
Customer 1	56%	43%	—
Customer 2	17%	8%	8%
Customer 3	13%	12%	14%
Customer 4	10%	3%	—
Customer 5	—	—	48%

        All purchases are from domestic sources. The following table presents the top midstream suppliers as a percent of total midstream purchases for the periods indicated:

	For the Year Ended December 31,
	2002	2003	2004
Supplier 1	41%	40%	34%
Supplier 2	52%	49%	39%
Supplier 3	—	—	22%

Note 8:    Business Segments

        The Company's operating activities are classified into two reportable segments:

        (1)   Midstream, which is engaged in the gathering, compressing, dehydrating, treating and processing of natural gas and fractionating NGLs.

        (2)   Compression, which is engaged in providing air compression and water injection equipment for CRI's oil and gas secondary recovery operations that are ongoing in North Dakota.

        The Company evaluates the performance of its segments and allocates resources to them based on operating income. The Company's operations are conducted in the United States.

Year Ended December 31, 2002, 2003 and 2004

        The table below presents information about operating activities for the reportable segments for the years ended December 31, 2002, 2003, and 2004.

	Midstream	Compression	Total
Year Ended December 31, 2002
Revenues	$5,480	$244	$5,724
Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	1,439	—	1,439
Operations and maintenance	1,779	—	1,779
Depreciation and amortization	437	85	522
Loss on asset sales	36	—	36
General and administrative	156	—	156

Total operating costs and expenses	3,847	85	3,932

Income from operations	1,633	159	1,792

Other income (expense):
Interest and other income	27	—	27
Amortization of deferred loan costs	(73)	—	(73)
Interest expense	(214)	(18)	(232)

Total other income (expense)	(260)	(18)	(278)

Net income	$1,373	$141	$1,514

Total assets	$7,619	$12,159	$19,778
Capital expenditures	$528	$12,000	$12,528

	Midstream	Compression	Total
Year Ended December 31, 2003
Revenues	$7,262	$3,300	$10,562
Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	2,826	—	2,826
Operations and maintenance	1,900	—	1,900
Depreciation and amortization	495	1,189	1,684
General and administrative	101	—	101

Total operating costs and expenses	5,322	1,189	6,511

Income from operations	1,940	2,111	4,051

Other income (expense):
Interest and other income	11	—	11
Interest expense	(72)	(502)	(574)

Total other income (expense)	(61)	(502)	(563)

Income before cumulative change in accounting principle	1,879	1,609	3,488
Cumulative effect of change in accounting principle	(73)	—	(73)

Net income	$1,806	$1,609	$3,415

Total assets	$7,743	$15,715	$23,458
Capital expenditures	$451	$4,663	$5,114

	Midstream	Compression	Total
Year Ended December 31, 2004
Revenues	$10,481	$3,854	$14,335
Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	4,600	—	4,600
Operations and maintenance	2,080	—	2,080
Depreciation and amortization	847	1,464	2,311
General and administrative	97	—	97

Total operating costs and expenses	7,624	1,464	9,088

Income from operations	2,857	2,390	5,247

Other income (expense):
Interest and other income	1	—	1
Amortization of deferred loan costs	(106)	—	(106)
Interest expense	(144)	(517)	(661)

Total other income (expense)	(249)	(517)	(766)

Net income	$2,608	$1,873	$4,481

Total assets	$37,767	$13,925	$51,692
Capital expenditures	$24,781	$—	$24,781

Note 9:    Distribution of Net Assets

        In connection with the formation of Hiland Partners, LP (the "Partnership") and its initial public offering on February 15, 2005, the assets and liabilities of the Company, excluding certain working capital assets and assets, liabilities, and operations relating to the Bakken gathering system, were distributed to its members and subsequently contributed by those members to the Partnership in exchange for 149 common units and 1,433 subordinated units of the Partnership. As a result of the distribution, the Company no longer has reportable segments.

        Also on February 15, 2005 and in conjunction with the initial public offering, the Partnership and CRI entered into a new contractual arrangement whereby the Partnership will provide air compression and water injection services for CRI's oil and gas secondary recovery operations that are ongoing in North Dakota for a four year period with a month-to-month renewal option unless cancelled by either party. The new arrangement replaces the operating leases described in Note 4 above formerly provided by Hiland.

Note 10:    Subsequent Events (unaudited)

        Effective September 1, 2005, Hiland executed an acquisition agreement with Hiland Operating, LLC, a wholly owned subsidiary of the Partnership, pursuant to which the Partnership acquired all of the outstanding membership interests in Hiland for approximately $92.7 million in cash, $35.0 million of which was used to retire outstanding Hiland Partners, LLC indebtedness. Hiland used the proceeds from the acquisition to repay all of its outstanding indebtedness.

Report of Independent Registered Public Accounting Firm

Board of Directors
Hiland Partners GP Holdings, LLC

        We have audited the accompanying balance sheet of Hiland Holdings GP, LP as of May 19, 2006. This balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Partnership is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Hiland Holdings GP, LP as of May 19, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP
Oklahoma City, Oklahoma
May 24, 2006

HILAND HOLDINGS GP, LP

Balance Sheet

May 19, 2006

Assets
Cash	$1,000

Total assets	$1,000

Partners' Equity
Partners' equity:
Limited partner	$1,000
General partner	—

Total partners' equity	$1,000

See accompanying note to balance sheet.

HILAND HOLDINGS GP, LP

Note to Balance Sheet

May 19, 2006

(1) Organization and Nature of Operations

        Hiland Holdings GP, LP (the "Partnership"), is a Delaware limited partnership formed on May 10, 2006, to become the sole member of Hiland Partners GP, LLC, which is the general partner of Hiland Partners, LP, a publicly traded partnership. The Partnership has been formed and capitalized; however, there have been no other transactions involving the Partnership prior to May 19, 2006. Hiland Partners, LP is a midstream energy partnership with operations located primarily in the Mid-Continent and Rocky Mountain regions of the United States that is engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs and also provides air compression and water injection services for use in oil and gas secondary recovery operations.

        The Partnership intends to offer common units, representing limited partner interests, pursuant to a public offering. The Partnership expects to receive the following partnership interests in Hiland Partners, LP to be contributed to it by members of Hiland Partners GP, LLC upon successful completion of the Partnership's initial public offering:

  •
  100% ownership of Hiland Partners GP, LLC, which owns a 2% general partner interest in Hiland Partners, LP and the incentive distribution rights of Hiland Partners, LP associated with the general partner interest. These rights entitle the Partnership to receive increasing percentages of the cash distributed by Hiland Partners, LP as Hiland Partners, LP per unit distribution increases; and

  •
  1,301,471 common units and 4,080,000 subordinated units of Hiland Partners, LP, representing a 57.1% limited partner interest in Hiland Partners, LP.

        The Partnership will also assume $35.0 million in debt as consideration for the assets contributed to it from Hiland Partners GP, LLC.

        Direct offering costs representing specific legal, accounting, and other third party services incurred to date in connection with the anticipated initial public offering of the Partnership will be deferred and charged against the gross proceeds of the offering. Offering costs paid by related parties prior to the offering will be reimbursed from the proceeds of the offering. At this time there are no other obligations for organizational costs intended to be reimbursed to related parties.

Report of Independent Registered Public Accounting Firm

Board of Directors
Hiland Partners GP Holdings, LLC

        We have audited the accompanying balance sheet of Hiland Partners GP Holdings, LLC as of May 19, 2006. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Hiland Partners GP Holdings, LLC as of May 19, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP
Oklahoma City, Oklahoma
May 24, 2006

HILAND PARTNERS GP HOLDINGS, LLC

Balance Sheet

May 19, 2006

Assets
Cash	$1,000

Total assets	$1,000

Members' Equity
Members' equity	$1,000

Total members' equity	$1,000

See accompanying note to balance sheet.

HILAND PARTNERS GP HOLDINGS, LLC

Note to Balance Sheet

May 19, 2006

(1)
Organization and Nature of Operations

        Hiland Partners GP Holdings, LLC (the "Company"), is a Delaware limited liability company formed on May 10, 2006, to become the 0.001% general partner of Hiland Holdings GP, LP, a limited partnership that was formed to own Hiland Partners GP, LLC, the general partner of Hiland Partners, LP and 1,301,471 common units and 4,080,000 subordinated units of Hiland Partners, LP. Hiland Holdings GP, LP intends to offer common units, representing limited partner interests, pursuant to a public offering. The Company's general partner interest is fixed without any requirement for capital contributions in connection with additional unit issuances by Hiland Holdings GP, LP. The Company has been formed and capitalized; however, there have been no other transactions involving the Company prior to May 19, 2006.

APPENDIX A

GLOSSARY OF TERMS

        Bbls:    Barrels.

        Btu:    British Thermal Units. The amount of heat required to raise the temperature of one pound of water one degree Fahrenheit under standard conditions of pressure and temperature. The energy value of natural gas is approximately 1.031 Btu per Mcf at standard temperature and pressure for dry natural gas and approximately 1.103 Btu per Mcf at standard termperature and pressure for rich natural gas.

        MMBbls:    One million barrels.

        MMBtu:    One million British Thermal Units.

        MMcf:    One million cubic feet of natural gas.

        MBbls/d:    One thousand barrels per day.

        MMBtu/d:    One million British Thermal Units per day.

        MMcf/d:    One million cubic feet per day.

        NGLs:    Natural gas liquids which consist primarily of ethane, propane, isobutane, normal butane and natural gas.

        operating expenditures:    All of our expenditures and expenditures of our subsidiaries, including, but not limited to, taxes, reimbursements of our general partner, repayment of working capital borrowings, debt service payments and capital expenditures, subject to the following:

    (a)
    Payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings will not constitute operating expenditures.

    (b)
    Operating expenditures will not include:

    (1)
    capital expenditures made for acquisitions or for capital improvements;

    (2)
    payment of transaction expenses relating to interim capital transactions; or

    (3)
    distributions to unitholders.

        operating surplus:    For any period prior to liquidation, on a cumulative basis and without duplication:

    (a)
    the sum of:

    (1)
    $7.7 million plus all the cash of Hiland Partners, LP and its subsidiaries on hand as of the closing date of our initial public offering;

    (2)
    all cash receipts of Hiland Partners, LP and our subsidiaries for the period beginning on the closing date of our initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions; and

    (3)
    all cash receipts of Hiland Partners, LP and our subsidiaries after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings; less

A-1

    (b)
    the sum of:

    (1)
    operating expenditures for the period beginning on the closing date of our initial public offering and ending with the last day of that period; and

    (2)
    the amount of cash reserves that is established by our general partner to provide funds for future operating expenditures; provided, however, that disbursements made (including contributions to a partner of Hiland Partners, LP and our subsidiaries or disbursements on behalf of a partner of Hiland Partners, LP and our subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if our general partner so determines.

        residue gas:    The pipeline quality natural gas remaining after natural gas is processed.

        subordination period:    The subordination period will extend from the closing of the initial public offering until the first day of any quarter beginning after March 31, 2010 for which:

    (a)
    distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the twelve consecutive quarters immediately preceding that date;

    (b)
    the adjusted operating surplus generated during each of the three consecutive, non-overlapping four quarter periods, immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the common units and subordinated units that were outstanding during those periods on a fully diluted basis; and

    (c)
    there are no outstanding cumulative common units arrearages.

        throughput:    The volume of natural gas transported or passing through a pipeline, plant, terminal or other facility.

        working capital borrowings:    Borrowings exclusively for working capital purposes made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year for an economically meaningful period of time.

A-2

APPENDIX B

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

HILAND HOLDINGS GP, LP

B-i

B-ii

B-iii

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HILAND HOLDINGS GP, LP

        THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HILAND HOLDINGS GP, LP dated as of                        , 2006 is entered into by and among Hiland Partners GP Holdings, LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions.

        The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

          (i)    Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

          (ii)   If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

        "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

        "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit, a Class B Unit or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Interest, Common Unit, Class B Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit, Class B Unit or other Partnership Interest was first issued.

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

        "Agreement" means this Amended and Restated Agreement of Limited Partnership of Hiland Holdings GP, LP, as it may be amended, supplemented or restated from time to time.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date,

          (a)   the sum of all cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter, less

          (b)   the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such

  Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) permit the MLP General Partner to make capital contributions to the MLP to maintain its then current general partner interest in the MLP upon the issuance of additional partnership securities by the MLP or (iv) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

          Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Board of Directors" means, with respect to the Board of Directors of the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.

        "Book Basis Derivative Items" means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

        "Book-Down Event" means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

        "Book-Up Event" means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Oklahoma shall not be regarded as a Business Day.

        "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit, Class B Unit or any other Partnership Interest shall be the amount that such Capital Account would be if such General Partner Interest, Common Unit, Class B Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit, Class B Unit or other Partnership Interest was first issued.

        "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.

        "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

        "Certificate" means a certificate (i) substantially in the form of (A) Exhibit A to this Agreement with respect to the Common Units, and (B) Exhibit B to this Agreement with respect to the Class B Units, (ii) issued in (A) global form in accordance with the rules and regulations of the Depositary or (B) such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Units, or a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "Change of Control" for purposes of Section 5.6 means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer or disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership or the General Partner to any Person and/or its Affiliates, other than to the Hamm Parties, the Partnership, the General Partner and/or any of their Affiliates; (ii) the consolidation, reorganization, merger or other transaction involving the General Partner, or a transfer of membership interests in the General Partner by the Hamm Parties, in either case pursuant to which (a) less than 35% of the outstanding membership interests in the General Partner, on a fully diluted basis, are beneficially owned (as beneficial ownership is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by the Hamm Parties or any of their Affiliates or (b) any "person" or "group," within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act, (other than the Hamm Parties or any of their Affiliates) becomes the ultimate beneficial owner (as beneficial ownership is defined in Rule 13d 3 under the Exchange Act) of more of the outstanding membership interests in the General Partner than are beneficially owned by the Hamm Parties or any of their Affiliates; or (iii) the General Partner (or an Affiliate thereof) ceases to be the general partner of the Partnership.

        "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

        "Claim" has the meaning assigned to such term in Section 7.12(d).

        "Class B Unit" means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class B Units in this Agreement.

        "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" has the meaning assigned to such term in Section 15.1(a).

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Combined Interest" has the meaning assigned to such term in Section 11.3(a).

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement.

        "Conflicts Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors (a) who are not (1) security holders, officers or employees of the General Partner, (2) officers, directors or employees of any Affiliate of the General Partner, including the MLP General Partner, or (3) holders of any ownership interest in the Partnership Group other than Common Units, or holders of any ownership interest in the MLP Group, other than common units representing limited partner interests in the MLP and (b) who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted for trading.

        "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Contributing Parties" means Continental Gas Holdings, Inc., Harold Hamm DST Trust, Harold Hamm HJ Trust, Equity Financial Services, Inc., Randy Moeder and Ken Maples and their respective successors or assigns.

        "Contribution Agreement" means the Contribution Agreement by and among the Partnership, the General Partner, Hiland Partners GP, Inc., HH GP Holding, LLC, and the Contributing Parties dated as of May 24, 2006.

        "Conversion Notice" has the meaning assigned to such term in Section 5.6(a).

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(x).

        "Current Market Price" has the meaning assigned to such term in Section 15.1(a).

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. § 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

        "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752 2(a).

        "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

        "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

        "General Partner" means Hiland Partners GP Holdings, LLC, a Delaware limited liability company and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership.

        "General Partner Interest" means the management and ownership interest, if any, of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all benefits to which a General Partner is entitled as provided in this Agreement, together with all obligations of a General Partner to comply with the terms and provisions of this Agreement.

        "Group" means a Person that, with or through any of its Affiliates or Associates, has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

        "Group Member" means a member of the Partnership Group and, for purposes of Section 7.6 only, has the meaning assigned to such term in Section 7.6(a).

        "Hamm Parties" means Harold Hamm, Harold Hamm DST Trust, Harold Hamm HJ Trust, HH GP Holding, LLC and Continental Gas Holdings, Inc.

        "Holder" as used in Section 7.12 has the meaning assigned to such term in Section 7.12(a).

        "Indemnified Persons" has the meaning assigned to such term in Section 7.12(c).

        "Indemnitee" means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, officer, director, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (f) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement.

        "Initial Class B Holders" means Randy Moeder and Ken Maples.

        "Initial Common Unit" means the Common Units sold in the Initial Offering.

        "Initial Limited Partners" means the Persons listed on Schedule 1 hereto, in each case upon being admitted to the Partnership in accordance with Section 10.1.

        "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

        "Issue Price" means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

        "Limited Partner" means, unless the context otherwise requires, each Initial Limited Partner, each Initial Class B Holder, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership.

        "Limited Partner Interest" means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Class B Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

        "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "Merger Agreement" has the meaning assigned to such term in Section 14.1.

        "MLP" means Hiland Partners, LP, a Delaware limited partnership, and any successors thereto.

        "MLP Agreement" means the First Amended and Restated Agreement of Limited Partnership of Hiland Partners, LP, as it may be amended, supplemented or restated from time to time.

        "MLP General Partner" means Hiland Partners GP, LLC, a Delaware limited liability company and the general partner of the MLP, and any successor thereto.

        "MLP Group" means the MLP and its Subsidiaries.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, and any successor to such statute.

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

        "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xi) were not in this Agreement.

        "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xi) were not in this Agreement.

        "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

        "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain, loss or deduction specially allocated under Section 6.1(d).

        "Net Termination Loss" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain, loss or deduction specially allocated under Section 6.1(d).

        "Non-citizen Assignee" means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Limited Partner, pursuant to Section 4.8.

        "Non-Competition Agreement" means the Non-Competition Agreement dated the date hereof among the Partnership, the General Partner, the MLP, and the MLP General Partner, as it may be amended, supplemented or restated from time to time.

        "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Notice of Election to Purchase" has the meaning assigned to such term in Section 15.1(b).

        "Omnibus Agreement" means that certain Omnibus Agreement dated February 15, 2005, among Continental Resources, Inc., Hiland Partners, LLC, Harold Hamm, the MLP General Partner and the MLP.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) in a form acceptable to the General Partner.

        "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

        "Organizational Limited Partner" means Continental Gas Holdings, Inc. in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

        "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner, its Affiliates or the Contributing Parties) beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply or (iii) to any Person or Group who acquired 20% or more of the Partnership Securities issued by the Partnership with the prior approval of the Board of Directors.

        "Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

        "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

        "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means Hiland Holdings GP, LP, a Delaware limited partnership, and any successors thereto.

        "Partnership Group" means the Partnership and its Subsidiaries treated as a single consolidated entity, but excluding the MLP Group.

        "Partnership Interest" means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

        "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

        "Partnership Security" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units and Class B Units.

        "Per Unit Capital Amount" means, as of any determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than any Affiliate of the General Partner.

        "Percentage Interest" means, as of any date of determination, (a) as to any Unitholder holding Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of all Outstanding Units, and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.7, the percentage established as a part of such issuance. Except as provided in Section 5.1, the Percentage Interest of the General Partner shall at all times be zero.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, and (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or with respect to the first fiscal quarter of the Partnership after the Closing Date the portion of such fiscal quarter after the Closing Date.

        "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

        "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-134491) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

        "Remaining Net Positive Adjustments" means as of the end of any taxable period, with respect to the Unitholders holding Common Units or Class B Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Class B Units, as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period.

        "Required Allocations" means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Sections 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iii), 6.1(d)(iv), 6.1(d)(v), 6.1(d)(vi) or 6.1(d)(viii).

        "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Sections 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

        "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, with respect to the Unitholders holding Common Units or Class B Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee acting in good faith.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b).

        "Termination Event" means, with respect to any Initial Class B Holder any of the following: (i) the termination of such Initial Class B Holder's employment by reason of a disability that entitled such Initial Class B Holder to benefits under the General Partner's long-term disability plan; (ii) the death of such Initial Class B Holder while in the employ of the General Partner; or (iii) the termination of such Initial Class B Holder's employment by the General Partner for any reason other than for cause (as determined by the General Partner in accordance with its employment policies).

        "Trading Day" has the meaning assigned to such term in Section 15.1(a).

        "transfer" has the meaning assigned to such term in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

        "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Underwriting Agreement" means the Underwriting Agreement entered into in connection with the Initial Offering dated                        , 2006 among the Underwriters, the Partnership and the General Partner, providing for the purchase of Common Units by such Underwriters.

        "Unit" means a Partnership Security that is designated as a "Unit" and shall include Common Units and Class B Units.

        "Unit Majority" means at least a majority of the Outstanding Common Units and Outstanding Class B Units, if applicable, voting together as a single class.

        "Unitholders" means the holders of Units.

        "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

        "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

        "U.S. GAAP" means United States generally accepted accounting principles consistently applied.

        "Withdrawal Opinion of Counsel" has the meaning assigned to such term in Section 11.1(b).

        Section 1.2    Construction.

        Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms "include," "includes" or "including" or words of like import shall be deemed to be followed by the words "without limitation;" and (d) the terms "hereof," "herein" or "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
ORGANIZATION

        Section 2.1    Formation.

        The Partnership was formed on May 10, 2006 pursuant to the Certificate of Limited Partnership as filed with the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

        Section 2.2    Name.

        The name of the Partnership shall be "Hiland Holdings GP, LP." The Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "LP," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

        Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.

        Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Suite 400, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 205 West Maple, Suite 1100, Enid, Oklahoma 73701 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General

Partner deems necessary or appropriate. The address of the General Partner shall be 205 West Maple, Suite 1100, Enid, Oklahoma 73701 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

        Section 2.4    Purpose and Business.

        The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member or a member of the MLP Group, provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business, free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

        Section 2.5    Powers.

        The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

        Section 2.6    Power of Attorney.

        (a)   Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator (other than the General Partner) shall have been selected pursuant to Section 12.3, the Liquidator, severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

          (i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Articles IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.7; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

          (ii)   execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

        Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

        (b)   The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner's Partnership Interest and shall extend to such Limited Partner's heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

        Section 2.7    Term.

        The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

        Section 2.8    Title to Partnership Assets.

        Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer to the Partnership of record title to all Partnership assets held by the General Partner or its Affiliates and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

        Section 2.9    Certain Undertakings Relating to the Separateness of the Partnership.

        (a)   Separateness Generally. The Partnership shall conduct its business and operations separate and apart from those of any other Person (other than the General Partner) in accordance with this Section 2.9.

        (b)   Separate Records. The Partnership shall maintain (i) its books and records, (ii) its accounts, and (iii) its financial statements, separate from those of any other Person, except its consolidated Subsidiaries.

        (c)   Separate Assets. The Partnership shall not commingle or pool its funds or other assets with those of any other Person, except its consolidated Subsidiaries, and shall maintain its assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.

        (d)   Separate Name. The Partnership shall (i) conduct its business in its own name, (ii) use separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding its separate identity, and (iv) generally hold itself out as a separate entity.

        (e)   Separate Credit. The Partnership shall not (i) pay its own liabilities from a source other than its own funds, (ii) guarantee or become obligated for the debts of any other Person, except its Subsidiaries or the MLP Group, (iii) hold out its credit as being available to satisfy the obligations of any other Person, except its Subsidiaries or the MLP Group, (iv) acquire obligations or debt securities of the General Partner or its Affiliates (other than the Partnership or its Subsidiaries or the MLP Group), or (v) pledge its assets for the benefit of any Person or make loans or advances to any Person, except its Subsidiaries or the MLP Group; provided that the Partnership may engage in any transaction described in clauses (ii)-(v) of this Section 2.9(e) if prior Special Approval has been obtained for such transaction and either (A) the Conflicts Committee has determined, or has obtained reasonable written assurance from a nationally recognized firm of independent public accountants or a nationally recognized investment banking or valuation firm, that the borrower or recipient of the credit extension is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (iv), such transaction is completed through a public auction or a National Securities Exchange.

        (f)    Separate Formalities. The Partnership shall (i) observe all partnership formalities and other formalities required by its organizational documents, the laws of the jurisdiction of its formation, or other laws, rules, regulations and orders of governmental authorities exercising jurisdiction over it, (ii) engage in transactions with the General Partner and its Affiliates (other than another Group Member) in conformity with the requirements of Section 7.9, and (iii) promptly pay, from its own funds, and on a current basis, its allocable share of general and administrative expenses, capital expenditures, and costs for shared services performed by Affiliates of the General Partner (other than another Group Member). Each material contract between the Partnership or another Group Member, on the one hand, and the Affiliates of the General Partner (other than a Group Member), on the other hand, shall be in writing.

        (g)   No Effect. Failure by the General Partner or the Partnership to comply with any of the obligations set forth above shall not affect the status of the Partnership as a separate legal entity, with its separate assets and separate liabilities.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

        Section 3.1    Limitation of Liability.

        The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

        Section 3.2    Management of Business.

        No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member or a member of the MLP Group, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

        Section 3.3    Outside Activities of the Limited Partners.

        Subject to the provisions of Section 7.5, the Omnibus Agreement and the Non-Competition Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group or the MLP Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

        Section 3.4    Rights of Limited Partners.

        (a)   In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner's own expense:

          (i)    to obtain true and full information regarding the status of the business and financial condition of the Partnership;

          (ii)   promptly after its becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

          (iii)  to obtain a current list of the name and last known business, residence or mailing address of each Partner;

          (iv)  to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

          (v)   to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

          (vi)  to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

        (b)   Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its consolidated business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

        Section 4.1    Certificates.

        Prior to the Closing Date, the Partnership Interests will not be evidenced by a Certificate. Effective on the Closing Date, upon the Partnership's issuance of Common Units or Class B Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, upon the request of any Person owning other Partnership Securities, the Partnership shall issue to such Person one or more Certificates evidencing such other Partnership Securities. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.4(b), the Partners holding Certificates evidencing Class B Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Class B Units are converted into Common Units pursuant to the terms of Section 5.6.

        Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

        (a)   If Certificates are issued and any mutilated Certificate is surrendered to the Transfer Agent (for Common Units) or the General Partner (for Partnership Securities other than Common Units), the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent (for Common Units) or the General Partner (for Partnership Securities other than Common Units) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

        (b)   The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units) or the General Partner (for Partnership Securities

other than Common Units) shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

          (i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

          (ii)   requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv)  satisfies any other reasonable requirements imposed by the General Partner.

        (c)   If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

        (d)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

        Section 4.3    Record Holders.

        The Partnership shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Partnership Interest.

        Section 4.4    Transfer Generally.

        (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person who becomes the General Partner, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

        (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

        (c)   Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the issued and outstanding equity interests or other ownership interests in the General Partner, including through a merger or consolidation of the General Partner.

        Section 4.5    Registration and Transfer of Limited Partner Interests.

        (a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

        (b)   Except as otherwise provided in Section 4.8, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

        (c)   By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.9, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership, with or without execution of this Agreement, (ii) shall be deemed to agree to be bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) shall become the Record Holder of the Limited Partner Interests so transferred, (iv) represents that the transferee has the capacity, power and authority to enter into this Agreement, (v) grants the powers of attorney set forth in this Agreement and (vi) makes the consents and waivers contained in this Agreement. The transfer of any Limited Partner interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

        (d)   Prior to the conversion of Class B Units into Common Units pursuant to the terms of Section 5.6, Limited Partners owning Class B Units may only transfer such Class B Units upon the death of such Limited Partner to one or more Persons in accordance with state intestacy laws or as otherwise approved by the General Partner.

        (e)   Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any series of Limited Partner Interests, the provisions of any statement of designations or amendment to this Agreement establishing such series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partnership Interests shall be freely transferable.

        Section 4.6    Transfer of the General Partner Interest.

        (a)   Subject to Section 4.6(c) below, prior to September 30, 2016, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into another Person (other than an individual) or the transfer by the General Partner of all or substantially all of its assets to another Person (other than an individual).

        (b)   Subject to Section 4.6(c) below, on or after September 30, 2016, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

        (c)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement and (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

        Section 4.7    Restrictions on Transfers.

        (a)   Except as provided in Section 4.7(b) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

        (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted for trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

        (c)   The transfer of a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Sections 4.5(d) and 6.4(b).

        (d)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted for trading.

        (e)   In the event any Partnership Interest is evidenced in certificated form, each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF HILAND HOLDINGS GP, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) TERMINATE THE EXISTENCE OR QUALIFICATION OF HILAND HOLDINGS GP, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (B) CAUSE HILAND HOLDINGS GP, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). HILAND PARTNERS GP HOLDINGS, LLC, THE GENERAL PARTNER OF HILAND HOLDINGS GP, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF HILAND HOLDINGS GP, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

        Section 4.8    Citizenship Certificates; Non-citizen Assignees.

        (a)   If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

        (b)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

        (c)   Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

        (d)   At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

        Section 4.9    Redemption of Partnership Interests of Non-citizen Assignees.

        (a)   If at any time a Limited Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner is not an Eligible Citizen, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

          (i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

          (ii)   The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii)  Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or his duly authorized representative shall be entitled to receive the payment therefor.

          (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

        (b)   The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.

        (c)   Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

        Section 5.1    Organizational Contributions.

        In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $0.01, for a 0.001% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $999.99 for a 99.999% Limited Partner Interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner shall be redeemed and the Percentage Interest of the General Partner shall be reduced to zero; and the initial Capital Contribution of the Organizational Limited Partner shall thereupon be refunded. 99.999% of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

        Section 5.2    Contributions by the General Partner and the Contributing Parties.

        On the Closing Date and pursuant to the Contribution Agreement: (i) the Contributing Parties shall contribute to the Partnership, as a Capital Contribution, (A) the Class B limited liability company interests in the MLP General Partner, (B) common units representing limited partner interests in the MLP, (C) subordinated units representing limited partner interests in the MLP, and (D) all of the capital stock of Hiland Partners, Inc., as applicable, to the Partnership in exchange for the right to receive at Closing a distribution from the Partnership of an amount of $            and an aggregate of            Common Units (and, in the case of the Initial Class B Holders, an aggregate of    Class B Units); and (ii) the General Partner shall contribute to the Partnership, as a Capital Contribution, all of the Class A limited liability company interests in the MLP General Partner.

        Section 5.3    Contributions by the Underwriters.

        (a)   On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

        (b)   Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit. The Partnership shall use the proceeds from such Capital Contributions to repurchase pro rata based on their ownership of Common Units and Class B Units from the Initial Limited Partners that number of Common Units equal to the number of Common Units sold to the Underwriters in connection with the exercise of the Over-Allotment Option.

        (c)   Subject to Section 5.1, no Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 7,000,000 Units, (ii) the "Option Units" as such term is used in the Underwriting Agreement issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof in an aggregate number of up to 1,050,000 additional Units, (iii) the                        Common Units issued to the Initial Limited Partners pursuant to Section 2.1(e) of the Contribution Agreement, and (iv) the            Class B Units issued to the Initial Class B Holders pursuant to Section 2.1(e) of the Contribution Agreement.

        Section 5.4    Interest and Withdrawal.

        No interest on Capital Contributions shall be paid by the Partnership. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

        Section 5.5    Capital Accounts.

        (a)   The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

        (b)   For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

          (i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the MLP Agreement) of all property owned by the MLP or any other Subsidiary that is classified as a partnership for federal income tax purposes.

          (ii)   All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

          (iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv)  Any income, gain, loss or deduction attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

          (v)   In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a method of depreciation, cost recovery or amortization that the General Partner may adopt.

          (vi)  If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

        (c)   A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

        (d)

          (i)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all

  Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

          (ii)   In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

        Section 5.6    Conversion of the Class B Units.

        (a)   Upon written notice to the General Partner (a "Conversion Notice"), the Initial Class B Holders will have the right to require the Partnership to convert:

          (i)    up to one-half of the Class B Units held by each such Initial Class B Holder on or after February 15, 2007;

          (ii)   all or any portion of the Class B Units held by each such Initial Class B Holder on or after February 15, 2008;

          (iii)  upon the occurrence of a Termination Event in respect of any Initial Class B Holder, all or any portion of the Class B Units held by such Initial Class B Holder; and

          (iv)  upon a Change of Control, all or any portion of the Class B Units held by any Initial Class B Holder who has remained continuously employed by the General Partner or its Affiliates,

into Common Units on a one-for-one basis.

        (b)   Upon election by any Initial Class B Holder to cause the conversion of Class B Units in accordance with this Section 5.6, each converting holder shall deliver the Conversion Notice and the Certificates representing such Class B Units to the General Partner in proper transfer form. Upon receipt of such Conversion Notice and Certificate, the General Partner shall issue a Certificate representing the Common Units issuable upon conversion. Each Class B Unit shall be cancelled by the General Partner upon its conversion.

        (c)   A Class B Unit that has converted into a Common Unit pursuant to this Section 5.6 shall be subject to the provisions of Section 6.4(b).

        (d)   The issuance or delivery of Certificates for Common Units upon the conversion of Class B Units will be made without charge to the converting holder of Class B Units for such Certificates and such Certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the Class B Units converted; provided, however, that the Partnership shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such Certificate in a name other than that of the holder of the Class B Units converted, and the Partnership shall not be required to issue or deliver such Certificates unless or until the Persons requesting the issuance or delivery thereof shall have paid to the Partnership the amount of such tax or shall have established to the reasonable satisfaction of the Partnership that such tax has been paid.

        (e)   If an Initial Class B Holder's employment with the General Partner or its Affiliate is terminated for any reason other than a Termination Event prior to the vesting of all or a portion of the Class B Units held by such Initial Class B Holder, the unvested Class B Units shall be forfeited and distributed pro rata to the Contributing Parties based on their respective ownership of Class B membership interests (other than any unvested Class B membership interests) in the MLP General Partner immediately prior to the Closing Date. Any Class B Units distributed to any Contributing Party pursuant to this Section 5.6(e) shall no longer be subject to the vesting provisions contained in this Section 5.6(a) and shall be convertible into Common Units on a one-for-one basis at the election of such holder.

        Section 5.7    Issuances of Additional Partnership Securities.

        (a)   The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

        (b)   Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.7(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Security.

        (c)   The General Partner is hereby authorized and directed to take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.7, (ii) the admission of additional Limited Partners and (iii) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted for trading.

        (d)   No fractional Partnership Securities shall be issued by the Partnership. If a distribution, subdivision or combination of Units pursuant to Section 5.7 would result in the issuance of fractional Units, each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

        Section 5.8    No Preemptive Right.

        No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.

        Section 5.9    Splits and Combinations.

        (a)   Subject to Section 5.7(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units (including the number of Common Units into which Class B Units are convertible) are proportionately adjusted.

        (b)   Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

        Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such nonassessability may be affected by Section 17-607 of the Delaware Act.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

        Section 6.1    Allocations for Capital Account Purposes.

        For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

          (a)    Net Income.    After giving effect to the special allocations set forth in Section 6.1(d), and any allocations to other Partnership Securities, Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated to the Partners in accordance with their respective Percentage Interests.

          (b)    Net Losses.    After giving effect to the special allocations set forth in Section 6.1(d), and any allocations to other Partnership Securities, Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests; provided that Net Losses shall not be allocated pursuant to this Section 6.1(b) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account), instead any such Net Losses shall be allocated to Partners with positive Adjusted Capital Account balances in accordance with their Percentage Interests until such positive Adjusted Capital Accounts are reduced to zero, and thereafter to the General Partner.

          (c)    Net Termination Gains and Losses.    After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.3 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

            (i)    If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

      A.
      First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account; and

      B.
      Second, 100% to all Partners in accordance with their Percentage Interests;

            (ii)   If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

      A.
      First, 100% to all Partners, Pro Rata, until the Capital Account in respect of each Unit then Outstanding has been reduced to zero; and

      B.
      Second, the balance, if any, to the General Partner.

          (d)    Special Allocations.    Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

            (i)    Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

            (ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

            (iii)    Qualified Income Offset.    In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

            (iv)    Gross Income Allocations.    In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

            (v)    Nonrecourse Deductions.    Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

            (vi)    Partner Nonrecourse Deductions.    Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

            (vii)    Nonrecourse Liabilities.    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

            (viii)    Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

            (ix)    Economic Uniformity.    With respect to any taxable period ending upon, or after, the date a Conversion Notice is given by a holder of Class B Units pursuant to Section 5.6, items of Partnership income and gain shall be allocated 100% to each Partner holding such Class B Units until each such Limited Partner has been allocated an amount of Partnership income or gain that increases the Capital Account maintained with respect to each converted Class B Unit to an amount equal to the product of (A) the number of converted Class B Units and (B) the Per Unit Capital Amount for a Common Unit. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying converted Class B Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of Class B Units into Common Units.

            (x)    Curative Allocation.

      A.
      Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(x)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(x)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

      B.
      The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(x)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(x)(A) among the Partners in a manner that is likely to minimize such economic distortions.

            (xi)    Corrective Allocations.    In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

      A.
      In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

      B.
      In making the allocations required under this Section 6.1(d)(xi), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xi).

            (xii)    Priority Allocation.    Each of the Contributing Parties shall be allocated items of income and gain in an amount equal to the amount distributed to each of the Contributing Parties pursuant to the last sentence of Section 6.3(b).

        Section 6.2    Allocations for Tax Purposes.

        (a)   Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

        (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

          (i)    (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (ii)   (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (iii)  The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities, except as otherwise determined by the General Partner with respect to any goodwill in the Partnership.

        (c)   For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

        (d)   The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

        (e)   Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

        (f)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

        (g)   Each item of Partnership income, gain, loss and deduction, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Common Units are then traded on the first Business Day of each month; provided, however, that (i) such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Common Units are then traded on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Common Units are then traded on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

        (h)   Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

        Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

        (a)   Except as described in Section 6.3(b), within 50 days following the end of each Quarter commencing with the Quarter ending on December 31, 2006, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners in accordance with their respective Percentage Interests as of the Record Date selected by the General Partner. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

        (b)   With respect to the distribution for the Quarter ending on December 31, 2006, the amount of Available Cash distributed to the Limited Partners pursuant to Section 6.3(a) shall equal (i) 100% of Available Cash with respect to such Quarter (excluding any Available Cash described in clause (ii)) plus (ii) 100% of Available Cash with respect to the Quarter ending September 30, 2006 multiplied by a fraction of which the numerator is the number of days in the period commencing on the Closing Date and ending on September 30, 2006 and of which the denominator is 91. Of the remaining Available Cash with respect to the Quarter ending September 30, 2006, such amount shall be distributed to the Contributing Parties pro rata in accordance with the number of Common Units and Class B Units issued pursuant to the Contribution Agreement within 50 days of the Quarter ending September 30, 2006.

        (c)   Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

        (d)   The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

        (e)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

        Section 6.4    Special Provisions Relating to the Holders of Class B Units.

        (a)   Except as otherwise provided in the Agreement, the holder of a Class B Unit shall have all of the rights and obligations of a Limited Partner holding Common Units hereunder, including voting rights that are identical to the voting rights of Common Units, and the Class B Units will vote with the Common Units as a single class, so that each Class B Unit will be entitled to one vote on each matter with respect to which each Common Unit is entitled to vote. Immediately upon the conversion of a Class B Unit into a Common Unit pursuant to Section 5.6, the holder of a Class B Unit that has converted into a Common Unit shall possess all of the rights and obligations of a Unitholder holding a Common Unit hereunder; provided, however, that a converted Class B Unit shall remain subject to the provisions of Section 6.1(d)(ix) and Section 6.4(b).

        (b)   The holder of a Class B Unit that has converted into a Common Unit pursuant to Section 5.6 shall not be issued a Common Unit Certificate pursuant to Section 4.1 and shall not be permitted to transfer its converted Class B Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that a converted Class B Unit should have, as a substantive matter, like intrinsic economic and United States federal income tax characteristics, in all material respects, to the intrinsic economic and United States federal income tax characteristics of a Common Unit then Outstanding. In connection with the condition imposed by this Section 6.4(b), the General Partner shall take whatever steps are required to provide economic uniformity to the converted Class B Units in preparation for a transfer of such converted Class B Units, including the application of Section 6.1(d)(ix); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1    Management.

        (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

          (i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

          (ii)   the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

          (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group and the MLP Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members and members of the MLP Group); the repayment or guarantee of obligations of the Partnership Group and the MLP Group and the making of capital contributions to any member of the Partnership Group and the MLP Group;

          (v)   the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

          (vi)  the distribution of Partnership cash;

          (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

          (viii) the maintenance of insurance for the benefit of the Partnership Group and the MLP Group, the Partners and Indemnitees;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member and members of the MLP Group from time to time) subject to the restrictions set forth in Section 2.4;

          (x)   the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

          (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

          (xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;

          (xiv) the undertaking of any action in connection with the Partnership's participation in the management of the MLP through its ownership of the MLP General Partner;

          (xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or a member of the MLP Group or to itself in discharge of its duties as General Partner of the Partnership;

          (xvi) the registering for resale under the Securities Act and applicable state securities laws, the Partnership Securities held by the General Partner or any Affiliate of the General Partner; and

          (xvii) the approval and authorization of any action taken by the MLP General Partner to limit or modify the incentive distribution rights in the MLP held by the MLP General Partner, if the General Partner determines that such limitation or modification does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

        (b)   Notwithstanding any other provision of this Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Underwriting Agreement, the Non-Competition Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

        Section 7.2    Certificate of Limited Partnership.

        The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

        Section 7.3    Restrictions on General Partner's Authority.

        Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership or its Subsidiaries the sale, exchange or other disposition of all or substantially all of the assets of the MLP Group, without the approval of holders of a Unit Majority; provided however that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

        Section 7.4    Reimbursement of the General Partner.

        (a)   Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as general partner or managing member of any Group Member.

        (b)   The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group and the MLP Group (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership Group and the MLP Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group and the

MLP Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

        (c)   The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership Group employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group or the MLP Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest.

        Section 7.5    Outside Activities.

        (a)   After the Closing Date, the General Partner, for so long as it is the general partner of the Partnership (i) agrees that its sole business will be to act as the general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

        (b)   Except as specifically restricted by Section 7.5(a), the Omnibus Agreement or by the Non-Competition Agreement, each Group Member and Indemnitee other than the General Partner shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member or any member of the MLP Group, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member or any member of the MLP Group, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member, any member of the MLP Group or any Partner. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the MLP Agreement or the partnership relationship established hereby or thereby in any business ventures of any Group Member or any Indemnitee.

        (c)   Subject to the terms of Sections 7.5(a) and 7.5(b), the Omnibus Agreement and the Non-Competition Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Group Member or any Indemnitee (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership Group or the members of the MLP Group, and (iii) except as set forth in the Omnibus Agreement or the Non-Competition Agreement, none of the General Partner, any Group Member nor any Indemnitee shall have any obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership, any other Group Member, any member of the MLP Group or any Indemnitee.

        (d)   The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights of a General Partner or Limited Partner, as applicable, relating to such Units or other Partnership Securities acquired by them.

        (e)   The term "Affiliates" when used in Section 7.5(d) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

        (f)    Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

        Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

        (a)   The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees) all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b) only, the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

        (b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner's financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

        Section 7.7    Indemnification.

        (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement or the Non-Competition Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

        (c)   The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        (e)   For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

        (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

        (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (h)   The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.8    Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

        (b)   Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

        (d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

        (a)   Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement or of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units and Class B Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

        (b)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, or any other agreement contemplated hereby or otherwise, then unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in "good faith" for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

        (c)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, "at the option of the General Partner," or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Units, or refrains from voting or transferring its Partnership Units, it shall be acting in its individual capacity.

        (d)   Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

        (e)   Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other

Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

        (f)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

        Section 7.10    Other Matters Concerning the General Partner.

        (a)   The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b)   The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

        (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.

        Section 7.11    Purchase or Sale of Partnership Securities.

        The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities, which shall be held by the Partnership as treasury securities unless they are expressly canceled by action of an appropriate officer of the General Partner. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any of its Affiliates may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for their own account, subject to the provisions of Articles IV and X.

        Section 7.12    Registration Rights of the General Partner and its Affiliates.

        (a)   If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of such Partnership Securities (the "Holder") to dispose of the number of such Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective no later than 120 days after the date of filing of the registration statement and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a) and Section 7.12(b);

and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership or the MLP, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than three months after receipt of the Holder's request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (b)   If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective no later than 120 days after the date of filing of the registration statement and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a "shelf" registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership or the MLP, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than three months after receipt of the Holder's request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of

Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (c)   If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take an action to so include the securities of the Holder once the registration statement is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (d)   If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

        (e)   The provisions of Sections 7.12(a), 7.12(b) and 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.

        (f)    The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

        (g)   Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

        Section 7.13    Reliance by Third Parties.

        Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

        Section 8.1    Records and Accounting.

        The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

        Section 8.2    Fiscal Year.

        The fiscal year of the Partnership shall be a fiscal year ending December 31.

        Section 8.3    Reports.

        (a)   As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be furnished or made available, by any reasonable means (including posting on the Partnership's website), to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

        (b)   As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be furnished or made available, by any reasonable means (including posting on the Partnership's website), to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

        Section 9.1    Tax Returns and Information.

        The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

        Section 9.2    Tax Elections.

        (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the

Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

        (b)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

        Section 9.3    Tax Controversies.

        Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

        Section 9.4    Withholding.

        Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including, without limitation, by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X
ADMISSION OF PARTNERS

        Section 10.1    Admission of Initial Limited Partners.

        (a)   By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 10.1 or the issuance of any Limited Partner Interests in a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership, with or without execution of this Agreement, (ii) shall become bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) shall become the Record Holder of the Limited Partner Interests so transferred, (iv) represents that the transferee has the capacity, power and authority to enter into this Agreement, (v) grants the powers of attorney set forth in this Agreement and (vi) makes the consents and waivers contained in this Agreement. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited

Partner Interest. The rights and obligations of a Person who is a Non citizen Assignee shall be determined in accordance with Section 4.8 hereof.

        (b)   The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1 hereof.

        (c)   Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

        Section 10.2    Admission of Successor General Partner.

        A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of such General Partner's General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Partnership without dissolution.

        Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.

        To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

        Section 11.1    Withdrawal of the General Partner.

        (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal"):

          (i)    the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

          (ii)   the General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

          (iii)  the General Partner is removed pursuant to Section 11.2;

          (iv)  the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

          (v)   a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

          (vi)  (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

        If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

        (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Standard Time, on September 30, 2016, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units and Class B Units (excluding Common Units and Class B Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated or taxed as such); (ii) at any time after 12:00 midnight, Central Standard Time, on September 30, 2016, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

        Section 11.2    Removal of the General Partner.

        The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of Outstanding Units (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

        Section 11.3    Interest of Departing General Partner and Successor General Partner.

        (a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing General Partner shall have the option exercisable prior to the effective date of the departure of such Departing General Partner to require its successor to purchase (x) its General Partner Interest and (y) its general partner interest (or equivalent interest), if any, in the other Group Members ((x) and (y) collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure or, if there is not agreement as to the fair market value of such Combined Interest at the effective date of departure, within ten (10) days after such fair market value is determined pursuant to this Section 11.3(a). If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest of the Departing General Partner for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner for the benefit of the Partnership or the other Group Members.

        For purposes of this Section 11.3(a), the fair market value of a Departing General Partner's Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General

Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted for trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

        (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if such General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

        Section 11.4    Withdrawal of Limited Partners.

        No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

        Section 12.1    Dissolution.

        The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

        (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

        (b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

        (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

        (d)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

        Section 12.2    Continuation of the Business of the Partnership After Dissolution.

        Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the Partnership on the same terms and conditions set forth in this Agreement by appointing as a the successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

          (i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

          (ii)   if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii)  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor the MLP would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

        Section 12.3    Liquidator.

        Upon dissolution of the Partnership, unless the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

        Section 12.4    Liquidation.

        The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

        (a)   Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

        (b)   Discharge of Liabilities. Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

        (c)   Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

        Section 12.5    Cancellation of Certificate of Limited Partnership.

        Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

        Section 12.6    Return of Contributions.

        The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

        Section 12.7    Waiver of Partition.

        To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

        Section 12.8    Capital Account Restoration.

        No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

        Section 13.1    Amendments to be Adopted Solely by the General Partner.

        Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b)   the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

        (c)   a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

        (d)   a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.7 or (iv) to be required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (e)   a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (g)   an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.5;

        (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

        (i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

        (j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

        (k)   an amendment effected, necessitated or contemplated by an amendment to the MLP Agreement that requires MLP unitholders to provide a statement, certificate or other proof of evidence to the MLP regarding whether such unitholder is subject to United States federal income tax on the income generated by the MLP;

        (l)    a merger or conveyance pursuant to Section 14.3(d); or

        (m)  any other amendments substantially similar to the foregoing.

        Section 13.2    Amendment Procedures.

        Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

        Section 13.3    Amendment Requirements.

        (a)   Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

        (b)   Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the General Partner or any of its Affiliates without the General Partner consent, which consent may be given or withheld at its option.

        (c)   Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that on its terms would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

        (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

        (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

        Section 13.4    Special Meetings.

        All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

        Section 13.5    Notice of a Meeting.

        Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

        Section 13.6    Record Date.

        For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day immediately preceding the day on which notice is given, and (b) the Record Date for determining the

Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

        Section 13.7    Adjournment.

        When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

        Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.

        The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present, either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting

        Section 13.9    Quorum.

        The holders of a majority of the Outstanding Partnership Securities of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

        Section 13.10    Conduct of a Meeting.

        The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals, proxies and votes in writing.

        Section 13.11    Action Without a Meeting.

        If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

        Section 13.12    Voting and Other Rights.

        (a)   Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

        (b)   With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION

        Section 14.1    Authority.

        The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") or a written plan of conversion ("Plan of Conversion"), as the case may be, in accordance with this Article XIV.

        Section 14.2    Procedure for Merger, Consolidation or Conversion.

        (a)   Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

        (b)   If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

          (i)    the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

          (ii)   the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

          (iii)  the terms and conditions of the proposed merger or consolidation;

          (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

          (v)   a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

          (vi)  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

          (vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

        (c)   If the General Partner shall determine to consent to the conversion, the General Partner may approve and adopt a Plan of Conversion containing such terms and conditions that the General Partner determines to be necessary or appropriate.

        Section 14.3    Approval by Limited Partners.

        (a)   Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.

        (b)   Except as provided in Section 14.3(d), the Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement. The holders of Class B Units shall not be entitled to a separate class vote regarding the Merger Agreement or Plan of Conversion, as applicable, unless the consideration received by a Class B Unit would be less than the consideration received in respect of a Common Unit.

        (c)   Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

        (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership or the MLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

        (e)   Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes, (ii) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Outstanding Unit immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Units to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Outstanding Units immediately prior to the effective date of such merger or consolidation.

        Section 14.4    Certificate of Merger.

        (a)   Upon the required approval, if any, by the General Partner and the Unitholders of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

        (b)   At the effective time of the certificate of merger:

          (i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

          (ii)   the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

        (c)   At the effective time of the certificate of conversion:

          (i)    the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

          (ii)   all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

          (iii)  all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

          (iv)  all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

          (v)   a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

          (vi)  the Partnership Securities that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

        (d)   A merger, consolidation or conversion effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

        Section 14.5    Amendment of Partnership Agreement.

        Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with Section 17-211(b) of the Delaware Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

        Section 15.1    Right to Acquire Limited Partner Interests.

        (a)   Notwithstanding any other provision of this Agreement, if at any time less than 20% of the total Limited Partner Interests of any class then Outstanding is held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15 is mailed and (y) the highest price paid by a General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported on the Over the Counter Bulletin Board or any other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        (b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

        (c)   At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI
GENERAL PROVISIONS

        Section 16.1    Addresses and Notices.

        Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

        Section 16.2    Further Action.

        The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

        Section 16.3    Binding Effect.

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

        Section 16.4    Integration.

        This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 16.5    Creditors.

        None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

        Section 16.6    Waiver.

        No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 16.7    Counterparts.

        This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest pursuant to Section 10.1(a) without execution hereof.

        Section 16.8    Applicable Law.

        This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

        Section 16.9    Invalidity of Provisions.

        If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

        Section 16.10    Consent of Partners.

        Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

        Section 16.11    Facsimile Signatures.

        The use of facsimile signatures affixed in the name and on behalf of the transfer agent and Registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
HILAND PARTNERS GP HOLDINGS, LLC
By:	Randy Moeder President and Chief Executive Officer

LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner or without execution hereof pursuant to Section 10.1(a) of this Agreement.
By:	HILAND PARTNERS GP HOLDINGS, LLC
General Partner, as attorney-in-fact for the Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6 of this Agreement.
By:	Randy Moeder President and Chief Executive Officer

Signature Page to Hiland Holdings GP, LP
Amended & Restated Agreement of Limited Partnership

SCHEDULE 1

Initial Limited Partners

Continental Gas Holdings, Inc.

Equity Financial Services, Inc.

Harold Hamm DST Trust

Ken Maples

Randy Moeder

7,000,000 Common Units

Representing Limited Partner Interests

PROSPECTUS
                                , 2006

Sole Book-Running Manager

LEHMAN BROTHERS

Joint Lead Manager

A.G. EDWARDS

Co-Managers

WACHOVIA SECURITIES
RAYMOND JAMES
RBC CAPITAL MARKETS
SANDERS MORRIS HARRIS

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee, the amounts set forth below are estimates.

SEC registration fee	$22,482
NASD filing fee	21,511
Printing and engraving expenses	400,000
Fees and expenses of legal counsel	700,000
Accounting fees and expenses	250,000
Transfer agent and registrar fees	5,000
Nasdaq National Market listing fee	100,000
Miscellaneous	1,007

Total	1,500,000

*
To be provided by amendment.

Item 14.    Indemnification of Officers and Members of Our Board of Directors.

        The section of the prospectus entitled "Material Provisions of the Partnership Agreement of Hiland Holdings GP, LP—Indemnification" discloses that we will generally indemnify our general partner, officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to Section 7 of the Underwriting Agreement to be filed as an exhibit to this registration statement in which we and our general partner will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

        To the extent that the indemnification provisions of our partnership agreement purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities

        The following is a summary of our transactions during the past three years involving issuances of our securities that were not registered under the Securities Act:

        On May 10, 2006 in connection with our initial formation, we issued a 99.999% limited partnership interest to Continental Gas Holdings, Inc. and a 0.001% general partner interest to our general partner in exchange for $999.99 and $0.01, respectively. In so doing, we relied on the exemption from registration provided by Section 4(2) of the Securities Act.

        In connection with this offering, we and the Contributing Parties have entered into a Contribution Agreement, dated May 24, 2006, pursuant to which, at the closing of this offering, the Contributing

Parties will contribute to us all of the membership interests in Hiland Partners GP, LLC (which owns the incentive distribution rights and 761,714 common units in Hiland Partners) and an additional 539,757 common units and 4,080,000 subordinated units of Hiland Partners. As consideration for this contribution and in accordance with the terms of the Contribution Agreement, we will distribute to the Contributing Parties substantially all of the proceeds we receive from this offering that are not used to retire outstanding debt of the general partner of Hiland Partners and will issue an aggregate of 14,600,000 common units and Class B units in us. This transaction will be exempt from the provisions of Section 5 of the Securities Act pursuant to Section 4(2) of the Securities Act.

Item 16.    Exhibits.

        The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
1.1**	—Form of Underwriting Agreement
2.1**
—Contribution Agreement among Hiland Holdings GP, LP, Hiland Partners GP Holdings, LLC, Hiland Partners GP, Inc., Continental Gas Holdings, Inc., HHGP Holding, LLC, Harold Hamm DST Trust, Harold Hamm HJ Trust, Randy Moeder, Equity Financial Services, Inc. and Ken Maples dated May 24, 2006.
2.2
Acquisition Agreement by and among Hiland Operating, LLC, Hiland Partners, LLC and the members of Hiland Partners, LLC dated as of September 1, 2005 (incorporated by reference to Exhibit 2.1 of Hiland Partners, LP's Form 8-K filed on September 29, 2005)
2.3*
Amendment No. 1 dated September 12, 2006 to Contribution Agreement among Hiland Holdings GP, LP, Hiland Partners GP Holdings, LLC, Hiland Partners GP, Inc., Continental Gas Holdings, Inc., HHGP Holding, LLC, Harold Hamm DST Trust, Harold Hamm HJ Trust, Randy Moeder, Equity Financial Services, Inc. and Ken Maples dated May 24, 2006.
3.1**	—Certificate of Limited Partnership of Hiland Holdings GP, LP
3.2**	—Form of Amended and Restated Agreement of Limited Partnership of Hiland Holdings GP, LP (included as Appendix B to the Prospectus)
3.3**	—Certificate of Formation of Hiland Partners GP Holdings, LLC
3.4**	—Form of Amended and Restated Limited Liability Company Agreement of Hiland Partners GP Holdings, LLC
4.1**	—Specimen Unit Certificate for the Common Units
5.1**	—Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1**	—Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1
—Credit Agreement dated as of February 15, 2005 among Hiland Operating, LLC and MidFirst Bank (incorporated by reference to exhibit 10.1 of Hiland Partners, LP's annual report on Form 10-K filed on March 30, 2005)
10.2+	—Hiland Partners, LP Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 of Hiland Partners, LP's Registration Statement on Form S-1 (File No. 333-119908))

10.3
—Compression Services Agreement, effective as of January 28, 2005, by and among Hiland Partners, LP and Continental Resources, Inc. (incorporated by reference to exhibit 10.3 of Hiland Partners, LP's annual report on Form 10-K filed on March 30, 2005)
10.4**	—Gas Purchase Contract between Continental Resources, Inc. and Continental Gas, Inc. dated as of August 1, 1999
10.5†
Gas Purchase Contract between Chesapeake Energy Marketing, Inc. and Continental Gas, Inc. (incorporated by reference to Exhibit 10.5 of Hiland Partners, LP's Registration Statement or Form S-1 (File No. 333-119908))
10.6†
—Gas Purchase Contract between Magic Circle Energy Corporation and Magic Circle Gas (incorporated by reference to Exhibit 10.6 of Hiland Partners, LP's Registration Statement on Form S-1 (File No. 333-119908))
10.7†
—Gas Purchase Contract between Range Resources Corporation and Continental Gas, Inc. (incorporated by reference to Exhibit 10.7 of Hiland Partners, LP's Registration Statement on Form S-1 (File No. 333-119908))
10.8+	—Form of Unit Option Grant (incorporated by reference to Exhibit 10.9 of Hiland Partners, LP's Registration Statement on Form S-1 (File No. 333-119908))
10.9
—Omnibus Agreement among Continental Resources, Inc., Hiland Partners, LLC, Harold Hamm, Hiland Partners GP, LLC, Continental Gas Holdings, Inc., and Hiland Partners, LP effective as of February 15, 2005 (incorporated by reference to exhibit 10.10 of Hiland Partners, LP's annual report on Form 10-K filed on March 30, 2005)
10.10+	—Director's Compensation Summary (incorporated by reference to exhibit 10.11 of Hiland Partners, LP's annual report on Form 10-K filed on March 30, 2005)
10.11+	—Form of Restricted Unit Grant Agreement (incorporated by reference to exhibit 10.1 of Hiland Partners, LP's Form 8-K filed on November 14, 2005)
10.12
—First Amendment, dated as of September 26, 2005 to Credit Agreement dated as of February 15, 2005 among Hiland Operating, LLC and the lenders thereto (incorporated by reference to exhibit 10.1 of Hiland Partners, LP's Form 8-K filed on September 29, 2005)
10.13
—Gas Purchase Agreement among Hiland Partners, LP and Continental Resources, Inc. dated November 8, 2005 (incorporated by reference to exhibit 10.1 of Hiland Partners, LP's form 8-K filed on November 10, 2005)
10.14+**	—Form of Hiland Holdings GP, LP Long-Term Incentive Plan
10.15**	—Credit Agreement dated as of May 1, 2006 between Hiland Partners GP, LLC and Midfirst Bank
10.16
Unit Purchase Agreement dated May 1, 2006 by and between Hiland Partners, LP and Hiland Partners GP, LLC (incorporated by reference to Exhibit 10.1 of Hiland Partners, LP's Form 8-K filed on May 3, 2005)
10.17
Asset Purchase Agreement dated March 30, 2006 by and between Hiland Operating, LLC and Energy Gas Gathering, L.L.C. (incorporated by reference to Exhibit 10.2 of Hiland Partners, LP's Form 8-K filed on May 3, 2005)

10.18
Second Amendment, dated as of June 8, 2006, to Credit Agreement dated as of February 15, 2005 among Hiland Operating, LLC and the lenders thereto (incorporated by reference to Exhibit 10.1 of Hiland Partners, LP's Form 8-K filed on June 13, 2006)
10.19+**	Form of Restricted Unit Grant Agreement of Hiland Holdings GP, LP
10.20+**	Form of Unit Option Grant Agreement of Hiland Holdings GP, LP
10.21+**	Form of Phantom Unit Grant Agreement of Hiland Holdings GP, LP
10.22**	Form of Non-Competition Agreement
10.23**	Form of Hiland Holdings GP, LP Credit Facility
21.1**	—List of Subsidiaries of Hiland Holdings GP, LP
23.1*	—Consent of Grant Thornton L.L.P.
23.2**	—Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.3**	—Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23.4**	Consent of Nominee for Director
23.5**	Consent of Nominee for Director
23.6**	Consent of Nominee for Director
23.7**	Consent of Nominee for Director
23.8**	Consent of Nominee for Director
23.9**	Consent of Nominee for Director
24.1**	—Powers of Attorney

*
Filed herewith.

**
Previously filed.

+
Denotes a management contract or compensatory plan or arrangement.

†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2)   For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with Hiland Partners GP Holdings, LLC, our general partner, or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Hiland Partners GP Holdings, LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Enid, State of Oklahoma, on September 12, 2006.

HILAND HOLDINGS GP, LP
By:	HILAND PARTNERS GP HOLDINGS, LLC, its general partner
By:	/s/ RANDY MOEDER
Name:	Randy Moeder
Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ RANDY MOEDER Randy Moeder	President and Chief Executive Officer (Principal Executive Officer)	September 12, 2006
* Ken Maples	Vice President, Chief Financial Officer and Treasurer (Principal Accounting Officer)	September 12, 2006
* Harold Hamm	Chairman of the Board of Directors	September 12, 2006

*By:	/s/ RANDY MOEDER Randy Moeder, as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1**	—Form of Underwriting Agreement
2.1**
—Contribution Agreement among Hiland Holdings GP, LP, Hiland Partners GP Holdings, LLC, Hiland Partners GP, Inc., Continental Gas Holdings, Inc., HHGP Holding, LLC, Harold Hamm DST Trust, Harold Hamm HJ Trust, Randy Moeder, Equity Financial Services, Inc. and Ken Maples dated May 24, 2006.
2.2
Acquisition Agreement by and among Hiland Operating, LLC, Hiland Partners, LLC and the members of Hiland Partners, LLC dated as of September 1, 2005 (incorporated by reference to Exhibit 2.1 of Hiland Partners, LP's Form 8-K filed on September 29, 2005)
2.3*
Amendment No. 1 dated September 12, 2006 to Contribution Agreement among Hiland Holdings GP, LP, Hiland Partners GP Holdings, LLC, Hiland Partners GP, Inc., Continental Gas Holdings, Inc., HHGP Holding, LLC, Harold Hamm DST Trust, Harold Hamm HJ Trust, Randy Moeder, Equity Financial Services, Inc. and Ken Maples dated May 24, 2006.
3.1**	—Certificate of Limited Partnership of Hiland Holdings GP, LP
3.2**	—Form of Amended and Restated Agreement of Limited Partnership of Hiland Holdings GP, LP (included as Appendix B to the Prospectus)
3.3**	—Certificate of Formation of Hiland Partners GP Holdings, LLC
3.4**	—Form of Amended and Restated Limited Liability Company Agreement of Hiland Partners GP Holdings, LLC
4.1**	—Specimen Unit Certificate for the Common Units
5.1**	—Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1**	—Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1
—Credit Agreement dated as of February 15, 2005 among Hiland Operating, LLC and MidFirst Bank (incorporated by reference to exhibit 10.1 of Hiland Partners, LP's annual report on Form 10-K filed on March 30, 2005)
10.2+	—Hiland Partners, LP Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 of Hiland Partners, LP's Registration Statement on Form S-1 (File No. 333-119908))
10.3
—Compression Services Agreement, effective as of January 28, 2005, by and among Hiland Partners, LP and Continental Resources, Inc. (incorporated by reference to exhibit 10.3 of Hiland Partners, LP's annual report on Form 10-K filed on March 30, 2005)
10.4**	—Gas Purchase Contract between Continental Resources, Inc. and Continental Gas, Inc. dated as of August 1, 1999
10.5†
Gas Purchase Contract between Chesapeake Energy Marketing, Inc. and Continental Gas, Inc. (incorporated by reference to Exhibit 10.5 of Hiland Partners, LP's Registration Statement or Form S-1 (File No. 333-119908))

10.6†
—Gas Purchase Contract between Magic Circle Energy Corporation and Magic Circle Gas (incorporated by reference to Exhibit 10.6 of Hiland Partners, LP's Registration Statement on Form S-1 (File No. 333-119908))
10.7†
—Gas Purchase Contract between Range Resources Corporation and Continental Gas, Inc. (incorporated by reference to Exhibit 10.7 of Hiland Partners, LP's Registration Statement on Form S-1 (File No. 333-119908))
10.8+	—Form of Unit Option Grant (incorporated by reference to Exhibit 10.9 of Hiland Partners, LP's Registration Statement on Form S-1 (File No. 333-119908))
10.9
—Omnibus Agreement among Continental Resources, Inc., Hiland Partners, LLC, Harold Hamm, Hiland Partners GP, LLC, Continental Gas Holdings, Inc., and Hiland Partners, LP effective as of February 15, 2005 (incorporated by reference to exhibit 10.10 of Hiland Partners, LP's annual report on Form 10-K filed on March 30, 2005)
10.10+	—Director's Compensation Summary (incorporated by reference to exhibit 10.11 of Hiland Partners, LP's annual report on Form 10-K filed on March 30, 2005)
10.11+	—Form of Restricted Unit Grant Agreement (incorporated by reference to exhibit 10.1 of Hiland Partners, LP's Form 8-K filed on November 14, 2005)
10.12
—First Amendment, dated as of September 26, 2005 to Credit Agreement dated as of February 15, 2005 among Hiland Operating, LLC and the lenders thereto (incorporated by reference to exhibit 10.1 of Hiland Partners, LP's Form 8-K filed on September 29, 2005)
10.13
—Gas Purchase Agreement among Hiland Partners, LP and Continental Resources, Inc. dated November 8, 2005 (incorporated by reference to exhibit 10.1 of Hiland Partners, LP's form 8-K filed on November 10, 2005)
10.14+**	—Form of Hiland Holdings GP, LP Long-Term Incentive Plan
10.15**	—Credit Agreement dated as of May 1, 2006 between Hiland Partners GP, LLC and Midfirst Bank
10.16
Unit Purchase Agreement dated May 1, 2006 by and between Hiland Partners, LP and Hiland Partners GP, LLC (incorporated by reference to Exhibit 10.1 of Hiland Partners, LP's Form 8-K filed on May 3, 2005)
10.17
Asset Purchase Agreement dated March 30, 2006 by and between Hiland Operating, LLC and Energy Gas Gathering, L.L.C. (incorporated by reference to Exhibit 10.2 of Hiland Partners, LP's Form 8-K filed on May 3, 2005)
10.18
Second Amendment, dated as of June 8, 2006, to Credit Agreement dated as of February 15, 2005 among Hiland Operating, LLC and the lenders thereto (incorporated by reference to Exhibit 10.1 of Hiland Partners, LP's Form 8-K filed on June 13, 2006)
10.19+**	Form of Restricted Unit Grant Agreement of Hiland Holdings GP, LP
10.20+**	Form of Unit Option Grant Agreement of Hiland Holdings GP, LP
10.21+**	Form of Phantom Unit Grant Agreement of Hiland Holdings GP, LP
10.22**	Form of Non-Competition Agreement
10.23**	Form of Hiland Holdings GP, LP Credit Facility

21.1**	—List of Subsidiaries of Hiland Holdings GP, LP
23.1*	—Consent of Grant Thornton L.L.P.
23.2**	—Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.3**	—Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23.4**	Consent of Nominee for Director
23.5**	Consent of Nominee for Director
23.6**	Consent of Nominee for Director
23.7**	Consent of Nominee for Director
23.8**	Consent of Nominee for Director
23.9**	Consent of Nominee for Director
24.1**	—Powers of Attorney

*
Filed herewith.

**
Previously filed.

+
Denotes a management contract or compensatory plan or arrangement.

†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment.